As filed with the Securities and Exchange Commission on March 17, 2020

Registration No. 333-235757

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

First Horizon National Corporation
(Exact name of Registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	62-0803242 (I.R.S. Employer Identification No.)

165 Madison Avenue
Memphis, Tennessee 38103
(901) 523-4444
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel and Corporate Secretary
First Horizon National Corporation
165 Madison Avenue
Memphis, Tennessee 38103
Phone: (901) 523-4444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

H. Rodgin Cohen Mitchell S. Eitel Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Robert B. Worley, Jr. Executive Vice President and General Counsel IBERIABANK Corporation 200 West Congress Street Lafayette, Louisiana 70501 (337) 521-4003	Lee Meyerson Sebastian Tiller Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company ☐		Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

(Cover continued on next page)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 17, 2020

To the shareholders of First Horizon National Corporation and IBERIABANK Corporation

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On November 3, 2019, First Horizon National Corporation (“First Horizon”) and IBERIABANK Corporation (“IBKC”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), pursuant to which First Horizon and IBKC have agreed to combine their respective businesses in a merger of equals. Under the merger agreement, IBKC will merge with and into First Horizon (the “merger”), with First Horizon as the surviving entity (the “combined company” or “First Horizon,” as the case may be). Following the completion of the merger, IBERIABANK, a subsidiary of IBKC, will merge with and into First Horizon Bank, a subsidiary of First Horizon, with First Horizon Bank as the surviving bank (the “bank merger”). The merger will bring together two companies with complementary franchises to create one of the largest financial services companies headquartered in the South and one of the top 25 banks in the United States based on deposits.

In the merger, holders of IBKC common stock will receive 4.584 shares (the “exchange ratio” and such shares, the “merger consideration”) of First Horizon common stock for each share of IBKC common stock they own. Holders of First Horizon common stock will continue to own their existing shares of First Horizon common stock. Based on the closing price of First Horizon’s common stock on the New York Stock Exchange (“NYSE”) on November 1, 2019, the last trading day before public announcement of the merger, the exchange ratio represented approximately $74.76 in value for each share of IBKC common stock, representing merger consideration of approximately $3.9 billion on an aggregate basis. Based on First Horizon’s closing price on [  ], 2020 of $[  ], the exchange ratio represented approximately $[  ] in value for each share of IBKC common stock, representing merger consideration of approximately $[  ] on an aggregate basis. The value of the First Horizon common stock at the time of completion of the merger could be greater than, less than or the same as the value of First Horizon common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of First Horizon common stock (trading symbol “FHN”) and IBKC common stock (trading symbol “IBKC”).

In addition, each share of IBKC preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of an applicable newly issued series of rollover First Horizon preferred stock with terms that are the same as the terms of the applicable series of outstanding IBKC preferred stock. Likewise, following the completion of the merger, each outstanding IBKC depositary share representing a 1/400th interest in a share of the applicable series of IBKC preferred stock will become a First Horizon depositary share and will represent a 1/400th interest in a share of the applicable series of rollover First Horizon preferred stock. The IBKC depositary shares representing a 1/400th interest in a share of IBKC series B preferred stock, IBKC series C preferred stock and IBKC series D preferred stock are currently listed on the The NASDAQ Stock Market LLC under the symbol “IBKCP,” “IBKCO,” and “IBKCN,” respectively. The First Horizon depositary shares representing a 1/400th interest in a share of rollover First Horizon series B preferred stock, First Horizon series C preferred stock and First Horizon series D preferred stock are expected to be listed on the NYSE upon completion of the merger.

We expect the merger will qualify as a reorganization for federal income tax purposes. Accordingly, holders of IBKC common stock or IBKC preferred stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of IBKC common stock or IBKC preferred stock, as applicable, for First Horizon common stock or rollover First Horizon preferred stock, as applicable, in the merger, except with respect to any cash received by such holders.

Based on the current number of shares of IBKC common stock outstanding or reserved for issuance, First Horizon expects to issue approximately 244 million shares of First Horizon common stock to holders of IBKC common stock in the aggregate in the merger. Following the completion of the merger, we estimate that former holders of IBKC common stock will own approximately 44% and former holders of First Horizon common stock will own approximately 56% of the common stock of the combined company. At the effective time, each outstanding IBKC depositary share (other than IBKC depositary shares in respect of dissenting shares of IBKC preferred stock) will become a rollover First Horizon depositary share and will represent a 1/400th interest in a share of the applicable series of rollover First Horizon preferred stock, which will have terms that are the same as the terms of the applicable series of outstanding IBKC preferred stock. At the effective time, there will be 3,200,000 depositary shares of newly created First Horizon series B preferred stock (each representing an 1/400 interest in one (1) of the 8,000 newly created underlying shares of First Horizon series B preferred stock), 2,300,000 depositary shares of newly created First Horizon series C preferred stock (each representing an 1/400 interest in one (1) of the 5,750 newly created underlying shares of First Horizon series C preferred stock) and 4,000,000 depositary shares of newly created First Horizon series D preferred stock (each representing an 1/400 interest in one (1) of the 10,000 newly created underlying shares of First Horizon series D preferred stock).

First Horizon and IBKC will each hold a special meeting of our respective shareholders in connection with the merger. At our respective special meetings, in addition to other business, First Horizon will ask holders of its common stock and IBKC will ask holders of its common stock to approve the merger. Information about these meetings and the merger is contained in this document. In particular, see “Risk Factors” beginning on page 43. We urge you to read this document carefully and in its entirety.

Holders of IBKC preferred stock and holders of depositary shares representing interests in the shares of the applicable series of IBKC preferred stock are not entitled to and are not requested to vote at the IBKC special meeting. Holders of First Horizon preferred stock and holders of depositary shares representing interests in the shares of First Horizon preferred stock are not entitled to and are not requested to vote at the First Horizon special meeting.

The special meeting of holders of IBKC common stock will be held on April 24, 2020 at IBERIABANK, 601 Poydras Street, 20th Floor, New Orleans, Louisiana 70130, at 10:00 AM, local time. The special meeting of holders of First Horizon common stock will be held on April 24, 2020 at First Horizon Building M-Level Auditorium 165 Madison Avenue Memphis, TN 38103, at 10:00 AM, local time.

Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote your shares of common stock, it will have the same effect as voting “AGAINST” the merger.

Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about First Horizon and IBKC and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 43 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about First Horizon and IBKC from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.

D. Bryan Jordan Chairman of the Board, President and Chief Executive Officer First Horizon National Corporation	Daryl G. Byrd President and Chief Executive Officer IBERIABANK Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either First Horizon or IBKC, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The accompanying joint proxy statement/prospectus is dated [  ], 2020, and is first being mailed to holders of First Horizon common stock and First Horizon preferred stock and holders of IBKC common stock and IBKC preferred stock on or about [  ], 2020.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about First Horizon and IBKC from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:

if you are a First Horizon shareholder: First Horizon National Corporation 165 Madison Avenue Memphis, Tennessee 38103 Attn: Clyde A. Billings, Jr. (901) 523-4444	if you are a IBKC shareholder: IBERIABANK Corporation 200 West Congress Street Lafayette, Louisiana 70501 Attn: Robert B. Worley, Jr., Secretary (337) 521-4003

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of First Horizon common stock requesting documents must do so by April 17, 2020, in order to receive them before the First Horizon special meeting, and holders of IBKC common stock requesting documents must do so by April 17, 2020, in order to receive them before the IBKC special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [  ], 2020, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to holders of First Horizon common stock or holders of IBKC common stock, nor the issuance by First Horizon of shares of First Horizon common stock or First Horizon preferred stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding IBKC has been provided by IBKC and information contained in, or incorporated by reference into, this document regarding First Horizon has been provided by First Horizon.

See “Where You Can Find More Information” beginning on page 222 of the accompanying joint proxy statement/prospectus for further information.

First Horizon National Corporation
165 Madison Avenue
Memphis, Tennessee 38103

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To First Horizon Shareholders:

On November 3, 2019, First Horizon National Corporation (“First Horizon”) and IBERIABANK Corporation (“IBKC”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of First Horizon common stock (the “First Horizon special meeting”) will be held on April 24, 2020 at 10:00 AM, local time at First Horizon Building M-Level Auditorium 165 Madison Avenue Memphis, TN 38103. We are pleased to notify you of and invite you to the First Horizon special meeting.

At the First Horizon special meeting you will be asked to vote on the following matters:

•	Proposal to approve the merger agreement (the “First Horizon merger proposal”).
•

Proposal to approve the amendment of the restated charter of First Horizon (the “First Horizon charter”) to effect an increase in the number of authorized shares of First Horizon common stock from 400,000,000 to 700,000,000 (the “First Horizon charter amendment proposal”).

•

Proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid by First Horizon to its named executive officers in connection with the merger (the “First Horizon compensation proposal”).

•

Proposal to adjourn the First Horizon special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the First Horizon merger proposal and/or the First Horizon charter amendment proposal, or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of First Horizon common stock (the “First Horizon adjournment proposal”).

The board of directors of First Horizon has fixed the close of business on February 24, 2020 as the record date for the First Horizon special meeting. Only holders of record of First Horizon common stock and First Horizon preferred stock as of the close of business on the record date for the First Horizon special meeting are entitled to notice of the First Horizon special meeting or any adjournment or postponement thereof. Only holders of record of First Horizon common stock will be entitled to vote at the First Horizon special meeting or any adjournment or postponement thereof.

First Horizon has determined that holders of First Horizon common stock are not entitled to dissenters’ rights with respect to the proposed merger under Title 48 of Chapter 23 of the Tennessee Business Corporation Act.

The First Horizon board of directors unanimously recommends that holders of First Horizon common stock vote “FOR” the First Horizon merger proposal, “FOR” the First Horizon charter amendment proposal, “FOR” the First Horizon compensation proposal and “FOR” the First Horizon adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of First Horizon common stock approve the merger agreement and the First Horizon charter amendment proposal. The affirmative vote of a majority of all the votes entitled to be cast on the merger agreement by the holders of First Horizon common stock is required to approve the First Horizon merger proposal. The affirmative vote of a majority of the votes cast on the First Horizon charter amendment proposal by the holders of First Horizon common stock is required to approve the First Horizon charter amendment proposal.

Whether or not you plan to attend the First Horizon special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

D. Bryan Jordan
Chairman of the Board,
President and Chief Executive Officer

[  ], 2020

IBERIABANK Corporation
200 West Congress Street
Lafayette, Louisiana 70501

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To IBKC Shareholders:

On November 3, 2019, First Horizon National Corporation (“First Horizon”) and IBERIABANK Corporation (“IBKC”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of IBKC common stock (the “IBKC special meeting”) will be held on April 24, 2020 at 10:00 AM, local time at IBERIABANK, 601 Poydras Street, 20th Floor, New Orleans, Louisiana 70130. We are pleased to notify you of and invite you to the IBKC special meeting.

At the IBKC special meeting, holders of IBKC common stock will be asked to vote on the following matters:

•	Proposal to approve the merger agreement (the “IBKC merger proposal”).
•

Proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid by IBKC to its named executive officers in connection with the merger (the “IBKC compensation proposal”).

•

Proposal to adjourn the IBKC special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the IBKC merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of IBKC common stock (the “IBKC adjournment proposal”).

The board of directors of IBKC has fixed the close of business on February 24, 2020 as the record date for the IBKC special meeting. Only holders of record of IBKC common stock and IBKC preferred stock as of the close of business on the record date for the IBKC special meeting are entitled to notice of the IBKC special meeting or any adjournment or postponement thereof. Only holders of record of IBKC common stock will be entitled to vote at the IBKC special meeting or any adjournment or postponement thereof.

IBKC has determined that holders of IBKC common stock are not entitled to appraisal rights with respect to the proposed merger under Section 12:1-1302 of the Louisiana Business Corporation Act (“LBCA”).

Holders of IBKC preferred stock are entitled to exercise appraisal rights in connection with the merger, provided the proper procedures of Part 13 of the LBCA are followed. A copy of Part 13 of the LBCA is attached as Annex E to the accompanying joint proxy statement/prospectus.

Holders of IBKC preferred stock have appraisal rights under the LBCA in connection with the proposed merger. Because appraisal rights are available to preferred shareholders, the following notice of such rights is required under Part 13 of the LBCA:

Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to assert appraisal rights, a shareholder is required by law: (1) to deliver to the corporation, before the vote is taken on the action described in this notice, a written notice of the shareholder’s intent to demand appraisal if the corporate action proposed in this notice takes effect, and (2) not to vote, or cause or permit to be voted, in favor of the proposed corporate action any shares of the class or series for which the shareholder intends to assert appraisal rights. If a shareholder complies with those requirements, and the action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights.

The IBKC board of directors unanimously recommends that holders of IBKC common stock vote “FOR” the IBKC merger proposal, “FOR” the IBKC compensation proposal and “FOR” the IBKC adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of IBKC common stock approve the merger agreement. The affirmative vote of a majority of all the votes entitled to be cast on the merger agreement by the holders of IBKC common stock is required to approve the IBKC merger proposal.

Whether or not you plan to attend the IBKC special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

Daryl G. Byrd
President and Chief Executive Officer

[  ], 2020

i

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the First Horizon special meeting or the IBKC special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the First Horizon special meeting or the IBKC special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 222.

In this joint proxy statement/prospectus, unless the context otherwise requires:

•	“First Horizon” refers to First Horizon National Corporation;
•

“First Horizon charter amendment” refers to the proposed amendment of the First Horizon charter to effect an increase in the number of authorized shares of First Horizon common stock from 400,000,000 to 700,000,000;

•	“First Horizon common stock” refers to the common stock of First Horizon, par value $0.625 per share;
•	“First Horizon preferred stock” refers to the perpetual preferred stock, Series A, no par value, of First Horizon;
•	“IBKC” refers to IBERIABANK Corporation;
•	“IBKC common stock” refers to the common stock of IBKC, par value $1.00 per share;
•	“IBKC depositary shares” refers to the depositary shares each representing a 1/400th interest in a share of the applicable series of IBKC preferred stock;
•	“IBKC preferred stock” refers to, collectively, IBKC series B preferred stock, IBKC series C preferred stock and IBKC series D preferred stock;
•

“IBKC series B preferred stock” refers to the 6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00, of IBKC; “IBKC series C preferred stock” refers to the 6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred stock, Series C, par value $1.00, of IBKC; “IBKC series D preferred stock” refers to the 6.100% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, series D, par value $1.00, of IBKC;

•

“rollover First Horizon preferred stock” refers to all of the following: “First Horizon series B preferred stock,” the perpetual preferred stock, series B, no par value, of First Horizon; “First Horizon series C preferred stock,” the perpetual preferred stock, series B, no par value, of First Horizon; and “First Horizon series D preferred stock,” the perpetual preferred stock, series D, no par value, of First Horizon;

•	“rollover First Horizon depositary shares” refers to the depositary shares each representing a 1/400th interest in a share of the applicable series of rollover First Horizon preferred stock and
•	“shareholders” or “holders” refers to holders of shares of the capital stock of First Horizon, IBKC or the combined company (as defined below), as the context suggests.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:

You are receiving this joint proxy statement/prospectus because First Horizon and IBKC have agreed to combine their companies in a merger of equals structured through a merger of IBKC with and into First Horizon (the “merger”), with First Horizon as the surviving entity (the “combined company” or “First Horizon,” as the case may be). A copy of the Agreement and Plan of Merger, dated as of November 3, 2019, by and between First Horizon and IBKC (the “merger agreement”) is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. Following the completion of the merger, IBERIABANK, a subsidiary of IBKC, will merge with and into First Horizon Bank (the “bank merger”), a subsidiary of First Horizon, with First Horizon Bank as the surviving bank (the “combined bank”). In this joint proxy statement/prospectus, we refer to the closing of the transactions contemplated by the merger agreement as the “closing” and the date on which the closing occurs as the “closing date.”

In order to complete the merger, among other things:
•	holders of First Horizon common stock must approve the merger agreement (the “First Horizon merger proposal”);
•

holders of First Horizon common stock must approve the proposed amendment of the restated charter of First Horizon (the “First Horizon charter”) to effect an increase in the number of authorized shares of First Horizon common stock from 400,000,000 to 700,000,000 (the “First Horizon charter amendment proposal”); and

•	holders of IBKC common stock must approve the merger agreement (the “IBKC merger proposal”).

First Horizon is holding a special meeting of holders of First Horizon common stock (the “First Horizon special meeting”) to obtain approval of the First Horizon merger proposal and the approval of the First Horizon charter amendment proposal. Holders of First Horizon preferred stock are also entitled to notice of the special meeting, but holders of First Horizon preferred stock and holders of depositary shares representing interests in the shares of First Horizon preferred stock are not entitled to and are not requested to vote at the First Horizon special meeting.

Holders of First Horizon common stock will also be asked to approve the proposal to adjourn the First Horizon special meeting to solicit additional proxies (i) if there are not sufficient votes at the time of the First Horizon special meeting to approve the First Horizon merger proposal and/or the First Horizon charter amendment proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of First Horizon common stock (the “First Horizon adjournment proposal”). Pursuant to First Horizon’s bylaws, whether or not a quorum is obtained at the First Horizon special meeting, the chairman of the First Horizon special meeting may adjourn the meeting without notice, except as provided by law and other than by announcement at the First Horizon special meeting, and may do so without a vote of holders of First Horizon common stock. Holders of First Horizon common stock will also be asked to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid by First Horizon to its named executive officers in connection with the merger (the “First Horizon compensation proposal”).

IBKC is holding a special meeting of holders of IBKC common stock (the “IBKC special meeting”) to obtain approval of the IBKC merger proposal. Holders of IBKC preferred stock will receive appraisal rights and are also entitled to notice of the special meeting. Holders of IBKC preferred stock and holders of IBKC depositary shares are not entitled to and are not requested to vote at the IBKC special meeting.

Holders of IBKC common stock will also be asked to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid by IBKC to its named executive officers in connection with the merger (the “IBKC compensation proposal”) and to approve the proposal to adjourn the IBKC special meeting to solicit additional proxies (i) if there are not sufficient votes at the time of the IBKC special meeting, to approve the IBKC merger proposal or (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of IBKC common stock and holders of IBKC preferred stock (the “IBKC adjournment proposal”). Under IBKC’s bylaws, the IBKC special meeting may be adjourned without new notice being given unless a new record date is set for the adjourned meeting. Pursuant to IBKC’s bylaws and except as may be otherwise required by law or IBKC’s articles of incorporation, the IBKC board of directors may, by resolution upon public notice given prior to the scheduled date of the IBKC special meeting, postpone the IBKC special meeting.

This document is also a prospectus that is being delivered to holders of IBKC common stock and holders of IBKC preferred stock because, in connection with the merger, First Horizon is offering shares of First Horizon common stock to holders of IBKC common stock and is also issuing shares of rollover First Horizon preferred stock to holders of the applicable series of IBKC preferred stock. Each share of IBKC preferred stock will be automatically converted into the right to receive one (1) share of the applicable series of rollover First Horizon preferred stock in the merger. Under the Louisiana Business Corporation Act (the “LBCA”), holders of IBKC preferred stock will receive appraisal rights in connection with the merger. Following the completion of the merger, each outstanding IBKC depositary share will be automatically converted into a rollover First Horizon depositary share.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the First Horizon and IBKC special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the merger?

A:

In the merger, IBKC will merge with and into First Horizon. Each share of IBKC common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”) (other than certain shares held by First Horizon or IBKC) will be converted into the right to receive 4.584 shares (the “exchange ratio” and such shares, the “merger consideration”) of First Horizon common stock. After completion of the merger, IBKC will no longer be a public company, and IBKC common stock and IBKC depositary shares will be delisted from the The NASDAQ Stock Market LLC (“NASDAQ”), will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will cease to be publicly traded. Holders of First Horizon common stock will continue to own their existing shares of First Horizon common stock. See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 144 and the merger agreement for more information about the merger.

Q:	When and where will each of the special meetings take place?

A:	The First Horizon special meeting will be held at First Horizon Building M-Level Auditorium 165 Madison Avenue Memphis, TN 38103, on April 24, 2020 at 10:00 AM local time.
The IBKC special meeting will be held at IBERIABANK, 601 Poydras Street, 20th Floor, New Orleans, Louisiana 70130, on April 24, 2020 at 10:00 AM local time.

Even if you plan to attend your respective company’s special meeting, First Horizon and IBKC recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares.

Q:	What matters will be considered at each of the special meetings?
A:	At the First Horizon special meeting, holders of First Horizon common stock will be asked to consider and vote on the following proposals:
•	First Horizon Proposal 1: The First Horizon merger proposal. Approval of the merger agreement;
•

First Horizon Proposal 2: The First Horizon charter amendment proposal. Approval of the amendment to First Horizon’s charter to effect an increase in the number of authorized shares of First Horizon common stock from 400,000,000 to 700,000,000, effective only upon completion of the merger;

•

First Horizon Proposal 3: The First Horizon compensation proposal. Approval of, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid by First Horizon to its named executive officers in connection with the merger; and

•

First Horizon Proposal 4: The First Horizon adjournment proposal. Approval of the adjournment of the First Horizon special meeting to solicit additional proxies if a quorum is not present and (i) if there are not sufficient votes at the time of the First Horizon special meeting to approve the First Horizon merger proposal and/or the First Horizon charter amendment proposal or (ii) if necessary or appropriate, to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of First Horizon common stock.

At the IBKC special meeting, holders of IBKC common stock will be asked to consider and vote on the following proposals:
•	IBKC Proposal 1: The IBKC merger proposal. Approval of the merger agreement;
•

IBKC Proposal 2: The IBKC compensation proposal. Approval of, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid by IBKC to its named executive officers in connection with the merger; and

•

IBKC Proposal 3: The IBKC adjournment proposal. Approval of the adjournment of the IBKC special meeting to solicit additional proxies (i) if there are not sufficient votes at the time of the IBKC special meeting to approve the IBKC merger proposal or (ii) if necessary or appropriate, to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of IBKC common stock.

In order to complete the merger, among other things, holders of First Horizon common stock must approve the First Horizon merger proposal and the First Horizon charter amendment, and holders of IBKC common stock must approve the IBKC merger proposal. None of the approval of the First Horizon adjournment proposal, the First Horizon compensation proposal, the IBKC compensation proposal or the IBKC adjournment proposal are conditions to the obligations of First Horizon or IBKC to complete the merger.

Q:	What will holders of IBKC common stock receive in the merger?
A:

In the merger, holders of IBKC common stock will receive 4.584 shares of First Horizon common stock for each share of IBKC common stock held immediately prior to the completion of the merger. First Horizon will not issue any fractional shares of First Horizon common stock in the merger. Holders of IBKC common stock who would otherwise be entitled to a fractional share of First Horizon common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing-sale price per share of First Horizon common stock for the consecutive period of five (5) trading days immediately preceding (but not including) the day on which the merger is completed (the “First Horizon closing share value”) by the fraction of a share (rounded to the nearest thousandth when expressed in decimal) of First Horizon common stock that such shareholder would otherwise be entitled to receive.

Q:	What will holders of IBKC preferred stock receive in the merger?
A:

In the merger, each share of IBKC series B preferred stock, IBKC series C preferred stock and IBKC series D preferred stock, in each case issued and outstanding immediately prior to the effective time and excluding dissenting shares, will be converted into the right to receive one (1) share of First Horizon series B preferred stock, First Horizon series C preferred stock and First Horizon series D preferred stock, respectively.

Q:	What will holders of IBKC depositary shares receive in the merger?

A:

In the merger, each outstanding IBKC depositary share (other than IBKC depositary shares in respect of dissenting shares of IBKC preferred stock) will become a rollover First Horizon depositary share and will represent a 1/400th interest in a share of the applicable series of rollover First Horizon preferred stock, which will have terms that are the same as the terms of the applicable series of outstanding IBKC preferred stock. Upon completion of the merger, First Horizon will assume the obligations of IBKC under the applicable deposit agreements. For more information, see “Description of Rollover First Horizon Preferred Stock” beginning on page 176.

Q:	What will holders of First Horizon common stock receive in the merger?
A:

In the merger, holders of First Horizon common stock will not receive any consideration, and their shares of First Horizon common stock will remain outstanding and will constitute shares of the combined company. Following the merger, shares of First Horizon common stock will continue to be traded on the New York Stock Exchange (“NYSE”).

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:

Yes. Although the number of shares of First Horizon common stock that holders of IBKC common stock will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for First Horizon common stock. Any fluctuation in the market price of First Horizon common stock will change the value of the shares of First Horizon common stock that holders of IBKC common stock will receive. Neither First Horizon nor IBKC is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of First Horizon common stock or IBKC common stock.

Q:	How will the merger affect IBKC equity awards?
A:

With respect to IBKC equity awards granted prior to the execution of the merger agreement, unless otherwise mutually agreed by the parties and a holder of any such IBKC equity award, at the effective time:

•

each outstanding and unexercised option to purchase IBKC common stock under IBKC’s equity compensation plans (each an “IBKC stock option”) shall, automatically and without any required action on the part of the holder thereof, vest and be converted into an option to purchase First Horizon common stock based on the exchange ratio and be subject to the same terms and conditions, after giving effect to any “change in control” provisions under the applicable IBKC equity incentive plan or award agreement, that applied to the corresponding IBKC stock option immediately prior to the effective time;

•

each outstanding award in respect of a share of IBKC common stock subject to vesting, repurchase or other lapse restriction (each an “IBKC restricted stock award”) shall, automatically and without any required action on the part of the holder thereof, vest and be converted into the right to receive the merger consideration;

•

each outstanding performance stock unit award in respect of shares of IBKC common stock (each, an “IBKC PSU”) shall, automatically and without any required action on the part of the holder thereof, vest and be converted into the right to receive the merger consideration, with the number of IBKC PSUs entitled to receive the merger consideration determined immediately prior to the effective time based on the greater of (i) the target performance level or (ii) the actual performance level through September 30, 2019, as reasonably determined by the compensation committee of the IBKC board of directors; and

•	each outstanding phantom stock award in respect of shares of IBKC common stock (each, an “IBKC phantom stock award”) shall, automatically and without any required action on the part of the holder thereof, vest and entitle the holder of such IBKC phantom stock award to an amount in cash equal to the product of (i) the closing price of one (1) share of First Horizon common stock on the closing date and (ii) the number of shares of First Horizon common stock underlying such IBKC phantom stock award, adjusted based on the exchange ratio.

To the extent the terms of any IBKC equity award granted on or after the date of the merger agreement expressly provide for treatment in connection with the occurrence of the effective time that is different from the treatment described above, or the parties and a holder of any IBKC equity award mutually agree to treatment that is different from the treatment described above, then in each case, the terms of such IBKC equity award or mutual agreement, as applicable, shall control; provided that, at the effective time, each such IBKC equity award will automatically and without any required action on the part of the holder thereof, cease to represent an equity award denominated in shares of IBKC common stock and will be converted into an equity award denominated in shares of First Horizon common stock (based on the exchange ratio).

Q:	What if I own IBKC depositary shares and wish to exercise appraisal rights?

If you hold IBKC depositary shares and you wish that appraisal rights be exercised in respect of the merger, IBKC requests that you complete the form of instruction to be provided to you (in accordance with the instructions set out in the form) and return it to your bank, broker or other nominee, as applicable, to direct the depository to exercise appraisal rights on your behalf following the depository’s usual procedures and in accordance with requirements of Louisiana law.

In the merger, each share of IBKC preferred stock issued and outstanding immediately prior to the effective time (other than dissenting shares) will be converted into the right to receive one (1) share of an applicable newly issued series of First Horizon preferred stock having the same terms as the terms of such share of IBKC preferred stock. For more information, see “Description of Rollover First Horizon Preferred Stock” beginning on page 176.

Q:	How does the First Horizon board of directors recommend that I vote at the First Horizon special meeting?
A:

The First Horizon board of directors unanimously recommends that you vote “FOR” the First Horizon merger proposal, “FOR” the First Horizon charter amendment proposal, “FOR” the First Horizon compensation proposal and “FOR” the First Horizon adjournment proposal.

In considering the recommendations of the First Horizon board of directors, holders of First Horizon common stock should be aware that First Horizon directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of First Horizon common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain First Horizon Directors and Executive Officers in the Merger” beginning on page 116.

Q:	How does the IBKC board of directors recommend that I vote at the IBKC special meeting?
A:	The IBKC board of directors unanimously recommends that you vote “FOR” the IBKC merger proposal, “FOR” the IBKC compensation proposal and “FOR” the IBKC adjournment proposal.

In considering the recommendations of the IBKC board of directors, holders of IBKC common stock should be aware that IBKC directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of IBKC common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain IBKC Directors and Executive Officers in the Merger” beginning on page 122.

Q:	Who is entitled to vote at the First Horizon special meeting?
A:

The record date for the First Horizon special meeting is February 24, 2020. All holders of First Horizon common stock who held shares at the close of business on the record date for the First Horizon special meeting are entitled to receive notice of, and to vote at, the First Horizon special meeting.

Each holder of First Horizon common stock is entitled to cast one (1) vote on each matter properly brought before the First Horizon special meeting for each share of First Horizon common stock that such holder owned of record as of the record date. As of February 24, 2020, there were 311,782,256 outstanding shares of First Horizon common stock.

Physical attendance at the special meeting is not required to vote. See below and the section entitled “The First Horizon Special Meeting—Proxies” beginning on page 56 for instructions on how to vote your shares without attending the First Horizon special meeting.

Q:	Who is entitled to vote at the IBKC special meeting?
A:

The record date for the IBKC special meeting is February 24, 2020. All holders of IBKC common stock who held shares at the close of business on the record date for the IBKC special meeting are entitled to receive notice of, and to vote at, the IBKC special meeting.

Each holder of IBKC common stock is entitled to cast one (1) vote on each matter properly brought before the IBKC special meeting for each share of IBKC common stock that such holder owned of record as of the record date. As of February 24, 2020, there were 52,583,117 outstanding shares of IBKC common stock.

Physical attendance at the special meeting is not required to vote. See below and the section entitled “The IBKC Special Meeting—Proxies” beginning on page 63 for instructions on how to vote your shares of IBKC common stock without attending the IBKC special meeting.

Q:	What constitutes a quorum for the First Horizon special meeting?
A:

The presence at the First Horizon special meeting, in person or by proxy, of holders of a majority of the outstanding shares of First Horizon common stock entitled to vote at the First Horizon special meeting will constitute a quorum for purposes of taking actions on the First Horizon merger proposal, the First Horizon charter amendment proposal, the First Horizon compensation proposal and the First Horizon adjournment proposal. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the IBKC special meeting?
A:

The presence at the IBKC special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of IBKC common stock entitled to vote at the IBKC special meeting will constitute a quorum for purposes of taking actions on the IBKC merger proposal, the IBKC compensation proposal and the IBKC adjournment proposal. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What vote is required for the approval of each proposal at the First Horizon special meeting?
A:

First Horizon Proposal 1: First Horizon merger proposal. Approval of the First Horizon merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the First Horizon merger proposal by the holders of First Horizon common stock. Shares of First Horizon common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to approve the merger agreement.

First Horizon Proposal 2: First Horizon charter amendment proposal. Approval of the First Horizon charter amendment proposal to effect an increase in the number of authorized shares of First Horizon common stock from 400,000,000 to 700,000,000 requires the affirmative vote of a majority of the votes cast on the First Horizon charter amendment proposal by the holders of First Horizon common stock. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the First Horizon charter amendment proposal.

First Horizon Proposal 3: First Horizon compensation proposal. Approval of the First Horizon compensation proposal requires the affirmative vote of a majority of the votes cast by the holders of First Horizon common stock. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the First Horizon compensation proposal.

First Horizon Proposal 4: First Horizon adjournment proposal. Approval of the First Horizon adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of First Horizon common stock at the First Horizon special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the First Horizon adjournment proposal.

Q:	What vote is required for the approval of each proposal at the IBKC special meeting?
A:

IBKC Proposal 1: IBKC merger proposal. Approval of the IBKC merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the IBKC merger proposal by the holders of IBKC common stock. Shares of IBKC common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to approve the merger agreement.

IBKC Proposal 2: IBKC compensation proposal. Approval of the IBKC compensation proposal requires the affirmative vote of a majority of the votes cast by the holders of IBKC common stock. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the IBKC compensation proposal.

IBKC Proposal 3: IBKC adjournment proposal. Approval of the IBKC adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of IBKC common stock. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the IBKC adjournment proposal.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the First Horizon and IBKC named executive officers (i.e., the First Horizon compensation proposal and the IBKC compensation proposal)?

A:

Under Securities and Exchange Commission (“SEC”) rules, First Horizon and IBKC are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to First Horizon’s or IBKC’s named executive officers, respectively, that is based on or otherwise relates to the merger.

Q:

What happens if holders of First Horizon or IBKC common stock do not approve, by non-binding, advisory vote, merger-related compensation arrangements for First Horizon’s or IBKC’s named executive officers (i.e., the First Horizon compensation proposal and the IBKC compensation proposal?)

A:

The votes on the proposals to approve the merger-related compensation arrangements for each of First Horizon’s and IBKC’s named executive officers are separate and apart from the votes to approve the other proposals being presented at the First Horizon and IBKC special meetings. Because the votes on the proposals to approve the merger-related executive compensation are advisory in nature only, they will not be binding upon First Horizon, IBKC, or the combined company in the merger. Accordingly, the merger-related compensation will be paid to First

Horizon’s and IBKC’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if the holders of First Horizon and/or IBKC common stock, respectively, do not approve the proposals to approve the merger-related executive compensation.

Q:	What if I hold shares in both First Horizon and IBKC?
A:

If you hold shares in both First Horizon common stock and IBKC common stock, you will receive separate packages of proxy materials. A vote cast as a holder of First Horizon common stock will not count as a vote cast as a holder of IBKC common stock, and a vote cast as a holder of IBKC common stock will not count as a vote cast as a holder of First Horizon common stock. Therefore, please submit separate proxies for your shares of First Horizon common stock and your shares of IBKC common stock.

Q:	How can I vote my shares in person at my respective special meeting?
A:

Record Holders. Shares held directly in your name as the holder of record of First Horizon or IBKC common stock may be voted in person at the First Horizon special meeting or the IBKC special meeting, as applicable. If you choose to vote your shares in person at the respective special meeting, please bring your enclosed proxy card and proof of identification.

Shares in “street name.” Shares held in a brokerage or other account in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares. If you choose to vote your shares in street name in person at the First Horizon special meeting or the IBKC special meeting, as applicable, please bring that signed legal proxy along with proof of identification.

Even if you plan to attend the First Horizon special meeting or the IBKC special meeting, as applicable, First Horizon and IBKC recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.

Additional information on attending the special meetings can be found under the section entitled “The First Horizon Special Meeting” on page 54 and under the section entitled “The IBKC Special Meeting” on page 61.

Q:	How can I vote my shares without attending my respective special meeting?
A:

Whether you hold your shares directly as the holder of record of First Horizon or IBKC or beneficially in “street name,” you may direct your vote by proxy without attending the First Horizon special meeting or the IBKC special meeting, as applicable.

If you are a record holder of First Horizon common stock or IBKC common stock, you can vote your shares by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under the section entitled “The First Horizon Special Meeting” on page 54 and under the section entitled “The IBKC Special Meeting” on page 61.

Q:	What do I need to do now?
A:

After carefully reading and considering the information contained in this document, please vote as soon as possible. If you hold shares of First Horizon common stock or IBKC common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.
Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?
A:

No. Your bank, broker or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker or other nominee.

Q:	Why is my vote important?
A:

Your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” approval of the IBKC merger proposal and the First Horizon merger proposal. The merger agreement must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the First Horizon merger proposal by the holders of First Horizon common stock and by the affirmative vote of a majority of all the votes entitled to be cast on the IBKC merger proposal by the holders of IBKC common stock. The First Horizon charter amendment proposal must be approved by the affirmative vote of a majority of the votes cast on the First Horizon charter amendment proposal by the holders of First Horizon common stock. The First Horizon board of directors unanimously recommends that you vote “FOR” the First Horizon merger proposal and the First Horizon charter amendment proposal, and the IBKC board of directors unanimously recommends that you vote “FOR” the IBKC merger proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?
A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of First Horizon common stock represented by your proxy will be voted as recommended by the First Horizon board of directors with respect to such proposals or the shares of IBKC common stock represented by your proxy will be voted as recommended by the IBKC board of directors with respect to such proposals, as the case may be.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?
A:

If you directly hold shares of First Horizon common stock or IBKC common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of First Horizon or IBKC, as applicable;
•	signing and returning a proxy card with a later date;
•	attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting; or
•	voting by telephone or the Internet at a later time.
If your shares are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:

Will First Horizon be required to submit the First Horizon merger proposal and the First Horizon charter amendment proposal to its shareholders even if the First Horizon board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the First Horizon special meeting, First Horizon is required to submit the First Horizon merger proposal and the First Horizon charter amendment proposal to its shareholders even if the First Horizon board of directors has withdrawn or modified its recommendation.

Q:	Will IBKC be required to submit the IBKC merger proposal to its shareholders even if the IBKC board of directors has withdrawn, modified or qualified its recommendation?
A:

Yes. Unless the merger agreement is terminated before the IBKC special meeting, IBKC is required to submit the IBKC merger proposal to its shareholders even if the IBKC board of directors has withdrawn or modified its recommendation.

Q:	Are holders of First Horizon common stock entitled to dissenters’ rights?

A:

No. Holders of First Horizon common stock are not entitled to dissenters’ rights under the Tennessee Business Corporation Act (the “TBCA”). For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 138.

Q:	Are holders of IBKC common stock entitled to appraisal rights?

A:

No. Holders of IBKC common stock are not entitled to appraisal rights under the LBCA. For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 138.

Q:	Are holders of IBKC preferred stock entitled to appraisal rights?
A:

Holders of record of IBKC preferred stock are entitled to exercise appraisal rights in connection with the merger, provided the proper procedures of Part 13 of the LBCA are followed. The Depository Trust Company (“DTC”), as nominee for the depository, is the holder of record of the shares of IBKC preferred stock as of the date of this joint proxy statement/prospectus.

The IBKC depositary shares are not a class or series of shares issued by IBKC and thus appraisal rights under Part 13 of the LBCA do not independently apply to the depositary shares. Accordingly, to direct the depository to exercise appraisal rights with respect to the IBKC preferred stock, holders of depositary shares will be required to follow the procedures provided by the depository with respect thereto and in accordance with requirements of Louisiana law.

If you hold IBKC depositary shares and you wish to exercise appraisal rights in respect of the merger, IBKC requests that you complete the form of instruction to be provided to you (in accordance with the instructions set out on the form) and return it to your bank, broker or other nominee, as applicable, to direct the depository to exercise appraisal rights on your behalf following their usual procedures.

A copy of Part 13 of the LBCA is attached as Annex E to this joint proxy statement/prospectus. Holders of IBKC preferred stock who desire to exercise appraisal rights, or holders of depositary shares who direct the depository to exercise appraisal rights, pursuant to Part 13 of the LBCA, are urged to consult a legal advisor before electing or attempting to exercise these rights.

Q:

Are there any risks that I should consider in deciding whether to vote for the approval of the First Horizon merger proposal, the approval of the First Horizon charter amendment proposal or the approval of the IBKC merger proposal?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 43. You also should read and carefully consider the risk factors of First Horizon and IBKC contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.
Q:	What are the material U.S. federal income tax consequences of the merger to holders of IBKC common stock or IBKC preferred stock?
A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of First Horizon and IBKC to complete the merger that each of First Horizon and IBKC receives a legal opinion to that effect. Accordingly, the tax consequences of the merger to holders of IBKC common stock or IBKC preferred stock, as applicable, are as follows:

•

with respect to dissenting holders of IBKC preferred stock, a holder who receives solely cash for shares of IBKC preferred stock and does not otherwise own any IBKC common stock will recognize gain or loss equal to the difference between the amount of cash received by a holder of IBKC preferred stock and such holder’s tax basis in such holder’s shares of IBKC preferred stock;

•

a holder who receives solely shares of First Horizon common stock (or receives First Horizon common stock and cash solely in lieu of a fractional share) or rollover First Horizon preferred stock, as applicable, in exchange for shares of IBKC common stock or IBKC preferred stock, as applicable, generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of fractional share of First Horizon common stock;

•

with respect to dissenting holders of IBKC preferred stock, a holder who receives both cash for shares of IBKC preferred stock and shares of First Horizon common stock in respect of IBKC common stock, such cash may be allocated entirely to IBKC preferred stock and such dissenting holder will recognize gain (but not loss) equal to the difference between the amount of such cash received by a holder of IBKC preferred stock and such holder’s tax basis in such holder’s shares of IBKC preferred stock.

The United States federal income tax consequences described above may not apply to all holders of IBKC common stock or IBKC preferred stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	When is the merger expected to be completed?
A:

First Horizon and IBKC expect the merger to close in the second quarter of 2020. However, neither First Horizon nor IBKC can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. First Horizon and IBKC must first obtain the approval of holders of First Horizon common stock and holders of IBKC common stock for the merger and First Horizon must obtain approval of the First Horizon charter amendment proposal, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What are the conditions to complete the merger?

A:

The obligations of First Horizon and IBKC to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, tax opinions, approval by First Horizon shareholders of both the First Horizon merger proposal and the First Horizon charter amendment proposal and approval by IBKC stockholders of the IBKC merger proposal. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 157.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, neither holders of IBKC common stock nor holders of IBKC preferred stock will receive any consideration for their shares of IBKC common stock or IBKC preferred stock, respectively, in connection with the merger. Instead, IBKC will remain an independent public company, IBKC common stock and IBKC depositary shares will continue to be listed and traded on NASDAQ, and First Horizon will not complete the issuance of shares of First Horizon common stock or rollover First Horizon preferred stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $156 million will be payable by either First Horizon or IBKC, as applicable. See “The Merger Agreement—Termination Fee” beginning on page 159 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before my company’s special meeting?
A:

Each of the First Horizon and IBKC record date is earlier than the date of the First Horizon special meeting and the IBKC special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of First Horizon common stock or IBKC common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to the IBKC common stock, you will not have the right to receive the merger consideration to be received by IBKC shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of IBKC common stock through the completion of the merger.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent selected by First Horizon and IBKC (the “exchange agent”) will send you instructions for exchanging IBKC stock certificates for the consideration to be received in the merger. See “The Merger Agreement—Conversion of Shares; Exchange of IBKC Stock Certificates” beginning on page 147.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?
A:

If you hold shares of First Horizon common stock or IBKC common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of First Horizon common stock or IBKC common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of First Horizon common stock or IBKC common stock are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.
Q:	Who can help answer my questions?
A:

First Horizon shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact First Horizon’s proxy solicitor, Morrow Sodali LLC, by calling toll-free at (800) 662-5200.

IBKC shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact IBKC’s proxy solicitor, Georgeson LLC by calling toll-free at (888) 206-0860.

Q:	Where can I find more information about First Horizon and IBKC?

A:	You can find more information about First Horizon and IBKC from the various sources described under “Where You Can Find More Information” beginning on page 222.

Q:	What is householding and how does it affect me?
A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of First Horizon common stock and IBKC common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding First Horizon common stock or IBKC common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about First Horizon and IBKC into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 222 of this joint proxy statement/prospectus.

The Parties to the Merger (pages 67 and 68)

First Horizon National Corporation

165 Madison Avenue
Memphis, Tennessee 38102
(901) 523-4444

First Horizon is a Tennessee corporation. First Horizon was incorporated in 1968 and is headquartered in Memphis, Tennessee. First Horizon is a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and a financial holding company under the Gramm-Leach-Bliley Act. As of September 30, 2019, First Horizon had total consolidated assets of $43.7 billion, deposits of $31.9 billion, and shareholders’ equity of $4.7 billion.

First Horizon provides diversified financial services primarily through its principal subsidiary, First Horizon Bank. First Horizon Bank is a Tennessee-chartered bank and a member of the Federal Reserve System. Originally chartered as a national bank in 1864, the bank has over 250 bank branches in seven (7) southeastern states, has a fixed income business in eighteen (18) states spanning the U.S., and has a number of operating subsidiaries and divisions. First Horizon and its subsidiaries offer a wide range of financial services, including retail banking, commercial and business banking, wealth management, mortgage lending, asset based lending, fixed income, insurance and brokerage services.

First Horizon’s common stock is traded on the NYSE under the symbol “FHN.”

IBERIABANK Corporation

200 West Congress Street
Lafayette, Louisiana 70501
(337) 521-4003

IBKC, a Louisiana corporation, is a financial holding company with 319 combined locations, including 191 bank branch offices and three (3) loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, Florida, Georgia, South Carolina, North Carolina, Mississippi, Missouri, and New York, twenty-eight (28) title insurance offices in Arkansas, Tennessee and Louisiana and mortgage representatives in eighty-two (82) locations in twelve (12) states. The Company also has fourteen (14) wealth management locations in five (5) states and one (1) IBERIA Capital Partners LLC (“ICP”) office in Louisiana. As of September 30, 2019, IBKC had total consolidated assets of $31.7 billion, total deposits of $25.0 billion and shareholders’ equity of $4.3 billion.

IBKC’s principal executive office is located at 200 West Congress Street, Lafayette, Louisiana, and the telephone number at that office is (337) 521-4003. IBKC’s website is located at www.iberiabank.com. The information contained on IBKC’s website is not part of this joint proxy statement/prospectus.

IBKC is the holding company for IBERIABANK, a Louisiana chartered banking corporation headquartered in Lafayette, Louisiana; Lenders Title Company (“Lenders Title”), an Arkansas-

chartered title insurance and closing services agency headquartered in Little Rock, Arkansas; ICP, a corporate finance services firm; 1887 Leasing, LLC (“1887 Leasing”), a holding company for IBKC’s aircraft, IBERIA Asset Management, Inc. (“IAM”), which provides wealth management and trust advisory services to high net worth individuals, pension funds, corporations and trusts; and IBERIA CDE, LLC (“CDE”), which invests in purchased tax credits.

IBERIABANK offers commercial and retail banking products and services to customers throughout locations in ten (10) states. IBERIABANK provides these products and services in Louisiana, Alabama, Florida, Arkansas, Tennessee, Georgia, Texas, North Carolina, South Carolina and New York, as well as on-line at www.iberiabank.com and www.virtualbank.com. These products and services include a broad array of commercial, consumer, mortgage, and private banking products and services, trust advisory services, cash management, deposit and annuity products. Certain of IBERIABANK’s non-bank subsidiaries engage in financial services-related activities, including brokerage services, sales of variable annuities, and wealth management services. Lenders Title offers a full line of title insurance and loan closing services throughout Arkansas, Tennessee and Louisiana. ICP provides equity research, institutional sales and trading and corporate finance services throughout the energy industry. 1887 Leasing owns an aircraft used by management of IBKC and its subsidiaries. IAM provides wealth management advisory services for commercial and private banking clients. CDE is engaged in the purchase of tax credits.

IBKC common stock is traded on the NASDAQ under the symbol “IBKC.”

The Merger and the Merger Agreement (pages 69 and 144)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Subject to the terms and conditions of the merger agreement, at the completion of the merger, IBKC will merge with and into First Horizon, with First Horizon as the surviving corporation in a merger of equals. Following the completion of the merger, IBERIABANK, a subsidiary of IBKC, will merge with and into First Horizon Bank, a subsidiary of First Horizon, with First Horizon Bank as the surviving bank in the bank merger. Following the merger, IBKC common stock and IBKC depositary shares will be delisted from the NASDAQ, deregistered under the Exchange Act and will cease to be publicly traded.

Merger Consideration (page 145)

In the merger, holders of IBKC common stock will receive 4.584 shares of First Horizon common stock for each share of IBKC common stock they hold immediately prior to the effective time. First Horizon will not issue any fractional shares of First Horizon common stock in the merger. Holders of IBKC common stock who would otherwise be entitled to a fraction of a share of First Horizon common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the First Horizon closing share value.

First Horizon common stock is listed on the NYSE under the symbol “FHN,” and IBKC common stock is listed on the NASDAQ under the symbol “IBKC.” The following table shows the closing sale prices of First Horizon common stock and IBKC common stock as reported on the NYSE and NASDAQ, as applicable, on November 1, 2019, the last full trading day before the public announcement of the merger agreement, and on [  ], 2020, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of IBKC common stock, which was calculated by multiplying the closing price of First Horizon common stock on those dates by the exchange ratio of 4.584.

	FIRST HORIZON Common Stock		IBKC Common Stock		Implied Value of One Share of IBKC Common Stock
November 1, 2019		$16.31		$74.76		$74.77
[ ], 2020	$	[ ]	$	[ ]	$	[ ]

For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 69 and “The Merger Agreement—Merger Consideration” beginning on page 145.

Treatment of IBKC Preferred Stock and IBKC Depositary Shares (page 137)

In the merger, each share of IBKC series B preferred stock, IBKC series C preferred stock and IBKC series D preferred stock, in each case issued and outstanding immediately prior to the effective time and excluding dissenting shares, will be converted into the right to receive one (1) share of First Horizon series B preferred stock, First Horizon series C preferred stock and First Horizon series D preferred stock, respectively. The rollover First Horizon preferred stock will have terms that are the same as the terms of the applicable series of outstanding IBKC preferred stock, taking into account that IBKC will not be the surviving entity in the merger and, with respect to the IBKC series B preferred stock, taking into account that the optional redemption date for the First Horizon series B preferred stock may be deferred until the first dividend payment date that is at least five (5) years from the closing date.

Each outstanding share of IBKC series B preferred stock, IBKC series C preferred stock and IBKC series D preferred stock is presently represented by IBKC depositary shares. Upon completion of the merger, First Horizon will assume the obligations of IBKC under the applicable deposit agreements. Each IBKC depositary share (other than in respect of dissenting shares of IBKC preferred stock) will then become a rollover First Horizon depositary share and thereafter represent interests in shares of rollover First Horizon preferred stock. The IBKC depositary shares representing a 1/400th interest in a share of IBKC series B preferred stock, IBKC series C preferred stock and IBKC series D preferred stock are currently listed on the NASDAQ under the symbol “IBKCP,” “IBKCO” and “IBKCN,” respectively. The rollover First Horizon depositary shares are expected to be listed on the NYSE upon completion of the merger.

For further information, see “The Merger—Treatment of IBKC Preferred Stock and IBKC Depositary Shares” beginning on page 137.

Treatment of IBKC Equity Awards (page 145)

IBKC Stock Options

At the effective time, each outstanding and unexercised IBKC stock option granted prior to November 3, 2019 to purchase shares of IBKC common stock will, in accordance with the terms and conditions that were applicable to such stock options prior to the effective time and automatically and without any required action on the part of the holder thereof, accelerate and vest and be converted into an option to purchase shares of First Horizon common stock with the same terms and conditions, including exercisability and forfeiture terms, with the number of shares of First Horizon common stock and exercise price adjusted based on the exchange ratio.

IBKC Restricted Stock Awards

At the effective time, each outstanding IBKC restricted stock award granted prior to November 3, 2019 will, in accordance with the terms and conditions that were applicable to such restricted stock awards prior to the effective time and automatically and without any required action on the part of the holder thereof, accelerate and vest and be cancelled in exchange for the right to receive immediately following the effective time, the merger consideration, less applicable taxes required to be withheld.

IBKC PSU Awards

At the effective time, each outstanding IBKC performance stock unit award (a “IBKC PSU award”) granted prior to November 3, 2019 will, in accordance with the terms and conditions that were applicable to such IBKC PSU awards prior to the effective time and automatically and without any required action on the part of the holder thereof, accelerate and vest and be cancelled in exchange for the right to receive the merger consideration, with the number of IBKC PSUs entitled to receive the merger consideration based on (i) the number of shares of IBKC common stock underlying such IBKC PSU award (including applicable dividend equivalents) determined based on the greater of (A) target performance and (B) actual performance through the September 30, 2019 as reasonably determined by the compensation committee of the IBKC board of directors and (ii) the exchange ratio immediately following the effective time, less applicable taxes required to be withheld.

IBKC Phantom Stock Awards

At the effective time, each outstanding IBKC phantom stock award granted prior to November 3, 2019 will, in accordance with the terms and conditions that were applicable to such IBKC phantom stock awards prior to the effective time and automatically and without any required action on the part of the holder thereof, accelerate and vest and be cancelled in exchange for the right to receive (without interest) an amount in cash equal to the product of (i) the closing price of First Horizon common stock on the closing date and (ii) the number of shares of First Horizon common stock underlying such IBKC phantom stock award (determined based on the exchange ratio and the number of shares of IBKC common stock underlying such IBKC phantom stock award).

IBKC Equity Awards Granted On or After November 3, 2019

Any IBKC equity awards are granted on or after November 3, 2019 will be converted into First Horizon equity awards with the number of shares of First Horizon common stock and exercise price, if applicable, adjusted based on the exchange ratio.

Material U.S. Federal Income Tax Consequences of the Merger (page 162)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of First Horizon and IBKC to complete the merger that each of First Horizon and IBKC receives a legal opinion to that effect. Accordingly, the tax consequences of the merger to holders of IBKC common stock or IBKC preferred stock are as follows:

•

with respect to dissenting holders of IBKC preferred stock, a holder who receives solely cash for shares of IBKC preferred stock and does not otherwise own any IBKC common stock will recognize gain or loss equal to the difference between the amount of cash received by a holder of IBKC preferred stock and such holder’s tax basis in such holder’s shares of IBKC preferred stock;

•

a holder who receives solely shares of First Horizon common stock (or receives First Horizon common stock and cash solely in lieu of a fractional share) or rollover First Horizon preferred stock, as applicable, in exchange for shares of IBKC common stock or IBKC preferred stock, as applicable, generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of fractional share of First Horizon common stock;

•

with respect to dissenting holders of IBKC preferred stock, a holder who receives both cash for shares of IBKC preferred stock and shares of First Horizon common stock in respect of IBKC common stock, such cash may be allocated entirely to IBKC preferred stock and such dissenting holder will recognize gain (but not loss) equal to the difference between the amount of such cash received by a holder of IBKC preferred stock and such holder’s tax basis in such holder’s shares of IBKC preferred stock.

For more detailed information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 162.

The United States federal income tax consequences described above may not apply to all holders of IBKC common stock or IBKC preferred stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

First Horizon’s Reasons for the Merger; Recommendation of First Horizon’s Board of Directors (page 76)

The First Horizon board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of First Horizon and its shareholders and has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The First Horizon board of directors unanimously recommends that holders of First Horizon common stock vote “FOR” the approval of the merger agreement, “FOR” the First Horizon charter amendment proposal and “FOR” the other proposals presented at the First Horizon special meeting. For a more detailed discussion of the First Horizon board of directors’ recommendation, see “The Merger—First Horizon’s Reasons for the Merger; Recommendation of First Horizon’s Board of Directors” beginning on page 76.

IBKC’s Reasons for the Merger; Recommendation of IBKC’s Board of Directors (page 79)

The IBKC board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of IBKC and its shareholders and has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The IBKC board of directors unanimously recommends that holders of IBKC common stock vote “FOR” the approval of the merger agreement and “FOR” the other proposals presented at the IBKC special meeting. For a more detailed discussion of the IBKC board of directors’ recommendation, see “The Merger—IBKC’s Reasons for the Merger; Recommendation of IBKC’s Board of Directors” beginning on page 79.

Opinion of First Horizon’s Financial Advisor (page 82)

First Horizon retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to provide it with financial advisory services in connection with a possible merger with IBKC, and, if requested by First Horizon, a financial opinion with respect thereto. First Horizon selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of First Horizon. Morgan Stanley rendered to the First Horizon board of directors at its special meeting on November 3, 2019, its oral opinion, subsequently confirmed by delivery of a written opinion dated November 3, 2019, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to First Horizon.

The full text of the written opinion of Morgan Stanley, dated November 3, 2019, is attached as Annex B and incorporated by reference into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the First Horizon board of directors and addresses only the fairness, from a financial point of view, to First Horizon of the exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to shareholders of First Horizon or shareholders of IBKC as to how to vote at any shareholders meetings held with respect to the merger or any other matter or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which First Horizon common stock will trade following the consummation of the merger or at any time.

For a description of the opinion of Morgan Stanley, see “The Merger—Opinion of First Horizon’s Financial Advisor” beginning on page 82.

Opinions of IBKC’s Financial Advisors (page 91)

Opinion of Keefe, Bruyette & Woods, Inc.

In connection with the merger, IBKC’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated November 3, 2019, to the IBKC board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of IBKC common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this document. The opinion was for the information of, and was directed to, the IBKC board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of IBKC to engage in the merger or enter into the merger agreement or constitute a recommendation to the IBKC board of directors in connection with the merger, and it does not constitute a recommendation to any holder of IBKC common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter.

Pursuant to an engagement letter between IBKC and KBW, IBKC agreed to pay KBW a cash fee equal to 0.70% of the aggregate merger consideration, which fee is estimated to be approximately $29 million, based on the closing share price of First Horizon common stock on November 1, 2019, $4,000,000 of which became payable upon IBKC entering into the merger agreement and the balance of which is contingent upon the completion of the merger.

For more information, see “The Merger—Opinions of IBKC’s Financial Advisors—Opinion of Keefe, Bruyette & Woods, Inc.” beginning on page 91 and Annex C to this joint proxy statement/prospectus.

Opinion of Goldman Sachs & Co. LLC

At a meeting of the IBKC board of directors, Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered to the IBKC board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of November 3, 2019, the date of Goldman Sachs’ written opinion, and based upon and subject to the factors, qualifications and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio was fair from a financial point of view to the holders (other than First Horizon and its affiliates) of IBKC common stock.

The full text of the written opinion of Goldman Sachs, dated November 3, 2019, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex D. The summary of the Goldman Sachs opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the IBKC board of directors in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of IBKC common stock should vote with respect to the merger or any other matter.

Pursuant to an engagement letter between IBKC and Goldman Sachs, IBKC has agreed to pay Goldman Sachs for its services in connection with the merger a fee that is estimated to be approximately $19.6 million, based on the closing share price of First Horizon common stock on November 1, 2019. $2.5 million of Goldman Sachs’ fee became payable upon the execution of the merger agreement and the remainder of Goldman Sachs’ fee will become payable upon completion of the merger.

For more information, see “The Merger—Opinions of IBKC’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC” beginning on page 101 and Annex D to this joint proxy statement/prospectus.

Appraisal or Dissenters’ Rights in the Merger (page 138)

Holders of First Horizon common stock are not entitled to dissenters’ rights under the TBCA and holders of IBKC common stock are not entitled to appraisal rights under the LBCA. For more information, see “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 138.

Holders of record of IBKC preferred stock are entitled to exercise appraisal rights in connection with the merger, provided the proper procedures of Part 13 of the LBCA are followed. DTC, as nominee for the depository, is the holder of record of the shares of IBKC preferred stock as of the date of this joint proxy statement/prospectus.

The IBKC depositary shares are not a class or series of shares issued by IBKC and thus appraisal rights under Part 13 of the LBCA do not independently apply to the depositary shares. Accordingly, to exercise or to direct the depository to exercise appraisal rights with respect to the IBKC preferred stock, holders of depositary shares will be required to follow the procedures provided by the depository with respect thereto and in accordance with requirements of Louisiana law.

If you hold IBKC depositary shares and you wish to exercise appraisal rights in respect of the merger, IBKC requests that you complete the form of instruction provided to you (in accordance with the instructions set out on the form) and return it to your bank, broker or other nominee, as applicable, to direct the depository to exercise appraisal rights on your behalf following their usual procedures. Although holders of depositary shares may attend the IBKC special meeting, such holders may not exercise appraisal rights with respect to, or vote, as applicable, the shares of IBKC preferred stock represented by such depositary shares in person at the IBKC special meeting.

A copy of Part 13 of the LBCA is attached as Annex E to this joint proxy statement/prospectus. Holders of IBKC preferred stock who desire to exercise appraisal rights, or holders of depositary shares who direct the depository to exercise appraisal rights, pursuant to Part 13 of the LBCA are urged to consult a legal advisor before electing or attempting to exercise these rights.

Under Part 13 of the LBCA, the holders of IBKC common stock will not be entitled to appraisal rights in connection with the merger if, on the record date for the IBKC special meeting, IBKC’s shares are traded in an organized market that has at least two thousand (2,000) shareholders and a market value of at least $20 million. IBKC common stock is currently listed on the NASDAQ, a national securities exchange, and is expected to continue to be so listed on the record date for the IBKC special meeting. Accordingly, the holders of IBKC common stock are not entitled to any appraisal rights in connection with the merger.

Holders of IBKC preferred stock have a right to demand payment in cash of the “fair value” of their shares, as that term is defined in the LBCA. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of rollover First Horizon preferred stock. Part 13 of the LBCA sets forth the rights of IBKC preferred shareholders who wish to demand appraisal for their shares. A summary of the material terms of the statutory procedures to be followed by a holder of IBKC preferred stock in order to perfect appraisal rights under the LBCA can be found under “The Merger—Appraisal or Dissenters’ Rights in the Merger—Holders of IBKC Preferred Stock,” beginning on page 138. Shareholders who do not properly follow appraisal rights procedures will receive the merger consideration provided under the merger agreement if the merger is completed. A copy of Part 13 of the LBCA is attached as Annex E to this joint proxy statement/prospectus.

Interests of Certain First Horizon Directors and Executive Officers in the Merger (page 116)

In considering the First Horizon board of directors’ recommendation to vote to approve the First Horizon merger proposal, holders of First Horizon common stock should be aware that First Horizon’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of holders of First Horizon common stock generally and that may create potential conflicts of interest. These interests include:

•

D. Bryan Jordan and First Horizon have entered into a letter agreement with respect to the terms of Mr. Jordan’s employment following the closing. Pursuant to the letter agreement, Mr. Jordan will resign as Chairman on the closing date and continue to serve as the President and Chief Executive Officer of the combined company and the combined bank. On the chairman succession date (as such term is defined under “The Merger—Interests of Certain IBKC Directors and Executive Officers in the Merger—Chairman Letter Agreement of Mr. Byrd” beginning on page 124), Mr. Jordan will be reappointed as Chairman of the combined company and the combined bank, as further described under “The Merger—Governance of the Combined Company After the Merger” beginning on page 132. The letter agreement also provides for the waiver of Mr. Jordan’s right to terminate his employment for “good reason” under Mr. Jordan’s Change in Control Severance Agreement with First Horizon (the “Jordan CIC agreement”) as a result of Mr. Jordan’s resignation as Chairman or the reassignment of certain duties, so long as Mr. Jordan remains President and Chief Executive Officer and is reappointed as Chairman on the chairman succession date.

•

Each of William C. Losch III, David T. Popwell and Susan L. Springfield have entered into letter agreements (the “executive letter agreements”) with First Horizon that provide for the grant of closing incentive restricted stock awards in consideration for a waiver of the executive’s rights to terminate employment for “good reason” under the executive’s Change in Control Severance Agreement with First Horizon as a result of the executive’s new role at the combined company and any corresponding change in duties and responsibilities. The restricted stock awards will vest in full on the first anniversary of the closing date and will be forfeited upon any termination of employment other than termination by the surviving entity or surviving bank that is not for “cause.” All restricted stock awards also will be forfeited if the merger does not close and will be subject to repayment and recovery in full if the executive materially violates restrictive covenants in the letter agreement. The amounts of the closing incentive awards are $1,250,000 for Mr. Losch, $1,400,000 for Mr. Popwell and $863,000 for Ms. Springfield.

•

In connection with the merger, First Horizon intends to establish a retention program to promote retention and to incentivize efforts to consummate the merger and effectuate the integration and conversion. Awards under this retention program will be in the form of cash or full-value equity awards and will be contingent upon the recipient’s continued employment with the combined company through the first anniversary of the effective time, provided that such awards will vest or be payable (as applicable) upon a qualifying termination of employment. First Horizon’s executive officers (including certain of First Horizon’s named executive officers), other than Mr. Jordan and the officers who entered into the executive letter agreements described above, will be eligible to participate in this retention program.

•

First Horizon’s executive officers are each party to a Change in Control Severance Agreement with First Horizon that provides for certain benefits upon a termination by First Horizon other than for “cause,” disability or retirement, or upon a termination by the executive officer for “good reason,” within thirty-six (36) months following a change in control event, such as the merger.

•	At closing, certain of First Horizon’s directors and executive officers will continue to serve as directors or executive officers, as applicable, of the combined company.
•	First Horizon’s directors and executive officers are entitled to continued indemnification and insurance coverage.

The First Horizon board of directors was aware of and considered these respective interests when deciding to adopt the merger agreement. For more information, see the section entitled “The Merger—Interests of Certain First Horizon Directors and Executive Officers in the Merger” beginning on page 116.

Interests of Certain IBKC Directors and Executive Officers in the Merger (page 122)

In considering the recommendation of the IBKC board of directors to vote for the IBKC merger proposal, holders of IBKC common stock should be aware that the directors and executive officers of IBKC may have interests in the merger that are different from, or in addition to, the interests of holders of IBKC common stock generally and that may create potential conflicts of interest. These interests include:

•

Daryl G. Byrd and First Horizon have entered into a letter agreement, which incorporates the terms of the succession plan described below under “The Merger—Governance of the Combined Company After the Merger” beginning on page 132 and sets forth the terms of Mr. Byrd’s compensation following the effective time. For the twenty-four (24)-month period following the effective time, Mr. Byrd’s annual target direct compensation and form of long-term incentive awards will be in the same amounts and on the same terms, and with the same payout determinations and amounts, as those that apply to the Chief Executive Officer of First Horizon (subject to certain exceptions, including that Mr. Byrd’s base salary and target annual incentive compensation will be no less than each as provided immediately before the closing date). For the subsequent thirty-six (36)-month period, Mr. Byrd will serve as a consultant to the combined company and the combined bank and will receive an annual consulting fee equal to (i) $3,750,000 for the first two (2) years and (ii) $3,500,000 for the third (3rd) year. As of the closing date, the combined company and the combined bank will grant Mr. Byrd a one-time cash integration and continuity award in the amount of $5,000,000, payable in quarterly installments over five (5) years. Mr. Byrd has agreed to be bound by certain restrictive covenants, including non-competition and non-solicitation covenants, for the five (5)-year period following the closing date. He will also be subject to indefinite non-disparagement and confidentiality covenants.

•

Mr. Byrd, IBKC and IBERIABANK have entered into a letter agreement, providing for the grant of a closing incentive restricted stock award with a grant date value of $5,000,000 that will vest on the six (6)-month anniversary of the completion of the merger.

•

Anthony J. Restel, Michael J. Brown, Elizabeth A. Ardoin and one (1) other executive officer who is not a named executive officer have entered into letter agreements with IBKC and IBERIABANK, providing for the grants of closing incentive restricted stock awards that will vest on the twelve (12)-month anniversary of the completion of the merger or, if earlier, upon any termination of employment other than a termination for “just cause” or resignation without “good reason.” All such restricted stock awards will be forfeited if the merger does not close and will be subject to repayment and recovery in full if the executive materially violates any of the restrictive covenants outlined in the letter agreements. The amounts of the closing incentive awards are $1,350,000 for Mr. Restel, $1,400,000 for Mr. Brown, $825,000 for Ms. Ardoin and $863,000 for the other executive officer who is not a named executive officer.

•

In connection with the merger, IBKC has established a retention program to promote retention and to incentivize efforts to consummate the merger and effectuate the integration and conversion. Awards under these retention programs will be in the form of cash or full-value equity awards. Cash awards will vest upon the attainment of certain service conditions, and full-value equity awards vest in three (3) equal installments and will vest upon a qualifying termination of employment. IBKC’s executive officers (including certain of IBKC’s named executive officers), other than Mr. Byrd and the executive officers who entered into the letter agreements described above, are eligible to participate in this retention program.

•

Unvested IBKC equity awards granted prior to the execution of the merger agreement held by executive officers that would otherwise be subject to vesting conditions will, in accordance with the terms and conditions applicable to such awards prior to the execution of the merger agreement, vest on the closing. IBKC equity awards granted following the execution of the merger agreement and converted into First Horizon equity awards will generally be eligible to vest upon a termination of the holder without “cause” or the holder’s resignation for “good reason” following the closing.

•	At closing, certain of IBKC’s directors and executive officers will continue to serve as directors or executive officers, as applicable, of the combined company.
•

The restricted stock awards held by the IBKC non-employee directors that would otherwise vest on the first anniversary of the grant date will, in accordance with the terms and conditions applicable to such awards prior to the execution of the merger agreement, vest on the closing.

•	IBKC directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

Governance of the Combined Company After the Merger (page 132)

Bylaws

Prior to the effective time, the First Horizon board of directors will take all actions necessary to cause the bylaws of First Horizon to be amended as set forth in Exhibit A to the merger agreement (such amendment, the “First Horizon bylaw amendment”), and as so amended, effective upon the completion of the merger, the bylaws of First Horizon will be the bylaws of the combined company, until thereafter amended as provided therein or in accordance with applicable law. The bylaws of First Horizon as amended pursuant to the merger agreement implement certain governance and related matters for the combined company following completion of the merger, including: the composition of the combined company’s board of directors, the roles of the Chairman of the Board and the Chief Executive Officer and related succession matters, the role of the lead director, the composition of the committees of the board of directors and the location of the headquarters of the combined company’s regional banking business. Each of the foregoing governance matters is discussed further below.

Board of Directors

Immediately after the effective time and until the third (3rd) anniversary of the closing date (the “expiration date”), the board of directors of the combined company and the combined bank will have seventeen (17) members, consisting of:

•

the Chief Executive Officer of First Horizon as of immediately prior to the effective time and eight (8) additional members of the First Horizon board of directors as of immediately prior to the effective time, designated by First Horizon (collectively, the “continuing First Horizon directors” and, each, a “continuing First Horizon directors”); and

•

the Chief Executive Officer of IBKC as of immediately prior to the effective time and seven (7) additional members of the IBKC board of directors as of immediately prior to the effective time, designated by IBKC (collectively, the “continuing IBKC directors” and, each, a “continuing IBKC director”).

Chairman of the Board and Chief Executive Officer

Immediately following the effective time, D. Bryan Jordan, the current Chairman of the Board, President and Chief Executive Officer of First Horizon and First Horizon Bank, will continue to serve as President and Chief Executive Officer of the combined company and the combined bank. Immediately following the effective time, Daryl G. Byrd, current President and Chief Executive Officer of IBKC, will become the Executive Chairman of the boards of directors of the combined company and the combined bank until the second (2nd) anniversary of the closing date or any such earlier date as of which Mr. Byrd ceases for any reason to serve in the position of Executive Chairman, at which time Mr. Jordan will succeed Mr. Byrd as the Chairman of the boards of directors of the combined company and the combined bank. Thereafter, Mr. Byrd will serve as a senior advisor to the combined company and to the combined bank until the fifth (5th) anniversary of the closing date.

Management Team

Immediately following the effective time, in addition to the positions held by Mr. Jordan and Mr. Byrd described above, the officers of the combined company and/or the combined bank will include William C. Losch III, as Chief Financial Officer of the combined company and the combined bank, Michael Brown, as President, Regional Banking, of the combined bank, David Popwell, as President, Specialty Banking, of the combined bank, Anthony Restel, as Chief Operating Officer of the combined company and the combined bank, Susan Springfield, as Chief Credit Officer of the combined company and the combined bank, Beth Ardoin, as Chief Communications Officer of the combined company and the combined bank, Vernon H. Stafford, as Chief Audit Executive of the combined company and the combined bank and Terry Akins, as Chief Risk Officer of the combined company and the combined bank.

Lead Director

Immediately following the effective time and until Mr. Jordan succeeds Mr. Byrd as Chairman of the board of directors of the combined company and the combined bank, the lead independent director (the “lead director”) of the board of directors of the combined company and the combined bank will be an independent director chosen by the continuing First Horizon Directors from among the continuing First Horizon directors. Following the date on which Mr. Jordan succeeds Mr. Byrd as Chairman of the board of directors of the combined company and until the third (3rd) anniversary of the closing date, the lead director will be an independent director chosen by the majority of the continuing IBKC directors from among the continuing IBKC directors, and thereafter will serve in that capacity until replaced by a majority vote of the entire board of directors of the combined company.

Composition of Committees

Immediately following the effective time and until the expiration date, (i) each committee of the boards of directors of the combined company and combined bank will, to the fullest extent practicable, have at least five (5) members, (ii) each committee of the boards of directors of the combined company and combined bank will have a number of continuing IBKC directors that is one (1) less than the number of continuing First Horizon directors serving on each such committee, (iii) the chair of the Compensation Committee will be a director selected from among the continuing IBKC directors by majority vote of the continuing IBKC directors, and (iv) the chair of the Executive and Risk Committee will be (A) until the date on which Mr. Jordan succeeds Mr. Byrd as Chairman of the boards of directors of the combined company and the combined bank, a director selected from among the continuing IBKC directors by a majority vote of the continuing IBKC directors, and (B) thereafter, a director selected from among the continuing First Horizon directors by a majority vote of the continuing First Horizon directors.

Headquarters of the Combined Company and the Combined Bank After the Merger

Immediately following the effective time, the headquarters of the combined company and the combined bank will be located in Memphis, Tennessee. Following the effective time and until the expiration date, the headquarters for the combined company’s and the combined bank’s regional banking business will be located in New Orleans, Louisiana.

Commitments to the Community (page 135)

Prior to the closing date, IBKC will use its reasonable best efforts to establish a new charitable foundation (the “Louisiana First Horizon Foundation”), focused on community support in Louisiana. The initial members of the board of trustees of the Louisiana First Horizon Foundation will be selected by the IBKC board of directors and the First Horizon board of directors prior to the closing date, with the First Horizon board of directors entitled to select one (1) initial member and the IBKC board of directors entitled to select the remaining initial members. On the closing date, the combined company will contribute to the Louisiana First Horizon Foundation an amount in cash equal to $20 million.

Regulatory Approvals (page 135)

First Horizon and IBKC have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These approvals include, among others, the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Tennessee Department of Financial Institutions (the “TDFI”).

Although neither First Horizon nor IBKC knows of any reason why it cannot obtain these regulatory approvals in a timely manner, First Horizon and IBKC cannot be certain when or if they will be obtained.

Expected Timing of the Merger

First Horizon and IBKC expect to consummate the merger in the second quarter of 2020.

Conditions to Complete the Merger (page 157)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•	approval of the merger agreement and the First Horizon charter amendment by the holders of First Horizon common stock and approval of the merger agreement by the holders of IBKC common stock;
•	authorization for listing on the NYSE, subject to official notice of issuance, of the shares of First Horizon common stock and the rollover First Horizon depositary shares;
•

all regulatory authorizations, consents, orders and approvals from the Federal Reserve Board and the TDFI or such other approvals the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect (the “requisite regulatory approvals”) having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is part;
•

no order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger, the bank merger or the other transactions contemplated by the merger agreement illegal;

•	subject to materiality standards provided in the merger agreement, the accuracy of the representations and warranties of First Horizon and IBKC in the merger agreement;
•	performance in all material respects by each of First Horizon and IBKC of its obligations, covenants and agreements under the merger agreement; and
•	receipt by each of IBKC and First Horizon of an opinion from counsel as to certain tax matters.

Termination of the Merger Agreement (page 158)

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the receipt of the required vote to approve the merger agreement by First Horizon shareholders or IBKC shareholders, in the following circumstances:

•	by mutual written consent of First Horizon and IBKC;
•

by either First Horizon or IBKC if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either First Horizon or IBKC if the merger has not been completed on or before November 3, 2020 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either First Horizon or IBKC (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by IBKC, if: (1) the First Horizon board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to IBKC its recommendation in this joint proxy statement/prospectus that the holders of First Horizon common stock approve the merger agreement (the “First Horizon board recommendation”); (ii) fails to make the First Horizon board recommendation in this joint proxy statement/prospectus; (iii) adopts, approves, recommends or endorses an acquisition proposal (as defined below in “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 156) or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal; (iv) fails to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the First Horizon board recommendation within ten (10) business days (or such fewer number of days as remains prior to the First Horizon special meeting) after an acquisition proposal is made public or any request by IBKC to do so; or (v) publicly proposes to do any of the foregoing; or (2) First Horizon or the First Horizon board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the First Horizon board recommendation; or

•

by First Horizon, if: (1) the IBKC board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to First Horizon its recommendation in this joint proxy statement/prospectus that the holders of IBKC common stock and holders of IBKC preferred stock approve the merger agreement (the “IBKC board recommendation”); (ii) fails to make the IBKC board recommendation in this joint proxy statement/prospectus; (iii) adopts, approves, recommends or endorses an acquisition proposal or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal; (iv) fails to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the IBKC board recommendation within ten (10) business days (or such fewer number of days as remains prior to the IBKC special meeting) after an acquisition proposal is made public or any request by First Horizon to do so; or (v) publicly proposes to do any of the foregoing; or (2) IBKC or the IBKC board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the IBKC board recommendation.

Neither First Horizon nor IBKC is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of First Horizon common stock or IBKC common stock.

Termination Fee (page 159)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of IBKC’s or First Horizon’s respective boards, IBKC or First Horizon may be required to pay a termination fee to the other equal to $156 million.

Accounting Treatment (page 135)

First Horizon and IBKC each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting, and First Horizon will be treated as the accounting acquirer.

The Rights of Holders of IBKC Common Stock Will Change as a Result of the Merger (page 204)

The rights of holders of IBKC common stock are governed by Louisiana law and by the articles of incorporation and bylaws of IBKC. In the merger, holders of IBKC common stock will become holders of common stock of First Horizon, and their rights will be governed by Tennessee law and the First Horizon charter, as amended by the First Horizon charter amendment, and the bylaws of First Horizon, as amended by the First Horizon bylaw amendment. Holders of IBKC common stock will have different rights once they become holders of common stock of First Horizon due to differences between the IBKC governing documents and Louisiana law, on the one hand, and the First Horizon governing documents and Tennessee law, on the other hand. These differences are described in more detail under the section entitled “Comparison of Shareholders’ Rights” beginning on page 204.

Listing of First Horizon Common Stock and Rollover First Horizon Depositary Shares in Respect of Rollover First Horizon Preferred Stock; Delisting and Deregistration of IBKC Common Stock and Depositary Shares in Respect of IBKC Preferred Stock (page 176)

The shares of First Horizon common stock and rollover First Horizon depositary shares to be issued in the merger will be listed for trading on the NYSE. Following the merger, shares of First Horizon common stock will continue to be traded on the NYSE. In addition, following the merger, IBKC common stock and IBKC depositary shares will be delisted from the NASDAQ and deregistered under the Exchange Act.

The First Horizon Special Meeting (page 54)

The First Horizon special meeting will be held at First Horizon Building M-Level Auditorium 165 Madison Avenue Memphis, TN 38103 on April 24, 2020 at 10:00 AM, local time. At the First Horizon special meeting, holders of First Horizon common stock will be asked to vote on the following matters:

•	approve the First Horizon merger proposal;
•	approve the First Horizon charter amendment proposal;
•	approve the First Horizon compensation proposal; and
•	approve the First Horizon adjournment proposal.

You may vote at the First Horizon special meeting if you owned shares of First Horizon common stock at the close of business on February 24, 2020. As of February 24, 2020, there were 311,782,256 shares of First Horizon common stock outstanding, of which less than two percent (2%) were owned and entitled to be voted by First Horizon directors and executive officers and their affiliates. We currently expect that First Horizon’s directors and executive officers will vote their shares in favor of the First Horizon merger proposal and the First Horizon charter amendment proposal, although none of them has entered into any agreements obligating them to do so.

The First Horizon merger proposal will be approved if a majority of all the votes entitled to be cast on the proposal by the holders of First Horizon common stock are voted in favor of the proposal. The First Horizon charter amendment proposal, the First Horizon compensation proposal and the First Horizon adjournment proposal will each be approved if a majority of the votes cast at the First Horizon special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the First Horizon special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the First Horizon merger proposal, it will have the same effect as a vote “AGAINST” the First Horizon merger proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the First Horizon special meeting or fail to instruct your bank or broker how to vote with respect to the First Horizon charter amendment proposal, the First Horizon compensation proposal or the First Horizon adjournment proposal, you will not be deemed to have cast a vote with respect to the First Horizon charter amendment proposal, the First Horizon compensation proposal or the First Horizon adjournment proposal, as applicable, and it will have no effect on the applicable proposal.

The IBKC Special Meeting (page 61)

The IBKC special meeting will be held at IBERIABANK, 601 Poydras Street, 20th Floor, New Orleans, Louisiana 70130 on April 24, 2020, at 10:00 AM, local time. At the IBKC special meeting, holders of IBKC common stock will be asked to vote on the following matters:

•	approve the IBKC merger proposal;
•	approve the IBKC compensation proposal; and
•	approve the IBKC adjournment proposal.

You may vote at the IBKC special meeting if you owned shares of IBKC common stock at the close of business on February 24, 2020. As of February 24, 2020, there were 52,583,117 shares of IBKC common stock outstanding, of which less than three percent (3%) were owned and entitled to be voted by IBKC directors and executive officers and their affiliates. We currently expect that IBKC’s directors and executive officers will vote their shares in favor of the IBKC merger proposal, although none of them has entered into any agreements obligating them to do so.

The IBKC merger proposal will be approved if a majority of all the votes entitled to be cast on the IBKC merger proposal by the holders of IBKC common stock are voted in favor of such proposal. The IBKC compensation proposal will be approved if a majority of the votes cast by the holders of IBKC common stock at the IBKC special meeting are voted in favor of such proposal. The IBKC adjournment proposal will be approved if the affirmative vote of a majority of the votes cast by holders of IBKC common stock are voted in favor of the proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the IBKC special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the IBKC merger proposal, it will have the same effect as a vote “AGAINST” the IBKC merger proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the IBKC special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the IBKC compensation proposal, you will not be deemed to have cast a vote with respect to the IBKC compensation proposal and it will have no effect on the IBKC compensation proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the IBKC special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the IBKC adjournment proposal, you will not be deemed to have cast a vote with respect to the IBKC adjournment proposal and it will have no effect on the IBKC adjournment proposal.

Litigation Relating to the Merger (page 142)

Following the public announcement of the merger agreement, purported stockholders of IBKC filed a putative class action lawsuit and three individual lawsuits against IBKC, the members of the IBKC board of directors, and in the case of the putative class action, against First Horizon. Two of the individual lawsuits were filed in the United States District Court for the Eastern District of New York (Hertz v. IBERIABANK et al., No. 1:20-cv-00267 (filed Jan. 16, 2020); Cooksey v. IBERIABANK et al., No. 1:20-cv-00431 (filed Jan. 26, 2020)) and the third was filed in the United States District Court for the Southern District of New York, (Wang v. IBERIABANK, et al., No. 1:20-cv-00105 (filed on Jan. 6, 2020)). The putative class action was filed in the United States District Court for the District of Delaware (Parshall v. IBERIABANK et al., No. 1:20-cv-00027 (Jan. 8, 2020)). The complaints contain similar allegations contending, among other things, that the registration statement on Form S-4 misstated or failed to disclose certain allegedly material information in violation of federal securities laws. The complaints seek injunctive relief enjoining the merger, attorneys and experts’ fees, and other remedies.

On March 9, 2020, a purported stockholder of First Horizon filed an individual lawsuit against First Horizon and members of the First Horizon board of directors in the United States District Court for the Western District of Tennessee (Bushansky v. First Horizon National Corp. et al., No. 2:20-cv-02170-JTF-cgc (filed Mar. 9, 2020)), alleging that the amended registration statement on Form S-4 omits or misrepresents allegedly material information in violation of federal securities laws. This complaint similarly seeks injunctive relief enjoining the merger, attorneys and experts’ fees, and other remedies.

Risk Factors (page 43)

In evaluating the merger agreement, the merger or the issuance of shares of First Horizon common stock and rollover First Horizon depositary shares, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 43.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FIRST HORIZON

The following table presents selected historical consolidated financial data for First Horizon as of and for the dates indicated. The selected consolidated financial data presented below as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 is derived from First Horizon’s audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial data as of December 31, 2017, 2016 and 2015 and for the years ended December 31, 2016 and 2015 is derived from First Horizon’s audited consolidated financial statements, which are not included or incorporated by reference in this joint proxy statement/prospectus. You should not assume the results of operations for past periods indicate results for any future period.

The following information should be read in conjunction with the historical audited consolidated financial statements of First Horizon and the related notes, including those contained in its Annual Report on Form 10-K for the year ended December 31, 2019 and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such Annual Report which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 222.

(Dollars in millions, except per share data)	As of and for the Years Ended December 31,
	2019		2018		2017		2016		2015
Net Income	$452.4		$556.5		$177.0		$238.5		$97.3
Income available to common shareholders	434.7		538.8		159.3		220.8		79.7

Common Stock Data
Earnings per common share	$1.39		$1.66		$0.66		$0.95		$0.34
Diluted earnings per common share	1.38		1.65		0.65		0.94		0.34
Cash dividend declared per common share	0.56		0.48		0.36		0.28		0.24
Book value per common share	15.04		13.79		12.82		9.90		9.42
Closing price of common stock per share:
High	17.28		20.61		20.76		20.61		16.20
Low	13.37		12.40		16.05		11.62		12.31
Year-end	16.56		13.16		19.99		20.01		14.52
Cash dividend per common share/year-end closing price	3.4%		3.6%		1.8%		1.4%		1.7%
Cash dividends per common share/diluted earnings per common share	40.6%		29.1%		55.4%		29.8%		70.6%
Price/earnings ratio	12.0	x	8.0	x	30.8	x	21.3	x	42.7	x
Market capitalization	$5,157.9		$4,192.4		$6,531.5		$4,674.8		$3,464.3
Average shares (thousands)	313,637		324,375		241,436		232,700		234,189
Average diluted shares (thousands)	315,657		327,445		244,453		235,292		236,266
Period-end shares outstanding (thousands)	311,469		318,573		326,736		233,624		238,587
Volume of shares traded (thousands)	824,843		898,276		790,153		574,196		562,553
Selected Average Balances
Total assets	$41,744.3		$40,225.5		$29,924.8		$27,427.2		$25,636.0
Total loans, net of unearned income	29,188.6		27,213.8		20,104.0		18,303.9		16,624.4
Securities available-for-sale	4,500.1		4,718.3		4,021.6		4,002.1		3,692.3
Earnings assets	37,165.5		35,676.6		27,461.0		25,180.1		23,456.2
Total deposits	32,403.0		30,903.1		23,072.1		20,898.8		18,753.7
Total term borrowings	1,117.0		1,211.9		1,077.3		1,130.2		1,557.2
Common equity	4,529.8		4,226.5		2,579.3		2,300.4		2,190.1
Total equity	4,920.9		4,617.5		2,970.3		2,691.5		2,581.2
Selected Period-End Balances
Total assets	$43,310.9		$40,832.3		$41,423.4		$28,555.2		$26,192.6
Total loans, net of unearned income	31,061.1		27,535.5		27,658.9		19,589.5		17,686.5
Securities available-for-sale	4,445.4		4,626.5		5,170.3		3,943.5		3,929.8
Earnings assets	38,572.1		36,201.0		36,953.5		26,280.2		23,971.5
Total deposits	32,429.5		32,683.0		30,620.4		22,672.4		19,967.5
Total term borrowings	791.4		1,171.0		1,218.1		1,040.7		1,312.7
Common equity	4,685.0		4,394.3		4,189.4		2,314.0		2,248.5
Total equity	5,076.0		4,785.4		4,580.5		2,705.1		2,639.6

(Dollars in millions, except per share data)	As of and for the Years Ended December 31,
	2019	2018	2017	2016	2015
Selected Ratios
Return on average common equity(a)	9.60%	12.75%	6.18%	9.60%	3.64%
Return on average tangible common equity(b)(c)	14.71	20.28	7.23	10.59	3.97
Return on average assets(d)	1.08	1.38	0.59	0.87	0.38
Net interest margin(e)	3.28	3.45	3.12	2.94	2.83
Allowance for loan losses to loans	0.64	0.66	0.69	1.03	1.19
Net charge-offs to average loans	0.09	0.06	0.06	0.10	0.19
Total period-end equity to period-end assets	11.72	11.72	11.06	9.47	10.08
Tangible common equity to tangible assets(c)	7.48	7.15	6.57	7.42	7.82
Common equity tier 1 ratio	9.20	9.77	8.88	9.94	10.45

Certain numbers may not add to total due to rounding.

(a)	Calculated using net income available to common shareholders divided by average common equity.
(b)	Calculated using net income available to common shareholders divided by average tangible common equity.
(c)	Represents a non-GAAP measure. Reconciliation appears below.
(d)	Calculated using net income divided by average assets.
(e)

Calculated using total net interest income adjusted for fully taxable equivalent assuming a statutory federal income tax rate of 21 percent in 2019 and 2018 and 35 percent prior to 2018, and, where applicable, state income taxes.

Non-GAAP to GAAP Reconciliation

(Dollars in millions)	As of and for the Years Ended December 31,
	2019	2018	2017	2016	2015
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$5,076.0	$4,785.4	$4,580.5	$2,705.1	$2,639.6
Less: Noncontrolling interest(a)	295.4	295.4	295.4	295.4	295.4
Less: Preferred Stock(a)	95.6	95.6	95.6	95.6	95.6

Total common equity	4,685.0	4,394.3	4,189.4	2,314.0	2,248.5
Less: Intangible assets (GAAP)(b)	1,563.0	1,587.8	1,571.2	212.4	217.5

(B) Tangible common equity (Non-GAAP)	$3,122.0	$2,806.5	$2,618.2	$2,101.6	$2,031.0
Tangible Assets (Non-GAAP)
(C) Total assets (GAAP)	$43,310.9	$40,832.3	$41,423.4	$28,555.2	$26,192.6
Less: Intangible assets (GAAP)(b)	1,563.0	1,587.8	1,571.2	212.4	217.5

(D) Tangible assets (Non-GAAP)	$41,747.9	$39,244.4	$39,852.1	$28,342.8	$25,975.1

Average Tangible Common Equity (Non-GAAP)
Average total equity (GAAP)	$4,920.9	$4,617.5	$2,970.3	$2,691.5	$2,581.2
Less: Average noncontrolling interest(a)	295.4	295.4	295.4	295.4	295.4
Less: Average preferred stock(a)	95.6	95.6	95.6	95.6	95.6

(E) Total average common equity	4,529.8	4,226.5	2,579.3	2,300.4	2,190.1
Less: Average intangible assets (GAAP)(b)	1,575.3	1,570.0	376.3	214.9	183.1

(F) Average tangible common equity (Non-GAAP)	$2,954.5	$2,656.5	$2,203.0	$2,085.5	$2,007.0
Net Income Available to Common Shareholders
(G) Net income available to common shareholders	$434.7	$538.8	$159.3	$220.8	$79.7
Ratios
(A)/(C) Total equity to total assets (GAAP)	11.72%	11.72%	11.06%	9.47%	10.08%
(B)/(D) Tangible common equity to tangible assets (Non-GAAP)	7.48%	7.15%	6.57%	7.42%	7.82%
(G)/(E) Return on average common equity (GAAP)	9.60%	12.75%	6.18%	9.60%	3.64%
(G)/(F) Return on average tangible common equity (Non-GAAP)	14.71%	20.28%	7.23%	10.59%	3.97%

Certain numbers may not add due to rounding.

(a)	Included in Total equity on the Consolidated Statements of Condition.
(b)	Includes goodwill and other intangibles assets, net of amortization.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF IBKC

The following table presents selected historical consolidated financial data for IBKC as of and for the dates indicated. The selected consolidated financial data presented below as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 is derived from IBKC’s audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial data as of December 31, 2017, 2016 and 2015 and for the years ended December 31, 2016 and 2015 is derived from IBKC’s audited consolidated financial statements, which are not included or incorporated by reference in this joint proxy statement/prospectus.

You should not assume the results of operations for past periods indicate results for any future period.

The following information should be read in conjunction with the historical audited consolidated financial statements of First Horizon and the related notes, including those contained in its Annual Report on Form 10-K for the year ended December 31, 2019 and the historical unaudited consolidated financial statements of IBKC and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such Annual Report which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 222.

(Dollars in thousands, except per share data)(1)	As of and for the Years ended December 31,
	2019	2018	2017	2016	2015
Net income	$384,155	370,249	$142,413	$186,777	$142,844
Income available to common shareholders	371,553	361,154	133,318	178,800	142,844
Common Stock Data
Earnings per common share	$6.97	6.50	$2.61	$4.32	$3.69
Diluted earnings per common share	6.92	6.46	2.59	4.30	3.68
Cash dividends declared per common share	1.76	1.56	1.46	1.40	1.36
Book value per common share	78.37	71.61	66.17	62.68	58.87
Selected Average Balances
Total assets	$31,377,868	29,578,026	$24,480,656	$20,321,234	$18,402,706
Total loans and leases, net of unearned income	23,272,627	21,642,095	17,169,772	14,661,054	13,273,329
Securities available for sale	4,479,985	4,604,011	4,233,256	2,909,962	2,534,660
Earning assets	28,813,376	27,199,588	22,482,689	18,477,064	16,652,051
Total deposits	24,403,990	22,920,474	18,971,764	16,225,141	15,152,126
Total borrowings	2,233,084	2,444,236	1,760,180	1,230,382	814,231
Common equity	4,029,638	3,750,631	3,376,253	2,524,996	2,229,528
Total equity	4,233,581	3,882,728	3,508,350	2,637,594	2,261,034
Selected Period-End Balances
Total assets	$31,713,450	$30,833,015	$27,904,129	$21,659,190	$19,504,068
Total loans and leases, net of unearned income	24,021,499	22,519,815	20,078,181	15,064,971	14,327,428
Securities available for sale	3,993,360	4,783,579	4,590,062	3,446,097	2,800,286
Earning assets	29,068,322	28,263,439	25,585,919	19,963,230	17,775,545
Total deposits	25,219,349	23,763,431	21,466,717	17,408,283	16,178,748
Total borrowings	1,547,895	2,649,033	2,487,132	1,138,089	667,064
Common equity	4,108,249	3,924,180	3,564,694	2,807,597	2,422,023
Total equity	4,336,734	4,056,277	3,696,791	2,939,694	2,498,835
Selected Ratios(2)
Return on average common equity(3)	9.22%	9.63%	3.95%	7.08%	6.41%
Return on average assets(4)	1.22	1.25	0.58	0.92	0.78
Net interest margin(5)(6)	3.45	3.75	3.64	3.56	3.58
Allowance for loan and lease losses to loans and leases at end of period	0.61	0.62	0.70	0.96	0.97
Net charge-offs to average loans and leases	0.13	0.15	0.33	0.23	0.08
Total period-end equity to period-end assets	13.67	13.16	13.25	13.57	12.81
Tangible common equity to tangible assets(7)	9.24	8.84	8.61	9.82	8.86
Common equity tier 1 ratio	10.52	10.72	10.57	11.84	10.10

N/A-not applicable

NM-not meaningful

(1)

The 2018 data is impacted by IBKC’s acquisition of Gibraltar Private Bank & Trust Company on March 23, 2018 and SolomonParks Title & Escrow, LLC on January 12, 2018. The 2017 data is impacted by IBKC’s acquisition of Sabadell United Bank, N.A. on July 31, 2017. The 2015 data is impacted by IBKC’s acquisitions of Florida Bank Group, Inc. on February 28, 2015, Old Florida Bancshares, Inc. on March 31, 2015, and Georgia Commerce Bancshares, Inc. on May 31, 2015.

(2)	With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(3)	Calculated using net income available to common shareholders divided by average common equity.
(4)	Calculated using net income divided by average assets.
(5)

Calculated using the tax benefit associated with related income sources that are tax-exempt using a rate of 21% for 2019 and 2018 and a rate of 35% for prior years, which approximates the marginal tax rate.

(6)	Net interest margin represents net interest income as a percentage of average earning assets.
(7)	Represents a non-GAAP measure. Reconciliation to total equity to total assets (GAAP) appears below.

Certain numbers may not add to total due to rounding.

Non-GAAP to GAAP Reconciliation

(Dollars in thousands)	As of and for the Years Ended December 31,
	2019	2018	2017	2016	2015
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$4,336,734	$4,056,277	$3,696,791	$2,939,694	$2,498,835
Less: Preferred Stock(1)	228,485	132,097	132,097	132,097	76,812
Total common equity	4,108,249	3,924,180	3,564,694	2,807,597	2,422,023
Less: Intangible assets (GAAP)(2)	1,297,095	1,315,462	1,271,807	755,765	761,871
(B) Tangible common equity (Non-GAAP)	2,811,154	2,608,718	2,292,887	2,051,832	1,660,152
Tangible Assets (Non-GAAP)
(C) Total assets (GAAP)	$31,713,450	$30,833,015	$27,904,129	$21,659,190	$19,504,068
Less: Intangible assets (GAAP)(2)	1,297,095	1,315,462	1,271,807	755,765	761,871
(D) Tangible assets (Non-GAAP)	30,416,355	29,517,553	26,632,322	20,903,425	18,742,197
Ratios
(A)/(C) Total equity to total assets (GAAP)	13.67%	13.16%	13.25%	13.57%	12.81%
(B)/(D) Tangible common equity to tangible assets (Non-GAAP)	9.24%	8.84%	8.61%	9.82%	8.86%

(1)	Included in total shareholders’ equity on the Consolidated Balance Sheets.
(2)	Includes goodwill and other acquisition-related intangible assets, net of amortization.

Certain numbers may not add to total due to rounding.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables show unaudited pro forma financial information about the financial condition and results of operations, including per share data, after giving effect to the merger between First Horizon and IBKC as well as the purchase of certain branches of SunTrust Bank by First Horizon (the “SunTrust Purchase”) and other pro forma adjustments. The unaudited pro forma financial information assumes that the IBKC merger and the SunTrust Purchase are accounted for under the acquisition method of accounting, and the assets and liabilities of IBKC and the purchased branches of SunTrust Bank will generally be recorded by First Horizon at their respective fair values as of the date the transactions were or are (as applicable) completed. The unaudited pro forma combined balance sheet gives effect to the transactions as if the transactions had occurred on December 31, 2019. The unaudited pro forma combined income statement for the year ended December 31, 2019, gives effect to the transactions as if the transactions had become effective at January 1, 2019. The unaudited selected pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of First Horizon, which are incorporated in this joint proxy statement/prospectus by reference, the consolidated financial statements and related notes of IBKC, which are incorporated in this joint proxy statement/prospectus by reference, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 222 and “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 166.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, including those discussed in the section entitled “Risk Factors” beginning on page 44. In addition, as explained in more detail in the accompanying notes to the “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 166, the preliminary allocations of the pro forma purchase prices reflected in the unaudited pro forma condensed combined financial information are subject to adjustment and may vary materially from the actual purchase price allocations that will be recorded upon completion of the merger and the SunTrust Purchase.

The risk of such variance is particularly significant with respect to the allocation of the purchase price for the merger, because such allocation is based, in large part, on First Horizon’s price per common share as of the closing date. Specifically, the preliminary allocation of the pro forma purchase price for the merger reflected in the unaudited pro forma condensed combined financial information assumes a price per common share of $13.33, the trading price of First Horizon’s common stock as of market close on February 28, 2020. Since February 28, 2020 the financial, commodities (including oil and gas) and other markets generally have experienced extreme volatility due to, in large part, the coronavirus pandemic. Such volatility has resulted in a significant drop in the trading price of First Horizon common stock, which, as of market close on March [  ], 2020, was $[  ], a [  ]% decline from the February 28, 2020 market close trading price. The continuation of this volatility of financial, commodities (including oil and gas) and other markets generally and its continued effect on the trading price of First Horizon common stock will largely depend on future developments, which we cannot accurately predict, including new information which may emerge concerning the severity of the coronavirus pandemic, the success of governmental and private actions taken to contain or treat the coronavirus pandemic, and reactions by consumers, companies, governmental entities, and financial, commodities (including oil and gas) and other markets to such actions. Given this volatility and uncertainty as to whether such markets, and the trading price of First Horizon common stock, will stabilize or return to pre-coronavirus pandemic levels, the unaudited pro forma financials of the combined company included in this joint proxy statement/prospectus may not be indicative of the combined company’s actual financial condition as of the closing date.

(Dollars in thousands)	Year Ended December 31, 2019
Statements of Income
Net interest income	$2,264,591
Provision for loan losses	88,657

Net interest income after provision for loan losses	2,175,934
Noninterest income	909,306
Noninterest expense	1,966,538

Income before income taxes	1,118,702
Income taxes	256,953

Net income	$861,749

As of December 31, 2019
Balance Sheet
Investment securities	$8,578,662
Total net loans	55,111,525
Goodwill	1,866,172
Total assets	76,417,540
Deposits	59,953,652
Term borrowings	2,102,533
Shareholders’ equity	8,231,764

For the sole purpose of illustrating the effect of various trading prices of First Horizon common stock on certain items of the unaudited pro forma financials of the combined company, the below “Hypothetical Illustration of First Horizon Common Stock Trading Price Impact on Selected December 31, 2019 Pro Forma Financial Information” table sets out the hypothetical value of the total merger consideration per share of IBKC common stock, goodwill, and shareholders’ equity, based on various hypothetical trading prices of First Horizon common stock. This illustration is intended to show the effect on those measures if the trading price of First Horizon’s common stock as of February 28, 2020 had differed from $13.33 (the actual trading price of First Horizon common stock as of February 28, 2020 and the trading price used to calculate the pro forma purchase price of the merger), with all other information used to create the unaudited pro forma condensed combined financial information held constant. This illustration does not show how the pro forma presentation would have changed if loan, deposit, investment, and other values had been re-assessed as of any other date. Variation in loan, deposit, investment, and other values over time can significantly affect the pro forma presentation, and, as such, the calculations of goodwill and shareholders’ equity at the applicable trading prices set forth below are not necessarily indicative of, and may materially vary from, the combined company’s actual goodwill and shareholders’ equity as of the closing date.

Hypothetical Illustration of First Horizon Common Stock Trading Price Impact on Selected December 31, 2019 Pro Forma Financial Information

FHN Common Stock Trading Price(a)	Total Merger Consideration Per Share of IBKC Common Sock	Goodwill		Shareholders’ Equity
$18.00	$82.51	$2,950,101		$9,365,613
$16.00	$73.34	$2,463,507		$8,880,025
$14.00	$64.18	$1,976,915		$8,394,437
$12.00	$55.01	$1,490,323		$7,908,848
$10.00	$45.84	$1,432,787	(b)	$7,852,319	(b)
$8.00	$36.67	$1,432,787	(b)	$7,853,324	(b)

(a)

Range of First Horizon common stock trading prices is for illustrative purposes only and the First Horizon common stock trading price as of the closing of the merger may fall outside the range set forth in this table.

(b)	At such stock price, hypothetical goodwill of the merger is less than zero resulting in a purchase accounting gain which is reflected as an increase in shareholders’ equity.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The historical per share data for First Horizon common stock and IBKC common stock below has been derived from the audited consolidated financial statements of each of First Horizon and IBKC as of and for the year ended December 31, 2019, which is incorporated by reference herein.

The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2019, the beginning of the earliest period presented, in the case of continuing net income per share data, and as of December 31, 2019 in the case of book value per share data, assuming that each outstanding share of IBKC common stock had been converted into shares of First Horizon common stock based on the exchange ratio of 4.584 shares of First Horizon common stock for each share of IBKC common stock. The unaudited pro forma combined per share data has been derived from the audited consolidated financial statements for each of First Horizon and IBKC as of and for the year ended December 31, 2019.

The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 166 for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of IBKC and the purchased branches of SunTrust Bank at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.

The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger and asset purchase.

The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of a holder of IBKC common stock. The information was calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 4.584.

You should read the information below in conjunction with the selected consolidated historical financial data included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of First Horizon and IBKC and related notes that have been filed with the SEC, certain of which are incorporated by reference herein. See “Selected Consolidated Historical Financial Data of First Horizon”, “Selected Consolidated Historical Financial Data of IBKC” and “Where You Can Find More Information” beginning on pages 32, 34, and 222, respectively. The unaudited pro forma combined per share data and the unaudited pro forma combined per share equivalent data has been derived from, and should be read in conjunction with, the unaudited pro forma combined financial information and related notes included in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 166, which are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of First Horizon and the related notes included in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2019 which is incorporated by reference herein, and (ii) the historical audited consolidated financial statements of IBKC and the related notes included in IBKC’s Annual Report on Form 10-K for the year ended December 31, 2019 and 2018 which is incorporated by reference herein.

	First Horizon (As reported)	Pro Forma First Horizon including SunTrust Purchase(a)	IBKC (As reported)	Pro Forma First Horizon including SunTrust Purchase and IBKC(a)	Pro Forma Equivalent Per Share of IBKC Common Stock(b)
For the year ended December 31, 2019:
Basic earnings per share	$1.39	$1.40	$6.97	$1.50	$6.88
Diluted earnings per share	1.38	1.39	6.92	1.49	6.83
Cash dividends(c)	0.56	0.56	1.76	0.56	2.57
Book value at December 31, 2019(d)	15.04	15.04	78.37	14.24	65.28

(a)	Pro forma earnings per share are based on pro forma combined net income and pro forma combined weighted average common shares outstanding at the end of the period.
(b)	Pro forma equivalent per share information is calculated based on pro forma combined data multiplied by the applicable exchange ratio of 4.584.
(c)	Pro forma dividends per share represents First Horizon’s historical dividends per share.
(d)	Book value per common share is calculated based on pro forma combined equity and pro forma combined common shares outstanding at the end of the period.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “continue,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “goal,” “positions,” “prospects,” “potential,” “will,” “would,” “should,” “could,” “may” and words and terms of similar substance used in connection with any discussions regarding timing of completion of the merger, expected benefits of the merger and the future operating or financial performance of First Horizon, IBKC or the combined company identify forward-looking statements. All forward-looking statements are management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 43 and the factors previously disclosed in First Horizon’s and IBKC’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement;
•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;
•	delays in completing the transaction;
•

the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the completion of the merger on a timely basis or at all;

•

the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where First Horizon and IBKC do business;

•	certain restrictions during the pendency of the merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;
•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	the impact of purchase accounting with respect to the merger, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
•	diversion of management’s attention from ongoing business operations and opportunities;
•	ability of management to execute their respective business plans and strategies and manage the risks involved with consummating the transaction;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;
•

the ability to complete the transaction and integration of First Horizon and IBKC successfully, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to First Horizon’s or IBKC’s existing businesses;

•	the challenges of integrating, retaining and hiring key personnel;

•	failure to attract new customers and retain existing customers in the manner anticipated;
•	the effect of divestitures that may be required by regulatory authorities in certain markets in which First Horizon and IBKC compete;
•	any interruption or breach of security as a result of systems integration resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;
•	changes in First Horizon’s stock price before closing, including as a result of the financial performance of IBKC prior to closing;
•	the dilution caused by First Horizon’s issuance of additional shares of its capital stock in connection with the transaction;
•

operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which First Horizon and IBKC are highly dependent;

•

changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;
•

changes in interest rates, which may affect First Horizon’s or IBKC’s net income and other future cash flows, or the market value of First Horizon’s or IBKC’s assets, including its investment securities;

•	changes in accounting principles, policies, practices or guidelines;
•	changes in First Horizon’s credit ratings or in First Horizon’s ability to access the capital markets;
•

natural disasters, war or terrorist activities, or pandemics, or the outbreak of COVID-19 or similar outbreaks, and their effects on economic and business environments in which First Horizon and IBKC operate; and

•	other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting First Horizon’s or IBKC’s operations, pricing and services.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, First Horizon and IBKC claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Except as required by applicable law, neither First Horizon nor IBKC undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that First Horizon and IBKC have filed with the SEC as described under “Where You Can Find More Information” beginning on page 222.

We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 41, you should carefully consider the following risk factors in deciding whether to vote for the approval of the merger agreement and, for the First Horizon shareholders, the approval of the First Horizon charter amendment proposal.

Because the market price of First Horizon common stock may fluctuate, holders of IBKC common stock cannot be certain of the market value of the merger consideration they will receive.

In the merger, each share of IBKC common stock issued and outstanding immediately prior to the effective time (other than certain shares held by First Horizon or IBKC) will be converted into 4.584 shares of First Horizon common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either First Horizon common stock or IBKC common stock. Changes in the price of First Horizon common stock between now and the time of the merger will affect the value that holders of IBKC common stock will receive in the merger. Neither First Horizon nor IBKC is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of First Horizon common stock or IBKC common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in IBKC’s and First Horizon’s businesses, operations and prospects, the recent volatility in the prices of securities in global financial markets, including market prices of IBKC, First Horizon and other banking companies, the recent pandemic of the novel strain of coronavirus (COVID-19) and regulatory considerations, many of which factors are beyond IBKC’s and First Horizon’s control. Therefore, at the time of the First Horizon special meeting and the IBKC special meeting, holders of First Horizon common stock and holders of IBKC common stock will not know the market value of the consideration that IBKC shareholders will receive at the effective time. You should obtain current market quotations for shares of First Horizon common stock and for shares of IBKC common stock.

The market price of First Horizon common stock after the merger may be affected by factors different from those affecting the shares of IBKC common stock or First Horizon common stock currently.

In the merger, holders of IBKC common stock will become holders of First Horizon common stock. First Horizon’s business differs from that of IBKC. Accordingly, the results of operations of the combined company and the market price of First Horizon common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Horizon and IBKC. For a discussion of the businesses of First Horizon and IBKC and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 222.

The fairness opinions delivered by Morgan Stanley and KBW and Goldman Sachs, respectively, to First Horizon’s and IBKC’s respective boards of directors prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the dates of the opinions.

The respective boards of directors of First Horizon and IBKC have not obtained updated fairness opinions either as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of such opinions from Morgan Stanley, which is First Horizon’s financial advisor, or from KBW or Goldman Sachs, each of which is IBKC’s financial advisor. Changes in the operations and prospects of First Horizon or IBKC, general market and economic conditions and other factors which may be beyond the control of First Horizon and IBKC, including the recent pandemic of coronavirus (COVID-19) that has caused higher than normal volatility in the financial markets generally, and the market prices of First Horizon and IBKC, may have altered the value of First Horizon or IBKC or the prices of shares of First Horizon common stock and shares of IBKC common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of any date other than the dates of those opinions.

Combining First Horizon and IBKC may be more difficult, costly or time consuming than expected and First Horizon and IBKC may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of First Horizon and IBKC. To realize the anticipated benefits and cost savings from the merger, which are expected to be approximately $170 million in annual pre-tax cost savings (primarily resulting from redundancies in areas such as general overhead, bank branches, operations and computer services), First Horizon and IBKC must integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If First Horizon and IBKC are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements—Note 5—Estimated Cost Savings and Merger Integration Costs” beginning on page 174.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company after the completion of the merger.

First Horizon and IBKC have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of First Horizon and IBKC during this transition period and for an undetermined period after completion of the merger on the combined company.

Furthermore, the board of directors and executive leadership of the combined company will consist of former directors and executive officers from each of First Horizon and IBKC. Combining the boards of directors and management teams of each company into a single board and a single management team could require the reconciliation of differing priorities and philosophies.

The combined company may be unable to retain First Horizon and/or IBKC personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by First Horizon and IBKC. It is possible that these employees may decide not to remain with First Horizon or IBKC, as applicable, while the merger is pending or with the combined company after the merger is consummated. If First Horizon and IBKC are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, First Horizon and IBKC could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, if key employees terminate their employment, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating First Horizon and IBKC to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, First Horizon and IBKC may not be able to locate or retain suitable replacements for any key employees who leave either company. For more information, see “Governance of the Combined Company After the Merger—Chairman of the Board and Chief Executive Officer” and “Governance of the Combined Company After the Merger—Management Team” each beginning on pages 133 and 134.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board and various other bank regulatory, antitrust, insurance and other authorities in the United States. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals” beginning on page 135. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. The Federal Reserve Board has stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the Federal Reserve Board will expect the banking organization to resolve all such weaknesses before applying for such expansionary activity. The Federal Reserve Board has also stated that if issues arise during the processing of an application for expansionary activity, it will expect the applicant banking organization to withdraw its application pending resolution of any supervisory concerns.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

In addition, despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, neither First Horizon nor IBKC will be required, and neither party will be permitted without the prior written consent of the other party, to take actions or agree to conditions that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. See “The Merger—Regulatory Approvals” beginning on page 135.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual purchase price as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and are not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the IBKC identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of IBKC as of the date of the completion of the merger. Financial markets generally, and the market prices of stock of First Horizon and IBKC, are experiencing higher than normal volatility and, therefore, the actual purchase price may vary significantly from the purchase price used in preparing the unaudited pro forma combined consolidated financial information in this document. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 166.

Certain of First Horizon’s and IBKC’s directors and executive officers may have interests in the merger that may differ from the interests of holders of First Horizon common stock and holders of IBKC common stock.

Holders of First Horizon common stock and holders of IBKC common stock should be aware that some of First Horizon’s and IBKC’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of First Horizon common stock and holders of IBKC common stock. These interests and arrangements may create potential conflicts of interest. The First Horizon and IBKC boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that holders of common stock vote to approve the merger agreement. For a more complete description of these interests, please see “The Merger—Interests of Certain First Horizon Directors and Executive Officers in the Merger” beginning on page 116 and “The Merger—Interests of Certain IBKC Directors and Executive Officers in the Merger” beginning on page 122.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) the approval of the First Horizon merger proposal and the First Horizon charter amendment proposal by the requisite vote of the First Horizon shareholders; (ii) the approval of the IBKC merger proposal by the requisite vote of the IBKC shareholders; (iii) authorization for listing on the NYSE of the shares of First Horizon common stock and rollover First Horizon preferred stock (or depositary shares in respect thereof) to be issued in the merger; (iv) the receipt of all required regulatory approvals which are necessary to close the merger and the bank merger and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition; (v) the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose; (vi) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal; (vii) subject to certain exceptions, the accuracy of the representations and warranties of each party, generally subject to a material adverse effect qualification; (viii) the prior performance in all material respects by each party of the obligations required to be performed by it at or prior to the closing date; and (ix) receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or First Horizon or IBKC may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 158.

Failure to complete the merger could negatively impact First Horizon or IBKC.

If the merger agreement is not completed for any reason, including as a result of First Horizon shareholders failing to approve either the First Horizon merger proposal or the First Horizon charter amendment or IBKC shareholders failing to approve the IBKC merger proposal, there may be various adverse consequences and First Horizon and/or IBKC may experience negative reactions from the financial markets and from their respective customers and employees. For example, First Horizon’s or IBKC’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of First Horizon common stock or IBKC common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. First Horizon and/or IBKC also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against First Horizon or IBKC to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either First Horizon or IBKC may be required to pay a termination fee of $156 million to the other party.

Additionally, each of First Horizon and IBKC has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, First Horizon and IBKC would have to pay these expenses without realizing the expected benefits of the merger.

First Horizon and IBKC will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on First Horizon or IBKC. These uncertainties may impair First Horizon’s or IBKC’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with First Horizon or IBKC to seek to change existing business relationships with First Horizon or IBKC. In addition, subject to certain exceptions, First Horizon and IBKC have agreed to operate their respective businesses in the ordinary course prior to the closing, and each party is restricted from making certain acquisitions and taking other specified actions without the consent of the other party until the merger is completed. These restrictions may prevent First Horizon and/or IBKC from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 150 for a description of the restrictive covenants applicable to First Horizon and IBKC.

The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with either First Horizon or IBKC.

The merger agreement contains provisions that restrict each of First Horizon’s and IBKC’s ability to, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by each respective board of directors, engage in any negotiations concerning, or provide any confidential or nonpublic information or data relating to, any alternative acquisition proposals. These provisions, which include a $156 million termination fee payable under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of First Horizon or IBKC from considering or proposing that acquisition even if, in the case of a potential acquisition of IBKC, it were prepared to pay consideration with a higher per share price to IBKC shareholders than what is contemplated in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire First Horizon or IBKC than it might otherwise have proposed to pay. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” and “The Merger Agreement—Shareholder Meetings and Recommendation of First Horizon’s and IBKC’s Boards of Directors” beginning on pages 156 and 155 respectively.

The shares of First Horizon common stock to be received by holders of IBKC common stock as a result of the merger will have different rights from the shares of IBKC common stock.

In the merger, holders of IBKC common stock will become holders of First Horizon common stock and their rights as shareholders will be governed by Tennessee law and the governing documents of the combined company. The rights associated with First Horizon common stock are different from the rights associated with IBKC common stock. See “Comparison of Shareholders’ Rights” beginning on page 204 for a discussion of the different rights associated with First Horizon common stock.

The rights of holders of First Horizon common stock and of holders of rollover First Horizon depositary shares to pursue claims against First Horizon or the depositary, as applicable, are limited by First Horizon’s bylaws and by the terms of the deposit agreements.

First Horizon’s bylaws, which will govern the combined company following completion of the merger, provide that, unless First Horizon consents in writing to an alternative forum, a state or federal court located within Shelby County in the State of Tennessee will be the sole and exclusive forum for (i) any derivative action or proceeding brought in the right of First Horizon, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of First Horizon to First Horizon or its shareholders, (iii) any action asserting a claim against First Horizon or any director, officer or other employee of First Horizon arising pursuant to any provision of the TBCA, of First Horizon’s charter or bylaws or (iv) any action asserting a claim against First Horizon or any director, officer or other employee of First Horizon that is governed by the internal affairs doctrine. In addition, the deposit agreements between IBKC and the depositary, which will be assumed by First Horizon at closing and will govern the rights of the rollover First Horizon depositary shares following completion of the merger, provide that any action or proceeding arising out of or relating in any way to the applicable deposit agreement may only be brought in a state court located in the State of New York or in the United States District Court for the Southern District of New York.

The foregoing exclusive forum clauses may have the effect of discouraging lawsuits against First Horizon or its directors, officers or other employees, or against the depositary, as applicable. Exclusive forum clauses may also lead to increased costs to bring a claim, or may limit the ability of holders of First Horizon common stock or holders of rollover First Horizon depositary shares to bring a claim in a judicial forum they find favorable.

To the fullest extent permitted by law, the exclusive forum clauses in First Horizon’s bylaws and in the deposit agreements will apply, respectively, to any actions or proceedings described in the first paragraph of this risk factor that arise or purport to arise under the federal securities laws, including the Securities Act and the Exchange Act. However, holders of First Horizon common stock and holders of rollover First Horizon depositary shares will not be deemed to have waived First Horizon’s compliance with the federal securities laws and the rules and regulations thereunder. To the extent these exclusive forum provisions restrict the courts in which holders of First Horizon common stock or holders of rollover First Horizon depositary shares may bring claims arising under the federal securities laws, there is uncertainty as to whether a court would enforce such provisions.

First Horizon and IBKC will incur transaction and integration costs in connection with the merger.

First Horizon and IBKC have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, the combined company will incur integration costs following the completion of the merger as First Horizon and IBKC integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Anticipated future merger and integration-related pre-tax costs are currently estimated to be $440 million. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements—Note 5—Estimated Cost Savings and Merger Integration Costs” beginning on page 174.

There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. First Horizon and IBKC may also incur additional costs to maintain employee morale and to retain key employees. First Horizon and IBKC will also incur significant legal, financial advisory, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. See “The Merger Agreement—Expenses and Fees” beginning on page 160.

In connection with the merger, First Horizon will assume IBKC’s outstanding debt obligations and preferred stock, and the combined company’s level of indebtedness following the completion of the merger could adversely affect the combined company’s ability to raise additional capital and to meet its obligations under its existing indebtedness.

In connection with the merger, First Horizon will assume IBKC’s outstanding indebtedness and IBKC’s obligations related to its outstanding preferred stock. As of December 31, 2019, IBKC’s outstanding consolidated indebtedness consisted of $1,343,687,000 in long-term debt obligations, consisting of $1,188,584,000 in Federal Home Loan Bank advances, $34,993,000 in notes payable, and $120,110,000 in trust preferred securities. Of such long-term debt obligations, $582,371,000 matures in 2020, $175,225,000 matures in 2021 and the balance matures in 2022 and thereafter. First Horizon’s existing debt, together with any future incurrence of additional indebtedness, and the assumption of IBKC’s outstanding preferred stock, could have important consequences for the combined company’s creditors and the combined company’s shareholders. For example, it could:

•	limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;
•	restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures;
•	restrict the combined company from paying dividends to its shareholders;
•	increase the combined company’s vulnerability to general economic and industry conditions; and
•

require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness and dividends on the preferred stock, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

Following completion of the merger, holders of First Horizon common stock will be subject to the prior dividend and liquidation rights of the holders of the First Horizon preferred stock and the rollover First Horizon preferred stock that First Horizon will issue upon completion of the merger. Holders of shares of IBKC preferred stock, which will be converted into rollover First Horizon preferred stock, as well as holders of shares of First Horizon preferred stock and any shares of preferred stock that First Horizon may issue in the future, would receive, upon the combined company’s voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of First Horizon common stock, their liquidation preferences as well as any accrued and unpaid distributions. These payments would reduce the remaining amount of the combined company’s assets, if any, available for distribution to holders of its common stock.

General market conditions and unpredictable factors, including conditions and factors different from those affecting IBKC preferred stock and IBKC depositary shares currently, could adversely affect market prices for rollover First Horizon preferred stock and rollover First Horizon depositary shares once the rollover First Horizon preferred stock is issued.

There can be no assurance about the market prices for the rollover First Horizon preferred stock that will be issued upon completion of the merger or the rollover First Horizon depositary shares. Several factors, many of which are beyond the control of First Horizon, could influence the market prices of the rollover First Horizon preferred stock and the rollover First Horizon depositary shares, including:

•	whether the combined company declares or fails to declare dividends on the rollover First Horizon preferred stock from time to time;
•	real or anticipated changes in the credit ratings assigned to the rollover First Horizon preferred stock and the rollover First Horizon depositary shares or other First Horizon securities;
•	the combined company’s creditworthiness;
•	interest rates;
•	developments in the securities, credit and housing markets, and developments with respect to financial institutions generally;
•	the market for similar securities; and

•

economic, corporate, securities market, geopolitical, public health (including the impact of the coronavirus (COVID-19) pandemic), regulatory or judicial events that affect the combined company, the banking industry or the financial markets generally.

Shares of rollover First Horizon preferred stock will be equity interests and will not constitute indebtedness. As such, rollover First Horizon preferred stock and rollover First Horizon depositary shares will rank junior to all indebtedness of, and other non-equity claims on, the combined company with respect to assets available to satisfy claims. The market prices for the rollover First Horizon preferred stock and rollover First Horizon depositary shares following the merger may be affected by factors different from those currently affecting the IBKC preferred stock and IBKC depositary shares.

The recent global coronavirus pandemic has led to periods of significant volatility in financial, commodities (including oil and gas) and other markets and could harm the business and results of operations for each of First Horizon and IBKC and the combined company following the completion of the merger.

In December 2019, a coronavirus (COVID-19) was reported in China, and has since spread to additional countries including the United States. In March 2020, the World Health Organization declared the coronavirus to be a pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus pandemic on the businesses of First Horizon, IBKC and the combined company, and there is no guarantee that efforts by First Horizon, IBKC and the combined company to address the adverse impacts of the coronavirus will be effective. The impact to date has included periods of significant volatility in financial, commodities and other markets. This volatility, if it continues, could have an adverse impact on First Horizon’s and IBKC’s customers and on the companies’ business, financial condition and results of operations. In particular, global markets for oil and gas have and may continue to be impacted by the coronavirus pandemic and/or other events beyond the control of First Horizon, IBKC or the combined company, and further volatility in commodity prices could have a negative impact on the economies of energy-dominant states in which IBKC and First Horizon conduct significant business.

In addition, recent actions by US federal, state and foreign governments to address the pandemic, including travel bans and school, business and entertainment venue closures, may also have a significant adverse effect on the markets in which First Horizon and IBKC conduct their businesses. The extent of impacts resulting from the coronavirus pandemic and other events beyond the control of First Horizon, IBKC and the combined company will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus pandemic and actions taken to contain the coronavirus or its impact, among others.

In addition, the coronavirus pandemic could result in business disruption to First Horizon or IBKC, and if either company is unable to recover from such a business disruption on a timely basis, the merger and the combined company’s business and financial conditions and results of operations following the completion of the merger would be adversely affected. The merger and efforts to integrate the businesses of First Horizon and IBKC may also be delayed and adversely affected by the coronavirus pandemic, and become more costly. Each of First Horizon, IBKC and the combined company may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

Holders of First Horizon and IBKC common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

Holders of First Horizon and IBKC common stock currently have the right to vote in the election of the board of directors and on other matters affecting First Horizon and IBKC, respectively. When the merger is completed, each IBKC shareholder will become a shareholder of First Horizon, and each holder of First Horizon common stock and each holder of IBKC common stock will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than the shareholder’s percentage ownership of either First Horizon or IBKC individually, as applicable, prior to the consummation of the merger. Based on the number of shares of First Horizon and IBKC common stock outstanding as of the close of business on the respective record date, and based on the number of shares of First Horizon common stock expected to be issued in the merger, the former holders of IBKC common stock, as a group, are estimated to own approximately forty-four percent (44%) of the outstanding shares of the combined company immediately after the merger and current holders of First Horizon common stock as a group are estimated to own approximately fifty-six percent (56%) of the outstanding shares of the combined company immediately after the merger. Because of this, holders of IBKC common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of IBKC, and holders of First Horizon common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of First Horizon.

Holders of First Horizon common stock and holders of IBKC common stock will not have dissenters’ rights or appraisal rights in the merger.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under Section 48-23-102 of the TBCA, the holders of First Horizon common stock will not be entitled to dissenters’ rights in connection with the merger with respect to shares of any class or series that remain outstanding after completion of the merger. If the merger is completed, holders of First Horizon common stock will not receive any consideration, and their shares of First Horizon common stock will remain outstanding and will constitute shares of the combined company. Accordingly, holders of First Horizon common stock are not entitled to any dissenters’ rights in connection with the merger.

Under Part 13 of the LBCA, the holders of IBKC common stock will not be entitled to appraisal rights in connection with the merger if, on the record date for the IBKC special meeting, IBKC’s shares are traded in an organized market that has at least two thousand (2,000) shareholders and a market value of at least $20 million. IBKC common stock is currently listed on the NASDAQ, a national securities exchange, and is expected to continue to be so listed on the record date for the IBKC special meeting. Accordingly, the holders of IBKC common stock are not entitled to any appraisal rights in connection with the merger.

Holders of record of IBKC preferred stock are entitled to exercise appraisal rights in connection with the merger, provided the proper procedures of Part 13 of the LBCA are followed. DTC, as nominee for the depository, is the holder of record of the shares of IBKC preferred stock as of the date of this joint proxy statement/prospectus.

The IBKC depositary shares are not a class or series of shares issued by IBKC and thus appraisal rights under Part 13 of the LBCA do not independently apply to the depositary shares. Accordingly, to exercise or to direct the depository to exercise appraisal rights with respect to the IBKC preferred stock, holders of depositary shares will be required to follow the procedures provided by the depository with respect thereto and in accordance with requirements of Louisiana law.

Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of First Horizon and IBKC.

Shareholders of First Horizon and/or IBKC may file lawsuits against First Horizon, IBKC and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting First Horizon or IBKC defendants from completing the merger pursuant to the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to First Horizon and/or IBKC, including any cost associated with the indemnification of directors and officers of each company. If a lawsuit is filed, First Horizon and IBKC may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of First Horizon and IBKC and could prevent or delay the completion of the merger.

Litigation relating to the merger could delay and/or enjoin the merger.

Following the public announcement of the merger agreement, purported stockholders of IBKC filed a putative class action lawsuit and three individual lawsuits against IBKC, the members of the IBKC board of directors, and in the case of the putative class action, against First Horizon. Two of the individual lawsuits were filed in the United States District Court for the Eastern District of New York (Hertz v. IBERIABANK et al., No. 1:20-cv-00267 (filed Jan. 16, 2020); Cooksey v. IBERIABANK et al., No. 1:20-cv-00431 (filed Jan. 26, 2020)) and the third was filed in the United States District Court for the Southern District of New York, (Wang v. IBERIABANK, et al., No. 1:20-cv-00105 (filed on Jan. 6, 2020)). The putative class action was filed in the United States District Court for the District of Delaware (Parshall v. IBERIABANK et al., No. 1:20-cv-00027 (Jan. 8, 2020)). The complaints contain similar allegations contending, among other things, that the registration statement on Form S-4 misstated or failed to disclose certain allegedly material information in violation of federal securities laws. The complaints seek injunctive relief enjoining the merger, attorneys and experts’ fees, and other remedies.

On March 9, 2020, a purported stockholder of First Horizon filed an individual lawsuit against First Horizon and members of the First Horizon board of directors in the United States District Court for the Western District of Tennessee (Bushansky v. First Horizon National Corp. et al., No. 2:20-cv-02170-JTF-cgc (filed Mar. 9, 2020)), alleging that the amended registration statement on Form S-4 omits or misrepresents allegedly material information in violation of federal securities laws. This complaint similarly seeks injunctive relief enjoining the merger, attorneys and experts’ fees, and other remedies.

Additional lawsuits against First Horizon, IBKC, and/or the directors and officers of either company in connection with the merger may be filed. The outcome of the pending and any additional future litigation is uncertain. If any case is not resolved, the lawsuit(s) could prevent or delay completion of the merger and result in substantial costs to First Horizon and IBKC, including any costs associated with the indemnification of directors and officers. One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the bank merger shall be in effect. As such, if plaintiffs are successful in obtaining an injunction prohibiting the completion of the merger or the bank merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition, results of operations and cash flows. See “The Merger—Litigation Relating to the Merger” on page 142.

Risks Relating to First Horizon’s Business

You should read and consider risk factors specific to First Horizon’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 222 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to IBKC’s Business

You should read and consider risk factors specific to IBKC’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in IBKC’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 222 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE FIRST HORIZON SPECIAL MEETING

This section contains information for holders of First Horizon common stock and First Horizon preferred stock about the special meeting that First Horizon has called to allow holders of First Horizon common stock to consider and vote on the First Horizon merger proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the First Horizon special meeting, and a form of proxy card that the First Horizon board of directors is soliciting for use by holders of First Horizon common stock at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The First Horizon special meeting will be held on April 24 at First Horizon Building M-Level Auditorium 165 Madison Avenue Memphis, TN 38103, at 10:00 AM local time.

Matters to Be Considered

At the First Horizon special meeting, holders of First Horizon common stock will be asked to consider and vote upon the following proposals:

•	the First Horizon merger proposal;
•	the First Horizon charter amendment proposal;
•	the First Horizon compensation proposal; and
•	the First Horizon adjournment proposal.

Recommendation of First Horizon’s Board of Directors

The First Horizon board of directors recommends that you vote “FOR” the First Horizon merger proposal, “FOR” the First Horizon charter amendment proposal, “FOR” the First Horizon compensation proposal and “FOR” the First Horizon adjournment proposal. See “The Merger—First Horizon’s Reasons for the Merger; Recommendation of First Horizon’s Board of Directors” beginning on page 76 for a more detailed discussion of the First Horizon board of directors’ recommendation.

Record Date and Quorum

The First Horizon board of directors has fixed the close of business on February 24, 2020 as the record date for determination of holders of First Horizon common stock entitled to notice of and to vote at the First Horizon special meeting. As of the record date, there were 311,782,256 shares of First Horizon common stock outstanding.

Holders of a majority of the shares of First Horizon common stock outstanding on the record date must be present, either in person or by proxy, to constitute a quorum at the First Horizon special meeting. If you fail to submit a proxy or to vote in person at the First Horizon special meeting, your shares of First Horizon common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

At the First Horizon special meeting, each share of First Horizon common stock is entitled to one (1) vote on all matters properly submitted to holders of First Horizon common stock.

As of February 24, 2020, First Horizon directors and executive officers and their affiliates owned and were entitled to vote approximately 4,847,111 shares of First Horizon common stock, representing less than two percent (2%) of the outstanding shares of First Horizon common stock. We currently expect that First Horizon’s directors and executive officers will vote their shares in favor of the merger and the First Horizon charter amendment proposal, although none of them has entered into any agreements obligating them to do so.

Vote Required; Treatment of Abstentions and Failure to Vote

First Horizon merger proposal:

•

Vote required: Approval of the First Horizon merger proposal requires the affirmative vote of a majority of the votes entitled to be cast on First Horizon merger proposal by the holders of First Horizon common stock. Approval of the First Horizon merger proposal is a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the First Horizon special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the First Horizon merger proposal, it will have the same effect as a vote “AGAINST” the First Horizon merger proposal.

First Horizon charter amendment proposal:

•

Vote required: Approval of the First Horizon charter amendment proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the First Horizon special meeting. Approval of the First Horizon charter amendment proposal is a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the First Horizon special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the First Horizon charter amendment proposal, you will not be deemed to have cast a vote with respect to the First Horizon charter amendment proposal and it will have no effect on the First Horizon charter amendment proposal.

First Horizon compensation proposal:

•

Vote required: Approval of the First Horizon compensation proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the First Horizon special meeting. Approval of the First Horizon compensation proposal is not a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the First Horizon special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the First Horizon compensation proposal, you will not be deemed to have cast a vote with respect to the First Horizon compensation proposal and it will have no effect on the First Horizon compensation proposal.

First Horizon adjournment proposal:

•

Vote required: Approval of the First Horizon adjournment proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the First Horizon special meeting. Approval of the First Horizon adjournment proposal is not a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the First Horizon special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the First Horizon adjournment proposal, you will not be deemed to have cast a vote with respect to the First Horizon adjournment proposal and it will have no effect on the First Horizon adjournment proposal.

Holders of First Horizon preferred stock are also entitled to notice of the special meeting, but holders of First Horizon preferred stock and holders of depositary shares representing interest in shares of First Horizon preferred stock are not entitled to and are not requested to vote at the First Horizon special meeting.

Attending the Special Meeting

All holders of First Horizon common stock, including holders of record and shareholders who hold their shares of First Horizon common stock through banks, brokers or other nominees are invited to attend the First Horizon special meeting. Shareholders of record can vote in person at the First Horizon special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the First Horizon special meeting. If you plan to attend the First Horizon special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. First Horizon reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the First Horizon special meeting is prohibited without First Horizon’s express written consent.

Proxies

A holder of First Horizon common stock may vote by proxy or in person at the First Horizon special meeting. If you hold your shares of First Horizon common stock in your name as a holder of record, to submit a proxy, you, as a holder of First Horizon common stock, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

First Horizon requests that holders of First Horizon common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to First Horizon as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of First Horizon common stock represented by it will be voted at the First Horizon special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the First Horizon merger proposal, “FOR” the First Horizon charter amendment proposal, “FOR” the First Horizon compensation proposal and “FOR” the First Horizon adjournment proposal.

If a holder’s shares are held in “street name” by a broker, bank or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the First Horizon special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.

You may not vote shares held in street name by returning a proxy card directly to First Horizon or by voting in person at the First Horizon special meeting unless you provide a “legal proxy” giving you the right to vote the shares, which you must obtain from your broker, bank or other nominee. If you choose to vote your shares in person at the First Horizon special meeting, please bring proof of identification.

Further, brokers, banks or other nominees who hold shares of First Horizon common stock on behalf of their customers may not give a proxy to First Horizon to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on the proposals that will be voted upon at the First Horizon special meeting.

Revocability of Proxies

If you are a holder of First Horizon common stock of record, you may revoke your proxy at any time before it is voted by:

•	submitting a written notice of revocation to First Horizon’s corporate secretary;
•	granting a subsequently dated proxy;
•	voting by telephone or the Internet at a later time; or
•	attending in person and voting at the First Horizon special meeting.

If you hold your shares of First Horizon common stock through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Attendance at the First Horizon special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by First Horizon after the vote will not affect the vote. First Horizon’s corporate secretary’s mailing address is: Corporate Secretary, First Horizon National Corporation, 165 Madison Avenue, Memphis, Tennessee 38103. If the First Horizon special meeting is postponed or adjourned, it will not affect the ability of holders of First Horizon common stock of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of First Horizon common stock residing at the same address, unless such holders of First Horizon common stock have notified First Horizon of their desire to receive multiple copies of the joint proxy statement/prospectus.

First Horizon will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of First Horizon common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed First Horizon’s proxy solicitor, Morrow Sodali LLC, by calling toll-free at (800) 662-5200.

Solicitation of Proxies

First Horizon and IBKC will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, First Horizon has retained Morrow Sodali LLC, and will pay Morrow Sodali LLC a fee of $17,500 plus reasonable expenses for these services. First Horizon and its proxy solicitor may also request banks, brokers and other intermediaries holding shares of First Horizon common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of First Horizon. No additional compensation will be paid to our directors, officers or employees for solicitation.

Other Matters to Come Before the First Horizon Special Meeting

First Horizon management knows of no other business to be presented at the First Horizon special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding First Horizon’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Clyde A. Billings, Jr., First Horizon National Corporation, 165 Madison Avenue, 13th Floor, Memphis, Tennessee, telephone (901) 523-5679, or First Horizon’s proxy solicitor, Morrow Sodali LLC, at the following address or phone number: 470 West Avenue, Stamford, Connecticut 06902, or calling toll-free: (800) 662-5200.

FIRST HORIZON PROPOSALS

PROPOSAL 1: FIRST HORIZON MERGER PROPOSAL

First Horizon is asking holders of First Horizon common stock to approve the merger agreement and the transactions contemplated thereby. Holders of First Horizon common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the First Horizon board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of First Horizon and its shareholders and unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “The Merger—First Horizon’s Reasons for the Merger; Recommendation of First Horizon’s Board of Directors” beginning on page 76 in this joint proxy statement/prospectus for a more detailed discussion of the First Horizon board of directors’ recommendation.

The approval of the merger by holders of First Horizon common stock is a condition to the completion of the merger.

The First Horizon board of directors unanimously recommends a vote “FOR” the First Horizon merger proposal.

PROPOSAL 2: FIRST HORIZON CHARTER AMENDMENT PROPOSAL

In connection with the merger, First Horizon is asking the holders of First Horizon common stock to approve an amendment to the First Horizon charter to effect an increase in the number of authorized shares of First Horizon common stock from 400,000,000 to 700,000,000, to be effective only upon the completion of the merger. A copy of the proposed articles of amendment to First Horizon’s charter is attached to this joint proxy statement/prospectus as Annex F. Holders of First Horizon common stock should read the First Horizon charter amendment in its entirety.

The approval of the First Horizon charter amendment proposal by holders of First Horizon common stock is a condition to the completion of the merger.

The First Horizon board of directors unanimously recommends a vote “FOR” the First Horizon charter amendment proposal.

PROPOSAL 3: FIRST HORIZON COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, First Horizon is seeking a non-binding, advisory stockholder approval of the compensation of First Horizon’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Certain First Horizon Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to First Horizon’s Named Executive Officers—Golden Parachute Compensation” beginning on page 121. The proposal gives holders of First Horizon common stock the opportunity to express their views on the merger-related compensation of First Horizon’s named executive officers.

Accordingly, First Horizon is asking holders of First Horizon common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the First Horizon named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Certain First Horizon Directors and Executive Officers in the Merger—Quantification of Payments and Benefits

to First Horizon’s Named Executive Officers—Golden Parachute Compensation” are hereby APPROVED.”

The advisory vote on the First Horizon compensation proposal is a vote separate and apart from the votes on the First Horizon merger proposal, the First Horizon charter amendment proposal and the First Horizon adjournment proposal. Accordingly, if you are a holder of First Horizon common stock, you may vote to approve the First Horizon merger proposal, the First Horizon charter amendment proposal and/or the First Horizon adjournment proposal and vote not to approve the First Horizon compensation proposal, and vice versa. The approval of the First Horizon compensation proposal by holders of First Horizon common stock is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to First Horizon’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of First Horizon common stock fail to approve the advisory vote regarding merger-related compensation.

The First Horizon board of directors unanimously recommends a vote “FOR” the advisory First Horizon compensation proposal.

PROPOSAL 4: FIRST HORIZON ADJOURNMENT PROPOSAL

The First Horizon special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the First Horizon special meeting to approve the First Horizon merger proposal and/or the First Horizon charter amendment or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of First Horizon common stock.

If, at the First Horizon special meeting, the number of shares of First Horizon common stock present or represented and voting in favor of the First Horizon merger proposal and/or the First Horizon charter amendment proposal is insufficient to approve the First Horizon merger proposal and/or the First Horizon charter amendment proposal, as the case may be, First Horizon intends to move to adjourn the First Horizon special meeting in order to enable the First Horizon board of directors to solicit additional proxies for approval of the First Horizon merger proposal and/or the First Horizon charter amendment proposal. In that event, First Horizon will ask holders of First Horizon common stock to vote upon the First Horizon adjournment proposal, but not the First Horizon merger proposal or the First Horizon charter amendment proposal.

In this proposal, First Horizon is asking holders of First Horizon common stock to authorize the holder of any proxy solicited by the First Horizon board of directors, on a discretionary basis, if a quorum is not present and (i) if there are not sufficient votes at the time of the First Horizon special meeting to approve the First Horizon merger proposal and/or the First Horizon charter amendment proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of First Horizon common stock, to vote in favor of adjourning the First Horizon special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of First Horizon common stock who have previously voted. Pursuant to First Horizon’s bylaws, whether or not a quorum is obtained at the First Horizon special meeting, the chairman of the First Horizon special meeting may adjourn the meeting without notice, except as provided by law and other than by announcement at the First Horizon special meeting, and may do so without a vote of holders of First Horizon common stock.

The approval of the First Horizon adjournment proposal by holders of First Horizon common stock is not a condition to the completion of the merger.

The First Horizon board of directors unanimously recommends a vote “FOR” the First Horizon adjournment proposal.

THE IBKC SPECIAL MEETING

This section contains information for holders of IBKC common stock and IBKC preferred stock about the special meeting that IBKC has called to allow holders of IBKC common stock to consider and vote on the IBKC merger proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of IBKC common stock and holders of IBKC preferred stock and a form of proxy card that the IBKC board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The IBKC special meeting will be held on April 24 at IBERIABANK, 601 Poydras Street, 20th Floor, New Orleans, Louisiana 70130, at 10:00 AM local time.

Matters to Be Considered

At the IBKC special meeting, holders of IBKC common stock will be asked to consider and vote upon the following proposals:

•	the IBKC merger proposal;
•	the IBKC compensation proposal; and
•	the IBKC adjournment proposal.

Recommendation of IBKC’s Board of Directors

The IBKC board of directors recommends that you vote “FOR” the IBKC merger proposal, “FOR” the IBKC compensation proposal and “FOR” the IBKC adjournment proposal. See “The Merger—IBKC’s Reasons for the Merger; Recommendation of IBKC’s Board of Directors” beginning on page 79 for a more detailed discussion of the IBKC board of directors’ recommendation.

Record Date and Quorum

The IBKC board of directors has fixed the close of business on February 24, 2020 as the record date for determination of holders of IBKC common stock entitled to notice of and to vote at the IBKC special meeting. As of the record date, there were 52,583,117 shares of IBKC common stock outstanding.

The presence at the IBKC special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of IBKC common stock entitled to vote at the IBKC special meeting will constitute a quorum for purposes of taking actions on the IBKC merger proposal, the IBKC compensation proposal and the IBKC adjournment proposal. Abstentions will be included in determining the number of shares present at the IBKC special meeting for the purpose of determining the presence of a quorum.

At the IBKC special meeting, each share of IBKC common stock is entitled to one (1) vote on all matters properly submitted to holders of IBKC common stock.

As of February 24, 2020, IBKC directors and executive officers and their affiliates owned and were entitled to vote approximately 1,121,800 shares of IBKC common stock, representing less than three percent (3%) of the outstanding shares of IBKC common stock. We currently expect that IBKC’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Vote Required; Treatment of Abstentions and Failure to Vote

IBKC merger proposal:

•

Vote required: Approval of the IBKC merger proposal requires the affirmative vote of a majority of all votes entitled to be cast on the IBKC merger proposal by holders of IBKC common stock. Approval of the IBKC merger proposal is a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the IBKC special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the IBKC merger proposal, it will have the same effect as a vote “AGAINST” the IBKC merger proposal.

IBKC compensation proposal:

•

Vote required: Approval of the IBKC compensation proposal requires the affirmative vote of the holders of at least a majority of the votes cast by holders of IBKC common stock at the IBKC special meeting. Approval of the IBKC compensation proposal is not a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the IBKC special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the IBKC compensation proposal, you will not be deemed to have cast a vote with respect to the IBKC compensation proposal and it will have no effect on the IBKC compensation proposal.

IBKC adjournment proposal:

•

Vote required: Approval of the IBKC adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of IBKC common stock. Approval of the IBKC compensation proposal is not a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the IBKC special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the IBKC adjournment proposal, you will not be deemed to have cast a vote with respect to the IBKC adjournment proposal and it will have no effect on the IBKC adjournment proposal.

Holders of IBKC preferred stock are also entitled to notice of the IBKC special meeting, but holders of IBKC preferred stock and holders of IBKC depositary shares are not entitled to and are not requested to vote at the IBKC special meeting.

Attending the Special Meeting

The proxy card is your admission ticket. When you arrive at the IBKC special meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of IBKC common stock held by a broker, bank or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your IBKC shares held in nominee name in person, you must get a “legal proxy” in your name from the broker, bank or other nominee that holds your shares.

Proxies

A holder of IBKC shares may vote by proxy or in person at the IBKC special meeting. If you hold your shares in your name as a holder of record, to submit a proxy, you, as a holder of IBKC shares, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

IBKC requests that holders of IBKC shares vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to IBKC as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares represented by it will be voted at the IBKC special meeting in accordance with the instructions contained on the proxy card.

If a holder’s shares are held in “street name” by a broker, bank or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet. Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the IBKC special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.

You may not vote shares held in street name by returning a proxy card directly to IBKC or by voting in person at the IBKC special meeting unless you provide a “legal proxy” giving you the right to vote the shares, which you must obtain from your broker, bank or other nominee. If you choose to vote your shares in person at the IBKC special meeting, please bring proof of identification.

Further, brokers, banks or other nominees who hold shares on behalf of their customers may not give a proxy to IBKC to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on the proposals that will be voted upon at the IBKC special meeting.

Revocability of Proxies

If you are a holder of IBKC shares of record, you may revoke your proxy at any time before it is voted by:

•	submitting a written notice of revocation to IBKC’s corporate secretary;
•	granting a subsequently dated proxy;
•	voting by telephone or the Internet at a later time; or
•	attending in person and voting at the IBKC special meeting.

If you hold your shares of IBKC common stock through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Attendance at the IBKC special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by IBKC after the vote will not affect the vote. IBKC’s corporate secretary’s mailing address is: IBERIABANK Corporation, 200 West Congress Street, Lafayette, Louisiana 70501, Attention: Robert B. Worley, Jr., Corporate Secretary. If the IBKC special meeting is postponed or adjourned, it will not affect the ability of holders of IBKC common stock as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of IBKC common stock and holders of IBKC preferred stock residing at the same address, unless such holders of IBKC common stock or IBKC preferred stock have notified IBKC of their desire to receive multiple copies of the joint proxy statement/prospectus.

IBKC will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of IBKC common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Investor Relations at (337) 521-4012 or IBKC’s proxy solicitor, Georgeson LLC by calling toll-free at (888) 206 0860.

Solicitation of Proxies

First Horizon and IBKC will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, IBKC has retained Georgeson LLC, and estimates it will pay Georgeson LLC a fee of approximately $13,500 plus reimbursement of certain costs and expenses incurred in connection with the solicitation. IBKC and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of IBKC common stock to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of IBKC. No additional compensation will be paid to our directors, officers or employees for solicitation.

You should not send in any IBKC stock certificates with your proxy card (or, if you hold your shares in “street name” your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to holders of IBKC common stock as soon as practicable after completion of the merger.

Other Matters to Come Before the IBKC Special Meeting

IBKC management knows of no other business to be presented at the IBKC special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding IBKC’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at (337) 521-4012 or IBKC’s proxy solicitor, Georgeson LLC, by calling toll-free at (888) 206 0860.

IBKC PROPOSALS

PROPOSAL 1: IBKC MERGER PROPOSAL

IBKC is asking holders of IBKC common stock to approve the merger agreement and the transactions contemplated thereby. Holders of IBKC common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the IBKC board of directors, by a unanimous vote of all directors, approved and adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of IBKC and the shareholders of IBKC. See “The Merger—IBKC’s Reasons for the Merger; Recommendation of IBKC’s Board of Directors” beginning on page 79 for a more detailed discussion of the IBKC board of directors’ recommendation.

The approval of the IBKC merger proposal by holders of the IBKC common stock is a condition to the completion of the merger.

The IBKC board of directors recommends a vote “FOR” the IBKC merger proposal.

PROPOSAL 2: IBKC COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, IBKC is seeking a non-binding, advisory stockholder approval of the compensation of IBKC’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Certain IBKC Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to IBKC’s Named Executive Officers—Golden Parachute Compensation” beginning on page 130. The proposal gives holders of IBKC common stock the opportunity to express their views on the merger-related compensation of IBKC’s named executive officers.

Accordingly, IBKC is asking holders of IBKC common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the IBKC named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Certain IBKC Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to IBKC’s Named Executive Officers—Golden Parachute Compensation,” are hereby APPROVED.”

The advisory vote on the IBKC compensation proposal is a vote separate and apart from the votes on the IBKC merger proposal and the IBKC adjournment proposal. Accordingly, if you are a holder of IBKC common stock, you may vote to approve the IBKC merger proposal and/or the IBKC adjournment proposal and vote not to approve the IBKC compensation proposal, and vice versa. The approval of the IBKC compensation proposal by holders of IBKC common stock is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to IBKC’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of IBKC common stock fail to approve the advisory vote regarding merger-related compensation.

The IBKC board of directors unanimously recommends a vote “FOR” the advisory IBKC compensation proposal.

PROPOSAL 3: IBKC ADJOURNMENT PROPOSAL

The IBKC special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the IBKC special meeting to approve the IBKC merger proposal.

If, at the IBKC special meeting, the number of shares of IBKC common stock present or represented and voting in favor of the IBKC merger proposal is insufficient to approve the IBKC merger proposal, IBKC intends to move to adjourn the IBKC special meeting in order to enable the IBKC board of directors to solicit additional proxies for approval of the IBKC merger proposal. In that event, IBKC will ask holders of IBKC common stock to vote upon the IBKC adjournment proposal, but not the IBKC merger proposal or the IBKC compensation proposal.

In this proposal, IBKC is asking holders of IBKC common stock to authorize the holder of any proxy solicited by the IBKC board of directors on a discretionary basis (i) if there are not sufficient votes at the time of the IBKC special meeting to approve the IBKC merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of IBKC common stock, to vote in favor of adjourning the IBKC special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of IBKC common stock who have previously voted. Pursuant to IBKC’s bylaws, the IBKC special meeting may be adjourned without new notice being given unless a new record date is set for the adjourned meeting

The approval of the IBKC adjournment proposal by the holders of IBKC common stock is not a condition to the completion of the merger.

The IBKC board of directors recommends a vote “FOR” the IBKC adjournment proposal.

INFORMATION ABOUT FIRST HORIZON

First Horizon is a Tennessee corporation. First Horizon was incorporated in 1968 and is headquartered in Memphis, Tennessee. First Horizon is a bank holding company under the BHC Act and a financial holding company under the Gramm-Leach-Bliley Act. As of September 30, 2019, First Horizon had total consolidated assets of $43.7 billion, deposits of $31.9 billion, and shareholders’ equity of $4.7 billion.

First Horizon provides diversified financial services primarily through its principal subsidiary, First Horizon Bank. First Horizon Bank is a Tennessee-chartered bank and a member of the Federal Reserve System. Originally chartered as a national bank in 1864, the bank has over 250 bank branches in seven (7) southeastern states, has a fixed income business in eighteen (18) states spanning the U.S., and has a number of operating subsidiaries and divisions. First Horizon and its subsidiaries offer a wide range of financial services, including retail banking, commercial and business banking, wealth management, mortgage lending, asset based lending, fixed income, insurance and brokerage services.

First Horizon’s common stock is traded on the NYSE under the symbol “FHN.” Additional information about First Horizon and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 222.

INFORMATION ABOUT IBKC

IBKC, a Louisiana corporation, is a financial holding company with 319 combined locations, including 191 bank branch offices and three (3) loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, Florida, Georgia, South Carolina, North Carolina, Mississippi, Missouri, and New York, twenty-eight (28) title insurance offices in Arkansas, Tennessee and Louisiana and mortgage representatives in eighty-two (82) locations in twelve (12) states. The Company also has fourteen (14) wealth management locations in five (5) states and one (1) IBERIA Capital Partners LLC (“ICP”) office in Louisiana. As of September 30, 2019, IBKC had total consolidated assets of $31.7 billion, total deposits of $25.0 billion and shareholders’ equity of $4.3 billion.

IBKC’s principal executive office is located at 200 West Congress Street, Lafayette, Louisiana, and the telephone number at that office is (337) 521-4003. IBKC’s website is located at www.iberiabank.com. The information contained on IBKC’s website is not part of this joint proxy statement/prospectus.

IBKC is the holding company for IBERIABANK, a Louisiana chartered banking corporation headquartered in Lafayette, Louisiana; Lenders Title Company (“Lenders Title”), an Arkansas-chartered title insurance and closing services agency headquartered in Little Rock, Arkansas; ICP, a corporate finance services firm; 1887 Leasing, LLC (“1887 Leasing”), a holding company for IBKC’s aircraft; IBERIA Asset Management, Inc. (“IAM”), which provides wealth management and trust advisory services to high net worth individuals, pension funds, corporations and trusts; and IBERIA CDE, LLC (“CDE”), which invests in purchased tax credits.

IBERIABANK offers commercial and retail banking products and services to customers throughout locations in ten (10) states. IBERIABANK provides these products and services in Louisiana, Alabama, Florida, Arkansas, Tennessee, Georgia, Texas, North Carolina, South Carolina and New York, as well as on-line at www.iberiabank.com and www.virtualbank.com. These products and services include a broad array of commercial, consumer, mortgage, and private banking products and services, trust advisory services, cash management, deposit and annuity products. Certain of IBERIABANK’s non-bank subsidiaries engage in financial services-related activities, including brokerage services, sales of variable annuities, and wealth management services. Lenders Title offers a full line of title insurance and loan closing services throughout Arkansas, Tennessee and Louisiana. ICP provides equity research, institutional sales and trading and corporate finance services throughout the energy industry. 1887 Leasing owns an aircraft used by management of IBKC and its subsidiaries. IAM provides wealth management advisory services for commercial and private banking clients. CDE is engaged in the purchase of tax credits.

IBKC common stock is traded on the NASDAQ under the symbol “IBKC.”

THE MERGER

This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 222.

Terms of the Merger

Each of First Horizon’s and IBKC’s respective boards of directors has approved and adopted the merger agreement. The merger agreement provides that IBKC will merge with and into First Horizon, with First Horizon as the surviving entity in a merger of equals. Following the completion of the merger, IBERIABANK, a subsidiary of IBKC, will merge with and into First Horizon Bank, a subsidiary of First Horizon, with First Horizon Bank as the surviving bank in the bank merger.

In the merger, each share of IBKC common stock issued and outstanding immediately prior to the effective time (other than certain shares held by First Horizon or IBKC) will be converted into the right to receive 4.584 shares of First Horizon common stock. No fractional shares of First Horizon common stock will be issued in connection with the merger, and holders of IBKC common stock will be entitled to receive cash in lieu thereof.

Also in the merger, each share of IBKC preferred stock issued and outstanding immediately prior to the effective time (other than dissenting shares) will be converted into the right to receive one (1) share of an applicable newly issued series of rollover First Horizon preferred stock having the same terms as the terms of such share of IBKC preferred stock.

Holders of First Horizon common stock and holders of IBKC common stock are being asked to approve the merger agreement. See “The Merger Agreement” beginning on page 144 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

Each of IBKC’s and First Horizon’s boards of directors (which we refer to as the “IBKC board” and the “First Horizon board,” respectively) and their respective senior managements have from time to time separately engaged in reviews and discussions of long-term strategies and objectives and have considered ways to enhance their respective companies’ performance and prospects in light of competitive, regulatory and other developments, all with the goal of increasing long-term value for their respective shareholders and taking into account the interests of their other constituencies. The strategic reviews and discussions have focused on, among other things, the business and regulatory environment facing financial institutions generally and IBKC and First Horizon, respectively, in particular, as well as conditions and trends in the banking industry, including assessments of ongoing consolidation in the financial services industry and the benefits and risks to First Horizon and IBKC, respectively, and their shareholders of strategic combinations compared to the benefits and risks of continued operation as a stand-alone company. Factors assessed in connection with these reviews have included the risks and opportunities associated with operating in existing and new markets, competition, potential positive and negative expense and revenue synergies, regulatory burdens, interest rate environment and prospects, scale, credit risk, unpredictable market risk, and rapid changes in technology. For each of IBKC and First Horizon, these reviews have also included discussions with respect to potential transactions that would further its strategic objectives and the potential benefits and risks of any such transactions, and both companies have engaged in acquisitions as part of their corporate strategies.

Daryl Byrd, the President and Chief Executive Officer of IBKC, and Bryan Jordan, the Chairman and Chief Executive Officer of First Horizon, have periodically discussed with each other trends in the financial services industry and their respective institutions generally. These discussions occurred during meetings at investor and banking industry conferences and social settings. In 2016, Mr. Byrd and Mr. Jordan met and had a conceptual discussion regarding the possibility of a business combination between their companies, but both concluded they had other strategic initiatives of a higher priority to pursue at that time, including acquisitions of other banking organizations, and accordingly, no transaction discussions between the two companies were pursued. Mr. Jordan and Mr. Byrd did not further discuss a potential merger of First Horizon and IBKC until July 2019.

As part of its strategy, from time to time, First Horizon has evaluated potential strategic transactions with other banking institutions, occasionally acquired smaller banking institutions and pursued opportunities to acquire assets of other banking institutions, such as branch acquisitions. Prior to the execution of the merger agreement with IBKC, First Horizon had discussions with two institutions regarding potential strategic transactions, but neither of these discussions advanced beyond preliminary stages.

On March 19, 2019, at a regularly scheduled meeting of the IBKC board, the IBKC board discussed the changing competitive landscape highlighted by several recently announced large bank merger-of-equals transactions, as well as trends in deposit growth and technology spending by the largest U.S. banks. The IBKC board also discussed the potential opportunities for IBKC to engage in merger-and-acquisitions activity that could enhance long-term value for IBKC’s shareholders and its other constituencies in light of the increasing need for scale and technology investments in the banking industry and the current business and regulatory environment. Mr. Byrd updated the IBKC board on the work that management, with the assistance of IBKC’s financial advisors, had been doing to identify potential transaction counterparties for IBKC and to explore their level of interest in pursuing a strategic transaction. Mr. Byrd presented, and the IBKC board reviewed and discussed, a broad list of potential targets that IBKC could acquire, buyers who could acquire IBKC, and counterparties who could engage in a merger-of-equals transaction. The IBKC board indicated its support for management to continue, with the assistance of KBW and Goldman Sachs, reviewing potential counterparties for a strategic transaction and, where appropriate in their judgment, reaching out to such potential counterparties to explore their level of interest in pursuing a strategic transaction. At subsequent meetings of the IBKC board, Mr. Byrd further updated the IBKC board on the progress and results of this review and outreach process, including at the regularly scheduled July 16, 2019 board meeting where Mr. Byrd updated the board on preliminary conversations between representatives of First Horizon and IBKC regarding a possible business combination between the two companies. In addition, at this meeting the Board reviewed an overview provided by KBW and Goldman Sachs regarding current banking industry trends and a review of IBKC’s competitive position and potential merger partners.

At a meeting held July 22-23, 2019, Mr. Jordan briefed the First Horizon board on the general landscape for financial services mergers and acquisitions and the operating environment for financial institutions. At that meeting, Mr. Jordan reported on preliminary conversations between representatives of First Horizon and IBKC regarding a possible business combination between the two companies, and discussed with the First Horizon board the potential benefits and risks of considering IBKC as a partner in a strategic transaction as compared to other potential strategic combinations and other strategies that could be pursued by First Horizon. Following the July 22-23, 2019 First Horizon board meeting and continuing through the November 3, 2019 First Horizon board meeting, Mr. Jordan communicated updates to representatives of the First Horizon board regarding the status of discussions between representatives of First Horizon and IBKC and the progression of negotiations of key terms of the potential transaction, including with respect to compensation and retention matters.

On July 30, 2019, following discussions between representatives of First Horizon and IBKC, Mr. Byrd and Mr. Jordan spoke by telephone regarding First Horizon’s expressed interest in pursuing discussions regarding a possible strategic combination between the parties. During this discussion, Mr. Jordan and Mr. Byrd discussed that any strategic combination between the parties would be structured as a merger of equals, and Mr. Jordan proposed that the parties utilize an at-the-market exchange ratio to be set at the signing of a merger agreement. Mr. Byrd indicated he would brief his board on First Horizon’s interest at IBKC’s upcoming off-site retreat, and if the IBKC board was supportive of engaging in discussions with First Horizon, would arrange to meet in person with Mr. Jordan shortly thereafter. During the course of subsequent negotiations between the parties, no alternate formulation of the exchange ratio was proposed by either party, and it was agreed that the precise exchange ratio would be calculated based on the closing prices of the shares of each company on the last trading day prior to announcement.

On August 12 and 13, 2019, the IBKC board held an off-site retreat with representatives of management in attendance. One segment of this retreat included a broad strategic review during which the IBKC board, together with members of management, conducted an in-depth review of IBKC’s strengths, weaknesses and potential challenges, including risks with respect to the interest rate environment, uncertainty regarding potential changes in the regulatory and political climate, technology spending relative to competitors, industry consolidation and the fact that the largest U.S. banks continue to maintain and increase their size and scale. IBKC’s management also noted that in recent periods interest rate spreads had compressed, making earnings more volatile, and that banks with more scale could invest more in fee income businesses as well as in technology and their brand marketing. The IBKC board, with the assistance of management, also engaged in a detailed review of strategic alternatives, which included a discussion regarding the possibility of IBKC remaining independent, engaging in a merger of equals, resuming its strategy of acquiring smaller banks, or being acquired in a transaction in which IBKC’s shareholders would receive a premium. The IBKC board discussed the key benefits and risks of engaging in each such course of action. IBKC’s management noted that there were a very limited number of viable acquisition candidates which could meaningfully enhance IBKC’s strategic position, and likely no potential acquirers for IBKC at such time that would pay a significant premium. Management provided the IBKC board with an update on potential merger partners which had been contacted and the results of these discussions. Management noted that of the more than 16 banks contacted by or which reached out to management or IBKC’s financial advisors over the past year, management had engaged in substantive discussions with six which management had determined, after evaluation with the assistance of IBKC’s financial advisors, represented the most attractive potential transaction opportunities, but only two counterparties (First Horizon and another institution we refer to as “Party A”) presented potentially attractive and actionable strategic transaction alternatives at that time.

At this same meeting the IBKC board also reviewed an overview provided by KBW and Goldman Sachs of potential financial considerations for evaluating whether to engage in a transaction with First Horizon or with Party A. Mr. Byrd also updated the IBKC board with regard to his conversation with Mr. Jordan on July 30, 2019 and with regard to other preliminary conversations between representatives of First Horizon and representatives of IBKC involving key terms of a potential transaction. Such key terms included structuring the transaction as an all-stock merger using an at-the-market exchange ratio, having a board and management split proportionate to the share ownership of the two companies’ respective stockholders, and the respective roles of Mr. Byrd and Mr. Jordan and of Mr. Byrd’s potential compensation and retention arrangements relating to such role. After a discussion of the potential risks and benefits in pursuing the various strategic alternatives, and in particular a transaction with First Horizon or Party A, the IBKC board authorized management to engage in further discussions with First Horizon while also continuing to explore other potential strategic alternatives, including the pending discussions with Party A.

On August 14, 2019, Mr. Byrd and Mr. Jordan met in Nashville, Tennessee to further discuss the potential benefits of a merger-of-equals transaction between IBKC and First Horizon including, among other things, potential earnings accretion, a strengthened and diversified franchise and greater scale to invest in technology and the customer experience. Mr. Byrd and Mr. Jordan noted that their two companies had held preliminary merger discussions several years earlier, and discussed the changes in the operating environment since then that created heightened benefits to resuming those discussions now, including the need for greater scale and volatile interest rate and economic trends that created greater benefits from combining the two companies’ countercyclical businesses. Mr. Byrd and Mr. Jordan agreed that their respective chief financial officers should further discuss the compatibility of business models and operating cultures of the two companies as well as the feasibility and potential benefits of engaging in such a transaction.

On August 16, 22 and 30, 2019, the chief financial officers of IBKC and First Horizon discussed by telephone the process for engaging in due diligence of each other’s respective businesses, the importance of scale and technology, their respective approaches to client engagement and specialty businesses, their credit and risk management processes and other related topics. The chief financial officers concluded that IBKC’s and First Horizon’s businesses could complement each other and agreed to meet in person during the second week of September to continue their discussions.

Following these meetings and discussions, management of both companies agreed that further discussions would be facilitated by the exchange of nonpublic information. Accordingly, First Horizon and IBKC executed a mutual nondisclosure agreement on August 27, 2019.

On August 30, 2019, the Chief Executive Officer of Party A indicated to IBKC that, due to internal considerations, Party A was no longer interested in pursuing a strategic combination with IBKC at that time.

On September 11, 2019, the chief financial officers of IBKC and First Horizon met in Memphis, Tennessee to discuss the operational and financial feasibility of engaging in a merger-of-equals transaction, including a review of complementary businesses and markets, potential synergies, potential technology investments and employee culture and retention.

On September 12, 2019, Mr. Byrd and Mr. Jordan joined their respective chief financial officers in Memphis, Tennessee to further discuss the terms of a potential business combination. The discussion focused on both the “industrial logic” of the potential combination as well as key governance terms relevant to a merger of equals, including corporate name, headquarters, board split and similar matters.

On multiple occasions over the following weeks, the respective management teams of IBKC and First Horizon, with the assistance of their respective legal counsel and financial advisors, engaged in additional discussions with respect to corporate governance and a board and management structure designed to achieve meaningful participation by both companies in the future strategic direction of the combined company, the name of the combined company and the location of the combined company’s headquarters and major operational centers.

On September 16, 2019, the IBKC board held a regularly scheduled meeting at which representatives of management, KBW and Goldman Sachs were present. IBKC’s management briefed the IBKC board on the discussions with First Horizon to date, including the potential strategic benefits from increased scale and diversification as well as shareholder value creation through significant cost savings and synergies.

On September 27, 2019, Mr. Jordan and certain First Horizon independent directors had a meeting with Mr. Byrd and certain IBKC independent directors to continue discussions about a potential merger.

On October 1, 2019, the IBKC board held a special meeting, at which Mr. Byrd provided a summary of the September 27, 2019 meeting, as well as a follow-up telephone conversation he had with Mr. Jordan. The directors discussed the potential benefits and risks of the potential merger of equals with First Horizon. Mr. Byrd indicated to the IBKC board that he planned to meet with Mr. Jordan the following day to continue their discussions regarding the organization structure and related matters for the post-merger company, and that he would update the board following that meeting.

At a meeting on October 1, 2019, Mr. Jordan briefed the First Horizon board on the general landscape for financial services mergers and acquisitions and the operating environment for financial institutions. At that meeting, Mr. Jordan reported on the status of First Horizon’s bid to acquire branches to be divested by SunTrust Bank in connection with the merger of SunTrust Banks, Inc.

and BB&T Corporation and also reported on the status of discussions between First Horizon and IBKC regarding a potential merger of equals between the parties. As part of this report, Mr. Jordan described to the First Horizon board key terms of the potential merger of equals with IBKC that had been discussed to date.

On October 2, 2019, Mr. Byrd and Mr. Jordan met together with their respective chief financial officers to discuss a proposed organizational structure of the combined company, and agreed upon the identities of the combined company’s top eight executive officers who would report directly to the chief executive officer. The parties also agreed to begin preparing electronic data rooms in order to facilitate each party’s due diligence review of the other.

On October 7, 2019, the IBKC board held a special meeting with members of IBKC’s management in attendance. At this meeting, Mr. Byrd provided an overview of the meeting that he had with Mr. Jordan on October 2, 2019. The IBKC board then discussed the potential benefits of the proposed transaction, including that the combined business would have almost 500 branches and that IBKC executives would serve in key positions of the combined business. Mr. Byrd confirmed for the IBKC board that First Horizon was proposing a no-premium at-the-market exchange ratio. The IBKC board agreed that management should continue to engage with First Horizon to negotiate a potential transaction.

On October 15, 2019, the IBKC board held a special meeting with members of IBKC’s management in attendance. Mr. Byrd and other members of management updated the IBKC board on the status of negotiations with First Horizon. Mr. Byrd then reviewed the process conducted to-date with respect to looking at alternative types of strategic transactions and potential counterparties, including with respect to a potential acquisition of IBKC, potential targets that could be acquired by IBKC and potential merger-of-equals partners for IBKC, and updated the IBKC board on management’s current assessment of the potential benefits of a combination with First Horizon, including with respect to scale, complementary businesses, financial performance and value for IBKC’s shareholders and other constituencies. The IBKC board discussed the various strategic alternatives that the IBKC board and management had evaluated over the past year and before. The board also reviewed its previous discussions regarding the potential benefits and risks of a transaction with First Horizon as compared to other alternatives available to IBKC, including those described in “—IBKC’s Reasons for the Merger; Recommendation of IBKC Board of Directors” beginning on page 79. Following further discussion, the IBKC board authorized IBKC’s management, with the assistance of IBKC’s financial and legal advisors, to continue their discussions with First Horizon regarding a potential business combination transaction.

Starting on October 18, 2019, First Horizon and IBKC made available to each other in virtual data rooms various documents for mutual due diligence review. Management teams from each of First Horizon and IBKC and the parties’ respective advisors reviewed these materials. First Horizon and IBKC and their respective legal advisors engaged in extensive due diligence, including a significant number of due diligence meetings and telephone calls between the parties to discuss various topics. On October 18 and 19, 2019, members of First Horizon management, including Mr. Jordan, met with members of IBKC management, including Mr. Byrd, off-site, to discuss the integration of the companies’ businesses and management teams if a merger of equals of First Horizon and IBKC were to go forward. Following those meetings and continuing until the merger agreement was executed, members of the management teams of both companies continued to have discussions in person and by phone regarding the potential integration of First Horizon and IBKC.

On October 20, 2019, Sullivan & Cromwell, LLP (which we refer to as “Sullivan & Cromwell”), legal counsel to First Horizon, sent a term sheet to Simpson Thacher & Bartlett LLP (which we refer to as “Simpson Thacher”), legal counsel to IBKC, which outlined the proposed terms of Mr. Byrd’s employment with First Horizon following the closing of a transaction, which Simpson Thacher forwarded to Mr. Byrd and his personal legal counsel. The term sheet outlined certain key aspects of Mr. Byrd’s employment with First Horizon following the closing of the proposed transaction, including his roles as executive chairman and special advisor to the chief executive officer of First Horizon and his compensation for his service in such roles. From October 20 through 22, 2019, First

Horizon and Mr. Byrd, together with their respective legal counsel, continued to discuss such terms, which were later memorialized in the letter agreement between Mr. Byrd and First Horizon as described under “Interests of Certain IBKC Directors and Executive Officers in the Merger—Chairman Letter Agreement of Mr. Byrd.”

On October 22, 2019, the IBKC board met with members of IBKC’s management and representatives of Simpson Thacher, KBW and Goldman Sachs in attendance. IBKC’s management provided the IBKC board with an update regarding the status of the discussions and negotiations with First Horizon regarding the potential merger. KBW and Goldman Sachs reviewed with the IBKC board a preliminary analysis of certain financial aspects of the proposed transaction, including a comparison of the financial results of the two companies and their respective stock trading prices. A representative of Simpson Thacher then reviewed with the IBKC board certain legal matters, including the directors’ fiduciary duties, and also discussed illustrative terms that would be expected in a draft merger agreement to be provided by First Horizon as well as the current terms proposed by First Horizon for Mr. Byrd’s post-merger employment as reflected in the term sheet.

In the evening of October 22, 2019, Sullivan & Cromwell delivered an initial draft of the merger agreement to Simpson Thacher, which draft contemplated an all-stock merger based on a to-be-agreed fixed exchange ratio. Thereafter, the parties continued to negotiate the terms of, and exchanged drafts of, the merger agreement and related documentation.

On October 22 and 23, 2019, Mr. Jordan and other members of First Horizon senior management had discussions with Mr. Byrd and other members of IBKC senior management regarding business models, credit and other diligence matters.

On October 28, 2019, the IBKC board met, with members of management and representatives of KBW, Goldman Sachs and Simpson Thacher in attendance. The representatives of Simpson Thacher presented a summary of, and the IBKC board discussed, the principal terms of the merger agreement, taking into account revisions to be proposed by IBKC. The representatives of KBW and Goldman Sachs then discussed with the IBKC board, among other matters, the recent stock price performance of IBKC and First Horizon and other financial information of the two companies, as well as certain financial aspects of the proposed transaction. Members of management then reviewed with the IBKC board the status and process of IBKC’s ongoing due diligence regarding First Horizon, including IBKC’s preliminary diligence findings and the remaining diligence areas to be covered. Following the various presentations, the IBKC board discussed the terms, merits and risks of a potential transaction with First Horizon.

On October 28 and 29, 2019, the First Horizon board held a regularly scheduled two-day meeting. On October 28, 2019, Mr. Jordan provided the directors with information regarding the potential transaction with IBKC. On October 29, 2019, the First Horizon board met in executive session to discuss the potential transaction. Subsequently, members of management joined the meeting to provide directors with an overview of due diligence findings. Following the due diligence discussion, representatives of Morgan Stanley and Sullivan & Cromwell joined the meeting to discuss the financial, legal and regulatory implications of the potential merger. Representatives of Morgan Stanley provided directors with an overview of the strategic banking landscape, followed by a discussion of strategic alternatives to the proposed merger with IBKC and an overview of the transaction framework that had been discussed between First Horizon and IBKC senior management, including pricing and corporate governance terms. Morgan Stanley also provided directors with an overview of IBKC, prior mergers of equals in the banking industry and recent consolidation transactions in the banking industry and discussed certain preliminary considerations regarding the valuation of the two companies. Representatives of Sullivan & Cromwell next discussed the directors’ fiduciary duties in connection with the First Horizon board’s evaluation of the potential merger and strategic alternatives, the regulatory requirements for approvals of bank and bank holding company combination transactions, the regulatory environment for banks in general and for bank merger transactions in particular, and provided an overview of the terms of the draft of the potential merger agreement. The First Horizon board then continued in executive session to discuss the potential transaction. At the conclusion of the October 29, 2019 meeting, the

First Horizon board of directors authorized First Horizon senior management to continue negotiating the terms of the potential merger of equals with IBKC.

On October 31, 2019, First Horizon provided IBKC with a draft of Mr. Jordan’s letter agreement with First Horizon with respect to Mr. Jordan’s employment with First Horizon following the merger, to be effective upon, and subject to, the closing of the merger. The letter agreement provides for the terms described under “Interests of Certain First Horizon Directors and Executive Officers in the Merger—Letter Agreement between First Horizon and Mr. Jordan”, including a waiver of Mr. Jordan’s right to terminate his employment for “good reason” solely as a result of the contemplated succession plan in connection with the merger.

In the afternoon of November 1, 2019, the Compensation Committee of the IBKC board held a special meeting that was attended by representatives of Simpson Thacher. The representatives of Simpson Thacher reviewed and discussed with the committee the terms of (i) a draft agreement to be entered into between Mr. Byrd and First Horizon regarding his employment and service with the combined company upon the closing of the merger, (ii) drafts of proposed retention agreements to be entered into by IBKC with certain of its key executives, (iii) the proposed acceleration of certain performance-based restricted stock awards concurrently with the signing of the merger agreement and (iv) the terms of IBKC equity awards proposed to be granted to Mr. Byrd concurrently with the signing of the merger agreement (all of which are further described under “Interests of Certain IBKC Directors and Executive Officers in the Merger”). Representatives of Simpson Thacher also reviewed and discussed with the committee the proposed treatment of IBKC equity awards under the merger agreement. Following a discussion, the IBKC Compensation Committee unanimously approved each of the foregoing matters.

In addition, following the close of trading on Friday, November 1, 2019, management of each of IBKC and First Horizon, and their respective financial advisors, discussed the exchange ratio for the potential merger agreement, and such managements determined to propose to their respective boards of directors a fixed exchange ratio of 4.584 shares of First Horizon common stock for each share of IBKC common stock in an all-stock merger, which represented an at-the-market exchange ratio based on the parties’ respective closing stock prices on November 1, 2019.

In the morning of November 2, 2019, the IBKC board convened a special meeting with representatives of IBKC’s management, KBW, Goldman Sachs and Simpson Thacher in attendance. The representatives of Simpson Thacher reviewed, and the IBKC board discussed, the proposed governance arrangements of the combined company, including with respect to the roles of Mr. Byrd and Mr. Jordan, the composition of the board of directors and committees thereof, and First Horizon’s commitment to contribute $20 million to a newly-formed foundation focused on community support in the State of Louisiana. The representatives of KBW and Goldman Sachs then separately discussed with the IBKC board, among other matters, certain financial aspects of the proposed transaction based on the 4.584 exchange ratio and certain financial information, and reviewed their respective financial analyses. Thereafter, members of management, including Mr. Byrd, and financial advisors left the meeting, and representatives of Simpson Thacher reviewed the actions taken by the IBKC Compensation Committee on November 1, 2019, including the key terms of the proposed employment agreement between Mr. Byrd and First Horizon, the grant of restricted stock to Mr. Byrd and the proposed retention agreements with certain of IBKC’s executive officers.

Throughout the rest of November 2, 2019 and during the following day, First Horizon’s and IBKC’s management teams and their respective financial and legal advisors continued to negotiate and finalize the merger agreement and other transaction documents.

In the evening of November 3, 2019, the IBKC board convened another special meeting, with representatives of IBKC’s management, KBW, Goldman Sachs and Simpson Thacher in attendance. The representatives of KBW provided the financial presentation of KBW to the IBKC board, and KBW rendered to the IBKC board an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of IBKC common shares. The representatives of

Goldman Sachs then reviewed Goldman Sachs’s updated financial analyses of the proposed merger and rendered to the IBKC board Goldman Sachs’s oral opinion, subsequently confirmed in writing, attached to this joint proxy statement/prospectus as Annex D, to the effect that, as of November 3, 2019, the date of Goldman Sachs’ written opinion, and based upon and subject to the factors, qualifications and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio was fair from a financial point of view to the holders (other than First Horizon and its affiliates) of IBKC common shares. See “—Opinions of IBKC’s Financial Advisors” beginning on page 91. The representatives of Simpson Thacher in attendance reviewed the key terms of the merger agreement that had been negotiated since the previous meeting of the IBKC board and responded to questions regarding the potential transaction.

Following further discussion and after taking into consideration the matters discussed during the November 3, 2019 meeting and prior meetings of the IBKC board, including the factors described under “—IBKC’s Reasons for the Merger; Recommendation of IBKC Board of Directors” beginning on page 79, the IBKC board unanimously approved the merger agreement and the transactions contemplated thereby, including the proposed merger, and directed that the approval of the merger agreement be submitted to a vote at a meeting of the IBKC shareholders, and recommended that the IBKC shareholders approve the merger agreement.

At a special meeting on November 3, 2019, the First Horizon board considered the negotiated terms of the proposed merger and entry into the merger agreement by First Horizon. Morgan Stanley representatives reviewed with the First Horizon directors Morgan Stanley’s financial analysis summarized below under “—Opinion of First Horizon’s Financial Advisor” on page 82 and rendered to the board the oral opinion of Morgan Stanley, subsequently confirmed by delivery of a written opinion attached to this joint proxy statement/prospectus as Annex B, to the effect that, that as of the date of Morgan Stanley’s written opinion and subject to the various assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to First Horizon. Representatives of Sullivan & Cromwell provided a summary of the proposed terms of the merger agreement and described the resolutions the First Horizon directors would be asked to consider if they were to approve the merger. The directors then discussed the potential advantages and risks to First Horizon of the proposed merger, including the factors described under “—First Horizon’s Reasons for the Merger; Recommendation of First Horizon Board of Directors” beginning on page 76, and asked First Horizon senior management a number of questions about the proposed merger. At the conclusion of the meeting, the First Horizon board unanimously approved the resolutions, including approving the proposed merger and entry into the merger agreement by First Horizon.

Following the meetings of the First Horizon board and the IBKC board on November 3, 2019, and after finalizing the merger agreement, First Horizon and IBKC executed the merger agreement on the evening of November 3, 2019. The transaction was announced the morning of November 4, 2019, before the opening of the financial markets in New York, in a press release jointly issued by First Horizon and IBKC.

First Horizon’s Reasons for the Merger; Recommendation of First Horizon’s Board of Directors

After careful consideration, the First Horizon board, at a special meeting held on November 3, 2019, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of First Horizon and its shareholders, (ii) declared First Horizon’s entry into the merger agreement advisable and (iii) adopted and approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the charter amendment. Accordingly, the First Horizon board unanimously recommends that the First Horizon shareholders vote “FOR” the First Horizon merger proposal, “FOR” the First Horizon charter amendment proposal, “FOR” the First Horizon compensation proposal and “FOR” the First Horizon adjournment proposal.

In reaching the decision to approve the merger agreement, and to adopt the plan of merger and recommend approval of the plan of merger by First Horizon’s shareholders, the First Horizon board of directors evaluated the merger agreement, the merger and the other matters contemplated by the merger agreement in consultation with First Horizon senior management, as well as with First Horizon’s legal and financial advisors, and considered a number of factors, including the following:

•

each of First Horizon’s and IBKC’s business, operations, financial condition, stock performance, asset quality, earnings and prospects, and legal and regulatory compliance. In reviewing these factors, including the information obtained through due diligence, the First Horizon board of directors considered IBKC’s financial condition and asset quality; that First Horizon’s and IBKC’s respective businesses, operations and risk profiles complement each other; that the companies’ separate earnings and prospects create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to First Horizon’s earnings and prospects on a stand-alone basis;

•	the ability to leverage the combined company’s investments in technology across a greater number of customers;
•	the combined company’s position as one of the largest financial services organizations in the southern United States in terms of total consolidated assets, loans, deposits and revenues;
•	IBKC’s operations in high-growth southern U.S. banking markets, which enhances First Horizon’s footprint and deposit gathering opportunities in these fast growing markets;
•	the compatibility of First Horizon’s and IBKC’s cultures and credit philosophies;
•

the current environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on First Horizon’s and the combined company’s potential growth, development, productivity and strategic options;

•	the governance structure for the combined company, including the composition of the board of directors and executive management;
•	First Horizon’s and IBKC’s past records of integrating acquisitions and of realizing expected financial and other benefits of such acquisitions;
•

the anticipated pro forma financial impact of the merger on the combined company, including earnings, dividends, return on equity, tangible book value dilution (and earn-back period), asset quality, liquidity and regulatory capital levels;

•	the expectation that the transaction would be generally tax-free for United States federal income tax purposes to First Horizon’s shareholders;

•

the oral opinion of Morgan Stanley, subsequently confirmed in Morgan Stanley’s written opinion, to the effect that, as of the date of Morgan Stanley’s written opinion and subject to the various assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to First Horizon, as more fully described below in the section “—Opinion of First Horizon’s Financial Advisor” beginning on page 82;

•

the fact that the exchange ratio would be fixed, which the First Horizon board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•

its review and discussions with First Horizon’s senior management concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of IBKC; and

•

its review with its financial advisors of the financial terms of the merger agreement and its review with its legal advisors of the other terms of the merger agreement, including the representations, covenants, deal protection and termination provisions.

The First Horizon board of directors also considered the potential risks related to the transaction. The board concluded that the anticipated benefits of combining with IBKC were likely to outweigh these risks substantially. These potential risks included:

•	the diversion of management focus and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;
•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;
•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of First Horizon and IBKC;
•	certain anticipated merger-related costs;
•

the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

•	the possibility that divestitures may be required by regulatory authorities in one or more markets in which First Horizon and IBKC compete;
•	the potential for legal claims challenging the merger;
•	the merger’s effect on the combined company’s regulatory capital levels; and
•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the First Horizon board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the First Horizon board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, including discussions with, and questioning of, First Horizon’s management and First Horizon’s independent financial and legal advisors, and overall considered the factors to support its determination.

For the reasons set forth above, the First Horizon board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of First Horizon, and adopted and approved the merger agreement and the transactions contemplated by it.

In considering the recommendation of the First Horizon board of directors, you should be aware that certain directors and executive officers of First Horizon may have interests in the merger that are different from, or in addition to, interests of shareholders of First Horizon generally and may create potential conflicts of interest. The First Horizon board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to First Horizon’s shareholders that they vote in favor of the First Horizon merger proposal. See “The Merger—Interests of Certain First Horizon Directors and Executive Officers in the Merger.”

It should be noted that this explanation of the reasoning of the First Horizon board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 41.

IBKC’s Reasons for the Merger; Recommendation of IBKC’s Board of Directors

After careful consideration, the IBKC board, at a special meeting held on November 3, 2019, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of IBKC, its shareholders and other constituencies, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the IBKC board unanimously recommends that the IBKC shareholders vote “FOR” the IBKC merger proposal, “FOR” the IBKC compensation proposal and “FOR” the IBKC adjournment proposal.

In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that IBKC’s shareholders approve the merger agreement, the IBKC board evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with IBKC’s management, as well as with IBKC’s legal and financial advisors, and considered a number of factors, including the following:

•

each of IBKC’s and First Horizon’s business, operations, financial condition, stock performance, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the IBKC board considered the following:

o

its view that the merger is a strategically compelling transaction that will create a stronger company, elevate growth and provide meaningful long-term value for the shareholders and other constituencies of both IBKC and First Horizon;

o

its view that the combination strengthens the competitive position of the combined business in high-growth, demographically attractive Southern markets, with a pro forma bank branch footprint located in 15 of the top 20 Southern metropolitan statistical areas by population and in 11 states throughout the combined footprint;

o	that shareholders of IBKC and First Horizon would benefit from expected annual cost synergies from maximizing efficiencies across the combined organization;
o	its view that combined organization will offer a broader and more comprehensive suite of products and services for commercial, consumer and small business clients;
o

its view that the combined company will be well positioned to capitalize on market opportunities and increase its client base through greater scale, strategic investments in advanced technologies and expanded product offerings;

o	its view that IBKC and First Horizon share a commitment to their respective customers, communities, shareholders and the employees;
o

its view that the combined company would have a more diversified business mix with the earnings streams from unique lending capabilities and distinct fee income businesses across a broader customer base;

o

its view that, in light of the agreed-upon governance arrangements, the combined company would have a stronger, deeper leadership team with complementary expertise to drive enhanced operational performance, strategic growth and risk management;

o

the anticipated impact of the transaction on the combined company, including the expected impact on financial metrics (including earnings per share, return on average assets, return on average tangible common equity and cash efficiency ratio);

o	the historical performance of IBKC and First Horizon common shares; and
o	its review and discussions with IBKC’s management and its legal advisors concerning the due diligence review of First Horizon;
•

its familiarity of the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, possible effects of scale, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both nationwide banks and non-bank financial and financial technology firms, and current financial market conditions and the likely effects of these factors on IBKC’s and the combined company’s potential growth, development productivity and strategic options, and the likely effect of these factors on IBKC both with and without the proposed transaction;

•

its views with respect to other strategic alternatives potentially available to IBKC, including continuing as a standalone company focusing exclusively on organic growth, making smaller acquisitions of other banks, transformative transactions (including large acquisitions or a merger of equals) and a transaction involving the sale of IBKC;

•

the structure of the transaction as a merger of equals in which the IBKC board and IBKC’s management would have significant participation in the combined company; in particular, the provisions of the merger agreement setting forth the corporate governance of the combined company, including:

o

that, until the third anniversary of the consummation of the merger, the board of directors of the combined company would consist of seventeen members, with eight from IBKC and nine from First Horizon; and

o

that (i) Mr. Byrd, the current President and Chief Executive Officer of IBKC, would become and serve as the Executive Chairman of the combined company for two years following the consummation of the merger and (ii) other members of IBKC’s management would participate in the senior management of the combined company;

•

the consistency of the transaction with IBKC’s business strategies, including achieving strong earnings growth, reaching new markets, improving customer attraction and retention, developing technology capabilities and focusing on cost management;

•	the belief that the transaction is likely to increase value to shareholders, given that, from the perspective of an IBKC shareholder, the transaction is expected to be immediately accretive in 2020;
•	the expectation that the transaction will be generally tax-free for United States federal income tax purposes to IBKC shareholders;

•

the oral opinion of Goldman Sachs to the IBKC board to the effect that, subsequently confirmed in writing, as of November 3, 2019, the date of Goldman Sachs’ written opinion, and based upon and subject to the factors, qualifications and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio was fair from a financial point of view to the holders (other than First Horizon and its affiliates) of IBKC common shares, as more fully described below in the section “—Opinions of IBKC’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC” beginning on page 101;

•

the opinion, dated November 3, 2019, of KBW to the IBKC board to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of IBKC common shares, as more fully described below under “—Opinions of IBKC’s Financial Advisors—Opinion of Keefe, Bruyette & Woods, Inc.” beginning on page 91;

•	the financial and other terms of the merger agreement, which IBKC reviewed with its outside financial and legal advisors, including:

o	its expectation that, upon consummation of the merger, IBKC shareholders would own approximately 44% of the combined company;
o	the fact that the exchange ratio is fixed, which the IBKC board believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;
o

the expectation of an immediate increase to IBKC shareholders in dividends per share based on anticipated dividend payments by the combined company, and the greater trading liquidity of First Horizon’s common stock;

o	the fact that IBKC’s shareholders will have an opportunity to vote on the approval of the merger agreement;

o

the right of the IBKC board under the merger agreement to withdraw its recommendation to the IBKC shareholders that they approve the merger agreement and the right of the First Horizon Board under the merger agreement to withdraw its recommendation to the First Horizon shareholders that they approve the merger agreement, in each case, in certain circumstances, as more fully described under “The Merger Agreement—Covenants and Agreements” and “The Merger Agreement—Termination of the Merger Agreement; Termination Fee” beginning on pages 150 and 158, respectively; and

o

the rights of IBKC and First Horizon to terminate the merger agreement in certain circumstances, as more fully described under “The Merger Agreement—Termination of the Merger Agreement; Termination Fee” beginning on page 158.

The IBKC board also considered the potential risks related to the transaction. The IBKC board concluded that the anticipated benefits of combining with First Horizon were likely to outweigh these risks substantially. These potential risks included:

•

the potential for the value of the merger consideration to be received by holders of shares of IBKC common stock to be adversely affected by a decrease in the trading price of First Horizon common stock;

•

the potential risks associated with achieving anticipated efficiency improvements and cost reductions and savings and successfully integrating IBKC’s business, operations and workforce with those of First Horizon;

•

the nature and amount of payments and other benefits to be received by IBKC’s management in connection with the merger pursuant to existing IBKC plans and compensation arrangements and the merger agreement;

•	the potential risk of diverting management attention and resources from the operation of IBKC’s business and towards the completion of the merger and the integration of the two companies;
•

the regulatory and other approvals required in connection with the merger and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions;

•

the restrictions on the conduct of IBKC’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent IBKC from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•	the potential effect of the merger on IBKC’s overall business, including its relationships with customers, employees, suppliers and regulators;
•	the risk of losing key IBKC or First Horizon employees during the pendency of the merger and thereafter;

•

the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of IBKC and First Horizon, transaction fees, expenses and other payments that will or may arise from the merger;

•	the fact that IBKC’s common shareholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;

•

that IBKC’s directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as more fully described under “—Interests of Certain IBKC Directors and Executive Officers in the Merger” beginning on page 122;

•

that the merger may not be completed despite the combined efforts of IBKC and First Horizon or that completion may be unduly delayed, even if the required regulatory approvals are obtained and the requisite approvals are obtained from IBKC and First Horizon shareholders;

•

the fact that IBKC may be obligated to pay First Horizon a termination fee of $156 million in certain circumstances, as more fully described under “The Merger Agreement—Termination of the Merger Agreement”; Termination Fee” beginning on page 158, may deter others from proposing an alternative transaction that may be more advantageous to IBKC’s shareholders; and

•	the other risks described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 43 and 41, respectively.

The foregoing discussion of the information and factors considered by the IBKC board is not intended to be exhaustive and may not include all of the factors considered by the IBKC board. In view of the variety of factors considered in connection with its consideration of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the IBKC board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The above factors are not listed in any particular order of priority. The IBKC board considered all these factors as a whole.

In considering the recommendation of the IBKC board, you should be aware that certain directors and executive officers of IBKC may have interests in the merger that are different from, or in addition to, interests of shareholders of IBKC generally and may create potential conflicts of interest. The IBKC board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to IBKC’s shareholders that they vote in favor of the IBKC merger proposal. See “The Merger—Interests of Certain IBKC Directors and Executive Officers in the Merger” beginning on page 122.

It should be noted that this explanation of the reasoning of the IBKC board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” on page 41.

Opinion of First Horizon’s Financial Advisor

First Horizon retained Morgan Stanley to provide it with financial advisory services in connection with a possible merger with IBKC, and, if requested by First Horizon, a financial opinion with respect thereto. First Horizon selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of First Horizon. Morgan Stanley rendered to the First Horizon board of directors at its special meeting on November 3, 2019, its oral opinion, subsequently confirmed by delivery of a written opinion dated November 3, 2019, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to First Horizon.

The full text of the written opinion of Morgan Stanley, dated November 3, 2019, is attached as Annex B and incorporated by reference into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the First Horizon board of directors and addresses only the fairness, from a financial point of view, to First Horizon of the exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to shareholders of First Horizon or shareholders of IBKC as to how to vote at any shareholders meetings held with respect to the merger or any other matter or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which First Horizon common stock will trade following the consummation of the merger or at any time.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of IBKC and First Horizon, respectively;
•	reviewed certain internal financial statements and other financial and operating data concerning IBKC and First Horizon, respectively;
•

reviewed certain financial projections furnished to Morgan Stanley by the managements of IBKC and First Horizon, respectively, which were derived from a consensus of selected Wall Street equity research financial forecasts identified by the managements of IBKC and First Horizon, which forecasts were extrapolated for certain fiscal years based on the guidance of First Horizon (such forecasts are referred to herein as the “IBKC Street Forecasts” and the “First Horizon Street Forecasts,” respectively, and collectively as the “Street Forecasts”;

•

reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of IBKC and First Horizon, respectively (such information is referred to herein as the “Synergies”;

•

discussed the past and current operations and financial condition and the prospects of IBKC, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of IBKC;

•

discussed the past and current operations and financial condition and the prospects of First Horizon, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of First Horizon;

•

reviewed the pro forma impact of the merger on First Horizon’s earnings per share, tangible book value per share, common equity Tier 1 ratio, cash flow, consolidated capitalization and certain financial ratios;

•	reviewed the reported prices and trading activity for IBKC common stock and First Horizon common stock;
•

compared the financial performance of IBKC and First Horizon and the prices and trading activity of IBKC common stock and First Horizon common stock with that of certain other publicly-traded companies comparable with IBKC and First Horizon, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;
•	participated in certain discussions and negotiations among representatives of IBKC and First Horizon and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and
•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by First Horizon and IBKC, and formed a substantial basis for its opinion. At First Horizon’s direction, Morgan Stanley’s analysis relating to the business and financial prospects for IBKC and First Horizon for purposes of its opinion was made only on the basis of the Street Forecasts. Morgan Stanley was advised by IBKC and First Horizon, and assumed, with the consent of First Horizon, that the Street Forecasts were a reasonable basis upon which to evaluate the business and financial prospects of IBKC and First Horizon, respectively, and reflect the best currently available estimates of the future financial performance of IBKC and First Horizon, respectively. Morgan Stanley expressed no view as to the Street Forecasts or the assumptions on which they were based, including the selection of the equity research financial forecasts from which the Street Forecasts were derived. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Code, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not an expert in the evaluation of allowance for loan losses, and it neither made an independent evaluation of the adequacy of the allowance for loan losses at IBKC or First Horizon, nor did it examine any individual loan credit files of IBKC or First Horizon nor was it requested to conduct such a review, and, as a result, Morgan Stanley assumed that the aggregate allowance for loan losses of IBKC and First Horizon, respectively, is adequate. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of First Horizon and IBKC and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the consideration pursuant to the merger agreement in respect of any series of preferred stock of IBKC. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of IBKC’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the IBKC common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of First Horizon or IBKC, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of November 3, 2019. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated November 3, 2019. The various financial analyses summarized below were based on closing prices of First Horizon common stock and IBKC common stock as of November 1, 2019, the last full trading day preceding the day of the special meeting of the First Horizon board of directors to consider, approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

IBKC Standalone Analyses

IBKC Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Morgan Stanley compared certain financial information of IBKC with publicly available information for the selected companies. The selected companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to IBKC’s and First Horizon’s. The selected companies consisted of all publicly traded banks in the United States with total assets between $25 billion and $50 billion, excluding thrifts and Puerto Rican banks. The selected companies consisted of:

•	Signature Bank Corporation
•	Synovus Financial Corporation
•	TCF Financial Corporation
•	East West Bancorp Inc.
•	BOK Financial Corp
•	Wintrust Financial Corporation
•	F.N.B. Corporation
•	Valley National Bancorp
•	Texas Capital Bancshares Inc.
•	Cullen/Frost Bankers, Inc.
•	BankUnited, Inc.
•	Associated Banc-Corp
•	Hancock Whitney Corporation
•	Sterling Bancorp
•	Webster Financial Corp
•	Umpqua Holdings Corporation
•	Pinnacle Financial Partners, Inc.
•	PacWest Bancorp
•	Western Alliance Bancorporation
•	Commerce Bancshares, Inc.

In all instances, multiples were based on closing stock prices on November 1, 2019. For each of the following analyses performed by Morgan Stanley, financial and market data for the selected companies were based on the most recent publicly available information and Wall Street consensus estimates.

With respect to the selected companies, the information Morgan Stanley presented included:

•	multiple of price to estimated earnings per share for 2020, or Price / 2020E EPS; and
•	multiple of price to tangible book value per share, or Price / Tangible Book Value

	Selected Companies’ Top Quartile	Selected Companies’ Median	Selected Companies’ Bottom Quartile	IBKC
Price / 2020E EPS	11.3x	10.8x	9.9x	10.9x
Price / Tangible Book Value	1.8x	1.6x	1.4x	1.4x

Based on the analysis of the relevant metrics for each of the selected banks, Morgan Stanley selected a range of multiples and applied this range of multiples to the relevant financial statistics for IBKC. For purposes of this analysis, Morgan Stanley utilized estimated earnings per share for 2020 as set forth in the IBKC Street Forecasts and tangible book value per share of IBKC as of September 30, 2019 as set forth in IBKC’s public filings.

Morgan Stanley estimated the implied trading value per share of IBKC common stock as of November 1, 2019, as follows:

	IBKC Metric	Multiple Statistic Range	Implied Value Per Share of IBKC Common Stock
Price / 2020E EPS	$6.84	9.5x – 11.5x	$64.98 – $78.66
Price / Tangible Book Value	$52.68	1.4x – 1.8x	$73.75 – $94.83

Morgan Stanley also did a regression-based analysis based on Price / Tangible Book Value versus 2020 return on tangible common equity for each of the selected companies. The range of estimated regression-based analysis implied values represents +/- 10% of the value implied by the regression line equation. The low-end range of $69.23 represents the implied value if IBKC were valued at 90% of the value implied by the regression line and the high-end range of $84.62 represents the implied value if IBKC were valued at 110% of the value implied by the regression line. For purposes of this analysis, Morgan Stanley utilized a 2020 return on tangible common equity estimate for IBKC of 12.7%, as set forth in the IBKC Street Forecasts.

No company in the public trading comparables analysis is identical to IBKC. In evaluating the group of selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of IBKC, such as the impact of competition on the business of IBKC or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of IBKC or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

IBKC Dividend Discount Analysis

Using the IBKC Street Forecasts and assuming, at the direction of First Horizon management, that IBKC would make distributions of capital in excess of the amount necessary to achieve a 9.25% common equity Tier 1 ratio level, Morgan Stanley performed a dividend discount analysis for IBKC on a standalone basis. Morgan Stanley calculated a range of implied values per share of IBKC common stock based on the sum of the discounted present values of (1) projected dividends on shares of IBKC common stock for the fourth quarter of 2019 through December 31, 2024 and (2) a projected terminal value of IBKC common stock as of December 31, 2024.

Morgan Stanley based its analysis on a range of terminal forward multiples of 9.0x to 11.0x to the terminal year 2025 estimated earnings, 7.4% to 9.4% discount rates, using the capital asset pricing model, and a 1.50% opportunity cost of cash. Utilizing the range of discount rates and terminal value multiples, Morgan Stanley derived an implied valuation range of present value indications per share of IBKC common stock ranging from $70.50 to $87.25.

First Horizon Standalone Analyses

First Horizon Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Morgan Stanley compared certain financial information of First Horizon with publicly available information for the selected companies, as identified above under “IBKC Standalone Analyses—IBKC Public Trading Comparables Analysis.”

In all instances, multiples were based on closing stock prices on November 1, 2019. For each of the following analyses performed by Morgan Stanley, financial and market data for the selected companies were based on the most recent publicly available information and Wall Street consensus estimates.

With respect to the selected companies, the information Morgan Stanley presented included:

•	multiple of price to estimated earnings per share for 2020, or Price / 2020E EPS; and
•	multiple of price to tangible book value per share, or Price / Tangible Book Value

	Selected Companies’ Top Quartile	Selected Companies’ Median	Selected Companies’ Bottom Quartile	First Horizon
Price / 2020E EPS	11.3x	10.8x	9.9x	10.1x
Price / Tangible Book Value	1.8x	1.6x	1.4x	1.7x

Based on the analysis of the relevant metrics for each of the selected banks, Morgan Stanley selected a range of multiples and applied this range of multiples to the relevant financial statistics for First Horizon. For purposes of this analysis, Morgan Stanley utilized estimated earnings per share for 2020 as set forth in the First Horizon Street Forecasts and tangible book value per share of First Horizon as of September 30, 2019 as set forth in First Horizon’s public filings.

Morgan Stanley estimated the implied trading value per share of First Horizon common stock as of November 1, 2019, as follows:

	First Horizon Metric	Multiple Statistic Range	Implied Value Per Share of First Horizon Common Stock
Price / 2020E EPS	$1.61	9.5x – 11.5x	$15.31 – $18.53
Price / Tangible Book Value	$9.76	1.4x – 1.8x	$13.66 – $17.56

Morgan Stanley also did a regression-based analysis based on Price / Tangible Book Value versus 2020 return on tangible common equity for each of the selected companies. The range of estimated regression-based analysis implied values represents +/- 10% of the value implied by the regression line equation. The low-end range of $15.51 represents the implied value if First Horizon were valued at 90% of the value implied by the regression line and the high-end range of $18.95 represents the implied value if First Horizon were valued at 110% of the value implied by the regression line. For purposes of this analysis, Morgan Stanley utilized a 2020 return on tangible common equity estimate for First Horizon of 15.9%, as set forth in the First Horizon Street Forecasts.

No company in the public trading comparables analysis is identical to First Horizon. In evaluating the group of selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of First Horizon, such as the impact of competition on the business of First Horizon or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of First Horizon or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

First Horizon Dividend Discount Analysis

Using the First Horizon Street Forecasts and assuming, at the direction of First Horizon management, that First Horizon would make distributions of capital in excess of the amount necessary to achieve a 9.25% common equity Tier 1 ratio level, Morgan Stanley performed a dividend discount analysis for First Horizon on a standalone basis. Morgan Stanley calculated a range of implied values per share of First Horizon common stock based on the sum of the discounted present values of (1) projected dividends on shares of First Horizon common stock for the fourth quarter of 2019 through December 31, 2024 and (2) a projected terminal value of First Horizon common stock as of December 31, 2024.

Morgan Stanley based its analysis on a range of terminal forward multiples of 9.0x to 11.0x to the terminal year 2025 estimated earnings, 7.3% to 9.3% discount rates, using the capital asset pricing model, and a 1.50% opportunity cost of cash. Utilizing the range of discount rates and terminal value multiples, Morgan Stanley derived an implied valuation range of present value indications per share of First Horizon common stock ranging from $15.30 to $19.32.

Contribution Analysis

Morgan Stanley compared IBKC’s and First Horizon’ respective percentage contributions for certain financial metrics described below to the combined company. Morgan Stanley utilized First Horizon’s and IBKC’s respective balance sheet as of September 30, 2019 and estimates of net income for calendar years 2020 and 2021 as set forth in the Street Forecasts. The following table summarizes Morgan Stanley’s analysis, as compared to the 56% (First Horizon) and 44% (IBKC) ownership of the combined company resulting from the exchange ratio of 4.584x provided for in the merger agreement:

	IBKC Contribution	First Horizon Contribution
Total Assets	42%	58%
Loans	43%	57%
Deposits	44%	56%
Common Equity	47%	53%
Tangible Common Equity	48%	52%
2020E Net Income	42%	58%
2021E Net Income	42%	58%

Exchange Ratios Analysis

Using the implied value per share reference ranges for IBKC and First Horizon indicated in the public trading comparables analyses and the dividend discount analyses of IBKC and First Horizon described above, and the percentage contributions indicated in the contribution analyses described above, Morgan Stanley calculated ranges of implied exchange ratios of IBKC common stock into First Horizon common stock. Other than for the contribution analyses, the implied exchange ratios represent the range of high-to-low and low-to-high exchange ratios implied by the respective valuation analyses. For the contribution analyses, the implied exchange ratio represents the high and low exchange ratios implied by the individual balance sheet and net income contribution analyses. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio of 4.584x provided for in the merger agreement:

Implied Exchange Ratio
Public Trading Comparables
Price / 2020 E EPS	3.506x – 5.138x
Price / Tangible Book Value	4.200x – 6.943x
Regression Based	3.653x – 5.457x
Dividend Discount Analysis	3.649x – 5.702x
Contribution Analysis	4.224x – 5.400x

Morgan Stanley also reviewed the historical trading prices for IBKC common stock and First Horizon common stock from November 1, 2016 to November 1, 2019 and calculated implied historical exchange ratios by dividing the average daily closing price per share of IBKC common stock by the average daily closing price per share of First Horizon common stock. This implied historical exchange ratio analysis indicated the following historical exchange ratios, as compared to the exchange ratio of 4.584x provided for in the merger agreement:

Implied Exchange Ratio
November 1, 2019	4.584x
One-Month Average	4.671x
Two-Month Average	4.632x
Three-Month Average	4.587x
Six-Month Average	4.882x
One-Year Average	4.911x
Three-Year Average	4.513x

The historical exchange ratios were presented for reference purposes only, and were not relied upon for valuation purposes.

Pro Forma Accretion/Dilution Analysis

Morgan Stanley reviewed and analyzed the estimated pro forma impact of the merger on (i) projected accretion/(dilution) to holders of First Horizon common stock for the years 2021 and 2022, (ii) tangible book value per share as of the closing date and (iii) common equity Tier 1 ratio as of the closing date, in each case based on the Street Forecasts and the Synergies. For purposes of the tangible book value per share and common equity Tier 1 ratio analyses, Morgan Stanley utilized an estimated closing date of June 30, 2020. Based on these analyses, Morgan Stanley calculated (a) an estimated pro forma accretive impact to earnings per share for holders of First Horizon common stock of 12% and 16% for 2021 and 2022, respectively, (b) an estimated pro forma dilutive impact on tangible book value per share as of the closing date of 5%, assuming the full impact of one-time merger-related expenses, and (c) an estimated pro forma dilutive impact on common equity Tier 1 ratio as of the closing date of 20 basis points, assuming the impact of estimated one-time merger-related expenses incurred prior to or around closing. Any such estimates are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates.

Pro Forma Dividend Discount Analysis

Using the Street Forecasts, the Synergies and other fair market value and transaction adjustments and assuming, at the direction of First Horizon management, that First Horizon would make distributions of capital in excess of the amount necessary to achieve a 9.25% common equity Tier 1 ratio level, Morgan Stanley performed a dividend discount analysis for First Horizon on a pro forma basis after giving effect to the merger. Morgan Stanley calculated a range of implied values per share of First Horizon common stock based on the sum of the discounted present values of (1) projected dividends on shares of First Horizon common stock as of the estimated closing date for the third quarter of 2020 through December 31, 2025 and (2) a projected terminal value of First Horizon common stock as of December 31, 2025.

Morgan Stanley based its analysis on a range of terminal forward multiples of 9.0x to 11.0x to the terminal year 2026 estimated earnings, 7.3% to 9.3% discount rates, using the capital asset pricing model, and a 1.50% opportunity cost of cash. Utilizing the range of discount rates and terminal value multiples, Morgan Stanley derived an implied valuation range of present value indications per share of First Horizon common stock ranging from $17.30 to $22.01.

General

In connection with the review of the merger by First Horizon’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of First Horizon or IBKC. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the control of First Horizon or IBKC. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view to First Horizon of the exchange ratio pursuant to the merger agreement, and in connection with the delivery of its oral opinion, and its subsequent written opinion, to First Horizon’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which First Horizon common stock or IBKC common stock might actually trade. Morgan Stanley expressed no opinion or recommendation as to how the shareholders of First Horizon and IBKC should vote at the shareholders’ meetings to be held in connection with the merger.

The exchange ratio was determined through arm’s-length negotiations between First Horizon and IBKC and was approved by First Horizon’s board of directors. Morgan Stanley provided advice to First Horizon during these negotiations but did not, however, recommend any specific exchange ratio to First Horizon or IBKC, or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

Morgan Stanley’s opinion and its presentation to First Horizon’s board of directors was one of many factors taken into consideration by First Horizon’s board of directors in deciding to approve, adopt and authorize the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of First Horizon’s board of directors with respect to the exchange ratio pursuant to the merger agreement or of whether First Horizon’s board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

First Horizon’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of First Horizon, IBKC or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Under the terms of its engagement letter, as compensation for its services relating to the merger, First Horizon has agreed to pay Morgan Stanley a fee of $28 million in the aggregate, $5 million of which was payable upon the rendering of its opinion and $23 million of which is contingent upon the consummation of the merger. First Horizon has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, First Horizon has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. During the two years preceding the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services to First Horizon for which Morgan Stanley and its affiliates have received aggregate fees of approximately $5 million. Morgan Stanley may also seek to provide financial advisory and financing services to First Horizon, IBKC and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinions of IBKC’s Financial Advisors

Opinion of Keefe, Bruyette & Woods, Inc.

IBKC engaged KBW to render financial advisory and investment banking services to IBKC, including an opinion to the IBKC board of directors as to the fairness, from a financial point of view, to the holders of IBKC common stock of the exchange ratio in the proposed merger of IBKC with and into First Horizon. IBKC selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW participated telephonically in the meeting of the IBKC board held on November 3, 2019, at which the IBKC board evaluated the proposed merger. At this meeting, KBW rendered to the IBKC board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of IBKC common stock. The IBKC board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the IBKC board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of IBKC common stock. It did not address the underlying business decision of IBKC to engage in the merger or enter into the merger agreement or constitute a recommendation to the IBKC board in connection with the merger, and it does not constitute a recommendation to any holder of IBKC common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of IBKC and First Horizon and bearing upon the merger, including, among other things:

•	a draft of the merger agreement dated November 3, 2019 (the most recent draft made available to KBW);
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of IBKC;
•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 of IBKC;
•

certain unaudited quarterly financial results for the quarter ended September 30, 2019 of IBKC (contained in the Current Report on Form 8-K filed by IBKC with the Securities and Exchange Commission on October 18, 2019);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of First Horizon;
•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 of First Horizon;
•

certain unaudited quarterly financial results for the quarter ended September 30, 2019 of First Horizon (contained in the Current Report on Form 8-K filed by First Horizon with the Securities and Exchange Commission on October 16, 2019);

•

certain regulatory filings of IBKC and First Horizon and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2018 as well as the quarters ended March 31, 2019 and June 30, 2019, and in the case of IBERIABANK and First Horizon Bank, September 30, 2019;

•	certain other interim reports and other communications of IBKC and First Horizon to their respective shareholders; and
•

other financial information concerning the businesses and operations of IBKC and First Horizon that was furnished to KBW by IBKC and First Horizon or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of IBKC and First Horizon;
•	the assets and liabilities of IBKC and First Horizon;
•	a comparison of certain financial and stock market information for IBKC and First Horizon with similar information for certain other companies the securities of which were publicly traded;
•

financial and operating forecasts and projections of IBKC that were prepared by IBKC management, provided to and discussed with KBW by IBKC management, and used and relied upon by KBW at the direction of such management and with the consent of the IBKC board;

•

financial and operating forecasts and projections of First Horizon with respect to fiscal years 2019 and 2020 that were prepared by First Horizon management, provided to and discussed with KBW by First Horizon management, and used and relied upon by KBW based on such discussions, at the direction of IBKC management and with the consent of the IBKC board;

•

financial and operating forecasts and projections of First Horizon with respect to certain fiscal years beyond 2020 that were prepared by IBKC management, provided to and discussed with KBW by IBKC management and used and relied upon by KBW at the direction of such management and with the consent of the IBKC board; and

•

estimates regarding certain pro forma financial effects of the merger on First Horizon (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by First Horizon management, provided to and discussed with KBW by First Horizon management, and used and relied upon by KBW based on such discussions, at the direction of IBKC management and with the consent of the IBKC board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of IBKC and First Horizon regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to KBW or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of IBKC as to the reasonableness and achievability of the financial and operating forecasts and projections of IBKC and the financial and operating forecasts and projections of First Horizon with respect to certain fiscal years beyond 2020, all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated by such management. KBW further relied upon First Horizon management, with the consent of IBKC, as to the reasonableness and achievability of the financial and operating forecasts and projections of First Horizon (with respect to fiscal years 2019 and 2020) and the estimates regarding certain pro forma financial effects of the merger on First Horizon (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of First Horizon management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated by such management.

It is understood that the foregoing financial information of IBKC and First Horizon that was provided to KBW was not prepared with the expectation of public disclosure and that the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of IBKC and First Horizon and with the consent of the IBKC board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either IBKC or First Horizon since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with IBKC’s consent, that the aggregate allowances for loan and lease losses for IBKC and First Horizon are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of IBKC or First Horizon, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of IBKC or First Horizon under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, they should not be taken as KBW’s view of the actual value of such companies or assets.

KBW assumed, in all respects material to its analyses:

•

that the merger and any related transactions (including, without limitation, the bank subsidiary merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of IBKC common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;
•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•

that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of IBKC, First Horizon or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of IBKC that IBKC relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to IBKC, First Horizon, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of IBKC common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction, including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to IBKC, its shareholders, creditors or otherwise, the treatment of IBKC’s outstanding preferred stock in the merger, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of IBKC to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by IBKC or the IBKC board;
•

the fairness of the amount or nature of any compensation to any of IBKC’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of IBKC common stock;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of IBKC (other than the holders of IBKC common stock, solely with respect to the exchange ratio, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of First Horizon or any other party to any transaction contemplated by the merger agreement;

•	the actual value of First Horizon common stock to be issued in the merger;
•

the prices, trading range or volume at which IBKC common stock and First Horizon common stock would trade following the public announcement of the merger or the prices, trading range or volume at which First Horizon common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or
•

any legal, regulatory, accounting, tax or similar matters relating to IBKC, First Horizon, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, IBKC and First Horizon. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the IBKC board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the IBKC board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between IBKC and First Horizon and the decision of IBKC to enter into the merger agreement was solely that of the IBKC board.

The following is a summary of the material financial analyses presented by KBW to the IBKC board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the IBKC board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Implied Transaction Statistics for the Proposed Merger. Utilizing an implied transaction value for the proposed merger of $74.77 per outstanding share of IBKC common stock based on the 4.584x exchange ratio in the proposed merger and the closing price of First Horizon common stock on November 1, 2019, KBW reviewed with the IBKC board of directors, among other things, the following implied transaction statistics for the proposed merger, which (as indicated below) were based on historical financial information of IBKC and either earnings per share (“EPS”) consensus “street estimates” for IBKC or internal EPS estimates for IBKC provided by IBKC management:

Price / September 30, 2019 Tangible Book Value per Share	1.42x

	Based on “Street” Estimates	Based on Internal Estimates
Price / 2019 Earnings per Share	10.5x	10.6x
Price / 2020 Earnings per Share	11.0x	10.6x
Price / 2021 Earnings per Share	10.3x	10.3x

IBKC and First Horizon Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of IBKC and First Horizon to nine publicly-traded banks and thrifts in the Southeast, Texas and Louisiana with total assets between $20.0 billion and $50.0 billion. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Bank OZK
BankUnited, Inc.
Cullen/Frost Bankers, Inc.
First Citizens BancShares, Inc.
Hancock Whitney Corporation
Pinnacle Financial Partners, Inc.
Prosperity Bancshares, Inc.
Synovus Financial Corp.
Texas Capital Bancshares, Inc.

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) available or as of the end of the most recent quarter available and market price information as of November 1, 2019. KBW also used 2019, 2020 and 2021 EPS estimates taken from publicly available consensus “street estimates” for IBKC, First Horizon and the eight selected companies for which consensus “street estimates” were available. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in IBKC’s or First Horizon’s historical financial statements, or the data prepared by Goldman Sachs presented under the section “The Merger—Opinions of IBKC’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC” or Morgan Stanley presented under the section “The Merger—Opinion of First Horizon’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of IBKC, First Horizon and the selected companies:

	IBKC		First Horizon	Selected Companies
				Bottom Quartile	Median	Average	Top Quartile
LTM Core Return on Average Assets (%)(1)	1.31	(3)	1.22	1.20	1.36	1.37	1.48
LTM Core Return on Average Tangible Common Equity (%)(1)	15.3	(3)	16.4	14.0	15.3	14.7	16.2
LTM Net Interest Margin (%)	3.60		3.31	3.42	3.47	3.57	3.76
LTM Fee Income / Revenue Ratio (%)(2)	18.2		32.6	13.0	18.1	18.4	25.9
LTM Efficiency Ratio (%)	52.1		60.0	58.4	53.2	51.9	46.2

(1)	Core income excluded extraordinary items, nonrecurring items, gains/losses on sale of securities, and amortization of intangibles as calculated by S&P Global Market Intelligence.
(2)	Excluded gains/losses on sale of securities per S&P Global Market Intelligence.
(3)	Excluded non-core permanent net tax benefit.

KBW’s analysis also showed the following concerning the financial condition of IBKC, First Horizon and the selected companies:

	IBKC	First Horizon	Selected Companies
			Bottom Quartile	Median	Average	Top Quartile
Tangible Common Equity / Tangible Assets (%)	9.05	7.20	8.61	8.82	9.68	9.49
Common Equity Tier 1 Ratio (%)	10.41	8.99	9.60	11.80	11.60	12.35
Total Capital Ratio (%)	12.34	10.99	12.53	13.10	13.55	14.63
Loans / Deposits (%)	94.8	97.9	81.7	90.2	84.7	96.2
Loan Loss Reserve / Gross Loans (%)	0.61	0.61	0.61	0.71	0.72	0.85
Non-performing assets / Loans + OREO (%)	1.11	1.34	0.73	0.56	0.68	0.44
LTM Net Charge-offs / Average Loans (%)	0.14	0.12	0.21	0.17	0.18	0.10

In addition, KBW’s analysis showed the following concerning the market performance of IBKC, First Horizon and, to the extent publicly available, the selected companies:

	IBKC	First Horizon	Selected Companies
			Bottom Quartile	Median	Average	Top Quartile
1—Year Stock Price Change (%)	(0.2)	(0.5)	(8.3)	5.0	0.9	7.0
YTD Stock Price Change (%)	16.3	23.9	8.7	15.0	17.1	26.1
Stock Price / Tangible Book Value per Share (x)	1.42	1.67	1.17	1.39	1.52	1.85
Stock Price / 2019 EPS Estimate (x)(1)	10.5 / 10.6(2)	10.1 / 10.1(3)	8.9	10.4	10.7	12.2
Stock Price / 2020 EPS Estimate (x)(1)	11.0 / 10.6(2)	10.2 / 10.1(3)	9.7	10.5	11.2	12.1
Stock Price / 2021 EPS Estimate (x)(1)	10.3 / 10.3(2)	9.7 / 9.8(2)	9.2	9.7	10.6	11.1
Dividend Yield (%)	2.4	3.4	1.1	2.6	2.1	3.1
2019 Est. Dividend Payout (%)	24.8	33.3	21.6	28.0	25.3	32.3

(1)	Consensus “street estimates” for First Citizens BancShares, Inc. were not available for purposes of calculating EPS multiples for the selected companies.
(2)

First EPS multiples were calculated using consensus “street estimates.” Second EPS multiples were calculated using financial forecasts and projections of IBKC or First Horizon, as the case may be, provided by IBKC management.

(3)

First EPS multiples were calculated using consensus “street estimates.” Second EPS multiples were calculated using financial forecasts and projections of First Horizon provided by First Horizon management.

The low and high stock price-to-tangible book value per share multiples of the selected companies were 1.08x and 2.22x, respectively. For the eight selected companies for which consensus “street estimates” were available (which included all of the selected companies other than First Citizens BancShares, Inc.), the low and high stock price-to-2019 estimated EPS multiples of the selected companies were 8.7x and 15.0x, respectively, the low and high stock price-to-2020 estimated EPS multiples of the selected companies were 9.5x and 14.7x, respectively, and the low and high stock price-to-2021 estimated EPS multiples of the selected companies were 8.9x and 14.2x, respectively.

No company used as a comparison in the above selected companies analysis is identical to IBKC or First Horizon. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of First Horizon and IBKC to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or synergies. To perform this analysis, KBW used (i) historical balance sheet data for First Horizon and IBKC as of September 30, 2019, (ii) publicly available consensus “street estimates” of First Horizon and IBKC, (iii) financial forecasts and projections of First Horizon (with respect to fiscal years 2019 and 2020) provided by First Horizon management, and (iv) financial forecasts and projections of First Horizon (with respect to fiscal year 2021) and IBKC provided by IBKC management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of First Horizon and IBKC shareholders in the combined company based on the 4.584x exchange ratio in the proposed merger and a diluted IBKC share count as of September 30, 2019 (net of restricted stock awards assumed to be withheld for tax liability purposes) per IBKC management and diluted First Horizon share count as of September 30, 2019 per First Horizon management:

	First Horizon as a % of Total	IBKC as a % of Total
Fully Diluted Ownership
At 4.584x Merger Exchange Ratio	56.9%	43.1%
Balance Sheet
Assets	57.9%	42.1%
Gross Loans Held for Inv.	56.9%	43.1%
Deposits	56.1%	43.9%
Tangible Common Equity	52.4%	47.6%
Income Statement—“Street” Estimates
2019 Est. GAAP Net Income to Common	57.4%	42.6%
2020 Est. GAAP Net Income to Common	58.4%	41.6%
2021 Est. GAAP Net Income to Common	58.5%	41.5%
Income Statement—Internal Estimates
2019 Est. GAAP Net Income to Common	57.8%	42.2%
2020 Est. GAAP Net Income to Common	58.5%	41.5%
2021 Est. GAAP Net Income to Common	58.6%	41.4%

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of First Horizon and IBKC. Using (i) closing balance sheet estimates as of June 30, 2020 for First Horizon and IBKC provided by First Horizon and IBKC managements, (ii) financial forecasts and projections of First Horizon (with respect to fiscal years 2019 and 2020) provided by First Horizon management, (iii) financial forecasts and projections of First Horizon (with respect to fiscal year 2021) and IBKC provided by IBKC management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto) provided by First Horizon management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to First Horizon’s 2020 estimated EPS (assuming full year impact) by approximately 8.9%, accretive to First Horizon’s 2021 estimated EPS by approximately 13.6%, and dilutive to First Horizon’s estimated tangible book value per share at closing as of June 30, 2020 by approximately 5.4%. Furthermore, this analysis indicated that, pro forma for the merger, each of First Horizon’s tangible common equity to tangible assets ratio, tier 1 leverage ratio, common equity tier 1 ratio, tier 1 capital ratio and total risk-based capital ratio could be lower at closing as of June 30, 2020. For all of the above analysis, the actual results achieved by First Horizon following the merger may vary from the projected results, and the variations may be material.

IBKC Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of IBKC. In this analysis, KBW utilized financial forecasts and projections relating to the net income and assets of IBKC provided by IBKC management, and assumed discount rates ranging from 9.0% to 11.0%. The range of discount rates assumed in this analysis was selected taking into account a capital asset pricing model implied cost of capital calculation. The range of values was derived by adding (i) the present value of the estimated excess cash flows that IBKC could generate over the 4.5-year period from the second quarter of 2020 through 2024 and (ii) the present value of IBKC’s implied terminal value at the end of such period. KBW assumed that IBKC would maintain a common equity tier 1 ratio of 10.00% and IBKC would retain sufficient earnings to maintain that level. Estimates of excess cash flows were calculated generally as any portion of estimated earnings in excess of the amount assumed to be retained by IBKC to maintain the assumed common equity tier 1 ratio. In calculating the terminal value of IBKC, KBW applied a range of 9.5x to 11.5x IBKC’s estimated 2025 earnings. This discounted cash flow analysis resulted in a range of implied values per share of IBKC common stock of $70.37 per share to $85.85 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of IBKC.

First Horizon Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of First Horizon. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of First Horizon (with respect to fiscal years 2019 and 2020) provided by First Horizon management and financial forecasts and projections relating to the net income and assets of First Horizon (with respect to certain fiscal years beyond 2020) provided by IBKC management, and assumed discount rates ranging from 8.5% to 10.5%. The range of discount rates assumed in this analysis was selected taking into account a capital asset pricing model implied cost of capital calculation. The range of values was derived by adding (i) the present value of the estimated excess cash flows that First Horizon could generate over the 4.5-year period from the second quarter of 2020 through 2024 and (ii) the present value of First Horizon’s implied terminal value at the end of such period. KBW assumed that First Horizon would maintain a common equity tier 1 ratio of 10.00% and First Horizon would retain sufficient earnings to maintain that level. Estimates of excess cash flows were calculated generally as any portion of estimated earnings in excess of the amount assumed to be retained by First Horizon to maintain the assumed common equity tier 1 ratio. In calculating the terminal value of First Horizon, KBW applied a range of 9.5x to 11.5x First Horizon’s estimated 2025 earnings. This discounted cash flow analysis resulted in a range of implied values per share of First Horizon common stock of $15.64 per share to $19.37 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of First Horizon.

Pro Forma Combined Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate an illustrative range for the implied equity value of the pro forma combined entity, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of First Horizon (with respect to fiscal years 2019 and 2020) provided by First Horizon management, financial forecasts and projections relating to the net income and assets of First Horizon (with respect to certain fiscal years beyond 2020) and IBKC provided by IBKC management, and estimated cost savings and related expenses and accounting adjustments and restructuring charges provided by First Horizon management, and assumed discount rates ranging from 8.75% to 10.75%. The range of discount rates assumed in this analysis was selected taking into account capital asset pricing model implied cost of capital calculations. The range of values was derived by adding (i) the present value of the estimated excess cash flows that the pro forma combined entity could generate over the 4.5-year period from the second quarter of 2020 through 2024 and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses and accounting adjustments and restructuring charges. KBW assumed that the pro forma combined entity would maintain a common equity tier 1 ratio of 10.00% and would retain sufficient earnings to maintain that level. Estimates of excess cash flows were calculated generally as any portion of estimated earnings in excess of the amount assumed to be retained by the pro forma combined entity to maintain the assumed common equity tier 1 ratio. In calculating the terminal value of the pro forma combined entity, KBW applied a range of 9.5x to 11.5x the pro forma combined entity’s estimated 2025 earnings. This discounted cash flow analysis resulted in an illustrative range of implied values of $77.89 to $96.57 for the 4.584 shares of First Horizon common stock to be received in the proposed merger for each share of IBKC common stock.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of the pro forma combined entity.

Miscellaneous. KBW acted as financial advisor to IBKC and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between each of KBW and a KBW broker-dealer affiliate and IBKC), may from time to time purchase securities from, and sell securities to, IBKC and First Horizon. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of IBKC or First Horizon for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, IBKC agreed to pay KBW a cash fee equal to 0.70% of the aggregate merger consideration, which fee is estimated to be approximately $29 million, based on the closing share price of First Horizon common stock on November 1, 2019, $4,000,000 of which became payable upon IBKC entering into the merger agreement and the balance of which is contingent upon the completion of the merger. IBKC also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two years preceding the date of its opinion, KBW provided investment banking or financial advisory services to IBKC and received compensation for such services. KBW acted as financial advisor to IBKC in connection with its March 2018 acquisition of Gibraltar Private Bank & Trust Co. In addition, KBW acted as joint book-running manager for IBKC’s March 2019 offering of preferred stock. In connection with the foregoing acquisition and preferred stock offering, KBW received fees (including underwriting discounts) of approximately $1.2 million in the aggregate from IBKC. During the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to First Horizon. KBW may in the future provide investment banking and financial advisory services to IBKC or First Horizon and receive compensation for such services.

Opinion of Goldman Sachs & Co. LLC

At a meeting of the IBKC board of directors, Goldman Sachs rendered to the IBKC board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of November 3, 2019, the date of Goldman Sachs’ written opinion, and based upon and subject to the factors, qualifications and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio was fair from a financial point of view to the holders (other than First Horizon and its affiliates) of IBKC common stock.

The full text of the written opinion of Goldman Sachs, dated November 3, 2019, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex D. The summary of the Goldman Sachs opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the IBKC board of directors in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of IBKC common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;
•	annual reports to shareholders and Annual Reports on Form 10-K of IBKC and First Horizon for the five (5) years ended December 31, 2018;
•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of IBKC and First Horizon;
•	certain other communications from IBKC and First Horizon to their respective shareholders;
•	certain publicly available research analyst reports for IBKC and First Horizon;
•	certain internal financial analyses and forecasts for First Horizon on a stand-alone basis prepared by its management; and
•

certain internal financial analyses and forecasts for IBKC on a stand-alone basis prepared by its management and certain financial analyses and forecasts for First Horizon on a stand-alone basis and pro forma for the merger prepared by the management of IBKC (referred to in this section as the “management forecasts”), in each case, as approved for Goldman Sachs’ use by IBKC, including certain operating synergies projected by the management of IBKC and the management of First Horizon to result from the merger, as approved for Goldman Sachs’ use by IBKC (referred to in this section as the “synergies”).

Goldman Sachs also held discussions with members of the senior management of IBKC and the senior management of First Horizon regarding their assessments of the strategic rationale for, and the potential benefits of, the merger, and the past and current business operations, financial condition and future prospects of IBKC and First Horizon; reviewed the reported price and trading activity for IBKC common stock and First Horizon common stock; compared certain financial and stock market information for IBKC and First Horizon with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the IBKC board of directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the IBKC board of directors that the management forecasts, including the synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of IBKC. Goldman Sachs did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of IBKC or First Horizon or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto, and, accordingly, Goldman Sachs assumed that such allowances for IBKC or First Horizon were, in the aggregate, adequate to cover such losses. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on IBKC or First Horizon or on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs assumed that the merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Goldman Sachs’ opinion did not address the underlying business decision of IBKC to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to IBKC; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders (other than First Horizon and its affiliates) of IBKC common stock as of November 3, 2019 of the exchange ratio. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of IBKC; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of IBKC, or class of such persons, in connection with the merger, whether relative to the exchange ratio or otherwise. Goldman Sachs did not express any opinion as to the prices at which the First Horizon common stock would trade at any time or as to the impact of the merger on the solvency or viability of IBKC or First Horizon or the ability of IBKC or First Horizon to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, November 3, 2019 and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after November 3, 2019. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of IBKC’s board of directors in connection with its consideration of the merger and Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of IBKC common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the IBKC board of directors in connection with rendering to the IBKC board of directors the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 1, 2019, the last completed trading day prior to announcement of the merger, and is not necessarily indicative of current market conditions.

Analysis of Implied Deal Premia and Multiples

Goldman Sachs calculated and compared certain implied premia and multiples using the closing price for shares of IBKC common stock on November 1, 2019, and the implied value of the consideration to be paid by First Horizon for each share of IBKC common stock pursuant to the merger agreement. For purposes of its analysis, Goldman Sachs calculated an implied value for the merger consideration of $74.77 by multiplying the exchange ratio by $16.31, the closing price for the shares of First Horizon common stock on November 1, 2019.

Goldman Sachs calculated and/or compared the following:

•	the implied premia represented by the closing price of $74.76 per share of IBKC common stock on November 1, 2019 and the $74.77 implied value of the merger consideration, in each case, relative to:
o	$74.76, the closing price for shares of IBKC common stock on November 1, 2019;
o	$74.10, $74.15 and $72.99, the average trading prices for shares of IBKC common stock over the thirty (30)-day, sixty (60)-day and ninety (90)-day periods ended November 1, 2019, respectively;
o	$81.71, the highest trading price for shares of IBKC common stock over the fifty-two (52)-week period ended November 1, 2019, which occurred on May 3, 2019; and
o	$90.10, the all-time high trading price for shares of IBKC common stock;
•	the closing price of $74.76 for shares of IBKC common stock on November 1, 2019 and the $74.77 implied value of the merger consideration, in each case, as a multiple of:
o	$7.02 and $7.03, the estimated earnings per share (referred to in this section as “EPS”) for 2019 and 2020 for IBKC, as reflected in the management forecasts;
o	$7.13 and $6.82, the median EPS estimates for 2019 and 2020 for IBKC published by Institutional Broker Estimate System (“IBES”) as of November 1, 2019; and
o	$52.68, the tangible book value (referred to in this section as “TBV”) per share for IBKC, as of September 30, 2019, using TBV per share information provided by management of IBKC.

Premia/(Discount)

Implied Premium/(Discount) to:	IBKC November 1, 2019 Closing Price of $74.76	Implied Value of Merger Consideration of $74.77
November 1, 2019 Closing Price of $74.76	—	0.0%
30-Day Average Price of $74.10	0.9%	0.9%
60-Day Average Price of $74.15	0.8%	0.8%
90-Day Average Price of $72.99	2.4%	2.4%
52-Week High Price of $81.71	(8.5)%	(8.5)%
All-Time High Price of $90.10	(17.0)%	(17.0)%

Implied Multiples

	Management Forecasts		IBES Median Estimates
	IBKC November 1, 2019 Closing Price of $74.76	Implied Value of Merger Consideration of $74.77	IBKC November 1, 2019 Closing Price of $74.76	Implied Value of Merger Consideration of $74.77
Price/2019E EPS	10.6x	10.6x	10.5x	10.5x
Price/2020E EPS	10.6x	10.6x	11.0x	11.0x

	IBKC November 1, 2019 Closing Price of $74.76	Implied Value of Merger Consideration of $74.77
Price/September 30, 2019 TBV per share	1.4x	1.4x

Selected Companies Analyses for IBKC

Goldman Sachs reviewed and compared certain financial information for IBKC to corresponding financial information and public market multiples for the nine (9) selected publicly traded companies in the banking industry listed below. Although none of the selected companies is directly comparable to IBKC, the selected companies,based on Goldman Sachs’ professional judgment and experience, all of the publicly traded banking organizations based in the Southeastern United States with assets between $20 billion and $50 billion that, for purposes of analysis, may be considered similar to IBKC.

For each of IBKC and the selected companies, Goldman Sachs calculated and compared such company’s closing price per share as of November 1, 2019 as a multiple of each of such company’s:

•	estimated EPS for calendar years 2019 and 2020; and
•	TBV per share as of its most recently completed fiscal quarter for which TBV per share information was publicly available as of November 1, 2019.

For purposes of its calculations, Goldman Sachs used 2019 and 2020 EPS estimates for IBKC and the selected companies reflecting the most recent median EPS estimates for such companies published by IBES as of November 1, 2019. For IBKC, Goldman Sachs also used the 2019 and 2020 EPS estimates reflected in the management forecasts.

The multiples calculated by Goldman Sachs for the selected companies and multiples calculated by Goldman Sachs for IBKC are as follows:

Company	Price/ 2019E EPS	Price/ 2020E EPS	Price/TBV per share
Synovus Financial Corp.	8.8x	9.4x	1.4x
Texas Capital Bancshares Inc.	8.8x	10.0x	1.1x
Prosperity Bancshares Inc.	15.0x	13.7x	2.4x
BankUnited Inc.	11.8x	11.3x	1.2x
Cullen/Frost Bankers Inc.	13.4x	14.2x	1.9x
Hancock Whitney Corp.	10.0x	9.7x	1.4x
Pinnacle Financial Partners	11.2x	11.1x	1.9x
Bank OZK	8.7x	9.5x	1.1x
Simmons First National Corp.	9.8x	10.2x	1.9x
Median	10.0x	10.2x	1.4x
IBKC
Management Forecasts/Public Information	10.6x	10.6x	1.4x
IBES Median EPS Estimates/Public Information	10.5x	11.0x	1.4x

Illustrative Present Value of Future Stock Price Analysis for IBKC

Goldman Sachs performed an illustrative analysis of the implied present value of the future value of the shares of IBKC common stock on a stand-alone basis.

Goldman Sachs derived a range of theoretical future values per share for the shares of IBKC common stock on a stand-alone basis as of December 31, 2019, 2020 and 2021 by applying illustrative price to EPS multiples of 10.4x and 11.4x to the estimates of the EPS of IBKC on a stand-alone basis for 2020, 2021 and 2022, respectively, based on the management forecasts. By applying a discount rate of 8.0%, reflecting an estimate of IBKC’s cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of September 30, 2019 both the theoretical future values per share it derived for IBKC on a stand-alone basis and the cumulative estimated dividends to be paid per share of IBKC common stock on a stand-alone basis through the end of the applicable year as reflected in the management forecasts, to yield illustrative present values per share of IBKC common stock on a stand-alone basis ranging from $69.77 to $78.91.

The illustrative price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs using its professional judgement and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Companies Analyses for IBKC.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

Regression Analysis for IBKC

Goldman Sachs performed a regression analysis using the Price/TBV per share multiples for the selected companies calculated by Goldman Sachs as described above under “—Selected Companies Analyses for IBKC” compared to the 2020 estimated return on average tangible common equity (“2020E ROATCE”) for those selected companies using the median estimates for such companies published by IBES as of November 1, 2019 to derive a regression line reflecting a range of Price/TBV per share multiples at a range of 2020E ROATCE for the selected companies. The 2020 ROATCE for those selected companies ranged from 9.9% to 16.7%, with a median of 13.8%. Goldman Sachs observed that the 2020E ROATCE for IBKC, as reflected in the management forecasts, corresponded to an implied Price/TBV per share multiple of 1.5x on the regression line. Goldman Sachs calculated that the closing price for IBKC common stock on November 1, 2019 reflected a multiple of approximately 1.4x the TBV per share as of September 30, 2019 for IBKC, as provided by IBKC management, which implied an 8.3% discount to the implied regression line.

Goldman Sachs applied implied Price/TBV per share multiples ranging from 1.3x (0.2x less than the 2020E ROATCE regression implied Price/TBV per share multiple) to 1.7x (0.2x more than the 2020E ROATCE regression implied Price/TBV per share multiple) to the TBV per share as of September 30, 2019 for IBKC, as provided by IBKC management, to derive a range of regression implied values per share of IBKC common stock on a stand-alone basis. Goldman Sachs applied IBKC’s implied 8.3% trading discount to the implied regression line to derive discounted regression implied values per share of IBKC common stock ranging from $65.10 to $84.42.

Illustrative Discounted Dividend Analyses for IBKC on a Stand-Alone Basis

Using the management forecasts, Goldman Sachs performed an illustrative discounted dividend analysis for IBKC on a stand-alone basis, to derive a range of illustrative present values per share of IBKC common stock on a stand-alone basis.

Using discount rates ranging from 7.0% to 9.0%, reflecting estimates of the cost of equity for IBKC on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for IBKC on a stand-alone basis by discounting to present value as of September 30, 2019, (a) the implied distributions to holders of IBKC common stock over the period beginning September 30, 2019 through December 31, 2024 calculated based on the management forecasts assuming, at the direction of IBKC management, that IBKC would make distributions of capital in excess of the amount necessary to achieve a 10.0% CET1 ratio target and (b) a range of illustrative terminal values for IBKC as of December 31, 2024, calculated by applying illustrative price to EPS multiples ranging from 10.4x to 11.4x (reflecting implied Price/TBV per share exit multiples ranging from 1.4x to 1.6x) to the estimate of IBKC’s terminal year (2025) net income on a stand-alone basis of $420 million, as reflected in the management forecasts. Goldman Sachs derived the range of discount rates by application of the CAPM. To derive illustrative terminal values for IBKC, Goldman Sachs applied illustrative price to EPS multiples based on its professional judgment and experience, taking into account the multiples it calculated as described above under “—Selected Companies Analyses for IBKC.”

Goldman Sachs divided the range of illustrative equity values it derived for IBKC by the total number of fully diluted shares of IBKC common stock outstanding as of September 30, 2019 of 52.3 million, as provided by IBKC management, to derive illustrative present values per share of IBKC common stock on a stand-alone basis ranging from $77.35 to $89.45.

Selected Companies Analyses for First Horizon on a Stand-Alone Basis

Goldman Sachs reviewed and compared certain financial information for First Horizon on a stand-alone basis to corresponding financial information and public market multiples for the nine (9) selected publicly traded companies in the banking industry set forth above under “—Selected Companies Analyses for IBKC.” Although none of the selected companies is directly comparable to First Horizon, the selected companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of First Horizon.

For each of First Horizon on a stand-alone basis and the selected companies, Goldman Sachs calculated and compared such company’s closing price per share as of November 1, 2019 as a multiple of each of such company’s:

•	estimated EPS for the calendar years 2019 and 2020; and
•	TBV per share as of its most recently completed fiscal quarter for which TBV per share information was publicly available as of November 1, 2019.

For purposes of its calculations, Goldman Sachs used 2019 and 2020 EPS estimates for First Horizon on a stand-alone basis and for the selected companies reflecting the most recent median EPS estimates for such companies published by IBES as of November 1, 2019. For First Horizon on a stand-alone basis, Goldman Sachs also used the 2019 and 2020 EPS estimates reflected in the management forecasts.

The multiples calculated by Goldman Sachs for the selected companies are set forth above under “—Selected Companies Analyses for IBKC.” The multiples calculated by Goldman Sachs for First Horizon on a stand-alone basis are as follows:

First Horizon	Price/ 2019E EPS	Price/ 2020E EPS	Price/TBV per share
Management Forecasts/Public Information	10.1x	10.1x	1.7x
IBES Median EPS Estimates/Public Information	10.1x	10.2x	1.7x

Illustrative Present Value of Future Stock Price Analysis for First Horizon on a Stand-Alone Basis

Goldman Sachs performed an illustrative analysis of the implied present value of the future value of the shares of First Horizon common stock on a stand-alone basis.

Goldman Sachs derived a range of theoretical future values per share for the shares of First Horizon common stock on a stand-alone basis as of December 31, 2019, 2020 and 2021 by applying illustrative price to EPS multiples of 9.7x to 10.7x to the estimates of the EPS of First Horizon on a stand-alone basis for 2020, 2021 and 2022, respectively, based on management forecasts. By applying a discount rate of 7.5%, reflecting an estimate of First Horizon’s cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of September 30, 2019 both the theoretical future values per share it derived for First Horizon on a stand-alone basis and the cumulative estimated dividends to be paid per share of First Horizon common stock on a stand-alone basis through the end of the applicable year as reflected in the management forecasts, to yield illustrative present values per share of First Horizon common stock on a stand-alone basis ranging from $15.16 to $17.07.

The illustrative price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs based on its professional judgement and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Companies Analyses for IBKC.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of CAPM.

Regression Analysis for First Horizon on a Stand-Alone Basis

Goldman Sachs observed that the 2020E ROATCE for First Horizon on a stand-alone basis, as reflected in the management forecasts, corresponded to an implied Price/TBV per share multiple of 2.1x on the regression line derived by Goldman Sachs reflecting a range of Price/TBV per share multiples at a range of 2020E ROATCEs for the selected companies as described above under “—Regression Analysis for IBKC.” Goldman Sachs calculated that the closing price for First Horizon common stock on November 1, 2019 reflected a multiple of approximately 1.7x the TBV per share as of September 30, 2019 for First Horizon, as provided by First Horizon management, which implied a 19.7% discount to the implied regression line.

Goldman Sachs applied implied Price/TBV per share multiples ranging from 1.9x (0.2x less than the 2020E ROATCE regression implied stand-alone Price/TBV per share multiple) to 2.3x (0.2x more than the 2020E ROATCE implied market stand-alone Price/TBV per share multiple) to the TBV per share as of September 30, 2019 for First Horizon on a stand-alone basis, as provided by First Horizon management, to derive a range of regression implied values per share of First Horizon common stock on a stand-alone basis. Goldman Sachs applied First Horizon’s implied 19.7% trading discount to the implied regression line to derive discounted regression implied values per share of First Horizon common stock ranging from $14.74 to $17.88.

Illustrative Discounted Dividend Analyses for First Horizon on a Stand-Alone Basis

Using the management forecasts, Goldman Sachs performed illustrative discounted dividend analyses for First Horizon on a stand-alone basis, to derive a range of illustrative present values per share of First Horizon common stock on a stand-alone basis.

Using discount rates ranging from 6.5% to 8.5%, reflecting estimates of the cost of equity for First Horizon on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for First Horizon on a stand-alone basis by discounting to present value as of September 30, 2019, (a) the implied distributions to holders of First Horizon common stock on a stand-alone basis over the period beginning September 30, 2019 through December 31, 2024, on a stand-alone basis, calculated based on the management forecasts assuming at the direction of IBKC management that First Horizon would make distributions of capital in excess of the amount necessary to achieve a 10.0% CET1 ratio target and (b) a range of illustrative terminal values for First Horizon on a stand-alone basis as of December 31, 2024, calculated by applying illustrative price to EPS multiples ranging from 9.7x to 10.7x (reflecting implied price/TBV per share exit multiples ranging from 1.4x to 1.6x) to the estimate of First Horizon’s terminal year (2025) net income on a stand-alone basis of $592 million, as reflected in the management forecasts. Goldman Sachs derived the range of discount rates by application of the CAPM. To derive illustrative terminal values for First Horizon on a stand-alone basis, Goldman Sachs applied illustrative price to EPS multiples based on its professional judgment and experience, taking into account the multiples it calculated for the selected companies as described above under “—Selected Companies Analyses for IBKC” and the multiples it calculated for First Horizon on a stand-alone basis as set forth above under “—Selected Companies Analyses for First Horizon on a Stand-Alone Basis.”

Goldman Sachs divided the range of illustrative equity values it derived for First Horizon on a stand-alone basis by the total number of fully diluted shares of First Horizon common stock outstanding as of September 30, 2019 of 312.0 million, as provided by First Horizon management, to derive illustrative present values per share of First Horizon common stock on a stand-alone basis ranging from $16.02 to $18.83.

Illustrative Present Value of Future Stock Price Analyses for IBKC Shares on a Pro Forma Basis

Goldman Sachs performed an illustrative analysis of the implied present value of the future value of the 4.584 shares of First Horizon common stock to be received for each share of IBKC common stock in the merger.

Goldman Sachs derived a range of theoretical future values per share for the shares of First Horizon common stock on a pro forma basis (giving effect to the merger) as of December 31, 2020, 2021 and 2022 by applying illustrative price to EPS multiples of 10.0x to 11.0x to the estimates of the EPS of First Horizon on a pro forma basis for 2021, 2022 and 2023, respectively, based on the management forecasts, taking into account the synergies. By applying a discount rate of 7.75%, reflecting an estimate of First Horizon’s cost of equity on a pro forma basis (based on the estimated cost of equity for each of First Horizon and IBKC on a stand-alone basis blended based on the pro forma ownership of their respective common shareholders in the combined company), Goldman Sachs discounted to present value as of September 30, 2019 both the theoretical future values per share it derived for First Horizon on a pro forma basis and the cumulative estimated dividends to be paid per share of First Horizon common stock on a stand-alone basis until the estimated transaction closing and a pro forma basis thereafter through the end of the applicable year as reflected in the management forecasts to yield illustrative present values per share of First Horizon common stock on a pro forma basis. Goldman Sachs then multiplied this range by the exchange ratio to yield illustrative present values ranging from $81.23 to $92.16 for the 4.584 shares of First Horizon common stock to be received for each share of IBKC common stock in the merger. The illustrative price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs based on its professional judgment and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Companies Analyses for IBKC.”

Regression Analysis for IBKC Shares on a Pro Forma Basis

Goldman Sachs observed that the estimated 2020E ROATCE for First Horizon on a pro forma basis, as reflected in the management forecasts, corresponded to an implied Price/TBV per share multiple of 2.7x on the regression line derived by Goldman Sachs reflecting a range of Price/TBV per share multiples at a range of 2020E ROATCEs for the selected companies as described above under “—Regression Analysis for IBKC.”

Goldman Sachs applied implied Price/TBV per share multiples ranging from 2.5x (0.2x less than the 2020E ROATCE regression implied pro forma Price/TBV per share multiple) to 2.9x (0.2x more than the 2020E ROATCE implied market pro forma Price/TBV per share multiple) to the TBV per share as of June 30, 2020 for First Horizon on a pro forma basis as reflected in the management forecasts, and discounting the results to present value as of September 30, 2019, using a discount rate of 7.75%, reflecting an estimate of First Horizon’s cost of equity on a pro forma basis (based on the estimated cost of equity for each of First Horizon and IBKC on a stand-alone basis blended based on the pro forma ownership of their respective common shareholders in the combined company), to derive a range of regression implied present values per share of First Horizon common stock on a pro forma basis. Goldman Sachs then applied a discount of 14.8%, which was calculated to be IBKC’s and First Horizon’s blended current trading discount to the implied regression line based on the pro forma ownership of their respective common shareholders in the combined company, to derive a range of discounted regression implied present values per share of First

Horizon common stock on a pro forma basis. Goldman Sachs multiplied this range by the exchange ratio to derive discounted regression implied present values ranging from $88.13 to $102.38 for the 4.584 shares of First Horizon common stock to be received for each share of IBKC common stock in the merger.

Illustrative Discounted Dividend Analyses for IBKC Shares on a Pro Forma Basis

Using the management forecasts, Goldman Sachs performed illustrative discounted dividend analysis for First Horizon on a pro forma basis giving effect to the merger. Using discount rates ranging from 6.75% to 8.75%, reflecting estimates of the cost of equity for First Horizon on a pro forma basis giving effect to the merger, Goldman Sachs derived a range of illustrative equity values for First Horizon on a pro forma basis by discounting to present value as of September 30, 2019, (a) the implied distributions to/ infusions from holders of First Horizon’s common stock on a pro forma basis from June 30, 2020 through December 31, 2024 calculated using the management forecasts, taking into account the synergies, assuming, at the direction of IBKC management, that First Horizon would on a pro forma basis make distributions/require infusions of capital as necessary to achieve a 10.0% CET1 ratio target and (b) a range of illustrative terminal values for First Horizon on a pro forma basis as of December 31, 2024, calculated by applying illustrative price to EPS multiples ranging from 10.0x to 11.0x (reflecting implied price/TBV per share multiples ranging from 1.7x to 1.9x) to the estimate of First Horizon’s terminal year (2025) net income on a pro forma basis of $1,193 million, as reflected in the management forecasts, taking into account the synergies. To derive illustrative terminal values for First Horizon on a pro forma basis, Goldman Sachs applied illustrative price to EPS multiples based on its professional judgment and experience, the multiples it calculated for the selected companies and IBKC on a stand-alone basis as described above under “—Selected Companies Analyses for IBKC” and the multiples it calculated for First Horizon on a stand-alone basis as set forth above under “—Selected Companies Analyses for First Horizon on a Stand-Alone Basis.”

Goldman Sachs divided the range of illustrative equity values it derived for First Horizon on a pro forma basis by the total number of fully diluted shares of First Horizon common stock outstanding of 312.0 million, as provided by First Horizon management, increased by 239.9 million, the number of shares of First Horizon common stock anticipated to be issued in the merger, as provided by IBKC management, to derive a range of illustrative present values per share of First Horizon common stock on a pro forma basis. Goldman Sachs then multiplied this range by the exchange ratio, to derive illustrative present values ranging from $82.71 to $97.56 for the 4.584 shares of First Horizon common stock to be received for each share of IBKC common stock in the merger.

Illustrative Contribution Analysis

Using the management forecasts and publicly available information, Goldman Sachs analyzed the implied equity contributions of First Horizon and IBKC to the pro forma combined company based on specific historical and estimated future operating and financial information of each company, including, among other things, closing stock prices of each company as of November 1, 2019, average closing stock prices of each company for the six (6)-month, one (1)-year, three (3)-year and five (5)-year periods ended November 1, 2019, actual net income for 2018, and estimated net income for 2019 through 2020.

Based on the number of fully diluted shares of First Horizon common stock and IBKC common stock outstanding as of November 1, 2019, as provided by IBKC management, following the consummation of the merger, holders of IBKC common stock would hold approximately 43.1% of the fully diluted shares of the pro forma combined company, and holders of First Horizon common stock would hold approximately 56.9% of the fully diluted shares of the pro forma combined company. The following table presents the results of this analysis:

	IBKC	First Horizon
Closing Share Prices
November 1, 2019	43.1%	56.9%
6-Month Average	44.0%	56.0%
1-Year Average	44.7%	55.3%
3-Year Average	42.5%	57.5%
5-Year Average	42.2%	57.8%
Net Income
2018 Net Income	48.8%	51.2%
2019E Net Income	42.2%	57.8%
2020E Net Income	41.5%	58.5%

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to IBKC or First Horizon.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the IBKC board of directors that, as of the date of the opinion, the exchange ratio was fair from a financial point of view to the holders (other than First Horizon and its affiliates) of IBKC common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, Goldman Sachs does not assume responsibility if future results are materially different from those forecast.

The exchange ratio and the merger consideration to be paid by First Horizon for each share of IBKC common stock pursuant to the merger agreement was determined through arm’s-length negotiations between IBKC and First Horizon and was approved by the IBKC board of directors. Goldman Sachs provided advice to IBKC during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to IBKC or that any specific exchange ratio or amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the IBKC board of directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the IBKC board of directors and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of IBKC, First Horizon, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger. Goldman Sachs acted as financial advisor to IBKC in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs expects to receive fees from IBKC for its services in connection with the merger, the principal portion of which is contingent upon consummation of the merger, and IBKC has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. Goldman Sachs may in the future provide financial advisory and/or underwriting services to IBKC, First Horizon and their respective affiliates for which its Investment Banking Division may receive compensation.

IBKC selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to an engagement letter dated October 29, 2019, Goldman Sachs was engaged to serve as the financial advisor to the IBKC board of directors in connection with the merger. The engagement letter between IBKC and Goldman Sachs provides for a fee that is estimated to be approximately $19.6 million, based on the closing share price of First Horizon common stock on November 1, 2019. $2.5 million of Goldman Sachs’ fee became payable upon the execution of the merger agreement and the remainder of Goldman Sachs’ fee will become payable upon completion of the merger. In addition, IBKC agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. During the two year period ended November 3, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by IBKC or First Horizon or any of their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation.

Unaudited Financial Forecasts

First Horizon and IBKC do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

However, in connection with the merger, First Horizon senior management prepared or approved for use certain unaudited prospective financial information with respect to First Horizon on a standalone basis and without giving effect to the merger for calendar years 2019 and 2020 (the “First Horizon financial forecasts”). The First Horizon financial forecasts were provided to IBKC and IBKC’s financial advisors. In addition, IBKC senior management prepared or approved for use certain unaudited prospective financial information (i) with respect to IBKC for calendar years 2019 through 2024, (ii) with respect to First Horizon by making certain adjustments and including certain additional line items to the First Horizon financial forecasts for calendars year 2019 and 2020, and (iii) with respect to First Horizon for calendar years 2021 through 2024, in each case on a standalone basis and without giving effect to the merger (the “IBKC financial forecasts”). The IBKC financial forecasts were provided to and used by KBW and Goldman Sachs for the purpose of performing financial analyses in connection with their respective opinions, as described in this joint proxy statement/prospectus under the heading “—Opinions of IBKC’s Financial Advisors” beginning on page 91. First Horizon senior management also approved for use certain publicly available consensus “street estimates” for First Horizon and IBKC, as extrapolated for certain fiscal years based on the guidance of First Horizon senior management, which were provided to and used by Morgan Stanley for the purpose of performing its financial analysis in connection with its opinion, as described in this joint proxy statement/prospectus under the heading “—Opinion of First Horizon’s Financial Advisor” beginning on page 82 (the “consensus ‘street estimates’”). In addition, (1) the IBKC financial forecasts were provided to First Horizon and to the IBKC board of directors and (2) the First Horizon financial forecasts were provided to IBKC, in each case in connection with their respective evaluations of the merger. The IBKC financial forecasts, the First Horizon financial forecasts and the consensus “street estimates” are collectively referred to in this joint proxy statement/prospectus as the “financial forecasts.”

The financial forecasts were not prepared for the purposes of, or with a view toward, public disclosure (except in the case of the publicly available consensus “street estimates,” excluding, for the avoidance of doubt, the extrapolations included in the consensus “street estimates”) or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing First Horizon shareholders and IBKC shareholders access to certain prospective financial information made available to IBKC’s financial advisors for the purpose of performing financial analyses in connection with their respective opinions. The information included below does not comprise all of the prospective financial information provided to IBKC’s financial advisors.

Although presented with numeric specificity, the IBKC financial forecasts reflect numerous estimates and assumptions made by IBKC senior management at the time such forecasts were prepared, or approved for use by IBKC’s financial advisors, and represent IBKC senior management’s evaluation of IBKC’s and First Horizon’s expected future financial performance on a stand-alone basis, without reference to the merger. Similarly, the First Horizon financial forecasts reflect numerous estimates and assumptions made by First Horizon senior management at the time such forecasts were prepared, or approved for use by IBKC’s financial advisors, and represent First Horizon senior management’s evaluation of First Horizon’s expected future financial performance on a stand-alone basis, without reference to the merger. In addition, the extrapolations included in the consensus “street estimates” reflect numerous estimates and assumptions made by First Horizon senior management at the time such forecasts were confirmed for use by First Horizon’s financial advisor and represent IBKC senior management’s and First Horizon senior management’s respective evaluations of IBKC’s and First Horizon’s expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which IBKC and First Horizon operate and the risks and uncertainties described under “Risk Factors” beginning on page 43, “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 41 and in the reports that IBKC and First Horizon respectively file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of IBKC and First Horizon and will be beyond the control of the combined company following completion of the merger. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of IBKC or First Horizon could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that First Horizon, IBKC or their board of directors or financial advisors, considered, or now consider, these projections and forecasts to be material information to any First Horizon shareholder or IBKC shareholder, as the case may be, particularly in light of the inherent risks and uncertainties associated with those projections and forecasts. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of actual future results, and this information should not be relied on as such. The financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if these financial forecasts and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which the combined company would operate after the merger.

Ernst & Young LLP (IBKC’s independent registered public accounting firm) and KPMG LLP (First Horizon’s independent registered public accounting firm) have not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, neither Ernst & Young LLP nor KPMG LLP have expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of IBKC and First Horizon, as applicable. Such reports do not extend to the financial forecasts and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

In light of the foregoing, and taking into account that the First Horizon special meeting and the IBKC special meeting will be held several months after the financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, First Horizon shareholders and IBKC shareholders are strongly cautioned not to place unwarranted reliance on such information, and First Horizon and IBKC urge all First Horizon shareholders and IBKC shareholders to review First Horizon’s and IBKC’s respective most recent SEC filings for descriptions of First Horizon’s and IBKC’s respective reported financial results. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

General

The financial forecasts were prepared separately using, in some cases, different assumptions, and are not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.

By including in this joint proxy statement/prospectus a summary of the financial forecasts, neither First Horizon nor IBKC nor any of IBKC’s representatives has made or makes any representation to any person regarding the ultimate performance of First Horizon or IBKC compared to the information contained in the financial forecasts. Neither First Horizon, IBKC nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts summarized in this section are not being included in this joint proxy statement/prospectus in order to induce any First Horizon shareholder to vote in favor of the First Horizon merger proposal or any of the other proposals to be voted on at the First Horizon special meeting or to induce any IBKC shareholder to vote in favor of the IBKC merger proposal or any of the other proposals to be voted on at the IBKC special meeting.

IBKC Standalone Projections
Non-GAAP
($ in millions, except per share data)

FYE December 31	Historical	Projections
	2018A*	2019E	2020E	2021E	2022E	2023E	2024E
Income Statement Summary
Net Interest Income	$1,013	$996	$964	$993	$1,023	$1,054	$1,085
Non-Interest Income	202	225	244	252	259	267	275

Total Revenue	$1,216	$1,222	$1,209	$1,245	$1,282	$1,321	$1,360

Non-Interest Expense	$693	$669	$676	$696	$717	$738	$761
Provision Expense	39	43	47	61	75	64	53

Net Income to Common	$358	$373	$355	$356	$358	$379	$400

Diluted EPS	$6.69	$7.02	$7.03	$7.27	$7.53	$8.21	$8.94

Net Income Growth		4.3%	(4.9)%	0.4%	0.5%	5.9%	5.8%
EPS Growth		5.0	0.0	3.5	3.6	9.1	8.8
Diluted Shares Outstanding, Average	55.4	53.1	50.5	49.0	47.5	46.1	44.8
KPIs
Assets / Loans / Deposit Growth				3.0%	3.0%	3.0%	3.0%
NIM	3.71	3.50	3.30	3.30	3.30	3.30	3.30
Fee Income Ratio	16.7	18.4	20.2	20.2	20.2	20.2	20.2
Efficiency Ratio	53.7	54.8	55.9	55.9	55.9	55.9	55.9
NIE / Avg. Assets	2.3	2.1	2.1	2.1	2.1	2.1	2.1
Provisions / Avg. Loans	0.18	0.18	0.19	0.24	0.28	0.24	0.19
ROAA	1.24	1.25	1.16	1.13	1.10	1.13	1.15
ROATCE	15.4	14.3	13.1	12.7	12.2	12.3	12.4
Balance Sheet Summary (Period End)
Total Assets	$30,833	$31,578	$32,818	$33,802	$34,816	$35,861	$36,937
Total Gross Loans	22,520	23,975	25,397	26,159	26,944	27,752	28,585
Total Deposits	23,367	25,108	26,575	27,372	28,193	29,039	29,910
Tangible Common Equity	2,609	2,800	2,797	2,925	3,053	3,194	3,352
CET1	2,681	2,769	2,779	2,879	2,977	3,091	3,246
Risk-Weighted Assets	25,009	25,613	26,619	27,417	28,240	29,087	29,960
CET1 Ratio	10.7%	10.8%	10.4%	10.5%	10.5%	10.6%	10.8%

*	The 2018A financial metrics of IBKC set forth on this table reflect certain adjustments made by IBKC senior management and approved by IBKC senior management for use by IBKC’s financial advisors.

First Horizon Standalone Projections
Non-GAAP
($ in millions, except per share data)

Except as noted below, the same projections for 2019 and 2020 were included in the First Horizon financial forecasts and IBKC financial forecasts with respect to First Horizon.

FYE December 31	Historical	Projections
	2018A*	2019E	2020E	2021E	2022E	2023E	2024E
Income Statement Summary
Net Interest Income	$1,220	$1,202	$1,222	$1,258	$1,296	$1,335	$1,375
Non-Interest Income	503	632	641	660	680	700	721

Total Revenue	$1,724	$1,834	$1,862	$1,918	$1,976	$2,035	$2,096

Non-Interest Expense	$1,124	$1,107	$1,124	$1,158	$1,193	$1,229	$1,266
Provision Expense	7	45	60	78	96	82	68

Net Income to Common	$375	$510	$500	$503	$506	$535	$564

Diluted EPS	$1.64	$1.62	$1.62	$1.66	$1.70	$1.83	$1.96

Net Income Growth(1)		36.0%	(2.0)%	0.7%	0.7%	5.6%	5.5%
EPS Growth(1)		(1.7)	0.1	2.9	2.3	7.3	7.2
Diluted Shares Outstanding, Average	228.1	315.6	308.9	302.3	297.5	292.7	288.0
KPIs
NIM	3.46%	3.26%	3.22%	3.22%	3.22%	3.22%	3.22%
Fee Income Ratio	29.2	34.5	34.4	34.4	34.4	34.4	34.4
Efficiency Ratio	64.0	60.3	60.4	60.4	60.4	60.4	60.4
NIE / Avg. Assets(1)	2.8	2.6	2.6	2.6	2.6	2.6	2.6
Provisions / Avg. Loans(1)	0.03	0.16	0.19	0.24	0.29	0.24	0.19
ROAA	0.93	1.26	1.19	1.17	1.14	1.17	1.20
ROATCE(1)(2)	14.1	17.9	16.4	15.7	14.6	14.4	14.2
Balance Sheet Summary (Period End)
Total Assets	$40,832	$42,973	$43,826	$45,141	$46,495	$47,890	$49,327
Total Gross Loans	27,536	30,452	31,689	32,640	33,619	34,627	35,666
Total Deposits	31,204	31,962	33,181	34,177	35,202	36,258	37,346
Tangible Common Equity	2,799	3,098	3,184	3,430	3,675	3,932	4,202
CET1	3,224	3,409	3,563	3,781	4,000	4,230	4,496
Risk-Weighted Assets	33,003	37,343	38,190	39,336	40,516	41,732	42,983
CET1 Ratio	9.8%	9.1%	9.3%	9.6%	9.9%	10.1%	10.5%

*

The 2018A financial metrics of First Horizon set forth on this table reflect certain adjustments made by IBKC senior management and approved by IBKC senior management for use by IBKC’s financial advisors.

(1)

The First Horizon financial forecasts did not include line items for Net Income Growth, EPS Growth, NIE / Avg. Assets, Provisions / Avg. Loans or ROATCE, all of which were included in the IBKC financial forecasts.

(2)

While the First Horizon financial forecasts did not include a line item for ROATCE, they did include forecasts for ROTCE of 17.3% and 15.9% for 2019 and 2020, respectively. As compared to the ROATCE included in the IBKC forecasts, ROTCE as included in the First Horizon forecasts did not include an add-back of certain after-tax amortization amounts.

Consensus “Street Estimates”

First Horizon senior management confirmed that Morgan Stanley should use the following publicly available consensus “street estimates” for First Horizon, as extrapolated for certain fiscal years based on the guidance of First Horizon senior management: (1) 2019, 2020 and 2021 earnings per share of $1.61 per share, $1.61 per share and $1.68 per share, respectively, and (2) 2019, 2020 and 2021 net income of $488 million, $498 million and $508 million, respectively, which First Horizon advised were consistent with First Horizon’s internal estimates. First Horizon senior management confirmed that Morgan Stanley should use the following publicly available consensus “street estimates” for IBKC, as extrapolated for certain fiscal years based on the guidance of First Horizon senior management: (1) 2019, 2020 and 2021 earnings per share of $7.11 per share, $6.84 per share and $7.31 per share, respectively, and (2) 2019, 2020 and 2021 net income of $371 million, $354 million and $362 million, respectively, which IBKC advised were consistent with IBKC’s internal estimates. In addition, First Horizon confirmed that Morgan Stanley should use an estimated 5.0% net income growth rate for each of First Horizon and IBKC for 2022, 2023 and 2024.

Interests of Certain First Horizon Directors and Executive Officers in the Merger

In considering the recommendation of the First Horizon board of directors to vote to approve the First Horizon merger proposal, holders of First Horizon common stock should be aware that the directors and executive officers of First Horizon may have interests in the merger that are different from, or in addition to, the interests of holders of First Horizon common stock generally and that may create potential conflicts of interest. The First Horizon board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of First Horizon common stock that they vote to approve the First Horizon merger proposal. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 69 and “The Merger—First Horizon’s Reasons for the Merger; Recommendation of First Horizon’s Board of Directors” beginning on page 76. Any such interests are described in more detail below. Note that the merger will not constitute a change in control for purposes of the First Horizon equity compensation awards held by employees, including those awards held by First Horizon’s executive officers, but will constitute a change in control for the purposes of the Change in Control Severance Agreements between First Horizon and certain of its employees, including its executive officers.

Treatment of First Horizon Equity Awards

The First Horizon stock options, First Horizon restricted stock awards, First Horizon restricted stock units, First Horizon performance stock units and First Horizon deferred stock units (collectively, the “First Horizon equity awards”) held by First Horizon’s directors and executive officers immediately prior to the effective time will not be impacted by the merger and will continue to be awards in respect of First Horizon common stock following the effective time, subject to the same terms and conditions that were applicable to such awards before the effective time. The closing will not constitute a change in control for purposes of the First Horizon equity awards held by First Horizon’s employees, including those held by First Horizon’s directors and executive officers. As such, the merger will not result in First Horizon’s directors and executive officers receiving any enhanced, accelerated or additional vesting or other entitlements with respect to their First Horizon equity awards, except as provided for in connection with certain terminations of employment under the Change in Control Severance Agreements with certain of First Horizon’s executive officers. For more information, see the section entitled “—Change in Control Severance Agreements” beginning on page 118.

Letter Agreement between First Horizon and Mr. Jordan

On November 3, 2019, D. Bryan Jordan, the Chairman, President and Chief Executive Officer of First Horizon, entered into a letter agreement with First Horizon (the “Jordan letter agreement”), providing for the terms of Mr. Jordan’s employment following the closing and supplementing the Jordan CIC agreement. In the event that Mr. Jordan’s employment terminates for any reason prior to the closing or the merger agreement is terminated prior to closing, the Jordan letter agreement will automatically terminate and be of no further force or effect. The Jordan letter agreement provides for the following:

•	As further described in the section entitled “The Merger—Governance of the Combined Company After the Merger” beginning on page 132, on the closing date, Mr. Jordan will resign as Chairman, he will continue to serve as President and Chief Executive Officer of the combined company and the combined bank, and Mr. Byrd will be appointed as Executive Chairman of the combined company and the combined bank. During Mr. Jordan’s service as President and Chief Executive Officer of the combined company and the combined bank, Mr. Jordan will continue to be nominated to the board of directors of the combined company and serve on the board of directors of the combined bank.

•

On the chairman succession date (as such term is defined under “The Merger—Interests of Certain IBKC Directors and Executive Officers in the Merger—Chairman Letter Agreement of Mr. Byrd” beginning on page 124), Mr. Jordan will be reappointed Chairman of the combined company and the combined bank, and Mr. Byrd will resign as Executive Chairman of the combined company and the combined bank and become a special adviser to Mr. Jordan.

•

Mr. Jordan will continue to maintain all rights under the Jordan CIC agreement, which will continue in effect for a period of thirty-six (36) months following the closing date. Pursuant to the Jordan letter agreement, the parties acknowledge that the merger constitutes a “change in control” for purposes of the Jordan CIC agreement and upon a termination (i) by First Horizon other than for “cause,” disability or retirement or (ii) by Mr. Jordan for “good reason” during the thirty-six (36)-month period following the closing, Mr. Jordan will be entitled to receive the severance, accelerated vesting of all unvested and outstanding equity awards and other benefits provided under the Jordan CIC agreement, subject to the terms and conditions of the Jordan CIC agreement. In addition, Mr. Jordan will continue to be eligible for insurance coverage under the First Horizon directors’ and officers’ liability insurance policy on substantially the same terms as such coverage is provided to First Horizon’s other directors and executive officers.

•

Mr. Jordan waived his right to terminate his employment for “good reason” under the Jordan CIC agreement solely as a result of Mr. Jordan’s resignation as Chairman of the combined company and the combined bank on the closing date (or the assignment to Mr. Byrd of the certain duties outlined in a separate letter agreement between Mr. Byrd and First Horizon, as described further under “The Merger—Interests of Certain IBKC Directors and Executive Officers in the Merger” beginning on page 122).

•

For purposes of the Jordan CIC agreement, the definition of “good reason” was amended to include (i) any changes in Mr. Jordan’s titles or positions from those contemplated in the Jordan letter agreement or (ii) the failure of First Horizon to reappoint Mr. Jordan as the Chairman of the combined company or of the combined bank on the chairman succession date.

Letter Agreements between First Horizon and Certain of its Executive Officers

Each of Mr. Losch, Mr. Popwell and Ms. Springfield have entered into executive letter agreements with First Horizon, which provide for the grant of closing incentive restricted stock awards (the “closing incentive awards”) in consideration for a waiver of the executive’s rights to terminate employment for “good reason” under the executive’s Change in Control Severance Agreement with First Horizon as a result of the executive’s new role at the combined company and any corresponding change in duties and responsibilities. The executive letter agreements also set forth the executive officer’s new position, reporting relationship and principal work location with the combined company.

The closing incentive awards will vest in full on the first (1st) anniversary of the closing date, subject to the executive officer’s continued employment through such date, and will be forfeited upon any termination of employment other than a termination of the executive officer’s employment by the combined company or combined bank that is not for “cause.” All closing incentive awards also will be forfeited if the merger does not close and will be subject to repayment and recovery in full if the executive materially violates the restrictive covenants contained in the executive letter agreements.

Under the executive letter agreements, Mr. Losch, Mr. Popwell and Ms. Springfield have agreed to be bound by certain restrictive covenants, including non-solicitation covenants, for the one-year period following the closing date. Each will also be subject to indefinite non-disparagement and confidentiality covenants.

The amounts of the closing incentive awards are $1,250,000 for Mr. Losch, $1,400,000 for Mr. Popwell and $863,000 for Ms. Springfield. The number of shares for each award was determined using the volume weighted average price of a share of First Horizon common stock over the ten trading days immediately prior to November 18, 2019.

Retention Program

In connection with the merger, First Horizon intends to establish a retention program to promote retention and to incentivize efforts to consummate the merger and effectuate the integration and conversion. Awards under this retention program will be in the form of cash or full-value equity awards that will vest on the first anniversary of the closing date, subject to continued employment through such date; provided that such awards will vest or be payable (as applicable) upon a qualifying termination of employment. First Horizon’s executive officers (including certain of First Horizon’s named executive officers), other than Mr. Jordan and the officers who entered into the executive letter agreements described above, will be eligible to participate in this retention program.

Change in Control Severance Agreements

Each of First Horizon’s executive officers, including each of the named executive officers, is party to a Change in Control Severance Agreement with First Horizon (the “CIC agreements”), which provide for the following benefits if the executive officer’s employment is terminated (i) by First Horizon other than for “cause,” disability or retirement or (ii) by the executive for “good reason,” in each case within thirty-six (36) months of a change in control of First Horizon, such as the merger:

•

the executive’s base salary through the executive’s date of termination at the rate in effect just prior to the time a notice of termination is given, plus any bonus amounts which have become earned and payable but have not yet been paid, plus the value of the executive’s accrued but unused vacation days;

•

a pro rata portion of the executive officer’s annual bonus, based on the product of (i) the executive’s bonus amount (which is average of the annual bonuses received for the five (5) fiscal years prior to the date of termination after excluding the highest and lowest of such full-year annual bonuses; provided, however (A) if the executive received at least three (3) but fewer than five (5) full-year bonuses, the amount will be an average of the full-year bonuses the executive received; (B) if the executive received fewer than three (3) full-year bonuses, the amount will be the average of any full-year bonuses received and 100% of the target bonus in effect for the year of termination; and (C) if any full-year bonus referred to above was determined using a formula based on a percentage of the executive’s business unit pre-tax income or other similar measure of business unit operating results, including awards made under a pool arrangement where the pool was determined based on business unit pre-tax income or other similar measure, the bonus for purpose of this calculation shall not exceed the greater of 100% of the executive’s base salary in effect immediately prior to the executive’s date of termination or 100% of the executive’s annual base salary in effect immediately prior to the change in control (such calculation, the “bonus amount”)) and (ii) the number of days the executive officer remained employed through the fiscal year in which the date of termination occurs, reduced by any amounts paid from First Horizon’s annual incentive plan for the fiscal year in which the date of termination occurs;

•	a lump sum cash payment equal to three (3) times (two (2) times for one executive officer who is not a named executive officer) the sum of (i) the executive officer’s highest annual rate of base salary during the twelve (12) months prior to the date of termination plus (ii) the bonus amount;
•

continued medical, dental and life insurance benefits for up to eighteen (18) months following the date of termination or until commencement of equivalent benefits from a new employer, provided that the executive officer continues to pay an amount equal to the executive officer’s contribution as in effect prior to the date of the change in control or the date of termination, as applicable;

•

full vesting of any unvested equity awards upon the date of termination, with any First Horizon stock options or similar awards remaining exercisable for the greater of (i) the period remaining for exercise provided by the terms of each applicable award or its related plan or (ii) 90 days after the date of termination or, if earlier, until they would have expired but for the executive officer’s termination;

•	reasonable outplacement services through the last day of the second (2nd) calendar year following the calendar year during which the executive officer’s termination of employment occurred; and

•

for Mr. Jordan and two (2) additional executive officers who are not named executive officers each of whom is party to a CIC agreement entered into prior to 2008, a gross up payment covering any excise taxes imposed by Section 4999 of the Code. (First Horizon does not expect that the merger will constitute a change in control for purposes of Sections 280G or 4999 of the Code in relation to First Horizon.) The CIC agreements with Mr. Losch, Mr. Kisber, Mr. Popwell and Ms. Springfield and certain other executive officers who are not named executive officers contain a Section 280G “net-better” cutback provision, which provides that, if the total payments to the executive officer upon a termination would exceed the applicable threshold under the Code), then those payments will be reduced to the applicable threshold to avoid the imposition of the excise taxes under Section 4999 of the Code in the event, and only in the event, such reduction would result in a better after-tax result for the executive officer.

For an estimate of the value of the payments and benefits described above that would be payable to First Horizon’s named executive officers upon a qualifying termination in connection with the merger, see the section entitled “—Quantification of Payments and Benefits to First Horizon’s Named Executive Officers” beginning on page 120. The estimated aggregate amount that would be payable to First Horizon’s four (4) executive officers who are not named executive officers under their CIC agreements if the merger were to be completed and they were to experience a qualifying termination on June 30, 2020, based on base salary rate and target bonus as of March 2, 2020, is $14,557,187. The amounts in this paragraph with respect to the executive officers’ equity awards were determined using equity awards outstanding as of March 2, 2020 (other than the closing incentive awards, as described and quantified above) and a price per share of First Horizon common stock of $17.05 (the average closing market price of First Horizon common stock over the first five (5) business days following the public announcement of the merger on November 4, 2019) and, for purposes of unvested First Horizon performance stock units, target performance. These amounts do not attempt to forecast any additional equity or cash award grants, issuances or forfeitures that may occur prior to the closing and do not reflect the closing incentive awards or any First Horizon equity awards that are expected to vest in accordance with their terms prior to June 30, 2020. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by First Horizon’s executive officers may materially differ from the amounts set forth above.

Membership on the Combined Company’s Board of Directors

The board of directors of the combined company and the combined bank after the merger will have seventeen (17) members, including Mr. Jordan and eight (8) other continuing First Horizon directors.

Indemnification and Insurance

First Horizon’s directors and executive officers are entitled to continued indemnification and insurance coverage.

Quantification of Payments and Benefits to First Horizon’s Named Executive Officers

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of First Horizon that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to First Horizon’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of First Horizon common stock, as described in the section entitled “First Horizon Proposals—Proposal 3: First Horizon Compensation Proposal” beginning on page 59. The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of First Horizon’s named executive officers would receive, using the following assumptions:

•	the effective time will occur on June 30, 2020 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);
•	each of First Horizon’s named executive officers will experience a qualifying termination under their CIC agreements at such time;
•	the named executive officer’s base salary rate and annual target bonus remain unchanged from those in place as of March 2, 2020;
•	equity awards that were outstanding as of March 2, 2020;
•

a price per share of First Horizon common stock of $17.05 (the average closing market price of First Horizon common stock over the first five (5) business days following the public announcement of the merger on November 4, 2019);

•	for purposes of the unvested First Horizon performance stock units (“First Horizon PSUs”) set forth in the table, target performance; and
•	for the unvested First Horizon restricted stock units (“First Horizon RSUs”) and First Horizon PSUs set forth in the table, includes associated dividend equivalent rights accrued thereon.

The calculations in the table do not include amounts that First Horizon’s named executive officers were already entitled to receive, or were vested in, as of the date of this joint proxy statement/prospectus. The calculations in this table also do not include the closing incentive awards discussed in the section entitled “—Letter Agreements between First Horizon and Certain of its Executive Officers” beginning on page 117, as those awards are contingent upon and will vest based on services provided to First Horizon following the closing, including upon a termination other than for “cause.” In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger and do not reflect any First Horizon equity or other incentive awards that are expected to vest in accordance with their terms prior to June 30, 2020. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / benefits ($)(3)	Total ($)(4)
D. Bryan Jordan	$7,419,800	$12,012,790	$45,901	$19,478,491
William C. Losch III	$3,413,000	$2,107,582	$49,645	$5,570,227
Michael E. Kisber	$10,149,000	$2,960,032	$51,985	$13,161,017
David T. Popwell	$3,645,000	$2,280,023	$50,815	$5,975,838
Susan L. Springfield	$2,483,800	$1,313,817	$38,068	$3,835,685

(1)

The cash amounts payable to each of the named executive officers consist of payments pursuant to their CIC agreements upon a termination by First Horizon other than for “cause,” disability or retirement or by the named executive officer for “good reason,” in each case within thirty-six (36) months of a change in control of First Horizon, such as the merger, including (i) a pro rata portion of the named executive officer’s annual bonus, based on the product of (A) the named executive officer’s bonus amount and (B) the number of days the named executive officer remained employed through the fiscal year in which the date of termination occurs, reduced by any amounts paid from First Horizon’s annual incentive plan for the fiscal year in which the date of termination occurs and (ii) severance benefits equal to three (3) times the sum of (A) the named executive officer’s highest annual rate of base salary during the twelve (12) months prior to the date of termination plus (B) the bonus amount. The severance amounts and pro rata bonus are “double trigger” and payable only upon the named executive officer’s qualifying termination within thirty-six (36) months following the closing.

Name	Pro Rata Bonus ($)	Cash Severance ($)	Total ($)
D. Bryan Jordan	$700,000	$6,719,800	$7,419,800
William C. Losch III	$275,000	$3,138,000	$3,413,000
Michael E. Kisber	$1,250,000	$8,899,000	$10,149,000
David T. Popwell	$290,000	$3,355,000	$3,645,000
Susan L. Springfield	$189,000	$2,294,800	$2,483,800

(2)

As described above, pursuant to the named executive officer’s CIC agreement, upon a termination (i) by First Horizon other than for “cause,” disability or retirement or (ii) by the named executive officer for “good reason” within thirty-six (36) months of a change in control of First Horizon, such as the merger, (a) all unvested First Horizon stock options will become vested, (b) all unvested First Horizon RSUs will become vested and settled, (c) all First Horizon PSUs will become vested and will be settled based on (I) the target number of performance share units, if the change in control occurs before the end of the performance period or the compensation committee of First Horizon’s board of directors is unable to fairly determine actual performance results or (II) the greater of the target number of performance share units and the number of performance share units based on actual performance if the change in control occurs after the end of the performance period, and (d) all dividend equivalent rights shall either be paid in cash or treated in the same manner as the award to which such dividend equivalent rights relate, in each case, pursuant to the terms of the relevant First Horizon plan immediately prior to the effective time. Set forth below are the separate values of each type of unvested equity-based award held by each of First Horizon’s named executive officers and the aggregate dividends or dividend equivalent rights accrued thereon that, in each case, would vest on a qualifying termination within thirty-six (36) months following the closing, based on the assumptions set forth on page 117. Treatment of all such equity awards is “double trigger,” and such awards are payable only upon the named executive officer’s qualifying termination within thirty-six (36) months following the closing.

Name	Unvested Options ($)	Unvested RSUs ($)	Unvested PSUs ($)(5)	Dividend Equivalent Rights ($)	Total ($)
D. Bryan Jordan	$1,776,913	$1,546,520	$8,165,075	$524,282	$12,012,790
William C. Losch III	$110,810	$559,411	$1,371,161	$66,200	$2,107,582
Michael E. Kisber	$162,012	$536,154	$2,196,910	$64,956	$2,960,032
David T. Popwell	$119,359	$605,974	$1,482,515	$72,175	$2,280,023
Susan L. Springfield	$68,847	$348,485	$854,699	$41,786	$1,313,817

(3)	Reflects the value of continued medical, dental and life insurance benefits for eighteen (18) months and reasonable outplacement services through the last day of the calendar year following 2021.

(4)

The CIC agreement with Mr. Jordan provides for a gross up payment covering any excise taxes imposed by Section 4999 of the Code and the CIC agreements with each of Mr. Losch, Mr. Kisber, Mr. Popwell and Ms. Springfield provide that the change in control benefits payable pursuant to such agreements are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code in the event such reduction would result in a better after-tax result for the named executive officer. Since the merger is not expected to constitute a change in control with respect to Sections 280G or 4999 of the Code, the amounts above do not reflect any gross up payments or possible reductions under those provisions.

(5)

Includes amounts for PSUs granted on February 19, 2020, which were calculated based on a number of PSUs determined using the dollar value approved by the compensation committee of the board of directors of First Horizon for each named executive officer and $15.90, the closing market price of First Horizon common stock on the date of grant. Does not take into account any illiquidity discounts.

Interests of Certain IBKC Directors and Executive Officers in the Merger

In considering the recommendation of the IBKC board of directors to vote to approve the IBKC merger proposal, holders of IBKC common stock should be aware that the directors and executive officers of IBKC may have interests in the merger that are different from, or in addition to, the interests of holders of IBKC common stock generally and that may create potential conflicts of interest. The IBKC board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement and in recommending to holders of IBKC common stock that they vote to approve the IBKC merger proposal. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 69 and “The Merger—IBKC’s Reasons for the Merger; Recommendation of IBKC’s Board of Directors” beginning on page 79. Any such interests are described in more detail below.

Treatment of IBKC Equity Awards

The IBKC stock options, IBKC phantom stock awards, IBKC restricted stock awards and IBKC PSUs (collectively, the “IBKC equity awards”) held by IBKC’s directors and executive officers immediately prior to the effective time will be generally treated in the same manner as those IBKC equity awards held by other employees of IBKC and in each case, except as described below, will be treated in accordance with the terms and conditions that were applicable to such awards before the effective time, unless otherwise mutually agreed by the parties and a holder of any IBKC equity award.

•

IBKC Stock Options. At the effective time, each outstanding option to purchase shares of IBKC common stock under IBKC’s equity incentive plans (each, an “IBKC stock option”) that was granted prior to November 3, 2019 shall vest and accelerate in full and shall, automatically and without any required action on the part of the holder thereof, be converted into an option (a “First Horizon stock option”) to purchase (i) a number of shares of First Horizon common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of IBKC common stock subject to such IBKC stock option immediately prior to the effective time multiplied by (B) the exchange ratio, (ii) at an exercise price per share of First Horizon common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of IBKC common stock of such IBKC stock option immediately prior to the effective time divided by (B) the exchange ratio (as it may be adjusted as set forth in the merger agreement), with each such First Horizon stock option subject to the same terms and conditions, including exercisability and forfeiture terms, as applied to the corresponding IBKC stock option immediately prior to the effective time, except as expressly set forth in the merger agreement.

•

IBKC Restricted Stock Awards. At the effective time, each outstanding IBKC restricted stock award that was granted prior to November 3, 2019 shall vest and accelerate in full and shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder to receive immediately following the effective time, the merger consideration, less applicable taxes required to be withheld with respect to such vesting.

•

IBKC PSU Awards. At the effective time, each outstanding IBKC PSU award that was granted prior to November 3, 2019 shall vest and accelerate in full and shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder to receive (without interest), immediately following the effective time, the merger consideration (less applicable taxes required to be withheld with respect to such vesting) with the number of IBKC PSUs (including any applicable dividend equivalents) entitled to receive the merger consideration determined based on the greater of (A) the target performance level or (B) the actual performance level through September 30, 2019 as reasonably determined by the compensation committee of the board of directors of IBKC, multiplied by (ii) the exchange ratio; provided that, with respect to any IBKC PSU award that constitutes nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code and that is not permitted to be paid at the effective time without triggering a tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable IBKC equity incentive plan and award agreement that will not trigger a tax or penalty under Section 409A of the Code.

•

IBKC Phantom Stock Awards. At the effective time, each outstanding IBKC phantom stock award that was granted prior to November 3, 2019 shall vest and be cancelled and automatically and without any required action on the part of the holder thereof entitle the holder of such IBKC phantom stock award to receive (without interest), on the first regularly scheduled payroll date of First Horizon following the closing date, an amount in cash (rounded to the nearest cent and less applicable taxes required to be withheld with respect to such vesting) determined by multiplying (i) the closing price of one share of First Horizon common stock on the closing date by (ii) the number of shares of First Horizon common stock underlying such IBKC phantom stock award (as determined by multiplying (A) the number of shares of IBKC common stock (including any applicable dividend equivalents) underlying such IBKC phantom stock award by (B) the exchange ratio (the “phantom stock consideration”); provided that, to the extent a holder of IBKC phantom stock awards has made a deferral election in respect of payments pursuant to such IBKC phantom stock awards, the applicable portion of the phantom stock consideration will be credited to such holder’s deferred compensation account under IBKC’s Executive Nonqualified Excess Plan.

•

Future Grants of Equity Awards. At the effective time, each IBKC equity award granted on or after the date of the merger agreement and not in violation of the merger agreement that expressly provides for treatment in connection with the occurrence of the effective time that is different from the treatment prescribed in the merger agreement as set forth above, or as mutually agreed by the parties and a holder of any IBKC equity award, will be converted into an equity award denominated in shares of First Horizon common stock (rounded down to the nearest whole number) (a “converted equity award”) equal to the product of (i) the number of shares of IBKC common stock subject to such IBKC equity award immediately prior to the effective time multiplied by (ii) the exchange ratio; provided, that to the extent any such converted equity award is a IBKC stock option (a “converted stock option”), the exercise price per share of such converted stock option will be equal to the quotient (rounded up to the nearest whole cent) of (A) the exercise price per share of IBKC common stock of such IBKC stock option immediately prior to the effective time divided by (B) the exchange ratio. Notwithstanding the above, any IBKC equity awards granted on or after November 3, 2019 and prior to the closing date will not provide for automatic “single-trigger” acceleration of vesting or payment at the effective time of the merger, but may instead provide for “double-trigger” vesting upon a termination without “cause” or for “good reason” following the effective time of the merger.

For an estimate of the amounts that would be realized by each of IBKC’s named executive officers upon the effective time and upon a termination without “cause” or for “good reason” (each as defined in the applicable award agreement and each a “qualifying termination”) immediately following the effective time in respect of their unvested IBKC equity awards that are outstanding on March 2, 2020 (excluding the closing incentive awards, as described below and any associated dividends and dividend equivalent rights accrued thereon), see the section entitled “—Quantification of Payments and Benefits to IBKC’s Named Executive Officers” beginning on page 129.

The estimated aggregate amount that would be realized by the nine (9) IBKC executive officers who are not named executive officers (each, referred to as a “non-NEO”) upon the effective time and upon a termination without “cause” or for “good reason” (each as defined in the applicable award agreement and each a “qualifying termination”) immediately following the effective time in respect of their unvested IBKC equity awards that are outstanding on March 2, 2020 (excluding the closing incentive awards, as described and quantified below, and any associated dividends and dividend equivalent rights accrued thereon) if the merger were to be completed and they experienced a qualifying termination on June 30, 2020 is $8,697,124, and for purposes of IBKC PSUs, based on the greater of performance as of September 30, 2019 or target performance, as applicable. The estimated aggregate amount that would be realized by the nine (9) non-employee directors of IBKC in connection with the vesting of their unvested IBKC equity awards that are outstanding on March 2, 2020 (including associated dividends accrued thereon) if the merger were to be completed is $951,876. The amounts in this paragraph were determined using a price per share of IBKC common stock of $77.20 (the average closing market price of IBKC common stock over the first five (5) business days following the public announcement of the merger on November 4, 2019). These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the closing and, with respect to IBKC’s executive officers, do not reflect any IBKC equity awards that are expected to vest in accordance with their terms prior to June 30, 2019. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by IBKC’s non-NEOs and IBKC’s non-employee directors may materially differ from the amounts set forth above.

Chairman Letter Agreement of Mr. Byrd

On November 3, 2019, First Horizon and Mr. Byrd entered into a letter agreement (the “Byrd letter agreement”) with respect to the terms of Mr. Byrd’s employment with and service to the combined company and combined bank following the closing. The Byrd letter agreement provides for the following:

•

Mr. Byrd will serve as the Executive Chairman of the combined company and combined bank through the second (2nd) anniversary of the closing or such earlier time that Mr. Byrd and the Chief Executive Officer of the combined company jointly determine (or 75% of the combined company’s board of directors should resolve) that an Executive Chairman is no longer required for the successful integration of First Horizon and IBKC (the “chairman succession date”). For the period commencing upon the chairman succession date and ending on the fifth

(5th) anniversary of the closing date, Mr. Byrd will serve as Special Advisor to the Chief Executive Officer of the combined company and combined bank.
•

Mr. Byrd will be employed by the combined company and combined bank through the second (2nd) anniversary of the closing date (the “employment period”) and Mr. Byrd’s annual target direct compensation and form of long-term incentive awards will be in the same amounts and on the same terms, and with the same payout determinations and amounts, as those that apply to the Chief Executive Officer of First Horizon (subject to certain exceptions, including that Mr. Byrd’s base salary and target annual incentive will not be less than each as provided immediately before the closing date). During the employment period, Mr. Byrd will be eligible to participate in the same employee benefit plans as are made available to similarly situated executives of the combined company and combined bank and he will continue to receive the same perquisites as were made available to him as of immediately prior to the closing.

•

For the thirty-six (36)-month period immediately following the employment period (the “consulting period”), Mr. Byrd will serve as a consultant to the combined company and combined bank and will receive an annual consulting fee equal to (i) $3,750,000 for the first two (2) years and (ii) $3,500,000 for the third (3rd) year. Through the end of the consulting period, Mr. Byrd will continue to have access to administrative support, office space and security arrangements provided by the combined company.

•

As of the closing date, the combined company will grant Mr. Byrd a one-time cash integration and continuity award in the amount of $5,000,000, payable in quarterly installments over five (5) years; provided that any unpaid portion of the award will be paid to him in a lump sum at the time that Mr. Byrd transitions from Executive Chairman to Special Advisor or upon Mr. Byrd’s earlier termination other than by First Horizon for “cause” or by Mr. Byrd without “good reason” (each as defined in the Byrd letter agreement). Any paid portion of the integration and continuity award will be subject to repayment and recovery in full by First Horizon and any unpaid portion will be forfeited upon a (i) termination for “cause,” (ii) resignation other than for “good reason” or (iii) material violation of the restrictive covenants in the Byrd letter agreement (as described below).

•

If Mr. Byrd’s employment or consulting service, as applicable, is terminated by First Horizon other than for “cause” or by him for “good reason,” such termination will not affect the compensation to be provided to him under the Byrd letter agreement, subject to his continued compliance with restrictive covenants. If Mr. Byrd dies during the employment period or the consulting period, any remaining unpaid amounts due to him under the Byrd letter agreement (determined assuming target performance) will be paid to his estate, to the extent such unpaid amounts exceed the value of incremental life insurance benefits.

•

Mr. Byrd has agreed to be bound by certain restrictive covenants, including non-competition and non-solicitation covenants, for the five (5)-year period following the closing date. He will also be subject to indefinite non-disparagement and confidentiality covenants.

•

Under the Byrd letter agreement, “good reason” means a material violation by First Horizon of the terms of the Byrd letter agreement that has not been cured within 30 days after written notice has been given by Mr. Byrd to the Chief Executive Officer of First Horizon (provided that such notice must be given within 30 days of Mr. Byrd becoming aware of such event). Mr. Byrd will also not be found to have engaged in “cause” or to have materially violated any of the restrictive covenants in the Byrd letter agreement until he has had delivered to him resolution duly adopted by the vote of not less than three-quarters (75%) of the entire membership of the Board that he was guilty of such conduct constituting cause or the material violation and specifying the particulars thereof in detail.

The Byrd letter agreement does not affect the severance and other benefits under the terms of Mr. Byrd’s existing employment agreement (the “Byrd employment agreement”), dated December 31, 2008, by and among IBKC, IBERIABANK and Mr. Byrd. Any amounts due to him under the Byrd employment agreement will be funded and maintained in a rabbi trust along with the integration and continuity award described above. The severance and other benefits due to Mr. Byrd upon a termination without “cause” or for “good reason” under the Byrd employment agreement will be paid to Mr. Byrd in connection with his future “separation from service” with the combined company and combined bank, which would occur upon the commencement of his service as Special Advisor. Mr. Byrd’s cash severance is equal to 100% of his 280G Maximum (generally defined as 2.99 times the applicable executive’s average compensation over the previous five (5) years). Under the Byrd employment agreement, Mr. Byrd is also entitled to the continuation of the group insurance, life insurance, health and accident, disability and other employee benefits provided to Mr. Byrd prior to his termination for thirty-nine (39) months following termination at no cost to Mr. Byrd. Mr. Byrd is also entitled to the reimbursement of excise taxes incurred under Section 4999 of the Code, including with respect to amounts and benefits paid to him in connection with the Byrd letter agreement and the Byrd closing incentive award (as described below).

IBKC Closing Incentive Award Letter with Daryl G. Byrd

On November 3, 2019, IBKC and IBERIABANK entered into a letter agreement (the “closing incentive award letter”) with Mr. Byrd, providing for a closing incentive award in the form of a restricted stock award (the “Byrd closing incentive award”). The award was granted effective November 18, 2019 and had a grant-date value of $5,000,000, with the number of shares determined using the volume average weighted price of a share of IBKC common stock over the ten (10) trading days immediately prior to November 18, 2019.

The Byrd closing incentive award will vest in full on the six (6)-month anniversary of the closing date unless prior to such date Mr. Byrd voluntarily resigns without “good reason” or Mr. Byrd’s employment is terminated for “cause” (each as defined in the Byrd letter agreement, described above). The Byrd closing incentive award will be forfeited if the merger does not close, and it is not transferable during Mr. Byrd’s service as Executive Chairman of the combined company. The Byrd closing incentive award will be subject to repayment and recovery in full upon a (i) termination for “cause,” (ii) resignation other than for “good reason” (each as defined in the Byrd letter agreement) or (iii) material violation of the restrictive covenants contained in the Byrd letter agreement, in each case, prior to the second (2nd) anniversary of the closing date.

In connection with the closing, the Byrd closing incentive award will automatically be converted into an equity award denominated in shares of First Horizon common stock based on the exchange ratio and will remain outstanding and eligible to vest in accordance with its terms.

IBKC Letter Agreements

Anthony J. Restel, Michael J. Brown, Elizabeth A. Ardoin and one (1) IBKC non-NEO, have entered into letter agreements (the “letter agreements”) in recognition of their new roles at the combined company and any corresponding change in duties and responsibilities. The awards were granted in the form of restricted stock awards (each, an “executive closing incentive award” and, together with the Byrd closing incentive award, the “closing incentive awards”) effective November 18, 2019 with the following grant date values: Mr. Restel, $1,350,000; Mr. Brown, $1,400,000; Ms. Ardoin, $825,000; and the non-NEO, $863,000, with the number of shares determined using the volume average weighted price of a share of IBKC common stock over the ten (10) trading days immediately prior to November 18, 2019.

Each executive closing incentive award will vest in full on the first anniversary of the closing date or, if earlier, upon any termination of employment other than a termination for “just cause” or resignation without “good reason” (each as defined in the letter agreements). All executive closing incentive awards will be forfeited if the merger does not close and will be subject to repayment and recovery in full if the executive materially violates any of the restrictive covenants outlined in the letter agreements. In connection with the closing, each executive closing incentive award will automatically be converted into an equity award denominated in shares of First Horizon common stock based on the exchange ratio and will remain outstanding and eligible to vest in accordance with its terms.

To incentivize the executive officers to remain employed with the combined company and combined bank following the closing, the letter agreements (with the exception of the agreement for the non-NEO) also provide that Messrs. Restel and Brown and Ms. Ardoin, will receive a future payment equal to the amount of potential severance payments outlined in each executive officer’s preexisting change in control severance agreement with IBKC and IBERIABANK (each, a “CIC severance agreement”) that the executive officer would otherwise have become entitled to in connection with the closing (which amount would be equal to 100% of each executive officer’s 280G Maximum (generally defined as 2.99 times the applicable executive’s average compensation over the previous five (5) years)). These severance payments will be made upon the occurrence of any future “separation from service” (as contemplated by Section 409A of the Code). Prior to the closing, the compensation committee of the board of directors of IBKC will calculate the amount of severance to be paid as if the executive officer had resigned immediately following the closing and credit such amount, within ten (10) business days following the closing, as a deferred compensation balance under IBKC’s Executive Nonqualified Excess Plan and such amount will be funded and maintained in a rabbi trust. The letter agreements also affirm that such executive officers will remain entitled to up to thirty-nine (39) months’ continued coverage under the executive officer’s medical and life benefit plans upon a termination other than for “just cause” during the thirty-six (36)-month period following the closing and the reimbursement of excise taxes incurred under Section 4999 of the Code and that each will be entitled to. The non-NEO will remain entitled to severance benefits under her CIC severance agreement without modification, as described below.

Under the letter agreements, Messrs. Restel and Brown and Ms. Ardoin and the other IBKC executive officers have agreed to be bound by certain restrictive covenants, including non-competition and non-solicitation covenants, for the twelve (12)-month period following the effective time. They will also be subject to indefinite non-disparagement and confidentiality covenants.

For an estimate of the value of the payments and benefits described above that would be payable to Messrs. Restel and Brown and Ms. Ardoin under their letter agreements with respect to their CIC severance agreements in connection with the merger, see the section entitled “—Quantification of Payments and Benefits to IBKC’s Named Executive Officers” beginning on page 129.

Acceleration of IBKC Restricted Stock Awards

In connection with the merger agreement, the compensation committee of the board of directors of IBKC accelerated the vesting of the performance-based restricted stock awards previously awarded as a special Acquisition Incentive, dated as of August 1, 2017, and as amended as of April 30, 2018), held by Mr. Byrd (35,000 shares), Mr. Restel (20,000 shares), Mr. Brown (20,000 shares) and Ms. Ardoin (15,000 shares), such that such restricted stock awards became fully vested upon the execution of the merger agreement.

IBKC Executive Nonqualified Excess Plan

Certain of IBKC’s executive officers and non-employee directors have balances under the IBKC Executive Nonqualified Excess Plan. During the thirty (30) days preceding or the twelve (12) months following the effective time, the compensation committee of the IBKC board may exercise its discretion to terminate such plan and distribute the account balance of each participant in full within twelve (12) months after such termination. To the extent that an IBKC executive officer has made an election to receive a distribution upon a change in control under such plan or undergoes a separation from service within the first thirty (30) days following the effective time, payment in respect of such distributions shall be made no later than sixty (60) days following such termination or the effective time, as applicable. The aggregate account balances in such plan held by IBKC executive officers and non-employee directors as of March 2, 2020 were $14,229,253 and $757,941, respectively.

IBKC Change in Control Severance Agreements

Each of Messrs. Restel and Brown, Ms. Ardoin and Fernando Perez-Hickman, and nine (9) IBKC non-NEOs, is party to a CIC severance agreement. For a description of certain amendments to the CIC severance agreements with Messrs. Restel and Brown and Ms. Ardoin pursuant to letter agreements that will be assumed by the combined company and the combined bank at the closing, see the section entitled “—IBKC Letter Agreements” beginning on page 126. At the closing, the CIC severance agreements with Mr. Perez-Hickman, and the remaining nine (9) non-NEOs will be assumed by the combined company and the combined bank.

Three (3) non-NEOs would become entitled to receive a cash severance payment under their CIC severance agreements equal to a specified percentage of the executive officer’s 280G Maximum (100% for one (1) non-NEO and 70% for the other two (2) non-NEOs) in the event such executive officer resigns for “good reason” or is terminated without “just cause” (each as defined in the applicable CIC severance agreement) during the thirty-six (36)-month period following the closing or resign for any reason other than “just cause” in the thirty (30)-day period following the closing. Each such executive officer would also be entitled to up to thirty-nine (39) months of continued coverage under the executive officer’s medical and life benefit plans and the reimbursement of excise taxes incurred under Section 4999 of the Code. IBKC and IBERIABANK may enter into amendment agreements with such non-NEOs with respect to their CIC severance agreements to provide that each will receive a future payment upon any “separation from service” (as contemplated by Section 409A of the Code) equal to the amount of potential severance payments outlined in the applicable CIC severance agreement that such executive officers would otherwise have become entitled to in connection with the closing. The estimated aggregate amount that would be payable to the three (3) non-NEOs with such CIC severance agreements if the merger were to be completed is $12,813,827, based on base salary rate and annual target bonus as of March 2, 2020.

With respect to Mr. Perez Hickman and three (3) non-NEOs, in the event Mr. Perez Hickman or such executive officers resign for “good reason” or are terminated without “just cause” (each as defined in the applicable CIC severance agreement) during the twenty-four (24)-month period following the closing, Mr. Perez Hickman and such executive officers would be entitled to a lump sum cash severance payment equal to the sum of (i) a pro rata bonus for the year of termination and (ii) two and one-half (2.5) times the sum of the applicable executive officer’s (A) then-current base salary and (B) bonus, determined as follows in the stated order of priority: (I) if applicable, the executive officer’s guaranteed bonus, (II) if the executive officer is not entitled to a guaranteed bonus, the target bonus for the year, (III) if the executive officer does not have a target bonus, the average of the annual bonuses awarded to such executive officer for the three most recently completed fiscal years, or (IV) if the executive officer was not employed during each of the three most recently completed fiscal years, then the average of the annual bonuses awarded to such executive officer for each fiscal year such executive officer was eligible to receive a bonus. Additionally, each such executive officer would be entitled to a lump sum cash payment in an amount equal to the sum of the aggregate monthly premium that would be paid by such executive officer and the IBKC to obtain group health coverage and group term life insurance, multiplied by thirty-six (36), less applicable withholding taxes. For an estimate of the value of the payments and benefits described above that would be payable to Mr. Perez Hickman under his CIC severance agreement in connection with the merger, see the section entitled “—Quantification of Payments and Benefits to IBKC’s Named Executive Officers” beginning on page 129. The estimated aggregate amount that would be payable to the other three (3) non-NEOs with such CIC severance agreements if the merger were to be completed is $5,129,581, based on base salary rate and annual target bonus as of March 2, 2020.

With respect to the remaining three (3) IBKC non-NEOs, upon a resignation for “good reason” or a termination without “just cause” (each as defined in the applicable CIC severance agreement) during the thirty-six (36)-month period following the closing, such executive officer would be entitled to a lump-sum payment equal to a specified percentage (ranging from 35% to 70%) of the executive officer’s 280G Maximum. Such executive officers would also be entitled to up to thirty-nine (39) months of continued coverage under the executive officer’s medical and life benefit plans and the reimbursement of excise taxes incurred under Section 4999 of the Code. The estimated aggregate amount that would be payable to the three (3) non-NEOs with such CIC severance agreements if the merger were to be completed is $4,561,977, based on base salary rate and annual target bonus as of March 2, 2020.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, from and after the effective time, the combined company would indemnify certain persons, including IBKC’s directors and executive officers. In addition, for a period of six (6) years from the effective time, the combined company would maintain an insurance policy for the benefit of certain persons, including IBKC’s directors and executive officers. For additional information, see “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 154.

Membership of the Board of Directors of the Combined Company and Bank

The board of directors of the combined company and combined bank following the merger will consist of seventeen (17) directors, including Mr. Byrd and seven (7) other members of the IBKC board of directors, designated by IBKC. Other than Mr. Byrd, as of the date of this joint proxy statement/prospectus, no decisions have been made with respect to which current IBKC directors will be appointed to the board of directors of the combined company and combined bank in the merger.

Quantification of Payments and Benefits to IBKC’s Named Executive Officers

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of IBKC that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules and in this section such term is used to describe the merger-related compensation payable to IBKC’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of IBKC common stock, as described in the section entitled “IBKC Proposals—Proposal 2: IBKC Compensation Proposal” beginning on page 65. The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of IBKC’s named executive officers would receive, using the following assumptions:

•	the effective time will occur on June 30, 2020 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•

Mr. Byrd will experience a termination without “cause” under the Byrd employment agreement and Messrs. Restel, Brown and Perez-Hickman and Ms. Ardoin will each experience a termination without “just cause” under their CIC severance agreements at such time;

•	the named executive officers’ base salary rate and annual target bonus remain unchanged from those in place as of March 2, 2020;
•	equity awards that are outstanding as of March 2, 2020;
•

a price per share of IBKC common stock of $77.20 (the average closing market price of IBKC common stock over the first five (5) business days following the public announcement of the merger on November 4, 2019);

•	for purposes of the unvested IBKC PSUs set forth in the table, the greater of performance as of September 30, 2019 or target performance, as applicable; and
•	for the unvested IBKC PSUs set forth in the table, includes associated dividend equivalent rights accrued thereon.

The calculations in the table do not include amounts that IBKC’s named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. The calculations in this table also do not include the Byrd closing incentive award discussed in the section entitled “—IBKC Closing Incentive Award Letter with Daryl G. Byrd” or the executive closing incentive awards discussed in the section entitled “—IBKC Letter Agreements” beginning on page 126, as those awards are contingent upon and will vest based on services provided to First Horizon following the closing, including upon a termination other than for “just cause” (or “cause” in the case of Mr. Byrd). In addition, the calculations in the table do not include any payments or other post-closing compensation entitlements pursuant to the Byrd letter agreement (including the integration and continuity award), which are compensation for Mr. Byrd’s post-closing employment and service and based on his post-closing service to the combined company and the combined bank under a bona fide employment agreement (see the section entitled “—Chairman Letter Agreement of Mr. Byrd” beginning on page 124 for a description of the Byrd letter agreement). In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger and do not reflect any IBKC equity or other incentive awards that are expected to vest in accordance with their terms prior to June 30, 2020. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash Severance ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Tax Reimbursements ($)(4)	Total ($)
Daryl G. Byrd	$15,636,898	$8,969,358	$129,900	$9,916,367	$34,652,523
Anthony J. Restel	$6,028,078	$3,379,190	$61,266	$3,920,754	$13,389,287
Fernando Perez-Hickman	$3,478,218	$3,134,042	—	—	$6,612,260
Michel J. Brown	$7,377,562	$3,574,468	$61,266	$4,518,828	$15,532,124
Elizabeth A. Ardoin	$4,200,501	$2,296,696	$61,266	$2,744,377	$9,302,825

(1)

Represents cash amounts payable to each of the named executive officers, except for Mr. Byrd, pursuant to the applicable CIC severance agreement (as modified by the applicable letter agreement, in the case of Messrs. Restel and Brown). Mr. Byrd is entitled to cash amounts payable pursuant to the Byrd employment agreement. Each of Messrs. Byrd, Restel and Brown and Ms. Ardoin is entitled to receive cash severance equal to 100% of his or her 280G Maximum following his or her “separation from service” following the effective time, regardless of the reason for such separation. The foregoing cash amounts due to each of Messrs. Byrd, Restel and Brown and Ms. Ardoin are “single-trigger” and not conditioned upon a termination for “cause” or “just cause” or resignation for “good reason.” Pursuant to his CIC severance agreement, which is “double-trigger,” upon a termination without “just cause” or resignation for “good reason” during the twenty-four (24)-month period following the effective time, Mr. Perez-Hickman would be entitled to (i) a lump sum cash severance payment equal to the sum of (A) a pro-rata bonus for the year of termination and (B) two and one-half (2.5) times the sum of (I) his then-current base salary and (II) bonus and (ii) a lump sum cash payment in an amount equal to the sum of the aggregate monthly premium that would be paid by him and IBKC to obtain group health coverage and group term life insurance, multiplied by thirty-six (36), less applicable withholding taxes. Mr. Perez-Hickman’s bonus for the purpose of the foregoing clause (II) is determined as follows in the stated order of priority: (i) if applicable, his guaranteed bonus, (ii) if he is not entitled to a guaranteed bonus, the target bonus for the year, (iii) if he does not have a target bonus, the average of the annual bonuses awarded to him for the three most recently completed fiscal years, or (iv) that if he has not been employed during each of the three most recently completed fiscal years, then the amount shall be the average of the annual bonuses awarded to him for each fiscal year he was eligible to receive a bonus. The confidential disclosure schedules to the merger agreement permit, but do not require, the payment of a pro rata annual bonus to an employee who experiences a qualifying termination prior to or at the closing, based on actual performance, pro-rated for the period of employment during the year and payable at the same time that bonuses are otherwise payable. The payment of such “double-trigger” pro rata bonuses has not yet been approved by the compensation committee of the board of directors of IBKC, however a pro-rata bonus based on each named executive officer’s 2019 target bonus has been included in the below column “Pro-Rata Bonus,” other than Mr. Perez-Hickman, who is entitled to a pro-rata bonus amount pursuant to his CIC agreement (which amount is included in the below column “IBKC Cash Severance”).

Name	IBKC Cash Severance ($)	Pro Rata Bonus ($)	Total ($)
Daryl G. Byrd	$14,979,262	$657,637	$15,636,898
Anthony J. Restel	$5,766,018	$262,060	$6,028,078
Fernando Perez-Hickman	$3,478,218	—	$3,478,218
Michel J. Brown	$7,097,327	$280,235	$7,377,562
Elizabeth A. Ardoin	$3,976,467	$224,019	$4,200,486

(2)

All IBKC equity awards granted prior to November 3, 2019 are “single-trigger” and will accelerate and vest at the effective time in accordance with the terms and conditions applicable to such awards prior to the effective time. IBKC equity awards granted on or following November 3, 2019 to the named executive officers will not vest upon the closing, but may contain “double trigger” vesting provisions upon a termination without “cause” or resignation for “good reason” following the effective time. The below column “Unvested PSUs” is inclusive of the value of re-invested dividend equivalents underlying such IBKC PSUs in accordance with the terms and conditions of the PSU award agreements. The below column “Restricted Stock Accelerated Effective November 3, 2019” describes the value of the restricted stock awards held by each of Messrs. Byrd, Restel and Brown and Ms. Ardoin that accelerated and vested upon the execution of the merger agreement based on the per share price of IBKC common stock described above. The below column “Unvested Restricted Stock” does not include the value of restricted stock issued pursuant to the closing incentive awards held by Messrs. Byrd, Restel and Brown and Ms. Ardoin. For a description of the closing incentive awards, which are “double-trigger” and would accelerate and vest upon a termination of employment of employment other than for “cause” or a voluntary resignation without “good reason,” see “Interests of Certain IBKC Directors and Executive Officers in the Merger—IBKC Closing Incentive Award Letter with Daryl G. Byrd” beginning on page 126 and “Interests of Certain IBKC Directors and Executive Officers in the Merger—IBKC Letter Agreements” beginning on page 126.

Name	Unvested Stock Options ($)	Unvested Restricted Stock ($)	Unvested Performance Units ($)	Restricted Stock Accelerated Effective 11/3/2019 ($)	Total ($)
Daryl G. Byrd	$145,911	$3,136,430	$2,985,017	$2,702,000	$8,969,358
Anthony J. Restel	$42,757	$920,854	$871,579	$1,544,000	$3,379,190
Fernando Perez-Hickman	$47,078	$2,101,513	$985,452	—	$3,134,042
Michel J. Brown	$47,078	$997,939	$985,452	$1,544,000	$3,574,468
Elizabeth A. Ardoin	$27,194	$584,558	$527,008	$1,158,000	$2,296,696

(3)

Represents the value of continued medical insurance, life insurance and other benefits for a period of thirty-nine (39) months following termination for each of Messrs. Byrd, Restel and Brown and Ms. Ardoin, pursuant to the Byrd employment agreement or applicable CIC severance agreement for each of Messrs. Restel and Brown and Ms. Ardoin (as modified by the applicable letter agreement), each of which is a “single-trigger” arrangement.

(4)

Represents taxes associated with “excess parachute payments” pursuant to the Byrd employment agreement or applicable CIC severance agreement for each of Messrs. Restel and Brown and Ms. Ardoin (as modified by the applicable letter agreement), each of which is a “single-trigger” arrangement. These taxes include any excise tax imposed under Section 4999 of the Code as well as any federal, state or local tax resulting from the excise tax payment.

Governance of the Combined Company After the Merger

Bylaws

Prior to the effective time, the First Horizon board of directors will take all actions necessary to cause the bylaws of First Horizon to be amended as set forth in the merger agreement, and as so amended the bylaws of First Horizon will be the bylaws of the combined company, until thereafter amended as provided therein or in accordance with applicable law. The bylaws of First Horizon as amended pursuant to the merger agreement will implement certain governance and related matters for the combined company following completion of the merger, including: the composition of the combined company’s board of directors, the roles of the Chairman of the Board and the Chief Executive Officer and related succession matters, the role of the lead director, the composition of the committees of the board of directors and the location of the headquarters of the combined company’s regional banking business. Each of the foregoing governance matters is discussed further below.

Board of Directors

Immediately after the effective time and until the expiration date, the board of directors of the combined company and the combined bank will have seventeen (17) members, consisting of:

•

the continuing First Horizon directors—the Chief Executive Officer of First Horizon as of immediately prior to the effective time and eight (8) additional members of the First Horizon board of directors as of immediately prior to the effective time, designated by First Horizon; and

•

the continuing IBKC directors—the Chief Executive Officer of IBKC as of immediately prior to the effective time and seven (7) additional members of the IBKC board of directors as of immediately prior to the effective time, designated by IBKC.

As a result, immediately following the effective time, the board of directors of the combined company and the combined bank is expected to consist of D. Bryan Jordan, the current Chairman of the Board, President and Chief Executive Officer of First Horizon; Daryl G. Byrd, the current President and Chief Executive Officer of IBKC; and those other directors designated by First Horizon and IBKC, as applicable.

Until the expiration date, any vacancy on the board of directors of the combined company or of the combined bank resulting from the cessation of service by any continuing IBKC director will be filled by the board of directors with a nominee selected by majority vote of the continuing IBKC directors then in office, in which case the continuing First Horizon directors will vote to approve the appointment or nomination, as applicable, of such individual, provided that any such appointment or nomination (as applicable) will be made in accordance with applicable law and the rules of the NYSE or other national securities exchange on which the combined company’s securities are listed. During this period, the continuing IBKC directors shall have the exclusive authority to nominate, by majority vote, on behalf of the board of directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a continuing IBKC director. Any additional directors who were nominated and subsequently appointed or elected to fill a vacancy created by the cessation of a continuing IBKC director shall also be considered to be a continuing IBKC director thereafter.

Until the expiration date, any vacancy on the board of directors of the combined company or of the combined bank resulting from the cessation of service by any continuing First Horizon director will be filled by the board of directors with a nominee selected by majority vote of the continuing First Horizon directors then in office, in which case the continuing IBKC directors shall vote to approve the appointment or nomination, as applicable, of such individual, provided that any such appointment or nomination (as applicable) will be made in accordance with applicable law and the rules of the NYSE or other national securities exchange on which the combined company’s securities are listed. During this period, the continuing First Horizon directors will have the exclusive authority to nominate, by majority vote, on behalf of the board of directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a continuing First Horizon director. Any additional directors who were nominated and subsequently appointed or elected to fill a vacancy by the cessation of service of a continuing First Horizon director shall also be considered to be a continuing First Horizon director thereafter.

Until the expiration date, any modification or amendment to, or repeal of, the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

Until the expiration date, First Horizon’s existing bylaw provision prohibiting the nomination of any director will attain the age of seventy-two (72) on or before the last day of his or her applicable term will not apply to any director who is already a member of, or who joins the combined company’s board of directors on, the closing date.

Chairman of the Board and Chief Executive Officer

Immediately following the effective time, D. Bryan Jordan, the current Chairman of the Board, President and Chief Executive Officer of First Horizon and First Horizon Bank, will continue to serve as President and Chief Executive Officer of the combined company and the combined bank. Immediately following the effective time, Daryl G. Byrd, current President and Chief Executive Officer of IBKC, will become the Executive Chairman of the boards of directors of the combined company and the combined bank until the chairman succession date, at which time Mr. Jordan will succeed Mr. Byrd as the Chairman of the boards of directors of the combined company and the combined bank. Thereafter, Mr. Byrd will serve as a special advisor to the Chief Executive Officer until the fifth (5th) anniversary of the closing date.

Until the expiration date, any removal of (or failure to re-elect or nominate) Mr. Jordan or Mr. Byrd from (or to) the positions described above and in any employment agreement with Mr. Jordan or Mr. Byrd, as applicable, at the times specifically provided for above, will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company. For a period of two (2) years following completion of the merger, any determination not to nominate Mr. Jordan or Mr. Byrd as a director of the combined company or the combined bank, in each case as contemplated by their respective employment agreements, will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

Until the expiration date, any modification or amendment to, or repeal of, the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

Following completion of the merger, the combined company will continue to elect all of its directors annually, and, as a result, Mr. Jordan and Mr. Byrd will stand for re-election to the board of directors in each year covered by the applicable provisions of the merger agreement. In addition, the combined company will continue to have a majority voting policy under which an incumbent director who does not receive more “for” votes than “against” votes (including, following completion of the merger, Mr. Jordan and Mr. Byrd) in an uncontested election must tender his or her resignation to the board of directors. The board of directors will then accept, reject or otherwise act with respect to the tendered resignation. If the resignation is not accepted, the director will continue to serve as a member of the board of directors.

In the event that Mr. Jordan or Mr. Byrd does not receive a majority “for” vote in an uncontested election and must submit his resignation, the board of directors could accept the resignation, or not accept the resignation (which would result in Mr. Jordan or Mr. Byrd, as applicable, continuing to serve as a member of the board of directors). In the event that Mr. Jordan or Mr. Byrd is not re-elected in a contested election, the newly-elected board of directors could expand the size of the board of directors (if necessary) and reappoint Mr. Jordan or Mr. Byrd to the board of directors.

Management Team

Immediately following completion of the merger, in addition to the positions held by Mr. Jordan and Mr. Byrd described above, the officers of the combined company and/or the combined bank will include William C. Losch III, as Chief Financial Officer of the combined company and the combined bank, Michael Brown, as President, Regional Banking, of the combined bank, David Popwell, as President, Specialty Banking, of the combined bank, Anthony Restel, as Chief Operating Officer of the combined company and the combined bank, Susan Springfield, as Chief Credit Officer of the combined company and the combined bank, Beth Ardoin, as Chief Communications Officer of the combined company and the combined bank, Vernon H. Stafford, as Chief Audit Executive of the combined company and the combined bank and Terry Akins, as Chief Risk Officer of the combined company and the combined bank.

Lead Director

Immediately following the effective time and until the chairman succession date, the lead director of the board of directors of the combined company and the combined bank will be an independent director chosen by the continuing First Horizon Directors from among the continuing First Horizon directors. Following the chairman succession date and until the third (3rd) anniversary of the closing date, the lead director will be an independent director chosen by the majority of the continuing IBKC directors from among the continuing IBKC directors, and thereafter will serve in that capacity until replaced by a majority vote of the entire board of directors of the combined company.

Until the expiration date, any modification or amendment to, or repeal of, the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

Composition of Committees

Immediately following the effective time and until the third (3rd) anniversary of the closing date, (i) each committee of the boards of directors of the combined company and combined bank will, to the fullest extent practicable, have at least five (5) members, (ii) each committee of the boards of directors of the combined company and combined bank will have a number of continuing IBKC directors that is one (1) less than the number of continuing First Horizon directors serving on each such committee, (iii) the chair of the Compensation Committee will be a director selected from among the continuing IBKC directors by majority vote of the continuing IBKC directors, and (iv) the chair of the Executive and Risk Committee will be (A) until the chairman succession date, a director selected from among the continuing IBKC directors by a majority vote of the continuing IBKC directors, and (B) thereafter, a director selected from among the continuing First Horizon directors by a majority vote of the continuing First Horizon directors.

Until the expiration date, any modification or amendment to, or repeal of, the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

Headquarters of the Combined Company and the Combined Bank After the Merger

Immediately following the effective time, the headquarters of the combined company and the combined bank will be located in Memphis, Tennessee. Following the effective time and until the expiration date, the headquarters for the combined company’s and the combined bank’s regional banking business will be located in New Orleans, Louisiana.

Until the expiration date, any amendment to the bylaw provisions providing that the combined company’s and the combined bank’s regional banking business will be located in New Orleans, Louisiana will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

Commitments to the Community

Prior to the completion of the merger, IBKC will use its reasonable best efforts to establish the First Horizon Louisiana Foundation, focused on community support in Louisiana. The initial members of the board of trustees of the First Horizon Louisiana Foundation will be selected by the IBKC board of directors and the First Horizon board of directors prior to the completion of the merger, with the First Horizon board of directors entitled to select one (1) initial member and the IBKC board of directors entitled to select the remaining initial members. Upon completion of the merger, the combined company will contribute $20 million in cash to the First Horizon Louisiana Foundation.

Accounting Treatment

First Horizon and IBKC prepare their respective financial statements in accordance with GAAP. Although the parties have structured the merger as a merger of equals, GAAP requires that one party to the merger be identified as the acquirer. The merger will be accounted for using the acquisition method of accounting, and First Horizon will be treated as the accounting acquirer. In identifying First Horizon as the acquiring entity for accounting purposes, First Horizon and IBKC took into account a number of factors as of the date of this joint proxy statement/prospectus, including the relative voting rights of all equity instruments in the combined company and the intended corporate governance structure of the combined company. No single factor was the sole determinant in the overall conclusion that First Horizon is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion.

Regulatory Approvals

To complete the merger, First Horizon and IBKC need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank, antitrust, securities, insurance and other regulatory authorities. Subject to the terms of the merger agreement, First Horizon and IBKC have agreed to cooperate with each other and use reasonable best efforts to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These approvals include, among others, the approval of the Federal Reserve Board and the TDFI. Under the terms of the merger agreement, neither First Horizon nor IBKC is required to take any action or agree to any condition or restriction in connection with obtaining these approvals that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger.

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of IBKC common stock in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

First Horizon and IBKC believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals.

However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.

Federal Reserve Board

The transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board pursuant to section 3 of the BHC Act with respect to the merger and section 18(c)(2)(B) of the Federal Deposit Insurance Act (the “Bank Merger Act”) with respect to the bank merger. The Federal Reserve Board takes into consideration a number of factors when acting on applications under section 3 of the BHC Act. These factors include the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market. In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board considers: (i) the competitive impact of the transaction; (ii) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution; (iii) the convenience and needs of the communities to be served; (iv) the depository institutions’ effectiveness in combating money-laundering activities; and (v) the risk to the stability of the U.S. banking and financial system.

In considering an application under section 3 of the BHC Act and the Bank Merger Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of First Horizon and IBKC in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others. In their most recent CRA performance evaluation, First Horizon’s subsidiary, First Horizon Bank, received an overall “satisfactory” regulatory rating and IBKC’s wholly owned subsidiary, IBERIABANK, received an overall “satisfactory” regulatory rating, respectively.

In addition, in connection with an interstate bank merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Act, including state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the Federal Reserve Board may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the Federal Reserve Board, and the Federal Reserve Board determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.

The initial filing of the applications to the Federal Reserve Board occurred on December 18, 2019.

TDFI

Certain of the transactions contemplated by the merger agreement are subject to approval by the TDFI under Section 0180-15-.03 of the Tennessee Rules and Regulations, and the bank merger agreement is subject to approval by the TDFI under Section 45-2-1304 of the Tennessee Code. In evaluating a merger agreement between stock-form banking organizations, the TDFI considers: (i) whether the resulting state bank meets the requirements of state law as to the formation of a new state bank; (ii) whether the agreement provides an adequate capital structure, including surplus, in relation to the deposit liabilities of the resulting state bank and its other activities that are to continue or are to be undertaken; (iii) whether the agreement is fair; and (iv) whether or not the merger is contrary to the public interest.

The TDFI approved the bank merger and expressed its non-objection to the merger on January 27, 2020.

Public Notice and Comments

Furthermore, the BHC Act and the Bank Merger Act require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. The Federal Reserve Board is also authorized to hold one or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by the Federal Reserve Board.

Waiting Periods

In addition to the Federal Reserve Board, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations, including certain state insurance departments.

Treatment of IBKC Preferred Stock and IBKC Depositary Shares

In the merger, each share of IBKC series B preferred stock, IBKC series C preferred stock and IBKC series D preferred stock, in each case issued and outstanding immediately prior to the effective time and excluding dissenting shares, will be converted into the right to receive one (1) share of First Horizon series B preferred stock, First Horizon series C preferred stock and First Horizon series D preferred stock, respectively. The rollover First Horizon preferred stock will have terms that are the same as the terms of the applicable series of outstanding IBKC preferred stock, taking into account that IBKC will not be the surviving entity in the merger and, with respect to the IBKC series B preferred stock, taking into account that the optional redemption date for the First

Horizon series B preferred stock may be deferred until the first dividend payment date that is at least five (5) years from the closing date.

Each outstanding share of IBKC series B preferred stock, IBKC series C preferred stock and IBKC series D preferred is presently represented by IBKC depositary shares that represent a 1/400th ownership interest in a share of the applicable series of IBKC preferred stock. Upon completion of the merger, First Horizon will assume the obligations of IBKC under the applicable deposit agreements. Each IBKC depositary share (other than in respect of dissenting shares of IBKC preferred stock) will then become a rollover First Horizon depositary share and thereafter represent shares of rollover First Horizon depository preferred stock.

Stock Exchange Listings

First Horizon common stock is listed for trading on the NYSE under the symbol “FHN,” and IBKC common stock is listed on NASDAQ under the symbol “IBKC.” In the merger, the IBKC common stock currently listed on the NASDAQ will be delisted from such exchange and deregistered under the Exchange Act.

Under the terms of the merger agreement, First Horizon will cause the shares of First Horizon common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, and the merger agreement provides that neither First Horizon nor IBKC will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to notice of issuance. Following the merger, shares of First Horizon common stock will continue to be traded on the NYSE.

The IBKC depositary shares representing a 1/400th interest in a share of IBKC series B preferred stock, series C preferred stock and series D preferred stock are currently listed on the NASDAQ under the symbol “IBKCP,” “IBKCO” and “IBKCN,” respectively. The rollover First Horizon depositary shares are expected to be listed on the NYSE upon completion of the merger.

Appraisal or Dissenters’ Rights in the Merger

Holders of First Horizon Common Stock

Under Section 48-23-102 of the TBCA, the holders of First Horizon common stock will not be entitled to dissenters’ rights in connection with the merger with respect to shares of any class or series that remain outstanding after completion of the merger. If the merger is completed, holders of First Horizon common stock will not receive any consideration, and their shares of First Horizon common stock will remain outstanding and will constitute shares of the combined company. Accordingly, holders of First Horizon common stock are not entitled to any dissenters’ rights in connection with the merger.

Holders of IBKC Common Stock

Under Part 13 of the LBCA, the holders of IBKC common stock will not be entitled to appraisal rights in connection with the merger if, on the record date for the IBKC special meeting, IBKC’s shares are traded in an organized market that has at least two thousand (2,000) shareholders and a market value of at least $20 million. IBKC common stock is currently listed on the NASDAQ, a national securities exchange, and is expected to continue to be so listed on the record date for the IBKC special meeting. Accordingly, the holders of IBKC common stock are not entitled to any appraisal rights in connection with the merger.

Holders of IBKC Preferred Stock

The IBKC depositary shares are not a class or series of shares issued by IBKC and thus appraisal rights under Part 13 of the LBCA do not independently apply to the depositary shares. Accordingly, to direct the depository to exercise appraisal rights with respect to the IBKC preferred stock, holders of depositary shares will be required to follow the procedures provided by the depository with respect thereto and in accordance with requirements of Louisiana law.

If you hold IBKC depositary shares and you wish to exercise appraisal rights in respect of the merger, IBKC requests that you complete the form of instruction to be provided to you (in accordance with the instructions set out on the form) and return it to your bank, broker or other nominee, as applicable, to direct the depository to exercise appraisal rights on your behalf following their usual procedures.

The following discussion is not a complete description of appraisal rights available to holders of IBKC preferred stock under Louisiana law. This description is qualified in its entirety by the full text of the relevant provision of the LBCA, which is reprinted in its entirety as Annex E to this joint proxy statement/prospectus. If you desire to exercise your appraisal rights, you should review carefully the LBCA and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Holders of IBKC preferred stock have a right to demand payment in cash of the “fair value” of their shares, as that term is defined in the LBCA. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of rollover First Horizon preferred stock. Part 13 of the LBCA sets forth the rights of IBKC preferred shareholders who wish to demand appraisal for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a holder of IBKC preferred stock in order to perfect appraisal rights under the LBCA. Shareholders who do not properly follow appraisal rights procedures will receive the merger consideration provided under the merger agreement if the merger is effected. A copy of Part 13 of the LBCA is attached as Annex E to this joint proxy statement/prospectus.

Requirements of Appraisal Rights

If an IBKC preferred shareholder elects to exercise the right to demand appraisal, such shareholder must satisfy all of the following conditions:

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The shareholder must deliver to IBKC, before the vote on approval or disapproval of the IBKC merger proposal is taken, written notice of the shareholder’s intent to demand payment if the merger is effectuated. This notice must be in addition to and separate from any proxy or vote against the IBKC merger proposal. Neither voting against, abstaining from voting, nor failing to vote on the IBKC merger proposal will constitute a notice within the meaning of Part 13.

•

The preferred shareholder must not vote, or cause or permit to be voted, any shares in favor of the plan of merger. A failure to vote will satisfy this requirement, as will a vote against the plan of merger, but a vote in favor of the plan of merger, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the plan of merger or contain a direction to abstain, will constitute a waiver of the preferred shareholder’s appraisal rights.

If the requirements above are not satisfied and the merger becomes effective, an IBKC preferred shareholder will not be entitled to payment for such shareholder’s shares under the provisions of Part 13.

Required Notice to IBKC

Written notices of intent to demand appraisal should be addressed to IBERIABANK Corporation, 200 West Congress Street, Lafayette, Louisiana 70501, Attention: Corporate Secretary. The notice should be executed by the holder of record of shares of IBKC preferred stock.

Appraisal Notice from Surviving Corporation

If the merger becomes effective, the surviving corporation will be required to deliver a written appraisal notice and form to all preferred shareholders who have satisfied the requirements described above. The appraisal notice and form must be sent no earlier than the effective date of the merger and no later than 10 days after such effective date. The appraisal notice must include:

•	a form requiring a preferred shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the merger;
•	a statement of where the form must be sent;
•

a statement of the date by which the surviving corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent. The form must also state that the preferred shareholder will have waived the right to demand appraisal with respect to the shares unless the form is received by the surviving corporation by the demand deadline;

•	the surviving corporation’s estimate of the fair value of the preferred shareholder’s shares;
•

a statement that, if requested in writing, the surviving corporation will provide to the shareholder so requesting, within 10 days after the date the appraisal notice and form are sent, the number of preferred shareholders who return the forms by the specified date and the total number of shares owned by them;

•	a statement of the date by which the notice to withdraw from the appraisal process must be received, which date must be within 20 days after the demand deadline;
•

a statement specifying the first date of any announcement to shareholders, made prior to the date the merger became effective, of the principal terms of the merger, and if such an announcement was made, the form must require a preferred shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and

•	a copy of Part 13 of the LBCA.

A preferred shareholder who receives an appraisal notice from the surviving corporation must demand payment by signing and returning the appraisal form included with the notice. Preferred shareholders should respond to the appraisal form’s request discussed above regarding when beneficial ownership of the shares was acquired. A failure to provide this certification allows the surviving corporation to treat the shares as “after-acquired shares” subject to the surviving corporation’s authority to delay payment as described below. Once a preferred shareholder returns the signed appraisal form, the shareholder loses all rights as a shareholder unless a timely withdrawal occurs as described below. A preferred shareholder who does not sign and return the appraisal form is not entitled to payment under Part 13 of the LBCA and will receive the merger consideration.

A preferred shareholder who has complied with all the steps required for appraisal may thereafter decline to exercise appraisal rights and withdraw from the appraisal process by notifying the surviving corporation in writing. The appraisal notice will include a date by which the withdrawal notice must be received. Following this date, a preferred shareholder may only withdraw from the appraisal process with the surviving corporation’s consent. A preferred shareholder who withdraws from the appraisal process will receive the merger consideration.

Surviving Corporation’s Payment to Dissenting Preferred Shareholders

Within 30 days after the deadline for making a demand for appraisal rights, the surviving corporation from the merger is required to pay each preferred shareholder the amount that the surviving corporation estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by the following:

•

IBKC’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available quarterly financial statements, if any;

•	a statement of the surviving corporation’s estimate of the fair value of the preferred shares, which must equal or exceed the estimate in the earlier-provided appraisal notice; and
•

a statement that the preferred shareholder has the right to submit a final payment demand as described below and that, if the shareholder does not submit a final payment demand within the specified time frame, the shareholder will (i) lose the right to submit a final payment demand and (ii) be deemed to have accepted the provided payment in full satisfaction of the surviving corporation’s obligations under Part 13 of the LBCA.

Final Payment Demand by Dissatisfied Preferred Shareholders

A preferred shareholder who is dissatisfied with the amount of the payment received from the surviving corporation may notify the surviving corporation in writing of such preferred shareholder’s own estimate of the fair value of the shares and the amount of interest due, and demand payment of the excess of this estimate over the amount previously paid by the surviving corporation. A shareholder who does not submit a final payment demand within 30 days after receiving payment from the surviving corporation is only entitled to the amount previously paid by the surviving corporation.

After-Acquired Shares

The surviving corporation may withhold payment with respect to any preferred shares which a preferred shareholder failed to certify on the appraisal form as being beneficially owned prior to the date stated in the appraisal notice as the date on which the principal terms of the merger were first announced. If the surviving corporation withholds payment, it must, within 30 days after the demand deadline, provide affected preferred shareholders with IBKC’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available quarterly financial statements, if any. The surviving corporation must also inform such shareholders that they may accept the surviving corporation’s estimate of the fair value of their shares, plus interest, in full satisfaction of their claim or submit a final payment demand. Preferred shareholders who wish to accept the offer must notify the surviving corporation of their acceptance within 30 days after receiving the offer. The surviving corporation must send payment to such shareholders within 10 days after receiving their acceptance. Preferred shareholders who are dissatisfied with the offer must reject the offer and demand payment of the shareholder’s own estimate of the fair value of the shares, plus interest. If a preferred shareholder does not explicitly accept or reject the surviving corporation’s offer, the shareholder will be deemed to have accepted the offer. The surviving corporation must send payment to these preferred shareholders within 40 days after sending the notice regarding withholding of payment.

Judicial Appraisal of Shares

If the surviving corporation does not pay the amount demanded pursuant to a preferred shareholder’s final payment demand, the surviving corporation must commence a proceeding in the district court in Lafayette Parish within 60 days after receiving the final demand. The purpose of the proceeding is to determine the fair value of the shares and the interest due. If the surviving corporation does not commence the proceeding within the 60-day period, it must pay each shareholder demanding appraisal the amount demanded, plus interest.

All preferred shareholders whose payment demands remain unsettled will be parties to the action. Each preferred shareholder who is a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the surviving corporation to the shareholder for the shares.

The court will determine all court costs of the proceeding and will assess the costs against the surviving corporation, except that the court may assess costs against some or all of the preferred shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such preferred shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13. The court may also assess expenses (including legal fees) for the respective parties, in the amounts the court finds equitable (i) against the surviving corporation if the court finds that it did not comply with the statutes or (ii) against the surviving corporation or the shareholder demanding appraisal, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the expenses incurred by any preferred shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against the surviving corporation, it may direct that the expenses be paid out of the amounts awarded to the preferred shareholders who were benefited.

If the surviving corporation fails to make a required payment to a preferred shareholder under Part 13, the shareholder entitled to payment can commence an action against the surviving corporation directly for the amount owed and recover the expenses of that action. A preferred shareholder’s right to enforce the surviving corporation’s payment obligation is preempted five years after the date that the corporation’s payment to the preferred shareholder becomes due under Part 13.

If you do not follow the prescribed procedures, you will not be entitled to appraisal rights with respect to your shares of IBKC preferred stock. Because of the complexity of the procedures necessary to exercise appraisal rights, any IBKC preferred shareholder wishing to exercise the right to appraisal should consult with a legal advisor.

Litigation Relating to the Merger

Following the public announcement of the merger agreement, purported stockholders of IBKC filed a putative class action lawsuit and three individual lawsuits against IBKC, the members of the IBKC board of directors, and in the case of the putative class action, against First Horizon. Two of the individual lawsuits were filed in the United States District Court for the Eastern District of New York (Hertz v. IBERIABANK et al., No. 1:20-cv-00267 (filed Jan. 16, 2020); Cooksey v. IBERIABANK et al., No. 1:20-cv-00431 (filed Jan. 26, 2020)) and the third was filed in the United States District Court for the Southern District of New York, (Wang v. IBERIABANK, et al., No. 1:20-cv-00105 (filed on Jan. 6, 2020)). The putative class action was filed in the United States District Court for the District of Delaware (Parshall v. IBERIABANK et al., No. 1:20-cv-00027 (Jan. 8, 2020)). The complaints contain similar allegations contending, among other things, that the registration statement on Form S-4 misstated or failed to disclose certain allegedly material information in violation of federal securities laws. The complaints seek injunctive relief enjoining the merger, attorneys and experts’ fees, and other remedies.

On March 9, 2020, a purported stockholder of First Horizon filed an individual lawsuit against First Horizon and members of the First Horizon board of directors in the United States District Court for the Western District of Tennessee (Bushansky v. First Horizon National Corp. et al., No. 2:20-cv-02170-JTF-cgc (filed Mar. 9, 2020)), alleging that the amended registration statement on Form S-4 omits or misrepresents allegedly material information in violation of federal securities laws. This complaint similarly seeks injunctive relief enjoining the merger, attorneys and experts’ fees, and other remedies.

The outcome of the pending and any additional future litigation is uncertain. If any case is not resolved, the lawsuit(s) could prevent or delay completion of the merger and result in substantial costs to First Horizon and IBC, including any costs associated with the indemnification of directors and officers. One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the bank merger shall be in effect. As such, if plaintiffs are successful in obtaining an injunction prohibiting the completion of the merger or the bank merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition, results of operations and cash flows.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about First Horizon or IBKC. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings First Horizon and IBKC make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 222 of this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about First Horizon and IBKC contained in this joint proxy statement/prospectus or in the public reports of First Horizon or IBKC filed with the SEC may supplement, update or modify the factual disclosures about First Horizon and IBKC contained in the merger agreement. The merger agreement contains representations and warranties by First Horizon, on the one hand, and by IBKC, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by First Horizon and IBKC were qualified and subject to important limitations agreed to by First Horizon and IBKC in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that First Horizon and IBKC each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about First Horizon and IBKC at the time they were made or otherwise.

Structure of the Merger

Each of First Horizon’s and IBKC’s respective boards of directors has unanimously approved and adopted the merger agreement. The merger agreement provides for the merger of IBKC with and into First Horizon, with First Horizon continuing as the surviving entity in a merger of equals. Following the completion of the merger, IBERIABANK, a subsidiary of IBKC, will merge with and into First Horizon Bank, a subsidiary of First Horizon, with First Horizon Bank as the surviving bank in the bank merger.

Prior to the completion of the merger, First Horizon and IBKC may, by mutual agreement, change the method or structure of effecting the combination of First Horizon and IBKC, except that no such change may (1) alter or change the exchange ratio or the number of shares of First Horizon common stock received by holders of IBKC common stock in exchange for each share of IBKC common stock, (2) adversely affect the tax treatment of holders of IBKC common stock or holders of First Horizon common stock, (3) adversely affect the tax treatment of IBKC or First Horizon or (4) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each share of IBKC common stock issued and outstanding immediately prior to the effective time, except for shares of IBKC common stock held by IBKC or First Horizon (in each case other than shares of IBKC common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in an fiduciary or agency capacity that are beneficially owned by third parties or (ii) held directly or indirectly by IBKC or First Horizon in respect of debts previously contracted), will be converted into the right to receive 4.584 shares of First Horizon common stock.

If the outstanding shares of IBKC common stock or First Horizon common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give First Horizon and the holders of IBKC common stock the same economic effect as contemplated by the merger agreement prior to such event.

Also in the merger, each share of IBKC preferred stock issued and outstanding immediately prior to the effective time (other than dissenting shares) will be converted into the right to receive one (1) share of an applicable newly issued series of rollover First Horizon preferred stock with the same terms as the outstanding IBKC preferred stock.

Fractional Shares

First Horizon will not issue any fractional shares of First Horizon common stock in the merger. Instead, a former holder of IBKC common stock who otherwise would have received a fraction of a share of First Horizon common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share (after taking into account all shares of IBKC common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of First Horizon common stock to which the holder would otherwise be entitled by the average closing-sale price per share of First Horizon common stock for the consecutive period of five (5) trading days ending on the day preceding the closing date.

Governing Documents

At the effective time, the First Horizon charter, as amended by the First Horizon charter amendment, will be the charter of the combined company, and the bylaws of First Horizon, as amended by the First Horizon bylaw amendment, will be the bylaws of the combined company.

Treatment of IBKC Equity Awards

IBKC Stock Options.

At the effective time, each outstanding option to purchase shares of IBKC common stock (an “IBKC stock option”) that was granted prior to November 3, 2019 will accelerate in full and be converted into an option (a “First Horizon stock option”) to purchase (i) a number of shares of First Horizon common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of IBKC common stock subject to such IBKC stock option immediately prior to the effective time multiplied by (B) the exchange ratio, (ii) at an exercise price per share of First Horizon common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of IBKC common stock of such IBKC stock option immediately prior to the effective time divided by (B) the exchange ratio (as it may be adjusted as set forth in the merger agreement), with each such First Horizon stock option subject to the same terms and conditions, including exercisability and forfeiture terms, as applied to the corresponding IBKC stock option immediately prior to the effective time, except as expressly set forth in the merger agreement.

IBKC Restricted Stock Awards.

At the effective time, each outstanding IBKC restricted stock award that was granted prior to November 3, 2019 will accelerate in full and be cancelled and will only entitle the holder to receive immediately following the effective time, a number of shares of First Horizon common stock equal to the product of (i) the total number of shares of IBKC common stock subject to such IBKC restricted stock award immediately prior to the effective time multiplied by (ii) the exchange ratio, less applicable taxes required to be withheld with respect to such vesting.

IBKC PSU Awards.

At the effective time, each outstanding IBKC PSU award that was granted prior to November 3, 2019 will accelerate in full and be cancelled and will only entitle the holder to receive (without interest), immediately following the effective time, a number of shares of First Horizon common stock (less applicable taxes required to be withheld with respect to such vesting) equal to (i) the number of shares of IBKC common stock subject to such IBKC PSU award immediately prior to the effective time (including any applicable dividend equivalents) based on the greater of (A) the target performance level or (B) the actual performance level through September 30, 2019 as reasonably determined by the compensation committee of the board of directors of IBKC, multiplied by (ii) the exchange ratio; provided that, with respect to any IBKC PSU award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the effective time without triggering a tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable IBKC equity incentive plan and award agreement that will not trigger a tax or penalty under Section 409A of the Code.

IBKC Phantom Stock Awards.

At the effective time, each outstanding IBKC phantom stock award that was granted prior to November 3, 2019 will vest and be cancelled and automatically entitle the holder of such IBKC phantom stock award to receive (without interest), on the first regularly scheduled payroll date of First Horizon following the closing date, an amount in cash (rounded to the nearest cent and less applicable taxes required to be withheld with respect to such vesting) determined by multiplying (i) the closing price of one share of First Horizon common stock on the closing date by (ii) the number of shares of First Horizon common stock underlying such IBKC phantom stock award (as determined by multiplying (A) the number of shares of IBKC common stock (including any applicable dividend equivalents) underlying such IBKC phantom stock award by (B) the exchange ratio (the “phantom stock consideration”); provided that, to the extent a holder of IBKC phantom stock awards has made a deferral election in respect of payments pursuant to such IBKC phantom stock awards, the applicable portion of the phantom stock consideration will be credited to such holder’s deferred compensation account under IBKC’s Executive Nonqualified Excess Plan.

Future Grants of Equity Awards.

At the effective time, each IBKC equity award granted on or after the date of the merger agreement and not in violation of the merger agreement that expressly provides for treatment in connection with the occurrence of the effective time that is different from the treatment prescribed in the merger agreement as set forth above, or as mutually agreed by the parties and a holder of any IBKC equity award, will be converted into an equity award denominated in shares of First

Horizon common stock (rounded down to the nearest whole number) (a “converted equity award”) equal to the product of (i) the number of shares of IBKC common stock subject to such IBKC equity award immediately prior to the effective time multiplied by (ii) the exchange ratio; provided, that to the extent any such converted equity award is a IBKC stock option (a “converted stock option”), the exercise price per share of such converted stock option will be equal to the quotient (rounded up to the nearest whole cent) of (A) the exercise price per share of IBKC common stock of such IBKC stock option immediately prior to the effective time divided by (B) the exchange ratio. Notwithstanding the above, any IBKC equity awards granted on or after November 3, 2019 and prior to the closing date will not provide for automatic “single-trigger” acceleration of vesting or payment at the effective time, but may instead provide for “double-trigger” vesting upon a termination without “cause” or for “good reason” following the effective time.

Closing and Effective Time of the Merger

The merger will become effective at such time specified in the articles of merger to be filed with the Tennessee Secretary and the articles of merger to be filed with the Louisiana Secretary, or at such other time provided by applicable law. The closing will occur at 10:00 a.m., New York City time on a date no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by IBKC and First Horizon.

Conversion of Shares; Exchange of IBKC Stock Certificates

Letter of Transmittal

As promptly as practicable after the effective time, and in any event within five (5) days thereafter, First Horizon and IBKC will cause the exchange agent to mail to each holder of record of IBKC common stock or IBKC preferred stock immediately prior to the effective time a letter of transmittal and instructions for use in surrendering shares of IBKC common stock or IBKC preferred stock, as applicable, in exchange for the consideration the holder is entitled to receive under the merger agreement.

If a certificate for IBKC common stock or IBKC preferred stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by First Horizon or the exchange agent, the posting of a bond in an amount as First Horizon or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After the effective time, there will be no further transfers on the stock transfer books of IBKC of IBKC common stock or IBKC preferred stock that were issued and outstanding immediately prior to the effective time.

Withholding

First Horizon will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash portion of the merger consideration, cash in lieu of fractional shares or any other cash amounts payable under the merger agreement to any holder of IBKC common stock or IBKC preferred stock the amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to First Horizon common stock or rollover First Horizon preferred stock will be paid to the holder of any unsurrendered certificates of IBKC common stock or IBKC preferred stock, as applicable, until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of First Horizon common stock or rollover First Horizon preferred stock which the shares of IBKC common stock or IBKC preferred stock, as applicable, represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by each of First Horizon and IBKC relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger;
•	reports to regulatory authorities;
•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;
•	broker’s fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal and regulatory proceedings;
•	tax matters;
•	employee benefit matters;
•	SEC reports;
•	compliance with applicable laws;
•	certain material contracts;
•	absence of agreements with regulatory authorities;
•	environmental matters;
•	investment securities and commodities;
•	real property;
•	intellectual property;
•	related party transactions;
•	inapplicability of takeover statutes;
•	absence of action or circumstance that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code;
•	opinions from each party’s respective financial advisor(s);

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;
•	loan portfolio matters;
•	insurance matters;
•	investment advisor subsidiaries;
•	insurance subsidiaries;
•	broker-dealer subsidiaries; and
•	no other representations and warranties.

Certain representations and warranties of First Horizon and IBKC are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either IBKC, First Horizon or the combined company, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (2) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (1), a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;
•

changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•

public disclosure of the execution of the merger agreement or public disclosure of the consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);

except, with respect to the first, second and third bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Each of First Horizon and IBKC has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either First Horizon or IBKC to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, neither First Horizon nor IBKC may, and neither First Horizon nor IBKC may permit any of their respective subsidiaries to, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of IBKC or any of its wholly owned subsidiaries to IBKC or any of its wholly owned subsidiaries, on the one hand, or of First Horizon or any of its wholly owned subsidiaries to First Horizon or any of its wholly owned subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (provided that the incurrence of indebtedness in the ordinary course of business may include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice);

•	adjust, split, combine or reclassify any capital stock;
•

make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of IBKC or any securities of its subsidiaries, in the case of IBKC, or any securities of First Horizon or any securities of its subsidiaries, in the case of First Horizon, except, in each case, (A) regular quarterly cash dividends by IBKC at a rate not in excess of $0.45 per share of IBKC common stock, (B) regular quarterly cash dividends by First Horizon at a rate not in excess of $0.14 per share of First Horizon common stock, (C) dividends paid by any of the subsidiaries of each of First Horizon and IBKC to First Horizon or IBKC or any of their wholly owned subsidiaries, respectively, (D) in the case of IBKC, dividends provided for and paid on IBKC preferred stock in accordance with the terms of such IBKC preferred stock, (E) in the case of First Horizon, dividends provided for and paid on shares of First Horizon preferred stock in accordance with the terms of the First Horizon preferred stock, (F) in the case of First Horizon Bank, dividends provided for and paid on shares of preferred stock of First Horizon Bank in accordance with the terms thereof, or (G) the acceptance of shares of IBKC common stock or First Horizon common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case in accordance with past practice and the terms of the applicable award agreements;

•

grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any securities of IBKC or any securities of its subsidiaries, in the case of IBKC, or any securities of First Horizon or any securities of its subsidiaries, in the case of First Horizon;

•

issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of IBKC or any securities of its subsidiaries, in the case of IBKC, any securities of First Horizon or any securities of its subsidiaries, in the case of First Horizon, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of IBKC or any securities of its subsidiaries, in the case of IBKC, or any securities of First Horizon or any securities of its subsidiaries, in the case of First Horizon, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

•

except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly owned subsidiary of IBKC or First Horizon, as applicable;

•

in each case, except in the ordinary course of business, terminate, materially amend, or waive any material provision of, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to IBKC or First Horizon, as applicable, or enter into certain material contracts;

•

subject to certain exceptions, including as required under applicable law or the terms of any benefit plans existing as of the date of the merger agreement, (i) enter into, establish, adopt, amend or terminate any IBKC benefit plan or First Horizon benefit plan, or any arrangement that would be an IBKC benefit plan or a First Horizon benefit plan if in effect on the date hereof, other than (x) in the ordinary course of business consistent with past practice and (y) as would not reasonably be expected to materially increase the cost of benefits under any IBKC benefit plan or First Horizon benefit plan, as the case may be, or certain material contracts, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice or (z) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, other than entry into retention agreements or arrangements not related to the transactions contemplated by the merger agreement with employees at or below the level of senior vice president in the ordinary course of business consistent with past practice, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any IBKC benefit plan or First Horizon benefit plan, as the case may be, or certain material contracts, (vi) terminate the employment or services of any “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act), other than for cause, or (vii) hire any “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act) (other than as a replacement hire receiving substantially similar terms of employment);

•

settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to IBKC or First Horizon, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the combined company following consummation of the merger;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its charter, its bylaws or comparable governing documents of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;
•

other than in prior consultation with the other party, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP;
•

enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

•

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve any of its subsidiaries;
•

take any action that is intended or expected to result in any of the conditions to the completion of the merger as set forth in the merger agreement not being satisfied, except as may be required by applicable law; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

First Horizon and IBKC have agreed to cooperate with each other and use their respective reasonable best efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. Each of First Horizon and IBKC has agreed to use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement. However, in no event will First Horizon or IBKC or any of their respective subsidiaries be required, and in no event will First Horizon or IBKC or any of their respective subsidiaries be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. First Horizon and IBKC have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement. First Horizon and IBKC have further agreed to promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any governmental entity in connection with or affecting the transactions contemplated by the merger agreement which the other party does not attend or participate in, to the extent permitted by such governmental entity and subject to applicable law and the merger agreement.

Employee Matters

From and after the effective time, unless otherwise mutually determined by IBKC and First Horizon prior to the effective time, First Horizon will provide generally to employees of IBKC and its subsidiaries who at the effective time become employees of First Horizon or its subsidiaries (the “continuing employees”), employee compensation and benefits under the First Horizon benefit plans on terms and conditions that are substantially comparable in the aggregate as those that apply to similarly situated First Horizon employees. Notwithstanding the foregoing, First Horizon and IBKC agree that, during the period commencing at the effective time and ending on the eighteen (18)-month anniversary thereof, any continuing employee of First Horizon, IBKC or any of their respective subsidiaries who is involuntarily terminated during such eighteen (18)-month period will be provided with severance benefits as described in Section 6.6(a) of the First Horizon disclosure schedule.

For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual under any defined benefit pension plan or to the extent that such credit would result in a duplication of benefits) under the First Horizon benefit plans and the IBKC benefit plans, service with or credited by First Horizon, IBKC or any of their respective subsidiaries or predecessors for continuing employees or continuing employees of First Horizon or its subsidiaries will be treated as service with First Horizon to the same extent that such service was taken into account under the analogous IBKC benefit plan or First Horizon benefit plan prior to the effective time. Additionally, with respect to any IBKC benefit plan or First Horizon benefit plan in which any employees of First Horizon or IBKC (or their subsidiaries) prior to the effective time first become eligible to participate on or after the effective time, and in which such employees did not participate prior to the effective time, each party will: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous First Horizon benefit plan or IBKC benefit plan, as the case may be, and (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the effective time under a First Horizon benefit plan or IBKC benefit plan (to the same extent that such credit was given under the analogous IBKC or First Horizon benefit plan) in satisfying any applicable deductible or out-of-pocket requirements under any IBKC benefit plan or First Horizon benefit plan in which such employee first become eligible to participate after the effective time.

The combined company agrees to honor in accordance with their terms all First Horizon benefit plans and IBKC benefit plans. IBKC and First Horizon agree that the transactions contemplated by the merger agreement shall constitute a “change in control,” “change of control” or other similar concept under any IBKC benefit plan, and prior to the effective time the board of directors of IBKC shall be empowered to take such action as necessary to declare such status under such plans.

Director and Officer Indemnification and Insurance

The merger agreement provides that after the effective time, the combined company will indemnify and hold harmless all present and former directors, officers and employees of IBKC and its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of IBKC or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, in each case to the extent permitted by applicable law, the IBKC articles, the IBKC bylaws and the governing or organizational documents of any subsidiary of IBKC; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. All rights to indemnification as provided in any indemnification agreement in existence on the date of the merger will survive the merger and be honored by the combined company.

The merger agreement requires the combined company to maintain for a period of six (6) years after consummation of the merger IBKC’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, the combined company is not required to spend annually more than three hundred percent (300%) of the current annual premium paid as of the date of the merger agreement by IBKC for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then the combined company will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, First Horizon or IBKC, in consultation with, but only upon the consent of First Horizon, may (and at the request of First Horizon, IBKC will use its reasonable best efforts to) obtain at or prior to the effective time a six (6)-year “tail” policy under IBKC’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Commitments to the Community

Prior to the consummation of the merger, IBKC will use its reasonable best efforts to establish the Louisiana First Horizon Foundation, focused on community support in Louisiana. The initial members of the board of trustees of the Louisiana First Horizon Foundation will be selected by the IBKC board of directors and the First Horizon board of directors prior to the consummation of the merger, with the First Horizon board of directors entitled to select one (1) initial member and the IBKC board of directors entitled to select the remaining initial members. Upon consummation of the merger, the combined company will contribute $20 million in cash to the Louisiana First Horizon Foundation.

Restructuring Efforts

The merger agreement provides that if either IBKC or First Horizon fails to obtain the required vote of its holders of common stock to approve the merger agreement or if First Horizon fails to obtain the required vote of its holders of common stock to approve the First Horizon charter amendment, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of IBKC as provided for in the merger agreement, in a manner adverse to such party or its shareholders, or any term that would adversely affect the tax treatment of the transactions contemplated in the merger agreement) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective holders of common stock for approval.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of First Horizon common stock and rollover First Horizon preferred stock or rollover First Horizon depositary shares to be issued in the merger, access to information of the other company, advice of changes, exemption from takeover laws, shareholder litigation relating to the transactions contemplated by the merger agreement, the coordination of dividend declarations, the assumption by First Horizon of IBKC indebtedness, public announcements with respect to the transactions contemplated by the merger agreement and the First Horizon charter amendment.

Combined Company Governance and Headquarters Matters

Under the merger agreement, First Horizon and IBKC have agreed to certain provisions relating to the governance and headquarters of the combined company, including the composition of the combined company board of directors and committees; the roles of Chairman, lead director, President and Chief Executive Officer; and identification of members of the combined company and combined bank’s management team. For a more detailed description of the governance matters relating to the combined company, see the section entitled “The Merger—Governance of the Combined Company After the Merger” beginning on page 132.

Shareholder Meetings and Recommendation of First Horizon’s and IBKC’s Boards of Directors

Each of First Horizon and IBKC has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement and the First Horizon charter amendment (in the case of First Horizon shareholders) and to use reasonable best efforts to cause the meetings to occur as promptly as reasonably practicable and on the same date. The board of directors of each of First Horizon and IBKC has agreed to use its reasonable best efforts to obtain from its shareholders the vote required to approve the merger agreement and the First Horizon charter amendment (in the case of First Horizon shareholders), including by communicating to its shareholders the First Horizon board recommendation and the IBKC board recommendation, as applicable. Each of First Horizon and IBKC has agreed that each of First Horizon and IBKC and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the First Horizon board recommendation, in the case of First Horizon, or the IBKC board recommendation, in the case of IBKC, (ii) fail to make the First Horizon board recommendation, in the case of First Horizon, or the IBKC board recommendation, in the case of IBKC, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “—Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the First Horizon board recommendation, in the case of First Horizon, or the IBKC board recommendation, in the case of IBKC, in each case within ten (10) business days (or such fewer number of days as remains prior to the First Horizon special meeting or the IBKC special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “recommendation change”).

However, subject to certain termination rights described in “—Termination of the Merger Agreement” below, if the First Horizon board of directors or the IBKC board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the First Horizon board recommendation or the IBKC board recommendation, as applicable, then, in the case of First Horizon, prior to the receipt of the approval of the First Horizon merger proposal and the First Horizon charter amendment proposal by holders of First Horizon common stock (the “requisite First Horizon vote”), and in the case of IBKC, prior to the receipt of the approval of the IBKC merger proposal by holders of IBKC common stock (the “requisite IBKC vote”), it may submit the merger agreement to its shareholders without recommendation and may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law, provided that (1) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (2) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the First Horizon board recommendation or IBKC board recommendation, as the case may be. Any material amendment to any acquisition proposal will require a new notice period.

Notwithstanding any recommendation change by the First Horizon board of directors or the IBKC board of directors, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders and to submit the merger agreement and the First Horizon charter amendment (in the case of First Horizon shareholders) to a vote of such shareholders. First Horizon and IBKC must adjourn or postpone such meeting if there are insufficient shares of First Horizon common stock or IBKC common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting First Horizon or IBKC, as applicable, it has not received proxies representing a sufficient number of shares necessary for approval of the merger agreement or the First Horizon charter amendment (in the case of First Horizon shareholders), and subject to the terms and conditions of the merger agreement, IBKC or First Horizon, as applicable, will continue to use reasonable best efforts to solicit proxies from its shareholders.

Agreement Not to Solicit Other Offers

Each of First Horizon and IBKC has agreed that it will not, and will cause, and use its reasonable best efforts to cause, each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal (except to notify a person that has made or, to the knowledge of such party, is making inquiries with respect to, or is considering making, an acquisition proposal, of the existence of such duties) or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal. For purposes of the merger agreement, an “acquisition proposal” means, with respect to First Horizon or IBKC, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than twenty-five percent (25%) of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than twenty-five percent (25%) of the consolidated assets of the party or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than twenty-five percent (25%) of the consolidated assets of the party.

However, in the event that after the date of the merger agreement and prior to the receipt of the required vote of First Horizon shareholders to approve the merger agreement and the First Horizon charter amendment, in the case of First Horizon, or the required vote of IBKC shareholders to approve the merger agreement, in the case of IBKC, a party receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the First Horizon or IBKC board of directors, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing and confidential or nonpublic information, such party provides such information to the other party to the merger agreement and enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between First Horizon and IBKC, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.

Each of First Horizon and IBKC has also agreed to, and to cause its officers, directors, agents, advisors and representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than First Horizon or IBKC, with respect to any acquisition proposal. In addition, each party has agreed to (1) promptly (and within twenty-four (24) hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal), to provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and to keep the other party reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal and (2) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Conditions to Complete the Merger

First Horizon’s and IBKC’s respective obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:

•	the approval of the merger agreement and the First Horizon charter amendment by holders of First Horizon common stock, and the approval of the merger agreement by holders of IBKC common stock;
•

the authorization for listing on the NYSE, subject to official notice of issuance, of the First Horizon common stock and First Horizon preferred stock (or depositary shares with respect thereof) to be issued in the merger;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any requirement to take or commit to take any action or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no order, injunction, or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither First Horizon nor IBKC can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the required vote to approve the merger agreement by First Horizon shareholders or IBKC shareholders, in the following circumstances:

•	by mutual written consent of First Horizon and IBKC;
•

by either First Horizon or IBKC if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either First Horizon or IBKC if the merger has not been completed on or before the termination date, unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either First Horizon or IBKC (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by IBKC, if (1) First Horizon or the First Horizon board of directors has made a recommendation change or (2) First Horizon or the First Horizon board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the First Horizon board recommendation; or

•

by First Horizon, if (1) IBKC or the IBKC board of directors has made a recommendation change or (2) IBKC or the IBKC board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the IBKC board recommendation.

Neither First Horizon nor IBKC is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of First Horizon common stock or IBKC common stock.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (1) neither First Horizon nor IBKC will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information and the termination fee described below. For purposes of the merger agreement, “willful and material breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in, the merger agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under the merger agreement.

Termination Fee

IBKC will pay First Horizon a termination fee of $156 million in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

In the event that the merger agreement is terminated by First Horizon pursuant to the last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to First Horizon within two (2) business days of the date of termination.

•

In the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the IBKC board of directors or IBKC’s senior management or has been made directly to IBKC shareholders, or any person has publicly announced (and not publicly withdrawn at least two (2) business days prior to the IBKC special meeting) an acquisition proposal with respect to IBKC, and (i) (A) thereafter the merger agreement is terminated by either First Horizon or IBKC because the merger has not been completed prior to the termination date, and IBKC has not obtained the required vote of IBKC shareholders approving the merger agreement but all other conditions to IBKC’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (B) thereafter the merger agreement is terminated by First Horizon based on a breach of the merger agreement by IBKC that would constitute the failure of an applicable closing condition, and (ii) prior to the date that is twelve (12) months after the date of such termination, IBKC enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to First Horizon on the earlier of the date IBKC enters into such definitive agreement and the date of consummation of such transaction.

First Horizon will pay IBKC the termination fee if the merger agreement is terminated in the following circumstances:

•

In the event that the merger agreement is terminated by IBKC pursuant to the second to last bullet set forth under “—Termination of the Merger Agreement” above. In such case the termination fee must be paid to IBKC within two (2) business days of the date of termination.

•

In the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the First Horizon board of directors or First Horizon’s senior management or has been made directly to First Horizon shareholders, or any person has publicly announced (and not publicly withdrawn at least two (2) business days prior to the First Horizon special meeting) an acquisition proposal with respect to First Horizon, and (i) (A) thereafter the merger agreement is terminated by either First Horizon or IBKC because the merger has not been completed prior to the termination date, and First Horizon has not obtained the required vote of First Horizon shareholders approving the merger agreement but all other conditions to First Horizon’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (B) thereafter the merger agreement is terminated by IBKC based on a breach of the merger agreement by First Horizon that would constitute the failure of an applicable closing condition and (ii) prior to the date that is twelve (12) months after the date of such termination, First Horizon enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to IBKC on the earlier of the date First Horizon enters into such definitive agreement and the date of consummation of such transaction.

Expenses and Fees

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger and the other transactions contemplated by the merger agreement will be borne equally by First Horizon and IBKC.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite First Horizon vote or the requisite IBKC vote, except that after the receipt of the requisite First Horizon vote or the requisite IBKC vote, there may not be, without further approval of the holders of common stock of First Horizon or IBKC, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the completion of the merger, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite First Horizon vote or the requisite IBKC vote, there may not be, without further approval of the holders of common stock of First Horizon or IBKC, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the IBKC board of directors will be subject to the laws of the State of Louisiana and matters relating to the fiduciary duties of the First Horizon board of directors will be subject to the laws of the State of Tennessee).

Specific Performance

First Horizon and IBKC will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of IBKC common stock or IBKC preferred stock, as applicable, that exchange their shares of IBKC common stock or IBKC preferred stock, as applicable, for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. To the extent this section consists of statements as to matters of U.S. federal income tax law, this section constitutes the opinion of Sullivan & Cromwell and the opinion of Simpson Thacher.

This discussion addresses only those holders of IBKC common stock and IBKC preferred stock that hold their shares of IBKC common stock or IBKC preferred stock, as applicable, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;
•	a tax-exempt organization;
•	a pass-through entity (or an investor in a pass-through entity);
•	an insurance company;
•	a mutual fund;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•

a holder of IBKC common stock or IBKC preferred stock that received IBKC common stock or IBKC preferred stock, as applicable, through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;
•	a person that has a functional currency other than the U.S. dollar;
•	a real estate investment trust;
•	regulated investment companies;
•	A dissenting holder of IBKC preferred stock that owns or is deemed to own First Horizon stock; or
•

a holder of IBKC common stock or IBKC preferred stock that holds IBKC common stock or IBKC preferred stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of IBKC or First Horizon. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of IBKC common stock or IBKC preferred stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for United States federal income tax purposes or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds IBKC common stock or IBKC preferred stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding IBKC common stock or IBKC preferred stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to First Horizon’s obligation to complete the merger that First Horizon receive an opinion from Sullivan & Cromwell (or other nationally recognized tax counsel), dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to IBKC’s obligation to complete the merger that IBKC receive an opinion from Simpson Thacher (or other nationally recognized tax counsel), dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters (the “Representation Letters”) provided by First Horizon and IBKC and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. First Horizon and IBKC have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumption upon which the opinions described above are based (the “Representations and Assumptions”) are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.

Based on the facts and representations set forth or referred to in the opinions included as exhibits to this joint proxy statement/prospectus filed with the SEC, and subject to the Representations and Assumptions (and the receipt of the Representation Letters) and the qualifications, assumptions and limitations stated in this joint proxy statement/prospectus, it is the opinion of Simpson Thacher and Sullivan & Cromwell that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. The foregoing opinions are filed as Exhibit 8.1 and 8.2 to this registration statement of which this joint proxy statement/prospectus forms a part.

As a “reorganization,” the material U.S. federal income tax consequences of the merger to U.S. holders of IBKC common stock or IBKC preferred stock, as applicable, are set forth in the remainder of this discussion:

•

a holder who receives solely shares of First Horizon common stock (or receives First Horizon common stock and cash solely in lieu of a fractional share) or rollover First Horizon preferred stock, as applicable, in exchange for shares of IBKC common stock or IBKC preferred stock, as applicable, generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of fractional share of First Horizon common stock;

•

the aggregate tax basis of the First Horizon common stock or rollover First Horizon preferred stock, as applicable, received in the merger (including fractional share interests in First Horizon common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the IBKC common stock or IBKC preferred stock, as applicable, for which it is exchanged, decreased by the amount of cash received in the merger, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as dividend income, as discussed below), but excluding any gain recognized with respect to fractional share interests in First Horizon common stock for which cash is received, as discussed below;

•

the holding period of First Horizon common stock or rollover First Horizon preferred stock, as applicable, received in the merger (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the IBKC common stock or IBKC preferred stock, as applicable, for which it is exchanged.

If holders acquired different blocks of IBKC common stock or IBKC preferred stock at different times and at different prices, a holder’s tax basis and holding period in First Horizon common stock or First Horizon preferred stock may be determined with reference to each block of IBKC common stock or IBKC preferred stock.

Cash Instead of a Fractional Share

A holder of IBKC common stock who receives cash instead of a fractional share of First Horizon common stock will be treated as having received the fractional share of First Horizon common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of First Horizon common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of IBKC common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Dissenting IBKC Preferred Stockholders

With respect to dissenting holders of IBKC preferred stock, a holder who receives solely cash for shares of IBKC preferred stock will recognize gain or loss equal to the difference between the amount of cash received by a holder of IBKC preferred stock and such holder’s tax basis in such holder’s shares of IBKC preferred stock.

If holders acquired different blocks of IBKC preferred stock at different times or different prices, any gain or loss may be determined with reference to each block of IBKC preferred stock. Any such holders should consult their tax advisors regarding the manner in which cash or rollover First Horizon preferred stock, as applicable, received in the merger should be allocated among different blocks of IBKC preferred stock and with respect to identifying the bases or holding periods of the particular shares of rollover First Horizon preferred stock received in the merger.

Gain or loss that holders of IBKC preferred stock recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if such holders have held their IBKC preferred stock for more than one year as of the effective time of the merger. Long-term capital gain of certain non-corporate IBKC preferred stock including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Dissenting IBKC Preferred and IBKC Common Stockholders

With respect to dissenting holders of IBKC preferred stock, a holder who receives both cash for shares of IBKC preferred stock and shares of First Horizon common stock in respect of IBKC common stock, such cash may be allocated entirely to the IBKC preferred stock and such dissenting holder will recognize gain (but not loss) equal to the difference between the amount of such cash received by a holder of IBKC preferred stock and such holder’s tax basis in such holder’s shares of IBKC preferred stock.

The amount of any such gain would be taxed as described above under “—Dissenting IBKC Preferred Stockholders.”

Backup Withholding

Payments of cash to a non-corporate holder of IBKC common stock or IBKC preferred stock, as applicable, in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of 24%). Such holders of IBKC common stock or IBKC preferred stock, as applicable, generally will not be subject to backup withholding, however, if the holder:

•	furnishes a correct taxpayer identification number and any other required information to the exchange agent; or
•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following financial statements show unaudited pro forma condensed combined consolidated financial information about the financial condition and results of operations, including per share data, after giving effect to the SunTrust Purchase and the merger with IBKC and other pro forma adjustments. The unaudited pro forma financial information assumes that the transactions are accounted for under the acquisition method of accounting, and the assets and liabilities of the purchased branches of SunTrust Bank and IBKC will generally be recorded by First Horizon at their respective fair values as of the date the transactions were or are (as applicable) completed. The unaudited pro forma condensed balance sheet gives effect to the transactions as if the transactions had occurred on December 31, 2019. The unaudited pro forma combined income statement for the year ended December 31, 2019 gives effect to the transactions as if the transactions had become effective at January 1, 2019. The unaudited selected pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of First Horizon, which are incorporated in this joint proxy statement/prospectus by reference, the consolidated financial statements and related notes of IBKC, which are incorporated in this joint proxy statement/prospectus by reference, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 222.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, including those discussed in the section entitled “Risk Factors” beginning on page 43. In addition, as explained in more detail in the below accompanying notes, the preliminary allocation of the pro forma purchase prices for both transactions reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary materially from the actual purchase price allocation that will be recorded upon completion of the transactions.

The risk of such variance is particularly significant with respect to the allocation of the purchase price for the merger, because such allocation is based, in large part, on First Horizon’s price per common share as of the closing date. Specifically, the preliminary allocation of the pro forma purchase price for the merger reflected in the unaudited pro forma condensed combined financial information assumes a price per common share of $13.33, the trading price of First Horizon’s common stock as of market close on February 28, 2020. Since February 28, 2020 the financial, commodities (including oil and gas) and other markets generally have experienced extreme volatility due to, in large part, the coronavirus pandemic. Such volatility has resulted in a significant drop in the trading price of First Horizon common stock, which, as of market close on March [  ], 2020, was $[  ], a [  ]% decline from the February 28, 2020 market close trading price. The continuation of this volatility of financial, commodities (including oil and gas) and other markets generally and its continued effect on the trading price of First Horizon common stock will largely depend on future developments, which we cannot accurately predict, including new information which may emerge concerning the severity of the coronavirus pandemic, the success of governmental and private actions taken to contain or treat the coronavirus pandemic, and reactions by consumers, companies, governmental entities, and financial, commodities (including oil and gas) and other markets to such actions. Given this volatility and uncertainty as to whether such markets, and the trading price of First Horizon common stock, will stabilize or return to pre-coronavirus pandemic levels, the unaudited pro forma financials of the combined company included below may not be indicative of the combined company’s actual financial condition as of the closing date.

For the sole purpose of illustrating the effect of various trading prices of First Horizon common stock on certain items of the unaudited pro forma financials of the combined company, the below “Hypothetical Illustration of First Horizon Common Stock Trading Price Impact on Selected

December 31, 2019 Pro Forma Financial Information” table sets out the hypothetical value of the total merger consideration per share of IBKC common stock, goodwill, and shareholders’ equity, based on various hypothetical trading prices of First Horizon common stock. This illustration is intended to show the effect on those measures if the trading price of First Horizon’s common stock as of February 28, 2020 had differed from $13.33 (the actual trading price of First Horizon common stock as of February 28, 2020 and the trading price used to calculate the pro forma purchase price of the merger), with all other information used to create the unaudited pro forma condensed combined financial information held constant. This illustration does not show how the pro forma presentation would have changed if loan, deposit, investment, and other values had been re-assessed as of any other date. Variation in loan, deposit, investment, and other values over time can significantly affect the pro forma presentation, and, as such, the calculations of goodwill and shareholders’ equity at the applicable trading prices set forth below are not necessarily indicative of, and may materially vary from, the combined company’s actual goodwill and shareholders’ equity as of the closing date.

Hypothetical Illustration of First Horizon Common Stock Trading Price Impact on Selected December 31, 2019 Pro Forma Financial Information

FHN Common Stock Trading Price(a)	Total Merger Consideration Per Share of IBKC Common Sock	Goodwill		Shareholders’ Equity
$18.00	$82.51	$2,950,101		$9,365,613
$16.00	$73.34	$2,463,507		$8,880,025
$14.00	$64.18	$1,976,915		$8,394,437
$12.00	$55.01	$1,490,323		$7,908,848
$10.00	$45.84	$1,432,787	(b)	$7,852,319	(b)
$8.00	$36.67	$1,432,787	(b)	$7,853,324	(b)

(a)

Range of First Horizon common stock trading prices is for illustrative purposes only and the First Horizon common stock trading price as of the closing of the merger may fall outside the range set forth in this table.

(b)	At such stock price, hypothetical goodwill of the merger is less than zero resulting in a purchase accounting gain which is reflected as an increase in shareholders’ equity.

FIRST HORIZON NATIONAL CORPORATION
PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF CONDITION

(Dollars and shares in thousands, except per share data) (Unaudited)	December 31, 2019
	First Horizon (As reported)	SunTrust Purchase	SunTrust Purchase Pro Forma Adjustments	Ref	Pro Forma including SunTrust Purchase	IBKC (As reported)(a)	IBKC Pro Forma Adjustments	Ref	Pro Forma First Horizon including SunTrust Purchase and IBKC
Assets:
Cash and due from banks	$633,728	$2,303,059	$(586,465)	A	$2,350,322	$292,283	$(228,715)	E	$2,413,890
Federal funds sold and securities purchases under agreement to resell	633,165	—	—		633,165	—	—		633,165

Total cash and cash equivalents	1,266,893	2,303,059	(586,465)		2,983,487	292,283	(228,715)		3,047,055

Interest-bearing cash	482,405	—	—		482,405	604,929	—		1,087,334
Trading securities	1,346,207	—	—		1,346,207	—	—		1,346,207
Loans held-for-sale	593,790	—	—		593,790	213,357	—		807,147
Investment securities	4,455,403	—	—		4,455,403	4,116,321	6,938	F	8,578,662
Loans, net of unearned income	31,061,111	496,900	(7,454)	B	31,550,557	24,021,499	(260,224)	B	55,311,832
Less: Allowance for loan losses	200,307	—	—		200,307	146,588	(146,588)	G	200,307

Total net loans	30,860,804	496,900	(7,454)		31,350,250	23,874,911	(113,636)		55,111,525

Goodwill	1,432,787	—	52,266	C	1,485,053	1,235,533	(854,414)	H	1,866,172
Other intangible assets, net	130,200	—	33,491	D	163,691	61,563	294,685	I	519,939
Fixed income receivables	40,114	—	—		40,114	—	—		40,114
Premises and equipment, net	455,006	11,262	—		466,268	296,688	—		762,956
Real estate acquired by foreclosure	17,838	—	—		17,838	27,985	(1,231)	J	44,592
Other assets	2,229,453	23,039	—		2,252,492	989,880	(36,535)	K	3,205,837

Total assets	$43,310,900	$2,834,260	$(508,162)		$45,636,998	$31,713,450	$(932,908)		$76,417,540

Liabilities and shareholders’ equity:
Deposits	$32,429,535	$2,303,059	$—		$34,732,594	$25,219,349	$1,709	L	$59,953,652
Federal funds purchased and securities sold under agreement to repurchase	1,265,269	—	—		1,265,269	204,208	—		1,469,477
Trading liabilities	505,581	—	—		505,581	—	—		505,581
Other short-term borrowings	2,253,045	—	—		2,253,045	—	—		2,253,045
Term borrowings	791,368	—	—		791,368	1,343,687	(32,522)	M	2,102,533
Fixed income payables	49,535	—	—		49,535	—	—		49,535
Other liabilities	940,559	23,039	—		963,598	609,472	(16,548)	N	1,556,522

Total liabilities	38,234,892	2,326,098	—		40,560,990	27,376,716	(47,361)		67,890,345

Shareholders’ equity
Preferred stock	95,624	—	—		95,624	228,485	24,656	O	348,765
Common stock	194,668	—	—		194,668	52,420	97,762	P	344,850
Capital surplus	2,931,451	—	—		2,931,451	2,688,263	406,517	Q	6,026,231
Undivided profits	1,798,442	—	—		1,798,442	1,322,805	(1,369,721)	R	1,751,526
Accumulated other comprehensive (loss)/ income, net	(239,608)	—	—		(239,608)	44,761	(44,761)	S	(239,608)

Shareholders’ equity	4,780,577	—	—		4,780,577	4,336,734	(885,547)		8,231,764

Noncontrolling interest	295,431	—	—		295,431	—	—		295,431

Total equity	5,076,008	—	—		5,076,008	4,336,734	(885,547)		8,527,195

Total liabilities and shareholders’ equity	$43,310,900	$2,326,098	$—		$45,636,998	$31,713,450	$(932,908)		$76,417,540

Common shares outstanding	311,469	N/A	N/A		311,469	52,420	189,790	T	553,679
Book value per common share	$15.04				$15.04	$78.37			$14.24

(a)	Certain amounts have been reclassified to conform to First Horizon’s presentation.

FIRST HORIZON NATIONAL CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Dollars in thousands except per share data)/ (Unaudited)	Year Ended December 31, 2019
	First Horizon (As reported)	SunTrust Purchase	SunTrust Purchase Pro Forma Adjustments	Ref	Pro Forma including SunTrust Purchase	IBKC (As reported)(a)	IBKC Pro Forma Adjustments	Ref	Pro Forma First Horizon including SunTrust Purchase and IBKC
Interest income:
Interest and fees on loans	$1,394,442	$21,044	$2,485	U	$1,417,971	$1,160,919	$66,160	Y	$2,645,050
Interest on investment securities	121,083	—	—		121,083	125,786	(991)	Z	245,878
Interest on loans held-for-sale	31,127	—	—		31,127	6,710	—		37,837
Interest on trading securities	46,576	—	—		46,576	—	—		46,576
Interest on other earning assets	31,112	—	—		31,112	11,611	—		42,723

Total interest income	1,624,340	21,044	2,485		1,647,869	1,305,026	65,169		3,018,064

Interest expense:
Interest on deposits	307,216	9,453	—		316,669	267,227	(855)	AA	583,041
Interest on trading liabilities	12,502	—	—		12,502	—	—		12,502
Interest on short-term borrowings	41,172	—	—		41,172	15,739	—		56,911
Interest on long-term debt	53,263	—	—		53,263	37,396	10,360	BB	101,019

Total interest expense	414,153	9,453	—		423,606	320,362	9,505		753,473

Net interest income	1,210,187	11,591	2,485		1,224,263	984,664	55,664		2,264,591
Provision for loan losses	47,000	—	—		47,000	41,657	—		88,657

Net interest income after provision for loan losses	1,163,187	11,591	2,485		1,177,263	943,007	55,664		2,175,934

Noninterest income:
Fixed income	278,789	—	—		278,789	—	—		278,789
Deposit transactions and cash management	131,663	15,884	—		147,547	63,707	—		211,254
Mortgage income	10,055	—	—		10,055	63,030	—		73,085
Brokerage, management fees and commissions	55,467	—	—		55,467	8,280	—		63,747
Trust services and investment management	29,511	—	—		29,511	17,058	—		46,569
Debt securities	(267)	—	—		(267)	—	—		(267)
Equity securities	441	—	—		441	—	—		441
All other income and commissions	148,421	—	—		148,421	87,267	—		235,688

Total noninterest income	654,080	15,884	—		669,964	239,342	—		909,306

Adjusted gross income after provision for loan losses	1,817,267	27,475	2,485		1,847,227	1,182,349	55,664		3,085,240

Noninterest expense:
Employee compensation, incentives and benefits	695,351	10,717	—		706,068	411,869	345	V, CC	1,118,282
Occupancy	80,271	4,881	—		85,152	57,020	—		142,172
Computer software	60,721	—	—		60,721	31,195	—		91,916
Professional fees	55,218	—	(102)	V	55,116	25,886	(17,018)	V	63,984
Operations services	46,006	—	—		46,006	6,913	—		52,919
Equipment rentals, depreciation, and maintenance	33,998	1,372	—		35,370	21,850	—		57,220
Amortization of intangible assets	24,834	—	6,089	W	30,923	18,464	46,308	DD	95,695
All other expense	235,204	273	(340)	V	235,137	109,559	(346)	V	344,350

Total noninterest expense	1,231,603	17,243	5,647		1,254,493	682,756	29,289		1,966,538

Income before income taxes	585,664	10,232	(3,162)		592,734	499,593	26,375		1,118,702
Provision/(benefit) for income taxes	133,291	—	1,739	X	135,030	115,438	6,485	EE	256,953

Net income/(loss)	452,373	10,232	(4,901)		457,704	384,155	19,890		861,749
Net income attributable to noncontrolling interest	11,465	—	—		11,465	—	—		11,465

Net income attributable to controlling interest	440,908	10,232	(4,901)		446,239	384,155	19,890		850,284
Preferred stock dividends	6,200	—	—		6,200	12,602	—		18,802

Net income/(loss) available to common shareholders	434,708	10,232	(4,901)		440,039	371,553	19,890		831,482

Less: Earnings allocated to unvested restricted stock	—	—	—		—	3,559	(3,559)	FF	—

Earnings allocated to common shareholders	$434,708	$10,232	$(4,901)		$440,039	$367,994	$23,449		$831,482

Earnings per common share	$1.39	N/A	N/A		$1.40	$6.97	$0.12		$1.50

Diluted earnings per common share	$1.38	N/A	N/A		$1.39	$6.92	$0.12		$1.49

Weighted average common shares	313,637	—	—		313,637	52,826	189,384	GG	555,847

Diluted average common shares	315,657	—	—		315,657	53,153	189,466	GG	558,276

(a)	Certain amounts have been reclassified to conform to First Horizon’s presentation.

Note 1—Basis of Presentation

The unaudited pro forma combined consolidated financial information and explanatory notes have been prepared to illustrate the effects of the SunTrust Purchase and the merger under the acquisition method of accounting with First Horizon treated as the acquirer. The unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities from the SunTrust Purchase and the merger as of their respective effective date (as set forth in the applicable agreement) will generally be recorded by First Horizon at their respective fair values with the excess of purchase price over the acquired net assets allocated to goodwill.

The SunTrust Purchase, which is currently expected to be completed in the second quarter of 2020, results in the acquisition of branch loans and related fixed assets and the assumption of branch deposits of SunTrust Bank by First Horizon for approximately $586 million in cash.

The merger, which is currently expected to be completed in the second quarter of 2020, provides for IBKC common shareholders to receive 4.584 shares of First Horizon common stock for each share of IBKC common stock they hold immediately prior to the merger closing. Based on the closing trading price of First Horizon common stock on the NYSE on February 28, 2020, the value of the merger consideration per share of IBKC common stock was $61.10. Based on the closing trading price of First Horizon common stock on the NYSE on [  ], 2020, the last practicable date before the date of this joint proxy statement/prospectus, the value of the merger consideration per share of IBKC common stock was [  ].

The pro forma allocation of purchase price reflected in the unaudited pro forma financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the closing date. Adjustments may include, but not be limited to, changes in (i) IBKC’s balance sheet through the effective date of the merger; (ii) the aggregate value of merger consideration paid if the price of First Horizon’s shares vary from the assumed $13.33 per share, which represents the closing share price of First Horizon common stock on February 28, 2020 which variance could be significant given that financial markets generally, and the market price of First Horizon’s shares, are experiencing higher than normal volatility; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both First Horizon and IBKC are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

In June 2016, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2016-13, “Measurement of Credit Losses on Financial Instruments,” which revises the measurement and recognition of credit losses for assets measured at amortized cost (e.g., held-to-maturity (“HTM”) loans and debt securities) and available-for-sale (“AFS”) debt securities. The provisions of ASU 2016-13 and multiple related accounting standards that were subsequently issued (collectively the “Credit Impairment Standards”) are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years and will be generally adopted through cumulative-effect adjustments to retained earnings and affected asset classifications as of the beginning of the first reporting period in the year of adoption. Accordingly, the unaudited pro forma condensed combined financial information does not reflect any adjustments for the effects of adopting the Credit Impairment Standards. For the most recent information related to the pending adoption of the Credit Impairment Standards, reference should be made to the notes to the historical consolidated financial statements included in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2019 and the notes to the historical consolidated financial statements included in IBKC’s Annual Report on Form 10-K for the period ended December 31, 2019, each of which is incorporated by reference herein.

Note 2—Preliminary Purchase Price Allocation for the SunTrust Purchase

The pro forma adjustments for the SunTrust Purchase include the estimated acquisition accounting entries to record the purchase of branch loans and related fixed assets and the assumption of branch deposits, as well as conformity adjustments to align with First Horizon’s presentation. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma combined consolidated financial statements are based upon available information and certain assumptions considered reasonable, and are subject to change as additional information becomes available.

Other intangible assets of $33.5 million are included in the SunTrust Purchase pro forma adjustments separate from goodwill and are amortized using the sum-of-the-years-digits method or an accelerated methodology that mirrors the discounted cash flows used in the determination of fair value. Goodwill totaling $52.3 million is included in the SunTrust Purchase pro forma adjustments and is not subject to amortization.

The following schedule details significant assets purchased and liabilities assumed from the SunTrust Purchase estimated as of December 31, 2019:

(Dollars in thousands)
Purchase Price
Cash consideration	$586,465
SunTrust Purchase Net Assets at Fair Value
Assets acquired:
Cash and due from banks	$2,303,059
Loans	489,446
Other intangible assets	33,491
Premises and equipment	11,262
Other assets	23,039

Total assets acquired	$2,860,297

Liabilities assumed:
Deposits	2,303,059
Other liabilities	23,039

Total liabilities assumed	$2,326,098

Net assets acquired	$534,199

Preliminary pro forma goodwill	$52,266

Note 3—Preliminary Purchase Price Allocation for IBKC

The pro forma adjustments for IBKC include the estimated acquisition accounting entries to record the merger. The excess of the purchase price over the acquisition accounting value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma combined consolidated financial statements are based upon available information and certain assumptions considered reasonable, and may be subject to change as additional information becomes available.

Core deposits and other intangible assets of $356.2 million resulting from the merger have been recorded separately from goodwill and have been amortized over an estimated ten year average life using the sum-of-the-years-digits method or an accelerated methodology that mirrors the timing of related expected cash flows used in the determination of fair value. Goodwill totaling $381.1 million resulting from the merger is not subject to amortization. The purchase price is based on First Horizon’s price per common share at the closing date, which has not yet occurred.

The preliminary purchase price allocation as of December 31, 2019 is as follows:

(Dollars in thousands, except per share data)
Pro Forma Purchase Price
Share Consideration:
Shares of IBKC common stock	52,420
Exchange ratio	4.584

First Horizon common stock to be issued	240,293
First Horizon share price (as of February 28, 2020)	$13.33

Preliminary consideration for outstanding common stock	$3,203,080
Consideration for equity awards	$42,132
Consideration for preferred stock	$253,141

Total estimated consideration to be paid	$3,498,353
IBKC Net Assets at Fair Value
Assets acquired:
Cash and cash equivalents	$118,883
Interest-bearing cash	604,929
Loans held-for-sale	213,357
Investment securities	4,123,259
Loans, net of unearned income	23,761,275
Other intangible assets	356,248
Premises and equipment	296,688
Real estate acquired by foreclosure	26,754
Other assets	945,196

Total assets acquired	$30,446,589

Liabilities assumed:
Deposits	$25,221,058
Federal funds purchased and securities sold under agreement to repurchase	204,208
Term borrowings	1,311,165
Other liabilities	592,924

Total liabilities assumed	$27,329,355
Net assets acquired	$3,117,234

Preliminary pro forma goodwill	$381,119

Note 4—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined consolidated financial information. All taxable adjustments were calculated using a 24.59 percent tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A.	Adjustments to cash and due from banks to reflect cash of $586.5 million used to purchase branch loans and related fixed assets and assume branch deposits acquired from SunTrust Bank.
B.	Adjustments to Loans, net of unearned income to reflect estimated fair value adjustments, which include credit deterioration, current interest rates and liquidity, to acquired loans.
C.	Adjustments to record goodwill associated with the purchase of branch loans and related fixed assets and the assumption of branch deposits from SunTrust Bank.
D.

Adjustments to Other intangible assets to record estimated other intangible assets associated with the purchase of branch loans and related fixed assets and the assumption of branch deposits from SunTrust Bank.

E.	Adjustments to cash and due from banks to reflect $228.7 million of contractually obligated merger costs to be paid by First Horizon and IBKC as a result of the merger including personnel-related expenses and fees for investment banker, legal, and accounting services directly attributable and incremental to the transaction.
F.	Adjustments to investment securities to reflect estimated fair value of acquired held-to-maturity securities.
G.

Elimination of IBKC’s existing Allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.

H.	Adjustments to Goodwill to eliminate $1.2 billion of IBKC’s goodwill at the closing date and to record estimated goodwill associated with the merger of $381.1 million.
I.

Adjustments to Other intangible assets to eliminate $61.6 million of IBKC’s other intangible assets and to record estimated other intangible assets associated with the merger of $356.2 million related to estimated core deposit intangible assets.

J.	Adjustments to Real estate acquired by foreclosure to reflect estimated fair value of acquired foreclosed assets.
K.

Adjustments to increase other assets by $4.3 million as a result of purchase accounting adjustments, to net $69.0 million of First Horizon’s deferred tax asset to reflect a combined net deferred tax liability, and to record a $28.1 million tax receivable associated with contractually obligated merger costs.

L.	Adjustments to Deposits to reflect estimated fair value of acquired interest-bearing deposits.
M.	Adjustments to Term borrowings to reflect estimated fair value adjustments of $32.5 million.
N.

Adjustments to decrease other liabilities by $.9 million as a result of purchase accounting adjustments, to net $69.0 million of First Horizon’s deferred tax asset to reflect a combined net deferred tax liability, to record a net deferred tax liability of approximately $51.5 million for the effects of the acquisition accounting adjustments, and to record $1.8 million related to phantom shares and payroll tax associated with restricted shares in accordance with the merger agreement.

O.	Adjustments to eliminate IBKC preferred stock of $228.5 million par value and record the issuance of rollover First Horizon preferred stock to IBKC shareholders of $253.1 million.
P.	Adjustments to eliminate IBKC common stock of $52.4 million par value and record the issuance of First Horizon common stock to IBKC shareholders of $150.2 million par value.

Q.

Adjustments to Capital surplus to eliminate IBKC capital surplus of $2.7 billion and record the issuance of First Horizon common stock in excess of par value to IBKC shareholders of $3.2 billion. Additionally, includes increase in capital surplus of $33.4 million and $8.8 million, respectively, related to conversion and re-measurement of IBKC restricted stock and stock options to First Horizon restricted stock and stock options, including grants made through February 28, 2020.

R.

Adjustment to Undivided profits to eliminate IBKC undivided profits of $1.3 billion and to recognize the impact on equity of approximately $46.9 million (after-tax) of contractually obligated merger costs to be paid by First Horizon.

S.	Adjustments to eliminate remaining IBKC equity balances of $44.8 million.
T.

Adjustments to shares of First Horizon’s common stock outstanding to eliminate shares of IBKC common stock outstanding of 52,419,519 and record shares of First Horizon common stock of 242,210,061, calculated using the exchange ratio of 4.584 per share.

U.	Increase in Interest and fees on loans of $2.5 million to record estimated amortization of premiums and accretion of discounts on acquired branch loans from SunTrust Bank.

V.	Adjustments to remove transaction costs incurred by First Horizon related to the SunTrust Purchase and to remove transaction costs incurred by First Horizon and IBKC related to the IBKC acquisition.
W.

Increase in Amortization expense of $6.1 million to record estimated amortization expense of acquired other intangible assets. See Note 2 for additional information regarding First Horizon’s amortization of acquired other intangible assets related to the SunTrust Purchase.

X.

Net increase in Provision for income taxes of $1.7 million to conform tax provision to the estimated effective rate for the combined entity and to record the income tax effect of pro forma adjustments at the incremental tax rate of 24.59 percent.

Y.

Net increase in Interest and fees on loans of $66.2 million to eliminate IBKC’s amortization of premiums and accretion of discounts on previously acquired loans and to record estimated amortization of premiums and accretion of discounts on acquired loans of IBKC.

Z.

Net decrease in Interest on investment securities of $1.0 million to remove amortization of premium from IBKC’s investment securities and to record estimated amortization of discount on acquired HTM securities.

AA.

Net decrease in Interest on deposits of $.9 million to eliminate IBKC’s amortization of premiums and accretion of discounts on previously acquired deposits and record estimated amortization of premiums and accretion of discounts on acquired deposits of IBKC.

BB.

Net increase in Interest on long-term debt of $10.4 million to eliminate IBKC’s amortization of premiums and accretion of discounts on previously acquired trust preferred debt and record estimated amortization of premiums and accretion of discounts on acquired long-term debt and trust preferred debt of IBKC.

CC.	Adjustments to recognize expense of $5.7 million for IBKC equity awards granted subsequent to the merger announcement through February 28, 2020 that will be converted to First Horizon equity awards.

DD.

Net increase in Amortization expense of $46.3 million to eliminate IBKC’s amortization expense on other intangible assets and record estimated amortization expense of acquired other intangible assets. See Note 3 for additional information regarding First Horizon’s amortization of acquired other intangible assets related to the IBKC acquisition.

EE.	Increase in Provision for income taxes of $6.5 million to record the income tax effect of pro forma adjustments at the incremental tax rate of 24.59 percent.
FF.	Adjustment to remove income previously allocated to participating securities under the two class method.
GG.

Adjustments to weighted-average shares of First Horizon common stock outstanding to eliminate IBKC weighted average shares of IBKC common stock outstanding and record shares of First Horizon common stock outstanding, calculated using the exchange ratio of 4.584.

Note 5—Estimated Cost Savings and Merger Integration Costs

First Horizon expects to realize approximately $170 million, or 25 percent of IBKC’s current noninterest expense, in annual pre-tax cost savings following the merger. The estimated cost savings is expected to be 75 percent realized in the run-rate by the end of fiscal year 2021 and fully realized during fiscal year 2022 and is excluded from this pro forma analysis.

Anticipated future merger and integration-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the condensed combined company would have been had the companies been actually combined during the periods presented. Anticipated future merger and integration-related pre-tax costs are estimated to be $440 million.

Note 6—Divestiture of IBKC and/or First Horizon Bank Branches

After regulatory assessment of competitive considerations of the merger in accordance with regulatory guidelines, IBKC may be required to divest branches in certain banking areas in order to obtain regulatory approvals to complete the transactions contemplated by the merger agreement. If required by regulatory authorities, branches will be divested in certain areas in a manner sufficient to eliminate such regulatory authorities’ competitive concerns. Presently, however, no potential branch divestitures have been identified by regulators, none are expected by the parties, and therefore none are included in the pro forma analysis. See “The Merger—Regulatory Approvals” beginning on page 135.

DESCRIPTION OF ROLLOVER FIRST HORIZON PREFERRED STOCK

At the effective time, each share of IBKC series B preferred stock, IBKC series C preferred stock and IBKC series D preferred stock, in each case issued and outstanding immediately prior to the effective time and excluding dissenting shares, will be converted into the right to receive one (1) share of newly created First Horizon series B preferred stock, First Horizon series C preferred stock and First Horizon series D preferred stock, respectively. The rollover First Horizon preferred stock will have terms that are the same as the terms of the applicable series of outstanding IBKC preferred stock, taking into account that IBKC will not be the surviving entity in the merger and, with respect to the IBKC series B preferred stock, taking into account that the optional redemption date for the First Horizon series B preferred stock may be deferred until the first dividend payment date that is at least five (5) years from the closing date. The following briefly summarizes the terms and provisions of the rollover First Horizon preferred stock. The form of Articles of Amendment for the rollover First Horizon preferred stock is attached to the joint proxy statement/prospectus as Annex G.

First Horizon Preferred Stock

The First Horizon charter authorizes First Horizon to issue up to 5,000,000 shares of serial preferred stock, no par value. The First Horizon board of directors is authorized to cause the issuance of preferred stock, in one or more series, from time to time with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions thereof, as may be provided in a resolution or resolutions adopted by the First Horizon board of directors. As of the date of this joint proxy statement/prospectus, there are 1,000 shares of First Horizon Non-Cumulative Perpetual Preferred Stock, Series A, issued and outstanding.

First Horizon Series B Preferred Stock

General

The “6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B,” which we refer to in this section as the “Series B preferred stock,” will be designated as a new series of First Horizon’s authorized preferred stock. The Series B preferred stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. First Horizon may from time to time, without notice to or the consent of holders of the Series B preferred stock, issue additional shares of Series B preferred stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series B preferred stock. In the event First Horizon issues additional shares of Series B preferred stock, First Horizon will cause a corresponding number of additional depositary shares to be issued.

The depository will initially be the sole holder of the Series B preferred stock. The holders of depositary shares will be required to exercise their proportional rights in the shares of Series B preferred stock through the depository, as described in “First Horizon Depositary Shares” section below.

Ranking

With respect to the payment of dividends and distributions upon First Horizon’s liquidation, dissolution or winding up, the Series B preferred stock will rank (i) senior to First Horizon’s common stock and any other class or series of preferred stock that by its terms ranks junior to the Series B preferred stock, (ii) equally with the First Horizon series A preferred stock, the First Horizon series C preferred stock, the First Horizon series D preferred stock and any future series of preferred stock that First Horizon may issue that does not by its terms provide for a junior ranking and (iii) junior to all existing and future indebtedness and other liabilities and any class or series of preferred stock that expressly provides in the articles of amendment creating such preferred stock that such series ranks senior to the Series B preferred stock (subject to any requisite consents prior to issuance).

The Series B preferred stock will not be convertible into, or exchangeable for, shares of any other class or series of capital stock or other securities of First Horizon and will not be subject to any sinking fund or other obligation to redeem or repurchase the Series B preferred stock. The preferred stock is not secured, is not guaranteed by First Horizon or any of its affiliates and is not subject to any other arrangement that legally or economically enhances the ranking of the Series B preferred stock.

Dividends

Holders of the Series B preferred stock will be entitled to receive, only when, as, and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), out of assets legally available under applicable law for payment, non-cumulative cash dividends based on the liquidation preference of $10,000 per share of Series B preferred stock, and no more, at a rate equal to (1) 6.625% per annum (equivalent to $1.65625 per depositary share per annum), for each semi-annual Dividend Period occurring from, and including, the original issue date of the Series B preferred stock to, but excluding, August 1, 2025 (the “Fixed Rate Period”), and (2) thereafter, three-month LIBOR plus a spread of 426.2 basis points per annum, for each quarterly Dividend Period beginning August 1, 2025 (the “Floating Rate Period”). A “Dividend Period” means the period from, and including, each Dividend Payment Date (as defined below) to, but excluding, the next succeeding Dividend Payment Date, except that the initial Dividend Period will be the period from, and including, the last dividend payment date prior to the closing.

When, as, and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), during the Fixed Rate Period, First Horizon will pay cash dividends on the Series B preferred stock semi-annually, in arrears, on February 1 and August 1 of each year (each such date, a “Fixed Period Dividend Payment Date”), beginning on February 1, 2016, and, when, as and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), during the Floating Rate Period, First Horizon will pay cash dividends on the Series B preferred stock quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on November 1, 2025 (each such date, a “Floating Period Dividend Payment Date,” and together with the Fixed Period Dividend Payment Dates, the “Dividend Payment Dates”). First Horizon will pay cash dividends to the holders of record of shares of the Series B preferred stock as they appear on the First Horizon stock register on the applicable record date, which shall be the fifteenth calendar day before that Dividend Payment Date or such other record date fixed by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.

If any Dividend Payment Date on or prior to August 1, 2025 is a day that is not a business day (as defined below), then the dividend with respect to that Dividend Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Dividend Payment Date after August 1, 2025 is a day that is not a business day, then the Dividend Payment Date will be the immediately succeeding business day unless such day falls in the next calendar month, in which case the Dividend Payment Date will instead be the immediately preceding day that is a business day, and dividends will accumulate to the Dividend Payment Date as so adjusted. A “business day” for the Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in those cities are authorized or required by law, regulation, or executive order to be closed. A “business day” for the Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in those cities are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London banking day (as defined below).

First Horizon will calculate dividends on the Series B preferred stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. First Horizon will calculate dividends on the Series B preferred stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series B preferred stock will cease to accumulate after the redemption date, as described below under “—Redemption,” unless First Horizon defaults in the payment of the redemption price of the shares of the Series B preferred stock called for redemption.

Dividends on the Series B preferred stock will not be cumulative or mandatory. If the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) does not declare a dividend on the Series B preferred stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accumulate, and First Horizon will have no obligation to pay a dividend for that Dividend Period at any time, whether or not dividends on the Series B preferred stock or any other series of First Horizon preferred stock or common stock are declared for any future Dividend Period.

Dividends on the Series B preferred stock will accumulate from the original issue date at the then-applicable dividend rate on the liquidation preference amount of $10,000 per share (equivalent to $25 per depositary share). If First Horizon issues additional shares of the Series B preferred stock, dividends on those additional shares will accumulate from the original issue date of those additional shares at the then-applicable dividend rate.

The dividend rate for each Dividend Period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the Dividend Period, which date is the “dividend determination date” for the relevant Dividend Period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Once the dividend rate for the Series B preferred stock is determined, the calculation agent will deliver that information to First Horizon and the transfer agent. Absent manifest error, the calculation agent’s determination of the dividend rate for a Dividend Period for the Series B preferred stock will be final. A “London banking day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.

The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant dividend determination date.

If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with First Horizon, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent in consultation with First Horizon will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks for a three month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, three-month LIBOR will be the arithmetic average of the quotations provided. Otherwise, three-month LIBOR for the next

Dividend Period will be equal to three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period.

Priority Regarding Dividends

So long as any share of Series B preferred stock remains outstanding, (1) no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any Junior Stock (as defined below) (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan), (2) no shares of Junior Stock will be repurchased, redeemed, or otherwise acquired for consideration by First Horizon, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by First Horizon and (3) no shares of Parity Stock (as defined below) will be repurchased, redeemed or otherwise acquired for consideration by First Horizon (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B preferred stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for other Parity Stock or Junior Stock), during a Dividend Period, unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of the Series B preferred stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations do not apply to purchases or acquisitions of First Horizon Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of First Horizon’s employment, severance, or consulting agreements) of First Horizon’s or of any of First Horizon’s subsidiaries.

Except as provided below, for so long as any share of Series B preferred stock remains outstanding, First Horizon will not declare, pay, or set aside for payment full dividends on any Parity Stock unless First Horizon has paid in full, or set aside payment in full, in respect of all accumulated dividends for all Dividend Periods for outstanding shares of preferred stock. To the extent that First Horizon declares dividends on the Series B preferred stock and on any Parity Stock but cannot make full payment of such declared dividends, First Horizon will allocate the dividend payments on a pro rata basis among the holders of the shares of Series B preferred stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, First Horizon will allocate dividend payments based on the ratio between the then current and unpaid dividend payments due on the shares of Series B preferred stock and (1) in the case of cumulative Parity Stock the aggregate of the accumulated and unpaid dividends due on any such Parity Stock and (2) in the case of non-cumulative Parity Stock, the aggregate of the declared but unpaid dividends due on any such Parity Stock. No interest will be payable in respect of any dividend payment on Series B preferred stock that may be in arrears.

As used in this section, “Junior Stock” means First Horizon common stock and any other class or series of First Horizon capital stock over which the Series B preferred stock has preference or priority in the payment of dividends or in the distribution of assets on First Horizon’s liquidation, dissolution or winding up, and “Parity Stock” means the First Horizon series A preferred stock, the First Horizon series C preferred stock, the First Horizon series D preferred stock and any other class or series of First Horizon capital stock that ranks on a par with the Series B preferred stock in the payment of dividends and in the distribution of assets on First Horizon’s liquidation, dissolution or winding up, which includes any class or series of First Horizon stock hereafter authorized that ranks on a par with the Series B preferred stock in the payment of dividends and in the distribution of assets on First Horizon’s liquidation, dissolution or winding up.

Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), may be declared and paid on First Horizon common stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series B preferred stock will not be entitled to participate in those dividends.

Liquidation Rights

Upon First Horizon’s voluntary or involuntary liquidation, dissolution or winding up, the holders of the outstanding shares of Series B preferred stock are entitled to be paid out of First Horizon assets legally available for distribution to First Horizon shareholders, before any distribution of assets is made to holders of common stock or any other Junior Stock, a liquidating distribution in the amount of a liquidation preference of $10,000 per share (equivalent to $25 per depositary share), plus the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B preferred stock will have no right or claim to any of First Horizon’s remaining assets.

Distributions will be made only to the extent that First Horizon assets are available after satisfaction of all liabilities to depositors, and creditors and subject to the rights of holders of any securities ranking senior to the Series B preferred stock. If First Horizon’s remaining assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding Series B preferred stock and all Parity Stock, then First Horizon will distribute First Horizon’s assets to those holders pro rata in proportion to the full liquidating distributions to which they would otherwise have received.

First Horizon’s merger or consolidation with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of First Horizon’s assets (for cash, securities or other consideration) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up. If First Horizon enters into any merger or consolidation transaction with or into any other entity and First Horizon is not the surviving entity in such transaction, the Series B preferred stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series B preferred stock.

Because First Horizon is a holding company, First Horizon’s rights and the rights of First Horizon’s creditors and First Horizon’s stockholders, including the holders of the Series B preferred stock, to participate in the distribution of assets of any of First Horizon’s subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that First Horizon is a creditor with recognized claims against that subsidiary. In addition, holders of the Series B preferred stock (and of depositary shares representing the Series B preferred stock) may be fully subordinated to interests held by the U.S. Government in the event First Horizon enters into a receivership, insolvency, liquidation or similar proceeding.

Conversion Rights

The Series B preferred stock is not convertible into or exchangeable for any other of First Horizon’s property, interests or securities.

Redemption

The Series B preferred stock is not subject to any mandatory redemption, sinking fund or other similar provision.

Neither the holders of Series B preferred stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series B preferred stock. In addition, under the Federal Reserve Board’s risk-based capital rules applicable to bank holding companies, any redemption of the Series B preferred stock is subject to prior approval of the Federal Reserve Board.

Optional Redemption

First Horizon may redeem the Series B preferred stock, in whole or in part, at First Horizon’s option, for cash, on any Dividend Payment Date on or after August 1, 2025, with not less than 30 days’ and not more than 60 days’ notice (“Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the redemption price provided below. Notwithstanding the foregoing, if the closing date occurs after August 1, 2020, the date of the Optional Redemption will be the first Dividend Payment Date that is five (5) years from the closing date. Dividends will not accumulate on those shares of Series B preferred stock on and after the redemption date.

Redemption Following a Regulatory Capital Event

First Horizon may redeem the Series B preferred stock, in whole but not in part, at First Horizon’s option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided below (“Regulatory Event Redemption”). A “Regulatory Capital Treatment Event” means a good faith determination by First Horizon that, as a result of any: amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series B preferred stock; proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series B preferred stock; or official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series B preferred stock there is more than an insubstantial risk that First Horizon will not be entitled to treat the full liquidation value of the Series B preferred stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Federal Reserve Board (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series B preferred stock is outstanding. Dividends will not accumulate on the shares of Series B preferred stock on and after the redemption date.

Redemption Price

The redemption price for any redemption of Series B preferred stock, whether an Optional Redemption or Regulatory Event Redemption, will be equal to $10,000 per share of Series B preferred stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.

Redemption Procedures

If First Horizon elects to redeem any shares of Series B preferred stock, First Horizon will provide notice to the holders of record of the shares of Series B preferred stock to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the shares of Series B preferred stock or the depositary shares representing the shares of Series B preferred stock are held in book-entry form through The Depository Trust Company (“DTC”), First Horizon may give this notice in any manner permitted by DTC). Any notice given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and any defect in this notice or in the provision of this notice, to any holder of shares of Series B preferred stock designated for redemption will not affect the redemption of any other shares of Series B preferred stock. Each notice of redemption shall state: the redemption date; the redemption price; if fewer than all shares of Series B preferred stock are to be redeemed, the number of shares of Series B preferred stock to be redeemed; and the manner in which holders of Series B preferred stock called for redemption may obtain payment of the redemption price in respect to those shares.

If notice of redemption of any shares of Series B preferred stock has been given and if the funds necessary for such redemption have been set aside by First Horizon in trust for the benefit of the holders of any shares of Series B preferred stock so called for redemption, then from and after the redemption date such shares of Series B preferred stock will no longer be deemed outstanding, all dividends with respect to such shares of Series B preferred stock shall cease to accumulate after the redemption date and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In the case of any redemption of only part of the Series B preferred stock at the time outstanding, the shares of Series B preferred stock to be redeemed will be selected either pro rata or by lot or in such other manner as the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) determines to be fair and equitable. Subject to the provisions set forth in this section, the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) will have the full power and authority to prescribe the terms and conditions upon which shares of Series B preferred stock may be redeemed from time to time.

Voting Rights

Registered owners of Series B preferred stock will not have any voting rights, except as set forth below or as otherwise required by applicable law.

Whenever dividends payable on the Series B preferred stock or any other class or series of preferred stock ranking equally with the Series B preferred stock, including the First Horizon series A preferred stock, the First Horizon series C preferred stock and the First Horizon series D preferred stock, as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three or more semi-annual or six or more quarterly Dividend Periods, as applicable, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series B preferred stock voting as a class with holders of shares of any other series of First Horizon preferred stock ranking equally with the Series B preferred stock, including the First Horizon series A preferred stock, the First Horizon series C preferred stock and the First Horizon series D preferred stock, as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), will be entitled to vote for the election of two additional directors of First Horizon board of directors on the terms set forth below (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of First Horizon Voting Parity Stock will vote as a single class. In the event that the holders of the shares of the Series B preferred stock are entitled to vote as described in this paragraph, the number of members of the First Horizon board of directors at the time will be increased by two directors, and the holders of the Series B preferred stock will have the right, as members of that class, as outlined above, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series B preferred stock or any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for First Horizon’s next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of the stockholders), provided that the election of any Preferred Stock Directors shall not cause First Horizon to violate the corporate governance requirements of the NYSE (or any other exchange on which First Horizon’s securities may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the First Horizon board of directors include more than two Preferred Stock Directors.

When First Horizon has paid full dividends on the Series B preferred stock for the equivalent of at least two semi-annual or four quarterly Dividend Periods, as applicable, following a Nonpayment, the voting rights described above will terminate, except as expressly provided by law. The voting rights described above are subject to re-vesting upon each and every subsequent Nonpayment.

Upon termination of the right of the holders of the Series B preferred stock and Voting Parity Stock to vote for Preferred Stock Directors as described above, the term of office of all Preferred Stock Directors then in office elected by only those holders will terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time by the holders of record of a majority of the outstanding shares of the Series B preferred stock (together with holders of any Voting Parity Stock) when they have the voting rights described in this section.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over First Horizon, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve Board under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

So long as any shares of preferred stock remain outstanding, First Horizon will not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series B preferred stock and any Voting Parity Stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the Series B preferred stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the Series B preferred stock remain outstanding, First Horizon will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series B preferred stock, amend, alter or repeal any provision of the Articles of Amendment or First Horizon’s charter, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series B preferred stock.

Notwithstanding the foregoing, none of the following will be deemed to adversely affect the powers, preferences or special rights of the Series B preferred stock: any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the Series B preferred stock as to dividends or distribution of assets upon First Horizon’s liquidation, dissolution or winding up; a merger or consolidation of First Horizon with or into another entity in which the shares of the Series B preferred stock remain outstanding; and a merger or consolidation of First Horizon with or into another entity in which the shares of the Series B preferred stock are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series B preferred stock.

Voting Rights under Tennessee Law

Under current provisions of the TBCA, holders of the First Horizon series B preferred stock are entitled to vote separately as a class on certain amendments to the First Horizon charter that would impact the First Horizon series B preferred stock.

Depository, Transfer Agent, and Registrar

Computershare will be the depository, transfer agent, and registrar for the Series B preferred stock.

Calculation Agent

First Horizon will appoint a calculation agent for the Series B preferred stock prior to the commencement of the Floating Rate Period.

First Horizon Series C Preferred Stock

General

The “6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C,” which we refer to in this section as the “Series C preferred stock,” will be designated as one series of First Horizon’s authorized preferred stock. The Series C preferred stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. First Horizon may from time to time, without notice to or the consent of holders of the Series C preferred stock, issue additional shares of Series C preferred stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series C preferred stock. In the event First Horizon issues additional shares of Series C preferred stock, First Horizon will cause a corresponding number of additional depositary shares to be issued.

The depository will initially be the sole holder of the Series C preferred stock. The holders of depositary shares will be required to exercise their proportional rights in the shares of Series C preferred stock through the depository, as described in “First Horizon Depositary Shares” below.

Ranking

With respect to the payment of dividends and distributions upon First Horizon’s liquidation, dissolution or winding up, the Series C preferred stock will rank (i) senior to First Horizon common stock and any other class or series of preferred stock that by its terms ranks junior to the Series C preferred stock, (ii) equally with the First Horizon series A preferred stock, the First Horizon series B preferred stock, the First Horizon series D preferred stock and any existing or future series of preferred stock that does not by its terms provide for a junior ranking, and (iii) junior to all existing and future indebtedness and other liabilities and any class or series of preferred stock that expressly provides in the Articles of Amendment creating such preferred stock that such series ranks senior to the Series C preferred stock (subject to any requisite consents prior to issuance).

The Series C preferred stock will not be convertible into, or exchangeable for, shares of any other class or series of capital stock or other securities of First Horizon and will not be subject to any sinking fund or other obligation to redeem or repurchase the Series C preferred stock. The preferred stock is not secured, is not guaranteed by First Horizon or any of its affiliates and is not subject to any other arrangement that legally or economically enhances the ranking of the Series C preferred stock.

Dividends

Holders of the Series C preferred stock will be entitled to receive, only when, as, and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), out of assets legally available under applicable law for payment, non-cumulative cash dividends based on the liquidation preference of $10,000 per share of Series C preferred stock, and no more, at a rate equal to (1) 6.60% per annum (equivalent to $1.65 per depositary share per annum), for each quarterly Dividend Period occurring from, and including, the original issue date of the Series C preferred stock to, but excluding, May 1, 2026 (the “Fixed Rate Period”), and (2) thereafter, three-month LIBOR plus a spread of 492 basis points per annum, for each quarterly Dividend Period beginning May 1, 2026 (the “Floating Rate Period”). A “Dividend Period” means the period from, and including, each Dividend Payment Date (as defined below) to, but excluding, the next succeeding Dividend Payment Date, except that the initial Dividend Period will be the period from, and including, the last dividend payment date prior to the closing.

When, as, and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), First Horizon will pay cash dividends on the Series C preferred stock quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year (each such date, a “Dividend Payment Date”), beginning on the first Dividend Payment Date after completion of the merger. First Horizon will pay cash dividends to the holders of record of shares of the Series C preferred stock as they appear on First Horizon’s stock register on the applicable record date, which shall be the fifteenth calendar day before that Dividend Payment Date or such other record date fixed by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.

If any Dividend Payment Date on or prior to May 1, 2026 is a day that is not a business day (as defined below), then the dividend with respect to that Dividend Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Dividend Payment Date after May 1, 2026 is a day that is not a business day, then the Dividend Payment Date will be the immediately succeeding business day unless such day falls in the next calendar month, in which case the Dividend Payment Date will instead be the immediately preceding day that is a business day, and dividends will accumulate to the Dividend Payment Date as so adjusted. A “business day” for the Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in those cities are authorized or required by law, regulation, or executive order to be closed. A “business day” for the Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in those cities are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London banking day (as defined below).

First Horizon will calculate dividends on the Series C preferred stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. First Horizon will calculate dividends on the Series C preferred stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series C preferred stock will cease to accumulate after the redemption date, as described below under “—Redemption,” unless First Horizon defaults in the payment of the redemption price of the shares of the Series C preferred stock called for redemption.

Dividends on the Series C preferred stock will not be cumulative or mandatory. If the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) does not declare a dividend on the Series C preferred stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accumulate, and First Horizon will have no obligation to pay a dividend for that Dividend Period at any time, whether or not dividends on the Series C preferred stock or any other series of First Horizon preferred stock or common stock are declared for any future Dividend Period.

Dividends on the Series C preferred stock will accumulate from the issue date at the then-applicable dividend rate on the liquidation preference amount of $10,000 per share (equivalent to $25 per depositary share). If First Horizon issues additional shares of the Series C preferred stock, dividends on those additional shares will accumulate from the issue date of those additional shares at the then-applicable dividend rate.

The dividend rate for each Dividend Period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the Dividend Period, which date is the “dividend determination date” for the relevant Dividend Period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Once the dividend rate for the Series C preferred stock is determined, the calculation agent will deliver that information to First Horizon and the transfer agent. Absent manifest error, the calculation agent’s determination of the dividend rate for a Dividend Period for the Series C preferred stock will be final. A “London banking day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.

The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant dividend determination date.

If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with First Horizon, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent in consultation with First Horizon will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks for a three month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, three-month LIBOR will be the arithmetic average of the quotations provided. Otherwise, three-month LIBOR for the next Dividend Period will be equal to three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period.

Priority Regarding Dividends

So long as any share of Series C preferred stock remains outstanding, (1) no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any Junior Stock (as defined below) (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan); (2) no shares of Junior Stock will be repurchased, redeemed, or otherwise acquired for consideration by First Horizon, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by First Horizon; and (3) no shares of Parity Stock (as defined below) will be repurchased, redeemed or otherwise acquired for consideration by First Horizon (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C preferred stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for other Parity Stock or Junior Stock), during a Dividend Period, unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of the Series C preferred stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations do not apply to purchases or acquisitions of First Horizon’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any First Horizon employment, severance, or consulting agreements) of First Horizon’s or of any of First Horizon’s subsidiaries.

Except as provided below, for so long as any share of Series C preferred stock remains outstanding, First Horizon will not declare, pay, or set aside for payment full dividends on any Parity Stock unless First Horizon has paid in full, or set aside payment in full, in respect of all accumulated dividends for all Dividend Periods for outstanding shares of preferred stock. To the extent that First Horizon declares dividends on the Series C preferred stock and on any Parity Stock but cannot make full payment of such declared dividends, First Horizon will allocate the dividend payments on a pro rata basis among the holders of the shares of Series C preferred stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, First Horizon will allocate dividend payments based on the ratio between the then current and unpaid dividend payments due on the shares of Series C preferred stock and (1) in the case of cumulative Parity Stock the aggregate of the accumulated and unpaid dividends due on any such Parity Stock and (2) in the case of non-cumulative Parity Stock, the aggregate of the declared but unpaid dividends due on any such Parity Stock. No interest will be payable in respect of any dividend payment on Series C preferred stock that may be in arrears.

As used in this section, “Junior Stock” means First Horizon common stock and any other class or series of First Horizon’s capital stock over which the Series C preferred stock has preference or priority in the payment of dividends or in the distribution of assets on First Horizon’s liquidation, dissolution or winding up, and “Parity Stock” means the First Horizon series A preferred stock, the First Horizon series B preferred stock, the First Horizon series D preferred stock and any other class or series of First Horizon’s capital stock that ranks on a par with the Series C preferred stock in the payment of dividends and in the distribution of assets on First Horizon’s liquidation, dissolution or winding up, which includes any other class or series of First Horizon’s stock hereafter authorized that ranks on a par with the Series C preferred stock in the payment of dividends and in the distribution of assets on First Horizon’s liquidation, dissolution or winding up.

Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), may be declared and paid on First Horizon’s common stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series C preferred stock will not be entitled to participate in those dividends.

Liquidation Rights

Upon First Horizon’s voluntary or involuntary liquidation, dissolution or winding up, the holders of the outstanding shares of Series C preferred stock are entitled to be paid out of First Horizon’s assets legally available for distribution to First Horizon’s shareholders, before any distribution of assets is made to holders of common stock or any other Junior Stock, a liquidating distribution in the amount of a liquidation preference of $10,000 per share (equivalent to $25 per depositary share), plus the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C preferred stock will have no right or claim to any of First Horizon’s remaining assets.

Distributions will be made only to the extent that First Horizon’s assets are available after satisfaction of all liabilities to depositors, and creditors and subject to the rights of holders of any securities ranking senior to the Series C preferred stock. If First Horizon’s remaining assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding Series C preferred stock and all Parity Stock, then First Horizon will distribute First Horizon’s assets to those holders pro rata in proportion to the full liquidating distributions to which they would otherwise have received.

First Horizon’s merger or consolidation with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of First Horizon’s assets (for cash, securities or other consideration) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up. If First Horizon enters into any merger or consolidation transaction with or into any other entity and First Horizon is not the surviving entity in such transaction, the Series C preferred stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series C preferred stock.

Because First Horizon is a holding company, First Horizon’s rights and the rights of First Horizon’s creditors and First Horizon’s shareholders, including the holders of the Series C preferred stock, to participate in the distribution of assets of any of First Horizon’s subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that First Horizon is a creditor with recognized claims against that subsidiary. In addition, holders of the Series C preferred stock (and of depositary shares representing the Series C preferred stock) may be fully subordinated to interests held by the U.S. Government in the event First Horizon enters into a receivership, insolvency, liquidation or similar proceeding.

Conversion Rights

The Series C preferred stock is not convertible into or exchangeable for any other of First Horizon’s property, interests or securities.

Redemption

The Series C preferred stock is not subject to any mandatory redemption, sinking fund or other similar provision.

Neither the holders of Series C preferred stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series C preferred stock. In addition, under the Federal Reserve Board’s risk-based capital rules applicable to bank holding companies, any redemption of the Series C preferred stock is subject to prior approval of the Federal Reserve Board.

Optional Redemption

First Horizon may redeem the Series C preferred stock, in whole or in part, at First Horizon’s option, for cash, on any Dividend Payment Date on or after May 1, 2026, with not less than 30 days’ and not more than 60 days’ notice (“Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the redemption price provided below. Dividends will not accumulate on those shares of Series C preferred stock on and after the redemption date.

Redemption Following a Regulatory Capital Event

First Horizon may redeem the Series C preferred stock, in whole but not in part, at First Horizon’s option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided below (“Regulatory Event Redemption”). A “Regulatory Capital Treatment Event” means a good faith determination by First Horizon that, as a result of any: amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series C preferred stock; proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series C preferred stock; or official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series C preferred stock, there is more than an insubstantial risk that First Horizon will not be entitled to treat the full liquidation value of the Series C preferred stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Federal Reserve Board (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series C preferred stock is outstanding. Dividends will not accumulate on the shares of Series C preferred stock on and after the redemption date.

Redemption Price

The redemption price for any redemption of Series C preferred stock, whether an Optional Redemption or Regulatory Event Redemption, will be equal to $10,000 per share of Series C preferred stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.

Redemption Procedures

If First Horizon elects to redeem any shares of Series C preferred stock, First Horizon will provide notice to the holders of record of the shares of Series C preferred stock to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the shares of Series C preferred stock or the depositary shares representing the shares of Series C preferred stock are held in book-entry form through DTC, First Horizon may give this notice in any manner permitted by DTC). Any notice given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and any defect in this notice or in the provision of this notice, to any holder of shares of Series C preferred stock designated for redemption will not affect the redemption of any other shares of Series C preferred stock. Each notice of redemption shall state: the redemption date; the redemption price; if fewer than all shares of Series C preferred stock are to be redeemed, the number of shares of Series C preferred stock to be redeemed; and the manner in which holders of Series C preferred stock called for redemption may obtain payment of the redemption price in respect to those shares.

If notice of redemption of any shares of Series C preferred stock has been given and if the funds necessary for such redemption have been set aside by First Horizon in trust for the benefit of the holders of any shares of Series C preferred stock so called for redemption, then from and after the redemption date such shares of Series C preferred stock will no longer be deemed outstanding, all dividends with respect to such shares of Series C preferred stock shall cease to accumulate after the redemption date and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In the case of any redemption of only part of the Series C preferred stock at the time outstanding, the shares of Series C preferred stock to be redeemed will be selected either pro rata or by lot or in such other manner as the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) determines to be fair and equitable. Subject to the provisions set forth in this section, the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) will have the full power and authority to prescribe the terms and conditions upon which shares of Series C preferred stock may be redeemed from time to time.

Voting Rights

Registered owners of Series C preferred stock will not have any voting rights, except as set forth below or as otherwise required by applicable law.

Whenever dividends payable on the Series C preferred stock or any other class or series of preferred stock ranking equally with the Series C preferred stock, including the First Horizon series A preferred stock, the First Horizon series B preferred stock and the First Horizon series D preferred stock, as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series C preferred stock voting as a class with holders of shares of any other series of First Horizon preferred stock ranking equally with the Series C preferred stock, including the First Horizon series A preferred stock, the First Horizon series B preferred stock and the First Horizon series D preferred stock, as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), will be entitled to vote for the election of two additional directors of the First Horizon board of directors on the terms set forth below (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of First Horizon Voting Parity Stock will vote as a single class. In the event that the holders of the shares of the Series C preferred stock are entitled to vote as described in this paragraph, the number of members of the First Horizon board of directors at the time will be increased by two directors, and the holders of the Series C preferred stock will have the right, as members of that class, as outlined above, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series C preferred stock or any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for First Horizon’s next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of the shareholders), provided that the election of any Preferred Stock Directors shall not cause First Horizon to violate the corporate governance requirements of the NYSE (or any other exchange on which First Horizon’s securities may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the First Horizon board of directors include more than two Preferred Stock Directors.

When First Horizon has paid full dividends on the Series C preferred stock for the equivalent of at least four quarterly Dividend Periods following a Nonpayment, the voting rights described above will terminate, except as expressly provided by law. The voting rights described above are subject to re-vesting upon each and every subsequent Nonpayment.

Upon termination of the right of the holders of the Series C preferred stock and Voting Parity Stock to vote for Preferred Stock Directors as described above, the term of office of all Preferred Stock Directors then in office elected by only those holders will terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time by the holders of record of a majority of the outstanding shares of the Series C preferred stock (together with holders of any Voting Parity Stock) when they have the voting rights described in this section.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve Board under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

So long as any shares of preferred stock remain outstanding, First Horizon will not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series C preferred stock and any Voting Parity Stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the Series C preferred stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the Series C preferred stock remain outstanding, First Horizon will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series C preferred stock, amend, alter or repeal any provision of the Articles of Amendment or the First Horizon charter, including by merger, consolidation or otherwise, so as to affect the powers, preferences or special rights of the Series C preferred stock.

Notwithstanding the foregoing, none of the following will be deemed to affect the powers, preferences or special rights of the Series C preferred stock: any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the Series C preferred stock as to dividends or distribution of assets upon First Horizon’s liquidation, dissolution or winding up; a merger or consolidation of First Horizon with or into another entity in which the shares of the Series C preferred stock remain outstanding; and a merger or consolidation of First Horizon with or into another entity in which the shares of the Series C preferred stock are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series C preferred stock.

Voting Rights under Tennessee Law

Under current provisions of the TBCA, holders of the First Horizon series C preferred stock are entitled to vote separately as a class on certain amendments to the First Horizon charter that would impact the First Horizon series C preferred stock.

Depository, Transfer Agent, and Registrar

Computershare will be the depository, transfer agent, and registrar for the Series C preferred stock.

Calculation Agent

First Horizon will appoint a calculation agent for the Series C preferred stock prior to the commencement of the Floating Rate Period.

First Horizon Series D Preferred Stock

General

The “6.100% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D,” which we refer to in this section as the “Series D preferred stock,” will be designated as one series of First Horizon’s authorized preferred stock. The Series D preferred stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. First Horizon may from time to time, without notice to or the consent of holders of the Series D preferred stock, issue additional shares of Series D preferred stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series D preferred stock. In the event First Horizon issues additional shares of Series D preferred stock, it will cause a corresponding number of additional depositary shares to be issued.

The depository will initially be the sole holder of the Series D preferred stock. The holders of depositary shares will be required to exercise their proportional rights in the shares of Series D preferred stock through the depository, as described in “First Horizon Depositary Shares” below.

Ranking

With respect to the payment of dividends and distributions upon First Horizon’s liquidation, dissolution or winding up, the Series D preferred stock will rank (i) senior to First Horizon’s common stock and any other class or series of capital stock that by its terms ranks junior to the Series D preferred stock, (ii) equally with the First Horizon series A preferred stock, the First Horizon series B preferred stock, the First Horizon series C preferred stock and any existing or future series of capital stock that does not by its terms provide for a junior ranking, and (iii) junior to all existing and future indebtedness and other liabilities and any class or series of capital stock that expressly provides in the Articles of Amendment creating such preferred stock that such series ranks senior to the Series D preferred stock (subject to any requisite consents prior to issuance).

The Series D preferred stock will not be convertible into, or exchangeable for, shares of any other class or series of First Horizon capital stock or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase the Series D preferred stock. The preferred stock is not secured, is not guaranteed by First Horizon or any of First Horizon’s affiliates and is not subject to any other arrangement that legally or economically enhances the ranking of the Series D preferred stock.

Dividends

Holders of the Series D preferred stock will be entitled to receive, only when, as, and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), out of assets legally available under applicable law for payment, non-cumulative cash dividends based on the liquidation preference of $10,000 per share of Series D preferred stock, and no more, at a rate equal to (1) 6.100 % per annum (equivalent to $1.525 per depositary share per annum), for each semi-annual Dividend Period occurring from, and including, the original issue date of the Series D preferred stock to, but excluding, May 1, 2024 (the “Fixed Rate Period”), and (2) thereafter, three-month LIBOR plus a spread of 385.9 basis points per annum, for each quarterly Dividend Period beginning May 1, 2024 (the “Floating Rate Period”), subject to potential adjustment as provided in clause (iii) of the definition of three-month LIBOR. A “Dividend Period” means the period from, and including, each Dividend Payment Date (as defined below) to, but excluding, the next succeeding Dividend Payment Date, except that the initial Dividend Period will be the period from, and including, the last dividend payment date prior to the closing.

When, as, and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), First Horizon will pay cash dividends on the Series D preferred stock semi-annually, in arrears, on May 1 and November 1 of each year (each such date, a “Dividend Payment Date”), beginning on the first Dividend Payment Date after completion of the merger and ending on May 1, 2024. From, and including, May 1, 2024, First Horizon will pay cash dividends on the Series D preferred stock quarterly, in arrears, on February 1, May 1, August 1, and November 1, beginning on August 1, 2024, subject to potential adjustment as provided in clause (iii) of the definition of three-month LIBOR. First Horizon will pay cash dividends to the holders of record of shares of the Series D preferred stock as they appear on First Horizon’s stock register on the applicable record date, which shall be the fifteenth calendar day before that Dividend Payment Date or such other record date fixed by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.

If any Dividend Payment Date on or prior to May 1, 2024 is a day that is not a business day (as defined below), then the dividend with respect to that Dividend Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Dividend Payment Date after May 1, 2024 is a day that is not a business day, then the Dividend Payment Date will be the immediately succeeding business day unless such day falls in the next calendar month, in which case the Dividend Payment Date will instead be the immediately preceding day that is a business day, and dividends will accumulate to the Dividend Payment Date as so adjusted. A “business day” for the Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in those cities are authorized or required by law, regulation, or executive order to be closed. A “business day” for the Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in those cities are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London banking day, which is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.

First Horizon will calculate dividends on the Series D preferred stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. First Horizon will calculate dividends on the Series D preferred stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year, subject to potential adjustment as provided in clause (iii) of the definition of three-month LIBOR. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series D preferred stock will cease to accumulate on and after the redemption date, as described below under “—Redemption,” unless First Horizon defaults in the payment of the redemption price of the shares of the Series D preferred stock called for redemption.

Dividends on the Series D preferred stock will not be cumulative or mandatory. If the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) does not declare a dividend on the Series D preferred stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accumulate, and First Horizon will have no obligation to pay a dividend for that Dividend Period at any time, whether or not dividends on the Series D preferred stock or any other series of First Horizon’s preferred stock or common stock are declared for any future Dividend Period.

Dividends on the Series D preferred stock will accumulate from the issue date at the then-applicable dividend rate on the liquidation preference amount of $10,000 per share (equivalent to $25 per depositary share). If First Horizon issues additional shares of the Series D preferred stock, dividends on those additional shares will accumulate from the issue date of those additional shares at the then-applicable dividend rate.

The dividend rate for each Dividend Period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the Dividend Period, which date is the “dividend determination date” for the relevant Dividend Period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Once the dividend rate for the Series D preferred stock is determined, the calculation agent will deliver that information to First Horizon and the transfer agent. Absent manifest error, the determination by the calculation agent (or, for the avoidance of doubt, by the IFA in the clause (iii) below) of the dividend rate for a Dividend Period for the Series D preferred stock will be final and binding. A “London banking day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.

The term “three-month LIBOR” means, for each dividend determination date related to the Floating-Rate Period, the rate determined by the calculation agent as follows: (i) the London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant dividend determination date. (ii) If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with First Horizon, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent in consultation with First Horizon will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks for a three month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, three-month LIBOR will be the arithmetic average of the quotations provided. Otherwise, if a LIBOR Event (as defined below) has not occurred, three-month LIBOR for the next Dividend Period will be equal to three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period. (iii) Notwithstanding clauses (i) and (ii) above, if First Horizon, in its sole discretion, determine on the relevant dividend determination date that the three-month LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark for securities like the Series D preferred stock, and First Horizon has notified the calculation agent (if it is not First Horizon) of such determination (a “LIBOR Event”), then the calculation agent will use, as directed by First Horizon, as a substitute or successor base rate (the “Alternative Rate”) for each future dividend determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for the three-month LIBOR. As part of such substitution, the calculation agent will, as directed by First Horizon, make such adjustment to the Alternative Rate or the spread thereon, as well as the business day convention, the dividend determination date and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if First Horizon determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for three-month LIBOR, First Horizon may, in its sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be binding on First Horizon, the calculation agent and the holders of the Series D Preferred Stock. If on any dividend determination date during the Floating-Rate Period (which may be the first dividend determination date of the Floating-Rate Period) a LIBOR Event has occurred prior to such Dividend Determination Date and for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed) as of such Dividend Determination Date, then commencing on such Dividend Determination Date the dividend rate, business day convention and manner of calculating dividends applicable during the Fixed-Rate Period will be in effect for the applicable Dividend Period and will remain in effect during the remainder of the Floating-Rate Period.

Priority Regarding Dividends

During any Dividend Period, so long as any share of Series D preferred stock remains outstanding, unless (i) the full dividends for the immediately preceding Dividend Period on all outstanding shares of Series D preferred stock have been paid in full or declared; and funds sufficient for the payment of those dividends set aside, and (ii) First Horizon is not in default on its obligation to redeem any shares of Series D preferred stock that have been called for redemption, (1) no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any Junior Stock (as defined below) (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan); (2) no shares of Junior Stock will be repurchased, redeemed, or otherwise acquired for consideration by First Horizon, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and (3) no shares of Parity Stock (as defined below) will be repurchased, redeemed or otherwise acquired for consideration by First Horizon (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D preferred stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for other Parity Stock or Junior Stock), during a Dividend Period.

The foregoing limitations do not apply to purchases or acquisitions of First Horizon Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of First Horizon’s employment, severance, or consulting agreements) of First Horizon’s or of any of First Horizon’s subsidiaries.

Except as provided below, for so long as any share of Series D preferred stock remains outstanding, First Horizon will not declare, pay, or set aside for payment full dividends on any Parity Stock unless First Horizon has paid in full, or set aside payment in full, in respect of all accumulated dividends for all Dividend Periods for outstanding shares of preferred stock. To the extent that First Horizon declares dividends on the Series D preferred stock and on any Parity Stock but cannot make full payment of such declared dividends, First Horizon will allocate the dividend payments on a pro rata basis among the holders of the shares of Series D preferred stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, First Horizon will allocate dividend payments based on the ratio between the then current and unpaid dividend payments due on the shares of Series D preferred stock and (1) in the case of cumulative Parity Stock the aggregate of the accumulated and unpaid dividends due on any such Parity Stock and (2) in the case of non-cumulative Parity Stock, the aggregate of the declared but unpaid dividends due on any such Parity Stock. No interest will be payable in respect of any dividend payment on Series D preferred stock that may be in arrears.

“Junior Stock” means First Horizon common stock and any other class or series of First Horizon capital stock over which the Series D preferred stock has preference or priority in the payment of dividends or in the distribution of assets on First Horizon’s liquidation, dissolution or winding up, and “Parity Stock” means the First Horizon series A preferred stock, the First Horizon series B preferred stock, the First Horizon series C preferred stock and any other class or series of First Horizon capital stock that ranks on a par with the Series D preferred stock in the payment of dividends and in the distribution of assets on First Horizon’s liquidation, dissolution or winding up, which includes any other class or series of First Horizon’s stock hereafter authorized that ranks on a par with the Series D preferred stock in the payment of dividends and in the distribution of assets on First Horizon’s liquidation, dissolution or winding up.

Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), may be declared and paid on First Horizon common stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series D preferred stock will not be entitled to participate in those dividends.

Liquidation Rights

Upon First Horizon’s voluntary or involuntary liquidation, dissolution or winding up, the holders of the outstanding shares of Series D preferred stock are entitled to be paid out of First Horizon’s assets legally available for distribution to First Horizon shareholders, before any distribution of assets is made to holders of common stock or any other Junior Stock, a liquidating distribution in the amount of a liquidation preference of $10,000 per share (equivalent to $25 per depositary share), plus the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D preferred stock will have no right or claim to any of First Horizon’s remaining assets.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, First Horizon’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of Parity Stock in the distribution of assets upon any such liquidation, dissolution or winding up, then First Horizon will distribute First Horizon’s assets to those holders pro rata in proportion to the full liquidating distributions to which they would otherwise have received.

First Horizon’s merger or consolidation with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of First Horizon’s assets (for cash, securities or other consideration) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up. If First Horizon enters into any merger or consolidation transaction with or into any other entity and First Horizon is not the surviving entity in such transaction, the Series D preferred stock may be converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity, so long as such new preference securities have powers, preferences and special rights that are identical to the powers, preferences and special rights of the Series D preferred stock set forth herein.

Because First Horizon is a holding company, First Horizon’s rights and the rights of First Horizon creditors and First Horizon shareholders, including the holders of the Series D preferred stock, to participate in the distribution of assets of any of First Horizon’s subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that First Horizon is a creditor with recognized claims against that subsidiary. In addition, holders of the Series D preferred stock (and of depositary shares representing the Series D preferred stock) may be fully subordinated to interests held by the U.S. Government in the event First Horizon enters into a receivership, insolvency, liquidation or similar proceeding.

Conversion Rights

The Series D preferred stock is not convertible into or exchangeable for any other of First Horizon’s property, interests or securities.

Redemption

The Series D preferred stock is not subject to any mandatory redemption, sinking fund or other similar provision.

Neither the holders of Series D preferred stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series D preferred stock. In addition, under the Federal Reserve Board’s risk-based capital rules applicable to bank holding companies, any redemption of the Series D preferred stock is subject to prior approval of the Federal Reserve Board.

Optional Redemption

First Horizon may redeem the Series D preferred stock, in whole or in part, at First Horizon’s option, for cash, on any Dividend Payment Date on or after May 1, 2024, with not less than 30 days’ and not more than 60 days’ notice (“Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the redemption price provided below. Dividends will not accumulate on those shares of Series D preferred stock on and after the redemption date.

Redemption Following a Regulatory Capital Event

First Horizon may redeem the Series D preferred stock, in whole but not in part, at First Horizon’s option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided below.

A “Regulatory Capital Treatment Event” means a good faith determination by First Horizon that, as a result of any: amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series D preferred stock; proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series D preferred stock; or official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series D preferred stock there is more than an insubstantial risk that First Horizon will not be entitled to treat the full liquidation value of the Series D preferred stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Federal Reserve Board (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series D preferred stock is outstanding. Dividends will not accumulate on the shares of Series D preferred stock on and after the redemption date.

Redemption Price

The redemption price for any redemption of Series D preferred stock, whether an Optional Redemption or Regulatory Event Redemption, will be equal to $10,000 per share of Series D preferred stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.

Redemption Procedures

If First Horizon elects to redeem any shares of Series D preferred stock, First Horizon will provide notice to the holders of record of the shares of Series D preferred stock to be redeemed, not less than thirty (30) days and not more than sixty (60) days before the date fixed for redemption thereof (provided, however, that if the shares of Series D preferred stock or the depositary shares representing the shares of Series D preferred stock are held in book-entry form through DTC, First Horizon may give this notice in any manner permitted by DTC). Any notice given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and any defect in this notice or in the provision of this notice, to any holder of shares of Series D preferred stock designated for redemption will not affect the redemption of any other shares of Series D preferred stock. Each notice of redemption shall state: the redemption date; the redemption price; if fewer than all shares of Series D preferred stock are to be redeemed, the number of shares of Series D preferred stock to be redeemed; and the manner in which holders of Series D preferred stock called for redemption may obtain payment of the redemption price in respect to those shares.

If notice of redemption of any shares of Series D preferred stock has been given and if the funds necessary for such redemption have been set aside by First Horizon in trust for the benefit of the holders of any shares of Series D preferred stock so called for redemption, then from and after the redemption date such shares of Series D preferred stock will no longer be deemed outstanding, all dividends with respect to such shares of Series D preferred stock shall cease to accumulate after the redemption date and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In the case of any redemption of only part of the Series D preferred stock at the time outstanding, the shares of Series D preferred stock to be redeemed will be selected either pro rata or by lot or in such other manner as the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) determines to be fair and equitable. Subject to the provisions set forth herein, the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) will have the full power and authority to prescribe the terms and conditions upon which shares of Series D preferred stock may be redeemed from time to time.

Voting Rights

Registered owners of Series D preferred stock will not have any voting rights, except as set forth below or as otherwise required by applicable law.

Whenever dividends payable on the Series D preferred stock or any other class or series of preferred stock ranking equally with the Series D preferred stock, including the First Horizon series A preferred stock, the First Horizon series B preferred stock and the First Horizon series C preferred stock, as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three Fixed Rate Periods or at least six Floating Rate Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series D preferred stock voting as a class with holders of shares of any other series of First Horizon preferred stock ranking equally with the Series D preferred stock, including the First Horizon series A preferred stock, the First Horizon series B preferred stock and the First Horizon series C preferred stock, as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), will be entitled to vote for the election of two additional directors of the First Horizon board of directors on the terms set forth below (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of First Horizon Voting Parity Stock will vote as a single class. In the event that the holders of the shares of the Series D preferred stock are entitled to vote as described in this paragraph, the number of members of the First Horizon board of directors at the time will be increased by two directors, and the holders of the Series D preferred stock will have the right, as members of that class, as outlined above, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series D preferred stock or any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for First Horizon’s next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of the shareholders), provided that the election of any Preferred Stock Directors shall not cause First Horizon to violate the corporate governance requirements of the NYSE (or any other exchange on which First Horizon’s securities may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the First Horizon board of directors include more than two Preferred Stock Directors.

The Preferred Stock Directors elected at any such special meeting will hold office until First Horizon’s next annual meeting of the shareholders unless they have been previously terminated or removed pursuant to the First Horizon charter. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the holders of the Series D preferred stock (together with holders of any Voting Parity Stock) to serve until First Horizon’s next annual meeting of the shareholders.

When First Horizon has paid full dividends on the Series D preferred stock for the equivalent of at least two Fixed Rate Periods or at least four Floating Rate Periods following a Nonpayment, the voting rights described above will terminate, except as expressly provided by law. The voting rights described above are subject to re-vesting upon each and every subsequent Nonpayment.

Upon termination of the right of the holders of the Series D preferred stock and Voting Parity Stock to vote for Preferred Stock Directors as described above, the term of office of all Preferred Stock Directors then in office elected by only those holders will terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time by the holders of record of a majority of the outstanding shares of the Series D preferred stock (together with holders of any Voting Parity Stock) when they have the voting rights described in this section.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over First Horizon, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve Board under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

So long as any shares of preferred stock remain outstanding, First Horizon will not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series D preferred stock and any Voting Parity Stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the Series D preferred stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the Series D preferred stock remain outstanding, First Horizon will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series D preferred stock, amend, alter or repeal any provision of the Articles of Amendment or First Horizon’s charter, including by merger, consolidation or otherwise, so as to affect the powers, preferences or special rights of the Series D preferred stock.

Notwithstanding the foregoing, none of the following will be deemed to affect the powers, preferences or special rights of the Series D preferred stock: any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the Series D preferred stock as to dividends or distribution of assets upon First Horizon’s liquidation, dissolution or winding up; a merger or consolidation of First Horizon with or into another entity in which the shares of the Series D preferred stock remain outstanding; and a merger or consolidation of First Horizon with or into another entity in which the shares of the Series D preferred stock are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity, so long as such new preference securities have powers, preferences and special rights that are identical to the powers, preferences and special rights of the Series D preferred stock.

Voting Rights under Tennessee Law

Under current provisions of the TBCA, holders of the First Horizon series D preferred stock are entitled to vote separately as a class on certain amendments to the First Horizon charter that would impact the First Horizon series D preferred stock.

Depository, Transfer Agent, and Registrar

Computershare will be the depository, transfer agent, and registrar for the Series D preferred stock.

Calculation Agent

First Horizon will initially act as calculation agent unless First Horizon appoints a calculation agent for the Series D preferred stock prior to the commencement of the Floating Rate Period.

Information Rights

During any period in which First Horizon is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D preferred stock are outstanding, First Horizon will use commercially reasonable efforts to provide any requesting beneficial owner a copy of First Horizon’s most recently filed “Consolidated Financial Statements for Holding Companies—FR Y-9C” and “Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only-FFIEC 041,” in each case or any applicable successor form. Any such request must be made in writing addressed to First Horizon National Corporation, 165 Madison Avenue, Memphis, Tennessee 38103, Attention: Chief Financial Officer.

First Horizon Depositary Shares

General

IBKC has issued fractional interests in shares of each series of IBKC preferred stock in the form of depositary shares, which upon the effective time will represent a corresponding interest in shares of rollover First Horizon preferred stock. The shares of rollover First Horizon preferred stock will be deposited with Computershare, as depository, under the applicable deposit agreement. First Horizon will assume the obligations of IBKC under the deposit agreements upon the completion of the merger. First Horizon will instruct the depository to treat the rollover First Horizon preferred stock received by it in exchange for shares of IBKC preferred stock as newly deposited securities as provided in the applicable deposit agreement. The IBKC depositary shares will then become rollover First Horizon depositary shares and thereafter represent shares of rollover First Horizon preferred stock.

Each rollover First Horizon depositary share represents a 1/400th interest in a share of the applicable series of rollover First Horizon preferred stock, and will be evidenced by depositary receipts. Subject to the terms of the applicable deposit agreement, the rollover First Horizon depositary shares will be entitled to all the powers, preferences and special rights of the rollover First Horizon preferred stock, as applicable, in proportion to the applicable fraction of a share of rollover First Horizon preferred stock those rollover First Horizon depositary shares represent.

References to “holders” of rollover First Horizon depositary shares mean those who own rollover First Horizon depositary shares registered in their own names on the books that First Horizon or the depository maintain for this purpose. DTC is the only registered holder of the depositary receipts representing the IBKC depositary shares and, following the closing, will be the only registered holder of the depositary shares representing the rollover First Horizon depositary shares. References to “holders” of depositary shares do not include indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC.

Listing

First Horizon plans to file an application to list the rollover First Horizon depositary shares on the NYSE under the symbols “FHN PR B,” “FHN PR C” and “FHN PR D,” respectively. If the application is approved, trading of the rollover First Horizon depositary shares on the NYSE is expected to begin within thirty (30) days after the date of initial issuance of the rollover First Horizon depositary shares. The rollover First Horizon preferred stock will not be listed, and First Horizon does not expect that there will be any trading market for the rollover First Horizon preferred stock except as represented by depositary shares.

Dividends and Other Distributions

Each dividend payable on a rollover First Horizon depositary share will be in an amount equal to 1/400th of the dividend declared and payable on each share of rollover First Horizon preferred stock.

The depository will distribute all dividends and other cash distributions received on the rollover First Horizon preferred stock to the holders of record of the depositary receipts in proportion to the number of rollover First Horizon depositary shares held by each holder. In the event of a distribution other than in cash, the depository will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of First Horizon depositary shares held by each holder, unless the depository determines that this distribution is not feasible, in which case the depository may, with First Horizon’s approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the property (in a commercially reasonable manner) and distribution of the net proceeds of that sale to the holders of the depositary receipts.

If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, the depository will round that amount up to the next highest whole cent and will request that First Horizon pay the resulting additional amount to the depository for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, the depository will disregard that fractional amount and add such amount to, and treat it as a part of, the next succeeding distribution.

Record dates for the payment of dividends and other matters relating to the rollover First Horizon depositary shares will be the same as the corresponding record dates for the applicable series of rollover First Horizon preferred stock.

The amount paid as dividends or otherwise distributable by the depository with respect to the rollover First Horizon depositary shares or the underlying rollover First Horizon preferred stock will be reduced by any amounts required to be withheld by First Horizon or the depository on account of taxes or other governmental charges. The depository may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any rollover First Horizon depositary shares or the shares of the rollover First Horizon preferred stock until such taxes or other governmental charges are paid.

Liquidation Preference

In the event of First Horizon’s liquidation, dissolution or winding up, a holder of rollover First Horizon depositary shares will receive the fraction of the liquidation preference accorded each share of underlying rollover First Horizon preferred stock represented by the depositary shares.

First Horizon’s merger or consolidation with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of First Horizon’s assets (for cash, securities or other consideration) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

Redemption of Depositary Shares

If First Horizon redeems any series of rollover First Horizon preferred stock, in whole or in part, rollover First Horizon depositary shares also will be redeemed with the proceeds received by the depository from the redemption of the rollover First Horizon preferred stock held by the depository. The redemption price per rollover First Horizon depositary share will be 1/400th of the redemption price per share payable with respect to the rollover First Horizon preferred stock (or $25 per depositary share), plus, as applicable, any accumulated and unpaid dividends on the shares of the rollover First Horizon preferred stock called for redemption for the then-current dividend period to, but excluding, the redemption date, without accumulation of any undeclared dividends.

If First Horizon redeems shares of the rollover First Horizon preferred stock held by the depository, the depository will redeem, as of the same redemption date, the number of rollover First Horizon depositary shares representing those shares of the rollover First Horizon preferred stock so redeemed. If First Horizon redeems less than all of the outstanding rollover First Horizon depositary shares, the rollover First Horizon depositary shares to be redeemed will be selected either pro rata or by lot. In any case, the depository will redeem rollover First Horizon depositary shares only in increments of 400 rollover First Horizon depositary shares and multiples thereof. The depository will provide notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the applicable series of rollover First Horizon preferred stock and the related rollover First Horizon depositary shares.

Voting

Because each rollover First Horizon depositary share represents a 1/400th ownership interest in a share of rollover First Horizon preferred stock, holders of depositary receipts will be entitled to vote 1/400th of a vote per rollover First Horizon depositary share under those limited circumstances in which holders of the rollover First Horizon preferred stock are entitled to vote.

When the depository receives notice of any meeting at which the holders of the rollover First Horizon preferred stock are entitled to vote, the depository will provide the information contained in the notice to the record holders of the rollover First Horizon depositary shares relating to the rollover First Horizon preferred stock. Each record holder of the First Horizon depositary shares on the record date, which will be the same date as the record date for the rollover First Horizon preferred stock, may instruct the depository to vote the amount of the rollover First Horizon preferred stock represented by the holder’s rollover First Horizon depositary shares. To the extent possible, the depository will vote the amount of the rollover First Horizon preferred stock represented by depositary shares in accordance with the instructions it receives. First Horizon will agree to take all reasonable actions that the depository determines are necessary to enable the depository to vote as instructed. If the depository does not receive specific instructions from the holders of any rollover First Horizon depositary shares representing the rollover First Horizon preferred stock, it will abstain from voting with respect to such shares (but shall appear at the meeting with respect to such shares unless directed to the contrary).

Withdrawal of Rollover First Horizon Preferred Stock

Upon surrender of rollover First Horizon depositary shares at the principal office of the depository, upon payment of any unpaid amount due the depository, and subject to the terms of the applicable deposit agreement, the owner of the rollover First Horizon depositary shares evidenced thereby is entitled to delivery of the number of shares of the applicable series of rollover First Horizon preferred stock and all money and other property, if any, represented by such rollover First Horizon depositary shares. Only whole shares of rollover First Horizon preferred stock may be withdrawn. If the rollover First Horizon depositary shares surrendered by the holder in connection with withdrawal exceed the number of First Horizon depositary shares that represent the number of whole shares of rollover First Horizon preferred stock to be withdrawn, the depository will deliver to that holder at the same time a new depositary receipt evidencing the excess number of First Horizon depositary shares. Holders of rollover First Horizon preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the applicable deposit agreement or to receive rollover First Horizon depositary shares therefor.

Resignation and Removal of the Depository

The depository may resign at any time by delivering to First Horizon notice of its election to resign. First Horizon may also remove or replace a depository at any time. Any resignation or removal will take effect upon the earlier of the appointment of a successor depository and thirty (30) days following such notice. First Horizon will appoint a successor depository within thirty (30) days after delivery of the notice of resignation or removal. The successor must be authorized under applicable laws to exercise the powers of a transfer agent and subject to supervision or examination by federal or state authorities, have its principal office in the United States, and have a combined capital and surplus of at least $50 million.

Miscellaneous

The depository will forward to the holders of rollover First Horizon depositary shares any reports and communications from First Horizon with respect to the underlying rollover First Horizon preferred stock. Neither First Horizon nor the depository will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under the applicable deposit agreement. The obligations of First Horizon and a depository under the applicable deposit agreement will be limited to performing their duties without bad faith, gross negligence or willful misconduct. Neither First Horizon nor a depository must prosecute or defend any legal proceeding with respect to any rollover First Horizon depositary shares or the underlying rollover First Horizon preferred stock unless they are furnished with satisfactory indemnity. Both First Horizon and the depository may rely on the written advice of counsel or accountants, and on documents they believe in good faith to be genuine and signed by a proper party. In the event a depository receives conflicting claims, requests or instructions from First Horizon and any holders of rollover First Horizon depositary shares, the depository will be entitled to act on the claims, requests or instructions received from First Horizon.

The exclusive forum clause in each deposit agreement provides that any action or proceeding arising out of or relating in any way to such deposit agreement may only be brought in a state court located in the State of New York or in the United States District Court for the Southern District of New York. To the fullest extent permitted by law, the exclusive forum clause in the applicable deposit agreement will apply to any action or proceeding described in the prior sentence that arises or purports to arise under the federal securities laws, including claims brought under the Securities Act and Exchange Act. To the extent these exclusive forum provisions restrict the courts in which holders of rollover First Horizon depositary shares may bring claims arising under the federal securities laws, there is uncertainty as to whether a court would enforce such provisions.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, IBKC common shareholders will receive shares of First Horizon common stock in the merger and IBKC preferred shareholders will receive shares of the applicable series of the rollover First Horizon preferred stock, and in both cases they will cease to be shareholders of IBKC. First Horizon is organized under the laws of the State of Tennessee. IBKC is organized under the laws of the State of Louisiana. The following is a summary of certain material differences between (1) the current rights of IBKC shareholders under the IBKC articles of incorporation and bylaws and Louisiana law and (2) the current rights of First Horizon shareholders under the First Horizon charter and bylaws and Tennessee law.

The rollover First Horizon preferred stock will have terms that are the same as the terms of the applicable series of outstanding IBKC preferred stock, taking into account that IBKC will not be the surviving entity in the merger and, with respect to the IBKC series B preferred stock, taking into account that the optional redemption date for the First Horizon series B preferred stock may be deferred until the first dividend payment date that is at least five (5) years from the closing date. For more information, see “Description of Rollover First Horizon Preferred Stock” beginning on page 176.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to IBKC’s and First Horizon’s governing documents, which we urge you to read carefully and in their entirety. Copies of First Horizon’s and IBKC’s governing documents have been filed with the SEC. See “Where You Can Find More Information” beginning on page 222.

	IBKC	First Horizon
Authorized Capital Stock:

IBKC’s articles of incorporation currently authorize it to issue up to 100,000,000 shares of common stock, par value $1.00 per share, and up to 5,000,000 shares of serial preferred stock, par value $1.00 per share, of which 8,625 shares have been classified as Series B Preferred Stock, 5,750 shares have been classified as Series C Preferred Stock, and 10,000 shares have been classified as Series D Preferred Stock.
As of February 24, 2020, there were 52,583,117 shares of IBKC common stock outstanding and 23,750 shares of IBKC preferred stock outstanding. The IBKC board of directors may designate the terms and preferences, and authorize the issuance, of additional classes of preferred stock, up to the amount authorized in the articles of incorporation, without shareholder action or approval.

First Horizon’s charter currently authorizes it to issue up to 400,000,000 shares of common stock, $0.625 par value, and 5,000,000 shares of series A preferred stock, no par value. Upon the approval of the First Horizon charter amendment proposal, the total number of authorized shares of common stock will be 700,000,000.
As of February 24, 2020, there were 311,782,256 shares of First Horizon common stock outstanding and 1,000 shares of First Horizon series A preferred stock outstanding. The First Horizon board of directors may designate the terms and preferences, and authorize the issuance, of additional classes of preferred stock, up to the amount authorized in the charter, without shareholder action or approval. Upon completion of the merger, First Horizon’s issued and outstanding preferred stock will also include shares of (i) First Horizon series B preferred stock, (ii) First Horizon series C preferred stock and (iii) First Horizon series D preferred stock, which will constitute the rollover First Horizon preferred stock.

	IBKC	First Horizon

Voting:

IBKC common shareholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. IBKC common shareholders do not have the right to cumulate their votes with respect to the election of directors.

First Horizon shareholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. First Horizon shareholders do not have the right to cumulate their votes with respect to the election of directors.

Except as otherwise required by the LBCA or IBKC’s articles of incorporation or bylaws, all matters brought before IBKC’s common shareholders, other than the election of directors, require the affirmative vote of at least a majority of the votes cast. Under IBKC’s bylaws, directors are elected by plurality vote.

Except as otherwise required by the TBCA or First Horizon’s charter, all matters brought before First Horizon’s shareholders, other than the election of directors, require the affirmative vote of at least a majority of the votes cast. Under the TBCA, directors may be elected by plurality vote. However, as discussed below, First Horizon’s charter establishes a majority-of-votes-cast standard, and First Horizon has adopted a director resignation policy which requires a director elected with less than a majority vote to tender his or her resignation for the board’s consideration.

Rights of Preferred Stock:

IBKC’s articles of incorporation provide that its board of directors shall have the full authority permitted by law to divide the authorized and unissued shares of preferred stock into series and to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of the preferred stock or any series thereof that may be desired. Prior to the issuance of any series of preferred stock, the board of directors will adopt resolutions creating and designating the series as a series of preferred stock, and the articles of amendment setting forth the terms of such series will be filed with the Secretary of State of Louisiana.

First Horizon’s charter provides that its board of directors is authorized, in respect of each series of preferred stock that may be issued, to fix the number of shares of each such series and to determine the voting powers (if any), designation, preferences and relative, participating, optional and/or other special rights, and the qualifications, limitations or restrictions thereof, including to provide that any class or series of preferred stock be subject to redemption, entitled to receive dividends, entitled to rights upon the dissolution or convertible into, or exchangeable for, shares of any other class or series of securities. Prior to the issuance of any series of preferred stock, the board of directors will adopt resolutions creating and designating the series as a series of preferred stock, and the articles of amendment to the charter setting forth the preferences, rights, limitations and other terms of such series will be filed with the Secretary of State of Tennessee.

	IBKC	First Horizon

Size of Board of Directors	IBKC’s bylaws currently provide that its board of directors shall consist of eleven directors. Any change in the number of directors on the IBKC board of directors requires an amendment to the bylaws.

First Horizon’s bylaws provide that its board of directors shall consist of fourteen directors until directors are elected at the 2020 Annual Meeting of shareholders; after that election, the board of directors shall consist of twelve directors. Any change in the number of directors on the First Horizon board of directors requires an amendment to the bylaws and the affirmative vote of a majority of the directors then in office. Upon completion of the merger, the size of First Horizon board of directors will increase to seventeen directors.

Classes of Directors

The IBKC board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of IBKC’s board of directors.

First Horizon’s charter does not separate the directors into classes with staggered, multi-year terms of office. Instead, directors are elected to one-year terms.

Director Eligibility and Mandatory Retirement

IBKC’s bylaws provide that no person shall be eligible for nomination or election as a director who shall have attained the age of 76 or who, while a director of IBKC, was absent during his or her annual term of office from more than one-third of the aggregate number of meetings of the IBKC board of directors and committees of which he or she was a member, unless the failure to so attend resulted from illness or other reason determined by IBKC’s Nominating and Corporate Governance Committee to excuse such failure to attend.

First Horizon’s bylaws provide that any First Horizon director who is 72 on or before the last day of the term for which he or she was elected shall not be nominated for re-election. Without amending the bylaws, each year the First Horizon board of directors may waive this age limit for any director for an additional term if it determines such waiver to be beneficial to the board and in the best interest of First Horizon.
A First Horizon director who leaves his or her principal position (other than by promotion) while serving on the First Horizon Board is expected to tender his or her resignation for consideration by the Board. The tender may be accepted or rejected by the Board based on the Board’s determinations of certain factors specified in First Horizon’s bylaws.

Election of Directors	Under IBKC’s bylaws, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election.

First Horizon’s charter provides that each director will be elected by the affirmative vote of a majority of the votes cast with respect to the director in an uncontested election of directors at a meeting at which a quorum is present. For this purpose, the

	IBKC	First Horizon

“affirmative vote of a majority of the votes cast” means that the number of votes cast “for” exceeds the number of votes cast “against” that director. Abstentions and broker non-votes will normally have no effect on the results of director elections. If an election is contested, the directors will be elected by the vote of a plurality of the votes cast by the shares entitled to vote in the election at any such meeting.
First Horizon has a director resignation policy that provides that, in an uncontested election, a director who does not receive the affirmative vote of a majority of the votes cast with respect to his or her election must tender his or her resignation. First Horizon’s Nominating & Corporate Governance Committee must then promptly consider the resignation offer and a range of possible responses and make a recommendation to the board of directors. The board of directors will act on the Nominating & Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

Removal of Directors

Under IBKC’s articles of incorporation and bylaws, directors may be removed, without cause, by the affirmative vote of not less than 75% of the total votes eligible to be cast by common shareholders at a shareholder meeting called expressly for such purpose.

Under First Horizon’s charter and bylaws, directors may be removed by the shareholders only for cause by the affirmative vote of the holders of at least a majority of the voting power of all outstanding voting stock.

In addition, under IBKC’s articles of incorporation, directors may be removed, with cause, by the affirmative vote of not less than a majority of the total votes eligible to be cast by common shareholders. Cause for removal shall exist only if the director whose removal is proposed has been (i) declared incompetent by an order of a court, (ii) convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or (iii)

	IBKC	First Horizon
deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to IBKC.

Filing Vacancies on the Board of Directors

IBKC’s articles of incorporation and bylaws provide that vacancies on IBKC’s board of directors for any reason (including any vacancy resulting from an increase in the number of directors, or from the failure of the shareholders to elect the full number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors for an unexpired term; provided, that the shareholders will have the right, at a special meeting called for such purpose prior to action by the board of directors, to fill the vacancy.

First Horizon’s charter and bylaws provide that vacancies on the First Horizon board of directors for any reason (except removal from office) and newly created directorships resulting from an increase in the number of directors may only be filled by the directors. Any vacancy on the board of directors resulting from a director being removed from office may be filled by the affirmative vote the holders of at least a majority of the voting power of all outstanding voting stock or, if the shareholders do not so fill such vacancy, by a majority of the directors then in office.

The bylaws provide that directors elected to fill a newly created directorship or other vacancy will hold office for a term expiring at the next shareholders’ meeting at which directors are elected and until such director’s successor has been duly elected and qualified.

Special Meetings of Stockholders / Shareholders

The LBCA provides that a Louisiana corporation shall hold a special shareholder meeting if shareholders holding at least 10% of all votes entitled to be cast on an issue deliver an appropriate written demand. In addition, under IBKC’s articles of incorporation, special meetings of the shareholders may be called by the board of directors, chairman of the board or president, or, under certain circumstances, by the holders of a class or series of IBKC preferred shares.

Under First Horizon’s bylaws, a special meeting of shareholders may be called by the Chairman of the board of directors or the Secretary and will be called by the Chairman of the board of directors or Secretary at the request, in writing, of a majority of the board of directors. Under the TBCA, the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.

Quorum

Under IBKC’s bylaws, the presence in person or by proxy of the holders of a majority of the total voting power constitutes a quorum at all meetings of shareholders. If a quorum is not present or represented at a meeting of shareholders, those present may adjourn the meeting to such time and place as they may determine. In the case of any meeting called for the election of directors, those who attend

Under First Horizon’s bylaws, the presence in person or by proxy of holders of a majority of the shares entitled to vote at a meeting of First Horizon shareholders constitutes a quorum for such meeting of shareholders. If a quorum is not present or represented at a meeting of shareholders, the holders of a majority of the shares entitled to vote at the meeting who are present or

	IBKC	First Horizon
the second of such adjourned meetings, although less than a quorum as described above, shall nevertheless constitute a quorum for the purpose of electing directors.

represented at the meeting may adjourn the meeting until a quorum is obtained, from time to time. The chairman of the meeting has the power to adjourn the meeting from time to time, whether or not a quorum is obtained.

Notice of Stockholder / Shareholder Meetings

IBKC’s bylaws provide that IBKC must give written notice at least ten days and not more than sixty days prior to the day fixed for a shareholder meeting to each shareholder entitled to vote at such meeting. The notice must state the time and place of the meeting. If the meeting is a special meeting of the shareholders, the notice of the meeting must state the purposes of the meeting.

First Horizon’s bylaws provide that First Horizon must give written notice between ten days and two months before any shareholder meeting to each shareholder entitled to vote at such meeting. The notice must state the date, time and place of the meeting. If the meeting is a special meeting of the shareholders, the notice of the meeting must state the purposes of the meeting and the person or persons calling the meeting.

Advance Notice of Stockholder / Shareholder Proposals and Nominations

IBKC’s articles of incorporation establish advance notice requirements for shareholder proposals and the nomination (other than by or at the direction of IBKC’s board of directors or one of its committees) of candidates for election as directors. A shareholder of IBKC wishing to nominate a person as a candidate for election to the board of directors must submit the nomination in writing at least sixty days before the one year anniversary of the most recent annual meeting of shareholders, together with (a) as to each person the shareholder proposes to nominate, and as to the shareholder submitting the notice, (i) their names, ages, business and residence addresses, (ii) principal occupation or employment, (iii) stockholdings, and (iv) other information required by SEC proxy rules; and (b) to the extent known, (i) the name and address of other shareholders supporting the nominee(s), and (ii) their stockholdings. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting that is not intended to

First Horizon’s bylaws provide that, for a proposal relating to the nomination of a director to be elected to the board of directors or to bring a proposal at an annual or special meeting, the shareholder must deliver timely written notice to First Horizon’s secretary before the meeting. To be considered timely, the notice must be received by the secretary not less than ninety (90) days or more than one hundred twenty (120) days prior to the date of the meeting, provided, however, if fewer than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholders to be timely must be delivered or received not later than the close of business on the tenth (10th) day following the earlier of (i) the day on which such notice of the date of such meeting was mailed, or (ii) the day on which such public disclosure was made.
To be in proper written form, each notice of proposal must set forth (i) for proposed nominees, the name, age and address of such person, principal occupation or employment, shares beneficially owned, and other information required to be disclosed by

	IBKC	First Horizon

be included in the proxy statement for the meeting must notify IBKC in writing at least sixty days before the one year anniversary of the most recent annual meeting of the shareholder’s intention. The notice must contain: (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name, address and stockholdings of the shareholder submitting the proposal and other shareholders supporting the proposal, and (c) any financial interest of the shareholder in the proposal.

federal securities laws, (ii) for other proposals, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the shareholder, on whose behalf the proposal is made; and in each case (iii) as to the shareholder giving the notice (A) the name and address of the shareholder and any other shareholder known by such shareholder to be supporting the proposal; (B) the class and number of shares of First Horizon stock beneficially owned by such shareholder on the date of such shareholder’s notice and by any other shareholders known by such shareholder to be supporting such proposal. First Horizon may also require any proposed nominee to furnish such other information as it may reasonably request to determine the eligibility of the proposed nominee to serve as an independent director and to comply with applicable law.

Proxy Access	Same as above.

The First Horizon’s bylaws permit a shareholder, or a group of up to twenty (20) shareholders, who has maintained continuous ownership of three percent (3%) or more of the outstanding shares of First Horizon common stock for at least the previous three (3) years (as of the date the notice of nomination is delivered to First Horizon and through the meeting date) to nominate and include in First Horizon’s annual meeting proxy materials director nominees constituting up to the greater of two (2) individuals and twenty percent (20%) of the First Horizon board of directors as of the last day on which the notice of nomination may be submitted pursuant to First Horizon’s bylaws, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in First Horizon’s bylaws and First Horizon receives notice of such nominations as required under First Horizon’s bylaws.

First Horizon’s bylaws provide that each shareholder seeking to include a

	IBKC	First Horizon
director nominee in First Horizon’s proxy materials is required to provide First Horizon with certain information and undertakings specified in the First Horizon’s bylaws.

Anti-Takeover Provisions and Other Stockholder / Shareholder Protections	There is no business combination or control share statute under Louisiana law. The IBKC articles of incorporation and bylaws contain no special requirements for transactions with interested parties.

The Tennessee Business Combination Act generally prohibits a “business combination” by First Horizon or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. First Horizon or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, the First Horizon board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders. For purposes of the TBCA, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of First Horizon’s stock.

First Horizon’s charter does not have special requirements for transactions with interested parties; however, to the extent that the Tennessee Business Combination Act applies to First Horizon, all business combinations, as defined above, must be approved by two-thirds of the directors and a majority of the shares entitled to vote or a majority of the directors and two-thirds of the shares entitled to vote.

The Tennessee Control Share Acquisition Act only applies if a Tennessee corporation’s charter or bylaws expressly provides that the

	IBKC	First Horizon
corporation will be subject to such Act. First Horizon’s charter and bylaws do not provide that it will be governed under the Tennessee Control Share Acquisition Act.

Limitation of Personal Liability of Officers and Directors

IBKC’s articles of incorporation provide that a director or officer of IBKC will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of directors and officers for (i) actions taken in a grossly negligent manner, as defined in the Louisiana Banking Law, (ii) conduct that demonstrates a greater disregard of the duty of care than gross negligence, including intentional tortious conduct or intentional breach of the director’s or officer’s duty of loyalty, (iii) violations of Section 833 of the LBCA (relating to unlawful distributions), or (iv) an intentional violation of criminal law.

First Horizon’s charter provides that directors of First Horizon will not be personally liable to First Horizon or its shareholders for money damages, except for liability (i) for any breach of the director’s duty of loyalty to First Horizon or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-302 of the TBCA (with respect to the unlawful payment of any dividends).

Indemnification of Directors and Officers and Insurance

IBKC’s articles of incorporation provide that IBKC shall indemnify, to the fullest extent permitted by law, any person who is or was a director or officer of IBKC or who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including in actions or suits by or in the right of IBKC, by reason of such service or the fact that such person is or was serving as a director, officer, employee or agent of another corporation or organization at the request of IBKC) against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably

First Horizon’s bylaws provide that if any current or former officer is wholly successful in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, and such officer is a party to such proceeding because he or she was an officer of First Horizon, the officer will be entitled to indemnification. If any current or former officer is not wholly successful, he or she may still be entitled to indemnification if the officer (i) acted in good faith, (ii) reasonably believed that the conduct was in First Horizon’s best interest, and (iii) the officer had no reason to think the conduct was unlawful. However, First Horizon will not indemnify any officer in any proceeding by or in the right of First Horizon in which the officer was adjudged liable to First Horizon

IBKC	First Horizon

believed to be in, or not opposed to, the best interest of IBKC and, with respect to any criminal action or proceeding, having no reasonable cause to believe that his or her conduct was unlawful. With respect to a director’s or officer’s actions in an official capacity, the LBCA further provides that indemnification may only be paid if the director or officer acted in a manner he or she reasonably believed to be in the best interest of IBKC.
Under the LBCA, IBKC may not indemnify a director or officer in any proceeding with respect to conduct for which the director or officer was adjudged liable on the basis of receiving a financial benefit to which he or she was not entitled, whether or not involving action in the director’s or officer’s official capacity.
Under the articles of incorporation, IBKC may advance litigation expenses to a director or officer, conditioned upon such person’s undertaking to repay such expenses if it is ultimately determined that he or she was not entitled to indemnification. In addition, the LBCA requires that an advance of litigation expenses to a director be conditioned on the prior receipt of a written affirmation of the director’s good faith belief that he or she has met the relevant standard of conduct or that the proceeding involves only duty of care claims from which he or she has been exculpated.

or in any other proceeding in which the officer is charged with receiving an improper benefit and adjudged liable or on the basis that personal benefit was improperly received by the officer. Such officer is entitled to an advancement of indemnifiable expenses provided that the officer agrees to repay the advance if it is ultimately determined that the officer is not entitled to indemnification and indemnification is not otherwise precluded.
Employees and former directors are entitled to the same indemnification rights as any officer. First Horizon’s bylaws provide that First Horizon may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liability, whether or not First Horizon would have the power to indemnify such person against such liability under its charter. First Horizon maintains such insurance.
First Horizon’s bylaws provide mandatory indemnification to each director and to officers designated by the board to the maximum extent permitted by law and authorize individual indemnity agreements. Each of First Horizon’s directors and certain of its officers have entered into indemnity agreements with First Horizon, forms of which are on file with the SEC.

The rights of indemnification provided in IBKC’s articles of incorporation are not exclusive of any other rights that may be available under the bylaws, any insurance or other agreement, by vote of shareholders or directors, or otherwise. The articles of incorporation authorize IBKC to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of IBKC, whether or not IBKC would have the power to provide indemnification to such person. IBKC maintains such

	IBKC	First Horizon

insurance consistent with the articles of incorporation. IBKC may also enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the articles of incorporation regarding indemnification. IBKC has entered into indemnification agreements with two executive officers, forms of which are on file with the SEC.

Dissenters’ Rights

Under the LBCA, a shareholder of a Louisiana corporation may receive payment of the fair value of his or her shares in the event of certain major corporate transactions, including a proposed merger or a sale of all or substantially all of the assets of the corporation for which shareholder approval is required. However, appraisal rights generally are not available to holders of a class of shares that is either: (a) a “covered security” under Section 18(b)(1)(A) or (B) of the Securities Act, or (b) traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executive officers, and directors and by beneficial shareholders and voting trust beneficial owners owning more than 10% of such shares.

The TBCA provides that a shareholder of a corporation may receive payment of the fair value of his or her stock if the shareholder dissents from certain major corporate transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, dissenters’ rights generally are not available to holders of shares where the company (rather than a company subsidiary) is not one of the merging parties. Additionally, Section 48-23-102 of the TBCA provides that dissenters’ rights are generally not available to holders of shares of a security which, is listed on an exchange registered under Section 6 of the Exchange Act or is a “national market system security,” as defined in the rules promulgated pursuant to the Exchange Act.

Dividends

IBKC’s articles of incorporation provide that IBKC’s board of directors may declare a dividend out of funds lawfully available for such purpose, subject to the rights and preferences of any class of stock having preference over the common stock.
Under the LBCA, IBKC may not declare a dividend if, after giving effect to such dividend, it would not be able to pay its debts as the debts become due in the usual course of business or if its total assets would be less than the sum of its total liabilities, plus the amount that would

First Horizon’s bylaws provide that the First Horizon board of directors may declare a dividend and direct payment of dividends or other distributions upon the outstanding shares out of funds legally available for such purposes as permitted by law.
Under Tennessee law, First Horizon may not declare a dividend if, after giving effect to such dividend, it would not be able to pay its debts as the debts become due in its usual course of business or if its total assets would be less than the sum of its total liabilities, plus, unless the charter permits otherwise, the amount that

	IBKC	First Horizon

be needed, if IBKC were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

would be needed, if First Horizon were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Amendments to Charter and Bylaws

The LBCA provides that, with the limited exception of certain non-substantive amendments that can be adopted by the board of directors without shareholder action, a Louisiana corporation’s board of directors may propose one or more amendments to the articles of incorporation for submission to the shareholders. Except as set forth in IBKC’s articles of incorporation, the proposed amendment is adopted if it receives the approval of at least a majority of the votes entitled to be cast on the amendment (including the approval of a majority of the votes entitled to be cast on the amendment by any separate voting group).
IBKC’s articles of incorporation require the affirmative vote of the holders of at least 75% of the shares of IBKC entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, to amend, adopt, alter, change or repeal any provisions inconsistent with provisions relating to the number, nomination, election and removal of directors; absence of preemptive rights; personal liability, indemnification, advancement of expenses and other rights of officers, directors, employees and agents; meetings of shareholders and shareholder proposals; and amendment of the articles and bylaws.
IBKC’s bylaws may be amended or repealed or new bylaws adopted either by a majority of the directors then in office or by the affirmative vote of the holders of a majority of shares of IBKC entitled to vote generally in an election of directors, voting together as a single class, as well as such

Unless otherwise provided in the charter, the TBCA provides that with the limited exception of certain non-substantive amendments that can be adopted by the board of directors without shareholder action, a corporation’s board of directors may propose one or more amendments to the charter for submission to the shareholders. The proposed amendment (excluding First Horizon’s Article 12 relating to directors and the bylaws) is adopted if it receives the affirmative vote of a majority of the votes cast on the proposed amendment. Amendments to First Horizon’s Article 12 require an affirmative vote of at least 80% of the outstanding shares entitled to vote.
First Horizon’s bylaws may be amended or repealed or new bylaws adopted either by a majority of the board of directors or by a vote of the holders of at least 80% of the outstanding shares of stock entitled to vote at any annual or special meeting if notice of the proposed amendment, repeal, or adoption is contained in the notice of the meeting.

	IBKC	First Horizon

additional vote of the preferred stock as may be required by the provision of any series thereof. However, the affirmative vote of the holders of at least 75% of the shares of IBKC entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change or repeal any provision inconsistent with bylaws relating to meetings of the IBKC board of directors or certification of stock.

Action by Written Consent of the Stockholders / Shareholders

Under the LBCA and IBKC’s articles of incorporation, any action required or permitted to be taken by the shareholders at a meeting may be taken without a meeting if consent in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and filed with the Secretary of IBKC as part of the corporate records.

Under the TBCA, any action required or permitted to be taken at an annual or special meeting of holders of common stock may be taken without a meeting, without prior notice, and without a vote, if before or after the action all the shareholders entitled to vote consent in writing.

Stockholder / Shareholder Rights Plan	IBKC does not have a rights plan in effect. The IBKC board of directors has the authority to adopt certain forms of rights plans without action or approval by shareholders.	First Horizon does not have a rights plan in effect. The First Horizon board of directors has the authority to adopt certain forms of rights plans without action or approval by shareholders.

Forum Selection Bylaw	IBKC’s bylaws do not require any exclusive forum with respect to legal actions against or involving IBKC.

First Horizon’s bylaws provide that the exclusive forum for four specified categories of legal actions against or involving First Horizon, including derivative actions, actions claiming breach of fiduciary duty, actions involving corporation law or First Horizon’s charter or bylaws, and actions involving the internal affairs legal doctrine, will be a state or federal court located within Shelby County in the State of Tennessee. To the fullest extent permitted by law, this provision will apply to any actions or proceedings described in the prior sentence that arise or purport to arise under the federal securities laws, including the Securities Act and Exchange Act. To the extent these

IBKC	First Horizon

exclusive forum provisions restrict the courts in which holders of First Horizon common stock may bring claims arising under the federal securities laws, there is uncertainty as to whether a court would enforce such provisions.

LEGAL MATTERS

The validity of the First Horizon common stock and rollover First Horizon preferred stock to be issued in connection with the merger will be passed upon for First Horizon by Charles T. Tuggle, Jr., Executive Vice President and General Counsel of First Horizon and the validity of the rollover First Horizon depositary shares to be issued in connection with the merger will be passed upon for First Horizon by Sullivan & Cromwell LLP, New York, New York. As of February 24, 2020 Mr. Tuggle beneficially owned shares of First Horizon common stock and options to acquire shares of First Horizon common stock representing less than one percent (1%) of the total outstanding shares of First Horizon common stock.

Sullivan & Cromwell LLP, New York, New York, counsel for First Horizon, and Simpson Thacher & Bartlett LLP, New York, New York, counsel for IBKC, will provide prior to the effective time opinions regarding certain federal income tax consequences of the merger for First Horizon and IBKC, respectively.

EXPERTS

FIRST HORIZON. The consolidated financial statements of First Horizon and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

IBKC. The consolidated financial statements of IBKC incorporated by reference in IBKC’s Annual Report (Form 10-K) for the year ended December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

FIRST HORIZON

Proxy Statement Proposals. Under SEC Rule 14a-8, a shareholder desiring to make a proposal to be included in the proxy statement for the 2020 annual meeting of First Horizon shareholders (the “First Horizon 2020 annual meeting”) must present such proposal to the following address: Corporate Secretary, First Horizon National Corporation, 165 Madison Avenue, Memphis, Tennessee 38103. Proposals must be made no later than the close of business on November 11, 2019, and must comply with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in First Horizon’s proxy statement.

Proxy Access. As set forth in the First Horizon bylaws, a shareholder or group of up to twenty (20) shareholders that has held at least three percent (3%) of First Horizon’s common stock for at least three (3) years is able to submit director nominees for up to twenty percent (20%) of the First Horizon board of directors (but at least two directors) for inclusion in the First Horizon proxy statement if the shareowner(s) and nominee(s) satisfy the requirements specified in the First Horizon bylaws and notice is received between one hundred and fifty (150) and one hundred and twenty (120) calendar days before the anniversary of the date that First Horizon mailed its proxy statement for the prior year’s annual meeting of shareholders. In order for a nominee to be considered for inclusion in First Horizon’s proxy statement for the First Horizon 2020 annual meeting, a shareholder must deliver timely notice in writing to the First Horizon Corporate Secretary (at the address above) no earlier than October 12, 2019 and no later than November 11, 2019. The notice must contain the specific information required by Section 3.16 of the First Horizon bylaws. If the First Horizon 2020 annual meeting is not scheduled to be held within thirty (30) days before or thirty (30) days after the first anniversary date of the previous year’s annual meeting, the nomination must be submitted by the later of the close of business on the date that is on hundred and eighty (180) days prior to the First Horizon 2020 annual meeting date or the tenth day following the date such annual meeting date is first publicly announced or disclosed.

Other Proposals and Nominations. Sections 2.8 and 3.6 of the First Horizon bylaws provide that a shareholder who wishes to bring before a shareholder meeting a director nomination or other proposal, outside the processes that permit them to be included in First Horizon’s proxy statement, must comply with certain procedures. These procedures require written notification to First Horizon, generally not less than ninety (90) nor more than one hundred and twenty (120) days prior to the date of the shareholder meeting. Such shareholder proposals and nominations must be submitted to the Corporate Secretary. Section 2.4 of First Horizon’s bylaws provides that the annual meeting of shareholders will be held each year on the date and at the time fixed by the First Horizon board of directors. The board of directors has determined that the First Horizon 2020 annual meeting will be held on April 28, 2020. Thus, shareholder proposals and director nominations submitted outside the processes that permit them to be included in First Horizon’s proxy statement must be submitted to the Corporate Secretary between December 30, 2019 and January 29, 2020, or the proposals will be considered untimely. If First Horizon gives fewer than one hundred (100) days’ notice or public disclosure of a shareholder meeting date to shareholders, then it must receive the shareholder notification not later than ten (10) days after the earlier of the date notice of the shareholders’ meeting was mailed or publicly disclosed. Untimely proposals may be excluded by the Chairman of the First Horizon board of directors or First Horizon’s proxies may exercise their discretion and vote on these matters in a manner they determine to be appropriate.

IBKC

Proxy Statement Proposals. Under SEC Rules, any proposal which a shareholder wishes to have included in the proxy statement for the 2020 annual meeting of IBKC shareholders (the “IBKC 2020 annual meeting”) must be in compliance with SEC Rule 14a-8 and received no later than the close of business on November 29, 2019 to the following address: IBERIABANK Corporation, 200 West Congress Street, Lafayette, Louisiana 70501, Attention: Robert B. Worley, Jr.

Proxy Access. As set forth in the IBKC articles of incorporation, any shareholder entitled to vote at IBKC’s annual meeting is able to submit directors nominees for inclusion in the IBKC proxy statement if the shareholder and nominee(s) satisfy the requirements specified in the IBKC articles of incorporation and notice is received not later than sixty (60) days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation. In order for a nominee to be considered for inclusion in IBKC’s proxy statement for the IBKC 2020 annual meeting, a shareholder must deliver timely notice in writing to the IBKC Secretary (at the address above) no later than March 8, 2020. The notice must contain the specific information required by Article 6F of the IBKC articles of incorporation.

Other Proposals and Nominations. Under the IBKC articles of incorporation, for business to be properly brought before an annual meeting by a shareholder, a shareholder must deliver timely notice in writing to the IBKC Secretary (at the address above) no later than sixty (60) days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation. The notice must contain the notice and informational requirements described under Article 9D of the IBKC articles of incorporation and applicable SEC proxy rules. The Board of Directors may reject any stockholder proposal not timely made in accordance with the terms of Article 9D of the IBKC articles of incorporation. For the IBKC 2020 annual meeting, such notice must be delivered no later than March 8, 2020.

WHERE YOU CAN FIND MORE INFORMATION

First Horizon and IBKC file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both First Horizon and IBKC, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by First Horizon, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing First Horizon’s website at https://www.firsthorizon.com/ at the link “About Us,” then under the headings “Investor Relations,” then “SEC Filings,” then “Documents,” or, alternatively, by directing a request by telephone or mail to First Horizon National Corporation, 165 Madison Avenue, Memphis, Tennessee 38103, (901) 523-4444, and documents filed with the SEC by IBKC will be available free of charge by accessing IBKC’s website at http://www.iberiabank.com/ under the tab “About Us,” and then under the heading “Investor Relations” or, alternatively, by directing a request by telephone or mail to IBERIABANK Corporation, 200 West Congress Street, Lafayette, Louisiana 70501, (337) 521-4003. The web addresses of the SEC, First Horizon and IBKC are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

First Horizon has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to First Horizon’s securities to be issued in the merger. This document constitutes the prospectus of First Horizon filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows First Horizon and IBKC to incorporate by reference into this document documents filed with the SEC by First Horizon and IBKC. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. First Horizon and IBKC incorporate by reference the documents listed below and any documents filed by First Horizon or IBKC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of our meetings:

First Horizon filings (SEC File No. 001-15185)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2019, filed on February 28, 2020
Current Reports on Form 8-K	Filed on February 3, 2020, (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed on March 16, 2020

Description of First Horizon’s common stock, par value $0.625 per share, contained in the registration statement on Form 8-A and any amendment or report filed for the purpose of updating that description

Filed on July 26, 1999 (File No. 001-15185)

First Horizon filings (SEC File No. 001-15185)	Periods Covered or Date of Filing with the SEC

Description of First Horizon’s depositary shares, each representing a 1/4,000th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series A, liquidation preference $100,000 per share, contained in the registration statement on Form 8-A, the description of First Horizon’s Series A Preferred Stock incorporated by reference into such Form 8-A and any amendment or report filed for the purpose of updating that description

Filed on January 31, 2013 (File No. 001-15185)

IBKC filings (SEC File No. 001-37532)	Periods
Annual Report on Form 10-K	Fiscal year ended December 31, 2019, filed on March 2, 2020
Amendment No. 1 to the Annual Report on Form 10-K	Fiscal year ended December 31, 2019, filed on March 17, 2020
Definitive Proxy Statement on Schedule 14A	Filed on March 28, 2019
Description of IBKC’s common stock, par value $1.00 per share, contained in the registration statement on Form 8-A and any amendment or report filed for the purpose of updating that description	Filed on March 28, 1995 (File No. 000-25756)

Description of IBKC’s depositary shares, each representing a 1/400th ownership interest in a share of 6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, contained in the registration statement on Form 8-A, the description of IBKC’s Series B Preferred Stock incorporated by reference into such Form 8-A and any amendment or report filed for the purpose of updating that description

Filed on August 5, 2015 (File No. 000-25756)

Description of IBKC’s depositary shares, each representing a 1/400th ownership interest in a share of 6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share, contained in the registration statement on Form 8-A, the description of IBKC’s Series C Preferred Stock incorporated by reference into such Form 8-A and any amendment or report filed for the purpose of updating that description

Filed on May 9, 2016 (File No. 000-25756)

IBKC filings (SEC File No. 001-37532)	Periods

Description of IBKC’s depositary shares, each representing a 1/400th ownership interest in a share of 6.100% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D, par value $1.00 per share, contained in the registration statement on Form 8-A, the description of IBKC’s Series D Preferred Stock incorporated by reference into such Form 8-A and any amendment or report filed for the purpose of updating that description

Filed on April 4, 2019 (File No. 000-25756)

You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

if you are a First Horizon shareholder:	if you are a IBKC shareholder:
First Horizon National Corporation 165 Madison Avenue Memphis, Tennessee 38103 Attention: Clyde A. Billings, Jr. Telephone: (901) 523-4444	IBERIABANK Corporation 200 West Congress Street Lafayette, Louisiana 70501 Attention: Robert B. Worley, Jr., Secretary Telephone: (504) 310-7320

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to First Horizon was provided by First Horizon and the information contained in this document with respect to IBKC was provided by IBKC.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

FIRST HORIZON NATIONAL CORPORATION

and

IBERIABANK CORPORATION

Dated as of November 3, 2019

TABLE OF CONTENTS

ARTICLE I THE MERGER
1.1	The Merger	A-8
1.2	Closing	A-8
1.3	Effective Time	A-8
1.4	Effects of the Merger	A-9
1.5	Conversion of IBKC Common Stock	A-9
1.6	First Horizon Stock	A-9
1.7	IBKC Preferred Stock	A-9
1.8	Treatment of IBKC Equity Awards	A-11
1.9	Charter of Surviving Entity	A-13
1.10	Bylaws of Surviving Entity	A-13
1.11	Tax Consequences	A-13
1.12	Bank Merger	A-13
ARTICLE II EXCHANGE OF SHARES
2.1	First Horizon to Make Consideration Available	A-13
2.2	Exchange of Shares	A-13
ARTICLE III REPRESENTATIONS AND WARRANTIES OF IBKC
3.1	Corporate Organization	A-16
3.2	Capitalization	A-17
3.3	Authority; No Violation	A-18
3.4	Consents and Approvals	A-19
3.5	Reports	A-20
3.6	Financial Statements	A-20
3.7	Broker’s Fees	A-21
3.8	Absence of Certain Changes or Events	A-22
3.9	Legal and Regulatory Proceedings	A-22
3.10	Taxes and Tax Returns	A-22
3.11	Employees	A-23
3.12	SEC Reports	A-25
3.13	Compliance with Applicable Law	A-25
3.14	Certain Contracts	A-27
3.15	Agreements with Regulatory Agencies	A-28
3.16	Environmental Matters	A-28
3.17	Investment Securities and Commodities	A-29
3.18	Real Property	A-29
3.19	Intellectual Property	A-29
3.20	Related Party Transactions	A-30
3.21	State Takeover Laws	A-30
3.22	Reorganization	A-30
3.23	Opinion	A-30
3.24	IBKC Information	A-30
3.25	Loan Portfolio	A-30
3.26	Insurance	A-31
3.27	Investment Advisor Subsidiaries	A-31
3.28	Insurance Subsidiaries	A-32
3.29	Broker-Dealer Subsidiaries	A-32
3.30	No Other Representations or Warranties	A-33

TABLE OF CONTENTS—Continued

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FIRST HORIZON
4.1	Corporate Organization	A-34
4.2	Capitalization	A-34
4.3	Authority; No Violation	A-35
4.4	Consents and Approvals	A-36
4.5	Reports	A-37
4.6	Financial Statements	A-37
4.7	Broker’s Fees	A-38
4.8	Absence of Certain Changes or Events	A-39
4.9	Legal and Regulatory Proceedings	A-39
4.10	Taxes and Tax Returns	A-39
4.11	Employees	A-40
4.12	SEC Reports	A-42
4.13	Compliance with Applicable Law	A-42
4.14	Certain Contracts	A-43
4.15	Agreements with Regulatory Agencies	A-45
4.16	Environmental Matters	A-45
4.17	Investment Securities and Commodities	A-45
4.18	Real Property	A-46
4.19	Intellectual Property	A-46
4.20	Related Party Transactions	A-46
4.21	State Takeover Laws	A-46
4.22	Reorganization	A-46
4.23	Opinion	A-47
4.24	First Horizon Information	A-47
4.25	Loan Portfolio	A-47
4.26	Insurance	A-48
4.27	Investment Advisor Subsidiaries	A-48
4.28	Insurance Subsidiaries	A-48
4.29	Broker-Dealer Subsidiaries.	A-49
4.30	No Other Representations or Warranties	A-49
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1	Conduct of Businesses Prior to the Effective Time	A-50
5.2	Forbearances	A-50
ARTICLE VI ADDITIONAL AGREEMENTS
6.1	Regulatory Matters	A-53
6.2	Access to Information; Confidentiality	A-54
6.3	Shareholders’ Approvals	A-55
6.4	Legal Conditions to Merger	A-56
6.5	Stock Exchange Listing	A-56
6.6	Employee Matters	A-56
6.7	Indemnification; Directors’ and Officers’ Insurance	A-58
6.8	Additional Agreements	A-59
6.9	Advice of Changes	A-59
6.10	Dividends	A-59
6.11	Shareholder Litigation	A-59

TABLE OF CONTENTS—Continued

6.12	Corporate Governance; Headquarters	A-60
6.13	Commitments to the Community	A-60
6.14	Acquisition Proposals	A-61
6.15	Public Announcements	A-62
6.16	Change of Method	A-62
6.17	Restructuring Efforts	A-62
6.18	Takeover Statutes	A-62
6.19	Treatment of IBKC Indebtedness	A-63
6.20	Amendment of First Horizon Charter	A-63
6.21	IBKC Series D Preferred Stock	A-63
6.22	Exemption from Liability Under Section 16(b)	A-63
ARTICLE VII CONDITIONS PRECEDENT
7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-64
7.2	Conditions to Obligations of First Horizon	A-64
7.3	Conditions to Obligations of IBKC	A-65
ARTICLE VIII TERMINATION AND AMENDMENT
8.1	Termination	A-66
8.2	Effect of Termination	A-66
ARTICLE IX GENERAL PROVISIONS
9.1	Amendment	A-68
9.2	Extension; Waiver	A-68
9.3	Nonsurvival of Representations, Warranties and Agreements	A-68
9.4	Expenses	A-68
9.5	Notices	A-69
9.6	Interpretation	A-69
9.7	Counterparts	A-70
9.8	Entire Agreement	A-70
9.9	Governing Law; Jurisdiction	A-70
9.10	Waiver of Jury Trial	A-70
9.11	Assignment; Third-Party Beneficiaries	A-71
9.12	Specific Performance	A-71
9.13	Severability	A-71
9.14	Confidential Supervisory Information	A-71
9.15	Delivery by Facsimile or Electronic Transmission	A-72
Exhibit A – Form of First Horizon Bylaw Amendment
Exhibit B – Officers

INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	A-61
Acquisition Proposal	A-61
affiliate	A-70
Agreement	A-8
Articles of Merger	A-8
Bank Merger	A-13
Bank Merger Act	A-17
Bank Merger Agreement	A-13
Bank Merger Certificates	A-13
Bank Merger Effective Time	A-13
BHC Act	A-16
Chairman Succession Date	A-60
Chosen Courts	A-70
Closing	A-8
Closing Date	A-8
Code	A-8
Confidentiality Agreement	A-55
Continuing Employees	A-56
Converted Equity Award	A-12
Converted Stock Option	A-12
Dissenting Shares	A-10
Effective Time	A-8
Enforceability Exceptions	A-19
Environmental Laws	A-28
ERISA	A-23
Exchange Act	A-21
Exchange Agent	A-13
Exchange Fund	A-13
Exchange Ratio	A-9
FDIC	A-17
Federal Reserve Board	A-19
FINRA	A-19
First Horizon	A-8
First Horizon 401(k) Plan	A-57
First Horizon Advisory Subsidiary	A-48
First Horizon Agent	A-48
First Horizon Bank	A-13
First Horizon Benefit Plans	A-40
First Horizon Board Recommendation	A-55
First Horizon Broker-Dealer Subsidiary	A-49
First Horizon Bylaw Amendment	A-13
First Horizon Bylaws	A-34
First Horizon Charter	A-34
First Horizon Charter Amendment	A-35
First Horizon Common Stock	A-9
First Horizon Contract	A-44
First Horizon Disclosure Schedule	A-33
First Horizon DSU Award	A-34
First Horizon Equity Awards	A-35
First Horizon ERISA Affiliate	A-40
First Horizon Insurance Subsidiary	A-49
First Horizon Meeting	A-55
First Horizon Owned Properties	A-46

INDEX OF DEFINED TERMS—Continued

Page
First Horizon Preferred Stock	A-35
First Horizon PSU Award	A-34
First Horizon Qualified Plans	A-40
First Horizon Real Property	A-46
First Horizon Regulatory Agreement	A-45
First Horizon Reports	A-42
First Horizon Restricted Stock Award	A-34
First Horizon RSU Award	A-34
First Horizon Securities	A-35
First Horizon Series B Preferred Stock	A-10
First Horizon Series C Preferred Stock	A-10
First Horizon Series D Preferred Stock	A-10
First Horizon Stock Option	A-11
First Horizon Subsidiary	A-34
Foundation	A-60
GAAP	A-16
Governmental Entity	A-20
IBERIABANK	A-13
IBKC	A-8
IBKC 401(k) Plan	A-57
IBKC Advisory Subsidiary	A-31
IBKC Agent	A-32
IBKC Articles	A-17
IBKC Benefit Plans	A-23
IBKC Board Recommendation	A-55
IBKC Broker-Dealer Subsidiary	A-32
IBKC Bylaws	A-17
IBKC Common Stock	A-9
IBKC Compensation Committee	A-11
IBKC Contract	A-28
IBKC Disclosure Schedule	A-16
IBKC Equity Awards	A-18
IBKC ERISA Affiliate	A-23
IBKC Indemnified Parties	A-58
IBKC Insiders	A-63
IBKC Insurance Subsidiary	A-32
IBKC Meeting	A-55
IBKC Owned Properties	A-29
IBKC Phantom Stock Award	A-11
IBKC Preferred Stock	A-10
IBKC PSU Award	A-11
IBKC Qualified Plans	A-23
IBKC Real Property	A-29
IBKC Regulatory Agreement	A-28
IBKC Reports	A-25
IBKC Restricted Stock Award	A-11
IBKC Securities	A-18
IBKC Series B Preferred Stock	A-10
IBKC Series C Preferred Stock	A-10
IBKC Series D Preferred Stock	A-10
IBKC Stock Option	A-11
IBKC Subsidiary	A-17

INDEX OF DEFINED TERMS—Continued

Page
Intellectual Property	A-29
Investment Advisers Act	A-32
IRS	A-23
Joint Proxy Statement	A-19
knowledge	A-69
LBCA	A-8
Liens	A-18
Loans	A-30
Louisiana Secretary	A-8
made available	A-70
Material Adverse Effect	A-16
Materially Burdensome Regulatory Condition	A-54
Merger	A-8
Merger Consideration	A-9
Multiemployer Plan	A-23
Multiple Employer Plan	A-24
New Certificates	A-13
New First Horizon Preferred Stock	A-10
NYSE	A-15
Old Certificate	A-9
PBGC	A-24
Permitted Encumbrances	A-29
person	A-70
Personal Data	A-25
Phantom Stock Consideration	A-12
Premium Cap	A-58
Recommendation Change	A-55
Regulatory Agencies	A-20
Representatives	A-61
Requisite First Horizon Vote	A-36
Requisite IBKC Vote	A-19
Requisite Regulatory Approvals	A-53
S-4	A-19
Sarbanes-Oxley Act	A-21
SEC	A-19
Securities Act	A-25
Security Breach	A-26
SRO	A-20
Subsidiary	A-17
Surviving Entity	A-8
Takeover Statutes	A-30
Tax	A-23
Tax Return	A-23
Taxes	A-23
TBCA	A-8
Tennessee Secretary	A-8
Termination Date	A-66
Termination Fee	A-67
transactions contemplated by this Agreement	A-70
transactions contemplated hereby	A-70
willful and material breach	A-67

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 3, 2019 (this “Agreement”), by and between First Horizon National Corporation, a Tennessee corporation (“First Horizon”), and IBERIABANK Corporation, a Louisiana corporation (“IBKC”).

RECITALS

A. The Boards of Directors of First Horizon and IBKC have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which IBKC will, subject to the terms and conditions set forth herein, merge with and into First Horizon (the “Merger”), so that First Horizon is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger.

B. In furtherance thereof, the respective Boards of Directors of First Horizon and IBKC have approved the Merger and adopted this Agreement and have resolved to submit this Agreement to their respective shareholders for approval and to recommend that their respective shareholders approve this Agreement.

C. For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

D. In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Tennessee Business Corporation Act (the “TBCA”) and the Louisiana Business Corporation Act (the “LBCA”), at the Effective Time, IBKC shall merge with and into First Horizon pursuant to this Agreement. First Horizon shall be the Surviving Entity, and shall continue its corporate existence under the laws of the State of Tennessee. Upon consummation of the Merger, the separate corporate existence of IBKC shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by IBKC and First Horizon. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3 Effective Time. On or (if agreed by IBKC and First Horizon) prior to the Closing Date, First Horizon and IBKC, respectively, shall cause to be filed articles of merger with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”) and articles of merger with the Secretary of State of the State of Louisiana (the “Louisiana Secretary”) (collectively, the “Articles of Merger”). The Merger shall become effective at such time as specified in the Articles of Merger in accordance with the relevant provisions of the TBCA and LBCA, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TBCA, the LBCA and this Agreement.

1.5 Conversion of IBKC Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of First Horizon, IBKC or the holder of any securities of First Horizon or IBKC:

(a) Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of IBKC issued and outstanding immediately prior to the Effective Time (the “IBKC Common Stock”), except for shares of IBKC Common Stock owned by IBKC or First Horizon (in each case, other than shares of IBKC Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by IBKC or First Horizon in respect of debts previously contracted), shall be converted into the right to receive 4.584 shares (the “Exchange Ratio”; and such shares, the “Merger Consideration”) of the common stock, par value $0.625, of First Horizon (the “First Horizon Common Stock”); it being understood that at and after the Effective Time, pursuant to Section 1.6, the First Horizon Common Stock, including the shares issued to former holders of IBKC Common Stock, shall be the common stock of the Surviving Entity.

(b) All of the shares of IBKC Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”; it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of IBKC Common Stock) previously representing any such shares of IBKC Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of First Horizon Common Stock that such shares of IBKC Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of IBKC Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of First Horizon Common Stock or IBKC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give First Horizon and the holders of IBKC Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit IBKC or First Horizon to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of IBKC Common Stock that are owned by IBKC or First Horizon (in each case, other than shares of IBKC Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by IBKC or First Horizon in respect of debts previously contracted) shall be cancelled and shall cease to exist and no First Horizon Common Stock or other consideration shall be delivered in exchange therefor.

1.6 First Horizon Stock. At and after the Effective Time, each share of First Horizon Common Stock and each share of First Horizon Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of the Surviving Entity and shall not be affected by the Merger.

1.7 IBKC Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of First Horizon, IBKC or the holder of any securities of First Horizon or IBKC:

(a) Each share of 6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, of IBKC (“IBKC Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be converted into the right to receive a share of a newly created series of preferred stock of First Horizon having the same terms (taking into account that IBKC will not be the surviving entity in the Merger and, if the Closing Date is after August 1, 2020, with the Optional Redemption (as defined in Article 4, Section D of the IBKC Articles), beginning on a date that is five years after the Closing Date) as the IBKC Series B Preferred Stock (all shares of such newly created series, collectively, the “First Horizon Series B Preferred Stock”) and, upon such conversion, the IBKC Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

(b) Each share of 6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share, of IBKC (“IBKC Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be converted into the right to receive a share of a newly created series of preferred stock of First Horizon having the same terms (taking into account that IBKC will not be the surviving entity in the Merger) as the IBKC Series C Preferred Stock (all shares of such newly created series, collectively, the “First Horizon Series C Preferred Stock”) and, upon such conversion, the IBKC Series C Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

(c) Each share of 6.100% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D, par value $1.00 per share, of IBKC (“IBKC Series D Preferred Stock,” and together with the IBKC Series B Preferred Stock and IBKC Series C Preferred Stock, the “IBKC Preferred Stock”) issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be converted into the right to receive a share of a newly created series of preferred stock of First Horizon having identical powers, preferences and special rights as the IBKC Series D Preferred Stock (all shares of such newly created series, collectively, the “First Horizon Series D Preferred Stock,” and collectively with the First Horizon Series B Preferred Stock and First Horizon Series C Preferred Stock, the “New First Horizon Preferred Stock”) and, upon such conversion, the IBKC Series D Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

(d) Notwithstanding anything in this Section 1.7 to the contrary, all shares of IBKC Preferred Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder of IBKC Preferred Stock who exercises appraisal rights in respect of such shares when and in the manner required under Part 13 of the LBCA (“Dissenting Shares”), shall not be converted as provided in Sections 1.7(a), 1.7(b) or 1.7(c), as applicable, but instead, such holder shall be entitled only to such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Part 13 of the LBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of Part 13 of the LBCA and this Section 1.7(d)), unless and until such holder shall have failed to perfect or effectively withdrawn or lost rights to demand or receive the fair value of such shares under the LBCA. If, after the Effective Time, any holder of Dissenting Shares fails to perfect or effectively withdraws or loses the right to dissent, the applicable Dissenting Shares will thereupon be treated as though such shares had been converted into shares of New First Horizon Preferred Stock pursuant to this Section 1.7. If any holder of shares of IBKC Preferred Stock provides notice to IBKC of such holder’s intent to demand or receive fair value of such shares under the LBCA, IBKC will promptly give First Horizon notice thereof (and of any other instruments served pursuant to Part 13 of the LBCA), and First Horizon will have the right to participate in all negotiations and proceedings with respect to any such demands. IBKC will not, except with the prior written consent of First Horizon, voluntarily make any payment with respect to, or settle or offer to settle, any such demand.

1.8 Treatment of IBKC Equity Awards.

(a) At the Effective Time, any vesting conditions applicable to each option to purchase shares of IBKC Common Stock (an “IBKC Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall be deemed satisfied and accelerate in full and each IBKC Stock Option shall, automatically and without any required action on the part of the holder thereof, be converted into an option (a “First Horizon Stock Option”) to purchase (i) that number of shares of First Horizon Common Stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of IBKC Common Stock subject to such IBKC Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio (as adjusted if necessary pursuant to the last sentence of Section 1.5(b)), (ii) at an exercise price per share of First Horizon Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of IBKC Common Stock of such IBKC Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio (as adjusted if necessary pursuant to the last sentence of Section 1.5(b)); provided, however, that the exercise price and the number of shares of First Horizon Common Stock purchasable pursuant to the IBKC Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code; provided, further, that in the case of any IBKC Stock Option to which Section 422 of the Internal Revenue Code applies, the exercise price and the number of shares of First Horizon Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Internal Revenue Code. Except as expressly provided in this Section 1.8(a), each such First Horizon Stock Option shall be subject to the same terms and conditions (including exercisability and forfeiture terms), after giving effect to any “change in control” provisions under the applicable IBKC equity incentive plan or award agreement, as applied to the corresponding IBKC Stock Option immediately prior to the Effective Time.

(b) At the Effective Time, any vesting conditions applicable to each award in respect of a share of IBKC Common Stock subject to vesting, repurchase or other lapse restriction (an “IBKC Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall be deemed satisfied and accelerate in full and each IBKC Restricted Stock Award shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder to receive immediately following the Effective Time, the Merger Consideration (less applicable Taxes required to be withheld with respect to such vesting).

(c) At the Effective Time, (i) any vesting conditions applicable to each performance stock unit award in respect of shares of IBKC Common Stock (an “IBKC PSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (ii) each IBKC PSU Award shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder to receive (without interest), immediately following the Effective Time, an amount of Merger Consideration (less applicable Taxes required to be withheld with respect to such vesting) equal to (x) the number of shares of IBKC Common Stock subject to such IBKC PSU Award immediately prior to the Effective Time (including any applicable dividend equivalents) based on the greater of (A) the target performance level, or (B) the actual performance level through September 30, 2019 as reasonably determined by the compensation committee of the IBKC Board of Directors (the “IBKC Compensation Committee”), multiplied by (y) the Exchange Ratio (as adjusted if necessary pursuant to the last sentence of Section 1.5(b)); provided, that, with respect to any IBKC PSU Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable IBKC equity incentive plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(d) At the Effective Time, each phantom stock award in respect of shares of IBKC Common Stock (an “IBKC Phantom Stock Award”) that is outstanding and unvested immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest and be cancelled and automatically entitle the holder of such IBKC Phantom Stock Award to receive (without interest), on the first regularly scheduled payroll date of First Horizon following the Closing Date, an amount in cash (rounded to the nearest cent and less applicable Taxes required to be withheld with respect to such vesting) determined by multiplying (i) the closing price of one share of First Horizon Common Stock on the Closing Date by (ii) the number of shares of First Horizon Common Stock underlying such IBKC Phantom Stock Award (as determined by multiplying (x) the number of shares of IBKC Common Stock (including any applicable dividend equivalents) underlying such IBKC Phantom Stock Award by (y) the Exchange Ratio) (the “Phantom Stock Consideration”); provided, that, to the extent a holder of IBKC Phantom Stock Awards has made a deferral election in respect of payments pursuant to such IBKC Phantom Stock Awards, the applicable portion of the Phantom Stock Consideration shall be credited to such holder’s deferred compensation account under IBKC’s Executive Nonqualified Excess Plan.

(e) At or prior to the Effective Time, IBKC, the Board of Directors of IBKC and the IBKC Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.8 and provide for the deduction, withholding and remittance of any Taxes or amounts required under applicable law.

(f) As of the Effective Time, the number and kind of shares available for issuance under each IBKC equity or equity-based incentive plan shall be adjusted to reflect First Horizon Common Stock in accordance with the provisions of the applicable plan.

(g) First Horizon shall take all corporate actions that are necessary for the treatment of the IBKC Equity Awards pursuant to Section 1.8(a) through 1.8(d) and Section 1.8(h), including the reservation, issuance and listing of First Horizon Common Stock as necessary to effect the transactions contemplated by this Section 1.8. As soon as practicable following the Effective Time, First Horizon shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of First Horizon Common Stock underlying such IBKC Equity Awards (other than the IBKC Phantom Stock Awards), and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant IBKC equity incentive plans remain in effect and such registration of shares of First Horizon Common Stock issuable thereunder continues to be required.

(h) Notwithstanding anything in Section 1.8(a) through Section 1.8(e) to the contrary, but subject to Section 5.2(b), (i) to the extent the terms of any IBKC Equity Award granted on or after the date of this Agreement and not in violation of this Agreement expressly provides for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 1.8, or (ii) as mutually agreed by the parties and a holder of any IBKC Equity Award, then in each case, the terms of such IBKC Equity Award or mutual agreement, as applicable, shall control (and the applicable provisions of this Section 1.8 shall not apply); provided, that such IBKC Equity Award shall automatically and without any required action on the part of the holder thereof, cease to represent an equity award denominated in shares of IBKC Common Stock and shall be converted into an equity award denominated in shares of First Horizon Common Stock (a “Converted Equity Award”). The number of shares of First Horizon Common Stock subject to each such Converted Equity Award shall equal the product (with the result rounded down to the nearest whole number) of (i) the number of shares of IBKC Common Stock subject to such IBKC Equity Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (as adjusted if necessary pursuant to the last sentence of Section 1.5(b)); provided, that to the extent any Converted Equity Award is an IBKC Stock Option (a “Converted Stock Option”), the exercise price per share of such Converted Stock Option shall be equal to the quotient (rounded up to the nearest whole cent) of (A) the exercise price per share of IBKC Common Stock of such IBKC Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio (as adjusted if necessary pursuant to the last sentence of Section 1.5(b)); and provided, however, that the exercise price and the number of shares of First Horizon Common Stock purchasable pursuant to the Converted Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code; provided, further, that in the case of any IBKC Stock

Option to which Section 422 of the Internal Revenue Code applies, the exercise price and the number of shares of First Horizon Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Internal Revenue Code.

1.9 Charter of Surviving Entity. At the Effective Time, the charter of First Horizon, as in effect immediately prior to the Effective Time, as amended pursuant to Section 6.20 and for the filing of the terms of the New First Horizon Preferred Stock, shall be the charter of the Surviving Entity until thereafter amended in accordance with applicable law.

1.10 Bylaws of Surviving Entity. At the Effective Time, the bylaws of First Horizon, as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit A (such amendment, the “First Horizon Bylaw Amendment”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

1.11 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.12 Bank Merger. At the Bank Merger Effective Time (as defined below) IBERIABANK, a Louisiana-chartered bank and Subsidiary of IBKC (“IBERIABANK”), will merge with and into First Horizon Bank, a Tennessee-chartered bank and Subsidiary of First Horizon (“First Horizon Bank”) (the “Bank Merger”). First Horizon Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of IBERIABANK shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger in form and substance agreed by First Horizon and IBKC, which shall be customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”), which shall be entered into by First Horizon Bank and IBERIABANK promptly after the date of this Agreement. Each of First Horizon and IBKC shall approve the Bank Merger Agreement and the Bank Merger as the sole voting shareholder of First Horizon Bank and IBERIABANK, respectively, and First Horizon and IBKC shall, and shall cause First Horizon Bank and IBERIABANK, respectively, to, execute certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective promptly following the Effective Time or at such later time and date as specified in the Bank Merger Agreement in accordance with applicable law (the “Bank Merger Effective Time”).

ARTICLE II

EXCHANGE OF SHARES

2.1 First Horizon to Make Consideration Available. At or prior to the Effective Time, First Horizon shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by First Horizon and IBKC (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates (which for purposes of this Article II shall be deemed to include certificates or book-entry account statements representing shares of IBKC Preferred Stock), certificates or, at First Horizon’s option, evidence in book-entry form, representing shares of First Horizon Common Stock or New First Horizon Preferred Stock to be issued pursuant to Section 1.5 and Section 1.7, respectively (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of First Horizon Common Stock or New First Horizon Preferred Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, First Horizon shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of IBKC Common Stock or IBKC Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive First Horizon Common Stock or New First Horizon Preferred Stock, as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of First Horizon Common Stock and any cash in lieu of fractional shares or shares of New First Horizon Preferred Stock, as applicable, which the shares of IBKC Common Stock or IBKC Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of First Horizon Common Stock to which such holder of IBKC Common Stock shall have become entitled pursuant to the provisions of Article I, and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), or (ii) (A) a New Certificate representing that number of shares of New First Horizon Preferred Stock to which such holder of IBKC Preferred Stock shall have become entitled pursuant to the provisions of Article I, and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of First Horizon Common Stock or shares of New First Horizon Preferred Stock which the shares of IBKC Common Stock or IBKC Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to First Horizon Common Stock or New First Horizon Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of First Horizon Common Stock or shares of New First Horizon Preferred Stock that the shares of IBKC Common Stock or IBKC Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of First Horizon Common Stock or New First Horizon Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of First Horizon Common Stock or New First Horizon Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of IBKC of the shares of IBKC Common Stock or IBKC Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of First Horizon Common Stock or New First Horizon Preferred Stock, cash in lieu of fractional shares and dividends or distributions as contemplated by this Section 2.2, as applicable.

(e) Notwithstanding anything to the contrary contained in this Agreement, no New Certificates or scrip representing fractional shares of First Horizon Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to First Horizon Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of First Horizon. In lieu of the issuance of any such fractional share, First Horizon shall pay to each former holder of IBKC Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of First Horizon Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of IBKC Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of First Horizon Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of IBKC for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of IBKC Common Stock or IBKC Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of First Horizon Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the First Horizon Common Stock deliverable in respect of each former share of IBKC Common Stock such holder holds as determined pursuant to this Agreement, or the shares of New First Horizon Preferred Stock and any unpaid dividends and distributions on the New First Horizon Preferred Stock deliverable in respect of each former share of IBKC Preferred Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of First Horizon, IBKC, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of IBKC Common Stock or IBKC Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) First Horizon shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of First Horizon Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of IBKC Common Stock, IBKC Preferred Stock or IBKC Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by First Horizon or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of IBKC Common Stock, IBKC Preferred Stock or IBKC Equity Awards in respect of which the deduction and withholding was made by First Horizon or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by First Horizon or the Exchange Agent, the posting by such person of a bond in such amount as First Horizon or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of First Horizon Common Stock and any cash in lieu of fractional shares, or the shares of New First Horizon Preferred Stock, as applicable, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IBKC

Except (a) as disclosed in the disclosure schedule delivered by IBKC to First Horizon concurrently herewith (the “IBKC Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the IBKC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by IBKC that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced, and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any IBKC Reports filed with or furnished to the SEC by IBKC since December 31, 2016 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), IBKC hereby represents and warrants to First Horizon as follows:

3.1 Corporate Organization.

(a) IBKC is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act. IBKC has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. IBKC is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBKC. As used in this Agreement, the term “Material Adverse Effect” means, with respect to First Horizon, IBKC or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as defined below), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the articles of incorporation of IBKC (the “IBKC Articles”) and the bylaws of IBKC (the “IBKC Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by IBKC to First Horizon.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBKC, each Subsidiary of IBKC (an “IBKC Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of IBKC or any Subsidiary of IBKC to pay dividends or distributions except, in the case of IBKC or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. IBERIABANK is the only depository institution Subsidiary of IBKC, and the deposit accounts of IBERIABANK are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “Bank Merger Act”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the IBKC Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of IBKC as of the date hereof. True and complete copies of the organizational documents of IBERIABANK as in effect as of the date of this Agreement have previously been made available by IBKC to First Horizon. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of IBKC other than the IBKC Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of IBKC consists of 100,000,000 shares of IBKC Common Stock and 5,000,000 shares of serial preferred stock, par value $1.00 per share. As of October 31, 2019, there were (i) 52,267,165 shares of IBKC Common Stock issued and outstanding, including 473,286 shares of IBKC Common Stock granted in respect of outstanding IBKC Restricted Stock Awards; (ii) 776,671 shares of IBKC Common Stock reserved for issuance upon the exercise of outstanding IBKC Stock Options; (iii) 176,223 shares of IBKC Common Stock reserved for issuance upon the settlement of outstanding IBKC PSU Awards (assuming performance goals are satisfied at the target level) or 396,507 shares of IBKC Common Stock reserved for issuance upon the settlement of outstanding IBKC PSU Awards (assuming performance goals are satisfied at the maximum level);

and (iv) (A) 8,000 shares of IBKC Series B Preferred Stock issued and outstanding, (B) 5,750 shares of IBKC Series C Preferred Stock issued and outstanding, and (C) 10,000 shares of IBKC Series D Preferred Stock issued and outstanding. As of October 31, 2019, there were 401,078 IBKC Phantom Stock Awards outstanding, with respect to which no shares of IBKC Common Stock were reserved upon the settlement thereof. As of the date of this Agreement, except as set forth in the immediately preceding two sentences, for changes since October 31, 2019 resulting from the exercise, vesting or settlement of any IBKC Stock Options, IBKC Phantom Stock Awards, IBKC Restricted Stock Awards and IBKC PSU Awards (collectively, “IBKC Equity Awards”) described in the immediately preceding two sentences and 3,451,053 shares of IBKC Common Stock reserved for issuance pursuant to future grants under the IBKC equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of IBKC issued, reserved for issuance or outstanding. All of the issued and outstanding shares of IBKC Common Stock and IBKC Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. IBKC is current on all dividends payable on the outstanding shares of IBKC Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of IBKC may vote. Other than IBKC Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in IBKC, or contracts, commitments, understandings or arrangements by which IBKC may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in IBKC, or that otherwise obligate IBKC to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “IBKC Securities”). Other than IBKC Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of IBKC or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which IBKC or any of its Subsidiaries is a party with respect to the voting or transfer of IBKC Common Stock, capital stock or other voting or equity securities or ownership interests of IBKC or granting any shareholder or other person any registration rights.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBKC, IBKC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the IBKC Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

3.3 Authority; No Violation.

(a) IBKC has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of IBKC. The Board of Directors of IBKC has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of IBKC and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to IBKC’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by holders of IBKC Common Stock (the “Requisite IBKC Vote”), and the approval of the Bank Merger Agreement by IBKC as IBERIABANK’s sole shareholder, no other corporate proceedings on the part of IBKC are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the shareholders of IBKC of an advisory (non-binding) vote on the compensation that may be paid or become payable to IBKC’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by IBKC and (assuming due authorization, execution and delivery by First Horizon) constitutes a valid and binding obligation of IBKC, enforceable against IBKC in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by IBKC nor the consummation by IBKC of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by IBKC with any of the terms or provisions hereof, will (i) violate any provision of the IBKC Articles or the IBKC Bylaws, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBKC or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of IBKC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which IBKC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IBKC.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and The NASDAQ Stock Market, LLC, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the Tennessee Department of Financial Institutions and the Louisiana Office of Financial Institutions, and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (f) those additional applications, filings and notices, if any, listed on Section 3.4 of the IBKC Disclosure Schedule or Section 4.4 of the First Horizon Disclosure Schedule and approval of such applications, filings and notices, (g) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of IBKC’s and First Horizon’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by First Horizon in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (h) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the Louisiana Secretary pursuant to the LBCA, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and the filing of Articles of Amendment for the New First Horizon Preferred Stock with the Tennessee Secretary, and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Horizon Common Stock and New First Horizon Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such First Horizon Common Stock and New First Horizon Preferred Stock (or depositary shares in respect thereof) on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by IBKC of this Agreement, or (ii) the consummation by IBKC of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, IBKC has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by IBKC to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5 Reports. IBKC and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2017 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority, and (vi) any self-regulatory organization (an “SRO”) (clauses (i)–(vi), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IBKC. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of IBKC and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of IBKC, investigation into the business or operations of IBKC or any of its Subsidiaries since January 1, 2017, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of IBKC or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of IBKC or any of its Subsidiaries since January 1, 2017, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC.

3.6 Financial Statements.

(a) The financial statements of IBKC and its Subsidiaries included (or incorporated by reference) in the IBKC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of IBKC and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated statements of comprehensive income, cash flows, shareholders’ equity and consolidated balance sheet of IBKC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2016, no independent public accounting firm of IBKC has resigned (or informed IBKC that it intends to resign) or been dismissed as independent public accountants of IBKC as a result of or in connection with any disagreements with IBKC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC, neither IBKC nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of IBKC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of IBKC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of IBKC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on IBKC. IBKC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to IBKC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of IBKC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to IBKC’s outside auditors and the audit committee of IBKC’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect IBKC’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of IBKC, any fraud, whether or not material, that involves management or other employees who have a significant role in IBKC’s internal controls over financial reporting. To the knowledge of IBKC, any such disclosures were made in writing by management to IBKC’s auditors and audit committee. To the knowledge of IBKC, there is no reason to believe that IBKC’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2017, (i) neither IBKC nor any of its Subsidiaries, nor, to the knowledge of IBKC, any director, officer, auditor, accountant or representative of IBKC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of IBKC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that IBKC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing IBKC or any of its Subsidiaries, whether or not employed by IBKC or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by IBKC or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of IBKC or any committee thereof or the Board of Directors or similar governing body of any IBKC Subsidiary or any committee thereof, or to the knowledge of IBKC, to any director or officer of IBKC or any IBKC Subsidiary.

3.7 Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., Goldman, Sachs & Co. LLC and Evercore Group L.L.C., neither IBKC nor any IBKC Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. IBKC has disclosed to First Horizon as of the date hereof the aggregate fees provided for in connection with the engagement by IBKC of Keefe, Bruyette & Woods, Inc., Goldman, Sachs & Co. LLC and Evercore Group L.L.C. related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC.

(b) Since December 31, 2018 through the date of this Agreement, IBKC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on IBKC, neither IBKC nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of IBKC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IBKC or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on IBKC, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon IBKC, any of its Subsidiaries or the assets of IBKC or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) Each of IBKC and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither IBKC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of IBKC and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of IBKC and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither IBKC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect (other than extension or waiver granted in the ordinary course of business). Neither IBKC nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of IBKC and its Subsidiaries or the assets of IBKC and its Subsidiaries. Neither IBKC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among IBKC and its Subsidiaries). Since January 1, 2013, neither IBKC nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was IBKC), or (B) has any liability for the Taxes of any person (other than IBKC or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice). Neither IBKC nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither IBKC nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC, each IBKC Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “IBKC Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which IBKC or any Subsidiary or any trade or business of IBKC or any of its Subsidiaries, whether or not incorporated, all of which together with IBKC would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “IBKC ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by IBKC or any of its Subsidiaries or any IBKC ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of IBKC or any of its Subsidiaries or any IBKC ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b) IBKC has made available to First Horizon true, correct and complete copies of each material IBKC Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c) The IRS has issued a favorable determination letter or opinion with respect to each IBKC Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “IBKC Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of IBKC, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any IBKC Qualified Plan or the related trust.

(d) Except as would not result in any material liability to IBKC and its Subsidiaries, taken as a whole, with respect to each IBKC Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such IBKC Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such IBKC Benefit Plan’s actuary with respect to such IBKC Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such IBKC Benefit Plan allocable to such accrued benefits,

(iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by IBKC or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such IBKC Benefit Plan.

(e) None of IBKC and its Subsidiaries nor any IBKC ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of IBKC and its Subsidiaries nor any IBKC ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f) Except as would not result in any material liability to IBKC and its Subsidiaries, taken as a whole, no IBKC Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC, all contributions required to be made to any IBKC Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any IBKC Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of IBKC.

(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to IBKC’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the IBKC Benefit Plans, any fiduciaries thereof with respect to their duties to the IBKC Benefit Plans or the assets of any of the trusts under any of the IBKC Benefit Plans that would reasonably be expected to result in any liability of IBKC or any of its Subsidiaries in an amount that would be material to IBKC and its Subsidiaries, taken as a whole.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC, none of IBKC and its Subsidiaries nor any IBKC ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the IBKC Benefit Plans or their related trusts, IBKC, any of its Subsidiaries or any IBKC ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of IBKC or any of its Subsidiaries, or result in any limitation on the right of IBKC or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any IBKC Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by IBKC or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) No IBKC Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC, there are no pending or, to IBKC’s knowledge, threatened labor grievances or unfair labor practice claims or charges against IBKC or any of its Subsidiaries, or any strikes or other labor disputes against IBKC or any of its Subsidiaries. Neither IBKC nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of IBKC or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC, there are no pending or, to the knowledge of IBKC, threatened organizing efforts by any union or other group seeking to represent any employees of IBKC or any of its Subsidiaries. To the knowledge of IBKC, in the last five years, no allegations of sexual harassment have been made to IBKC against any individual in his or her capacity as (i) an officer of IBKC or any of its Subsidiaries, (ii) a member of the Board of Directors of IBKC, or (iii) an employee of IBKC or any of its Subsidiaries at a level of executive vice president or above.

3.12 SEC Reports. IBKC has previously made available to First Horizon an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2016 by IBKC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “IBKC Reports”), and (b) communication mailed by IBKC to its shareholders since December 31, 2016 and prior to the date hereof, and no such IBKC Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2016, as of their respective dates, all IBKC Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of IBKC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issued raised by, the SEC with respect to any of the IBKC Reports.

3.13 Compliance with Applicable Law.

(a) IBKC and each of its Subsidiaries hold, and have at all times since December 31, 2016, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBKC, and, to the knowledge of IBKC, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBKC, IBKC and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to IBKC or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and

Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. IBKC and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by IBKC and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where IBKC and its Subsidiaries conduct business.

(c) IBERIABANK has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) IBKC maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of IBKC, IBKC has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBKC. To the knowledge of IBKC, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on IBKC.

(e) Without limitation, none of IBKC or any of its Subsidiaries, or to the knowledge of IBKC, any director, officer, employee, agent or other person acting on behalf of IBKC or any of its Subsidiaries has, directly or indirectly, (i) used any funds of IBKC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of IBKC or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of IBKC or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of IBKC or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for IBKC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for IBKC or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBKC.

(f) As of the date hereof, each of IBKC and IBERIABANK is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBKC, (i) IBKC and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of IBKC, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the IBKC Disclosure Schedule or as filed with any IBKC Reports, as of the date hereof, neither IBKC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any IBKC Benefit Plan:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by IBKC or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii) which is a collective bargaining agreement or similar agreement with any labor organization;

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite IBKC Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBKC;

(v) (A) that relates to the incurrence of indebtedness by IBKC or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by IBKC or any of its Subsidiaries of, or any similar commitment by IBKC or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more, but, in each case, excluding any indebtedness disclosed in any IBKC Report(s) filed since January 1, 2019 or entered into in the ordinary course of business;

(vi) that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of IBKC or its Subsidiaries, taken as a whole;

(vii) which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by IBKC or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than with respect to indebtedness disclosed in any IBKC Report(s) filed since January 1, 2019 or leases or other agreements entered into in the ordinary course of business;

(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of IBKC or any of its Subsidiaries; or

(ix) that relates to the acquisition or disposition of any person, business or asset and under which IBKC or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the IBKC Disclosure Schedule, is referred to herein as an “IBKC Contract.” IBKC has made available to First Horizon true, correct and complete copies of each IBKC Contract in effect as of the date hereof.

(b) (i) Each IBKC Contract is valid and binding on IBKC or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IBKC, (ii) IBKC and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each IBKC Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IBKC, (iii) to the knowledge of IBKC, each third-party counterparty to each IBKC Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such IBKC Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IBKC, (iv) neither IBKC nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any IBKC Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of IBKC or any of its Subsidiaries, or to the knowledge of IBKC, any other party thereto, of or under any such IBKC Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IBKC.

3.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither IBKC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the IBKC Disclosure Schedule, an “IBKC Regulatory Agreement”), nor has IBKC or any of its Subsidiaries been advised in writing, or to IBKC’s knowledge, orally, since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such IBKC Regulatory Agreement.

3.16 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC, IBKC and its Subsidiaries are in compliance, and have complied since December 31, 2016, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of IBKC, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on IBKC or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against IBKC, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC. To the knowledge of IBKC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC. IBKC is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC.

3.17 Investment Securities and Commodities. Each of IBKC and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to IBKC’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of IBKC or its Subsidiaries. Such securities and commodities are valued on the books of IBKC in accordance with GAAP in all material respects.

3.18 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on IBKC, IBKC or an IBKC Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the IBKC Reports as being owned by IBKC or an IBKC Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “IBKC Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such IBKC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the IBKC Owned Properties, the “IBKC Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of IBKC, the lessor. There are no pending or, to the knowledge of IBKC, threatened condemnation proceedings against the IBKC Real Property.

3.19 Intellectual Property. IBKC and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC: (a) (i) to the knowledge of IBKC, the use of any Intellectual Property by IBKC and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which IBKC or any IBKC Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to IBKC that IBKC or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of IBKC, no person is challenging, infringing on or otherwise violating, any right of IBKC or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to IBKC or its Subsidiaries, and (c) neither IBKC nor any IBKC Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by IBKC or any IBKC Subsidiary, and IBKC and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by IBKC and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction;

nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20 Related Party Transactions. As of the date hereof, except as set forth in any IBKC Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between IBKC or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of IBKC or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding IBKC Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of IBKC) on the other hand, of the type required to be reported in any IBKC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.21 State Takeover Laws. The Board of Directors of IBKC has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the IBKC Articles or IBKC Bylaws (collectively, with any similar provisions of the First Horizon Charter or First Horizon Bylaws, “Takeover Statutes”). In accordance with Section 12:1-1302 of the LBCA, no appraisal or dissenters’ rights will be available to the holders of IBKC Common Stock in connection with the Merger.

3.22 Reorganization. IBKC has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of IBKC has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from each of Keefe, Bruyette & Woods, Inc. and Goldman, Sachs & Co. LLC to the effect that as of the date hereof and based upon and subject to the matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders (other than First Horizon and its affiliates) of IBKC Common Stock. Neither of such opinion has been amended or rescinded as of the date of this Agreement.

3.24 IBKC Information. The information relating to IBKC and its Subsidiaries that is provided in writing by IBKC or its Subsidiaries or their respective representatives specifically for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to IBKC or any of its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to IBKC or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the IBKC Disclosure Schedule, neither IBKC nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which IBKC or any Subsidiary of IBKC is a creditor that, as of September 30, 2019, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of September 30, 2019, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the IBKC Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of IBKC and its Subsidiaries that, as of September 30, 2019, had an outstanding balance of $5,000,000 and were classified by IBKC as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, and (B) each asset of IBKC or any of its Subsidiaries that, as of September 30, 2019, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC, each Loan of IBKC or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of IBKC and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBKC, each outstanding Loan of IBKC or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of IBKC and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.26 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on IBKC, (a) IBKC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of IBKC reasonably has determined to be prudent and consistent with industry practice, and IBKC and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of IBKC and its Subsidiaries, IBKC or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by IBKC or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither IBKC nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.27 Investment Advisor Subsidiaries.

(a) IBKC has certain Subsidiaries that are registered, licensed or qualified, or are required to be registered, licensed or qualified, in connection with the provision of investment management, investment advisory or sub-advisory services (each such Subsidiary, an “IBKC Advisory Subsidiary”). Each IBKC Advisory Subsidiary is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2017 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on IBKC.

(b) The accounts of each advisory client of IBKC or its Subsidiaries, for purposes of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), that are subject to ERISA have been managed by the applicable IBKC Advisory Subsidiary in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on IBKC.

(c) None of the IBKC Advisory Subsidiaries nor any person “associated” (as defined in the Investment Advisers Act) with any IBKC Advisory Subsidiaries is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on IBKC.

3.28 Insurance Subsidiaries.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on IBKC, (i) since January 1, 2017, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any IBKC Subsidiary (“IBKC Agent”) wrote, sold, produced, managed, administered or procured business for an IBKC Subsidiary, such IBKC Agent was, at the time the IBKC Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no IBKC Agent has been since January 1, 2017, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such IBKC Agent’s writing, sale, management, administration or production of insurance business for any IBKC Insurance Subsidiary (as defined below), and (iii) each IBKC Agent was appointed by IBKC or an IBKC Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such IBKC Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “IBKC Insurance Subsidiary” means each Subsidiary of IBKC through which insurance operations is conducted.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on IBKC, (i) since January 1, 2017, IBKC and the IBKC Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any IBKC Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each IBKC Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

3.29 Broker-Dealer Subsidiaries.

(a) IBKC has certain Subsidiaries that are registered, licensed or qualified, or are required to be registered, licensed or qualified, as a broker-dealer in accordance with any regulatory or legal requirement applicable to such IBKC Subsidiary (each, an “IBKC Broker-Dealer Subsidiary”). Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on IBKC: (i) each IBKC Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each IBKC Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SRO and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each IBKC Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of IBKC, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on IBKC, (i) none of the IBKC Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any IBKC Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of IBKC, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

3.30 No Other Representations or Warranties.

(a) Except for the representations and warranties made by IBKC in this Article III, neither IBKC nor any other person makes any express or implied representation or warranty with respect to IBKC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and IBKC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither IBKC nor any other person makes or has made any representation or warranty to First Horizon or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to IBKC, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by IBKC in this Article III, any oral or written information presented to First Horizon or any of its affiliates or representatives in the course of their due diligence investigation of IBKC, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) IBKC acknowledges and agrees that neither First Horizon nor any other person on behalf of First Horizon has made or is making, and IBKC has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIRST H ORIZON

Except (a) as disclosed in the disclosure schedule delivered by First Horizon to IBKC concurrently herewith (the “First Horizon Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the First Horizon Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by First Horizon that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced, and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any First Horizon Reports filed with or furnished to the SEC by First Horizon since December 31, 2016, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), First Horizon hereby represents and warrants to IBKC as follows:

4.1 Corporate Organization.

(a) First Horizon is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. First Horizon has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. First Horizon is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Horizon. True and complete copies of the restated charter of First Horizon (the “First Horizon Charter”) and the amended and restated bylaws of First Horizon (the “First Horizon Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by First Horizon to IBKC.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Horizon, each Subsidiary of First Horizon (a “First Horizon Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of First Horizon or any Subsidiary of First Horizon to pay dividends or distributions except, in the case of First Horizon or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. First Horizon Bank is the only depository institution Subsidiary of First Horizon, and the deposit accounts of First Horizon Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Bank Merger Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the First Horizon Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of First Horizon as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of First Horizon other than the First Horizon Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of First Horizon consists of 400,000,000 shares of First Horizon Common Stock, and 5,000,000 shares of preferred stock, no par value. As of October 31, 2019, there were (i) 311,183,637 shares of First Horizon Common Stock issued and outstanding, including 276,760 shares of First Horizon Common Stock granted in respect of outstanding First Horizon Common Stock subject to vesting, repurchase or other lapse restriction (a “First Horizon Restricted Stock Award”); (ii) 5,016,539 shares of First Horizon Common Stock reserved for issuance upon the exercise of outstanding First Horizon Stock Options; (iii) 2,969,812 shares of First Horizon Common Stock reserved for issuance upon the settlement of outstanding restricted stock unit awards in respect of shares of First Horizon Common Stock (a “First Horizon RSU Award”); (iv) 918,315 shares of First Horizon Common Stock (assuming performance goals are satisfied at the target level) or 1,299,854 shares of First Horizon Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance unit awards in respect of shares of First Horizon Common Stock (each, a “First Horizon PSU Award”); (v) 392,579 shares of First Horizon Common Stock reserved for issuance upon the settlement of vested First Horizon PSU Awards for which applicable performance goals have been met, following the lapse of an applicable two-year holding period; (vi) 277,200 shares of First Horizon Common Stock reserved for issuance upon the settlement of outstanding deferred stock unit awards in respect of First Horizon Common Stock (a “First Horizon DSU Award”); and (vii) 1,000 shares of preferred stock, which have been designated as Non-Cumulative Perpetual Preferred Stock, Series A, issued and outstanding (the “First Horizon Preferred Stock”). As of the date of this Agreement, except as set forth in the immediately preceding two sentences, for changes since October 31, 2019 resulting from the exercise, vesting or settlement of any First Horizon Stock Options, the First Horizon Restricted Stock Awards, First Horizon RSU Awards, First Horizon PSU Awards and First Horizon DSU Awards (collectively, “First Horizon Equity Awards”) described in the immediately preceding two sentences and 6,727,875 shares of First Horizon Common Stock reserved for issuance pursuant to future grants under the First Horizon equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of First Horizon issued, reserved for issuance or outstanding. All of the issued and outstanding shares of First Horizon Common Stock and First Horizon Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. First Horizon is current on all dividends payable on the outstanding shares of First Horizon Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of First Horizon may vote. Other than First Horizon Equity Awards and First Horizon Preferred Stock, issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, deferral units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in First Horizon, or contracts, commitments, understandings or arrangements by which First Horizon may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in First Horizon or that otherwise obligate First Horizon to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “First Horizon Securities”). Other than the First Horizon Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of First Horizon or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which First Horizon or any of its Subsidiaries is a party with respect to the voting or transfer of First Horizon Common Stock, capital stock or other voting or equity securities or ownership interests of First Horizon or granting any shareholder or other person any registration rights.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Horizon, First Horizon owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the First Horizon Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3 Authority; No Violation.

(a) First Horizon has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of First Horizon. The Board of Directors of First Horizon has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of First Horizon and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement and the amendment of the First Horizon Charter to effect an increase the number of authorized shares of First Horizon Common Stock from 400,000,000 to 700,000,000 (the “First Horizon Charter Amendment”) be submitted to First Horizon’s shareholders, for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the approval of the First Horizon Charter Amendment, in each case, by the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of First Horizon Common Stock (the “Requisite First Horizon Vote”), and subject to the adoption and approval of the Bank Merger Agreement by First Horizon as First Horizon Bank’s sole voting shareholder, no other corporate proceedings on the part of First Horizon are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the shareholders of First Horizon of an advisory (non-binding) vote on the compensation that may be paid or become payable to First Horizon’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by First Horizon and (assuming due authorization, execution and delivery by IBKC) constitutes a valid and binding obligation of First Horizon, enforceable against First Horizon in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of First Horizon Common Stock and New First Horizon Preferred Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite First Horizon Vote, the filing of the amendment to the First Horizon Charter as contemplated by Section 6.20 and the filing of Articles of Amendment for the New First Horizon Preferred Stock with the Tennessee Secretary), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of First Horizon will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by First Horizon, nor the consummation by First Horizon of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by First Horizon with any of the terms or provisions hereof, will (i) violate any provision of the First Horizon Charter or the First Horizon Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Horizon or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Horizon or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Horizon or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Horizon.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and The NASDAQ Stock Market, LLC, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the Tennessee Department of Financial Institutions and the Louisiana Office of Financial Institutions, and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (f) those additional applications, filings and notices, if any, listed on Section 3.4 of the IBKC Disclosure Schedule or Section 4.4 of the First Horizon Disclosure Schedule and approval of such applications, filings and notices, (g) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration by the SEC of the effectiveness of the S-4, (h) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the Louisiana Secretary pursuant to the LBCA, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and the filing of Articles of Amendment for the New First Horizon Preferred Stock with the Tennessee Secretary, and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Horizon Common Stock and New First Horizon Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such First Horizon Common Stock and New First Horizon Preferred Stock (or depositary shares in respect thereof) on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by First Horizon of this Agreement, or (ii) the consummation by First Horizon of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, First Horizon has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by First Horizon to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5 Reports. First Horizon and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2017 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Horizon. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of First Horizon and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of First Horizon, investigation into the business or operations of First Horizon or any of its Subsidiaries since January 1, 2017, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of First Horizon or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of First Horizon or any of its Subsidiaries since January 1, 2017, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon.

4.6 Financial Statements.

(a) The financial statements of First Horizon and its Subsidiaries included (or incorporated by reference) in the First Horizon Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of First Horizon and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of cash flows, consolidated statements of equity and consolidated statements of condition of First Horizon and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2016, no independent public accounting firm of First Horizon has resigned (or informed First Horizon that it intends to resign) or been dismissed as independent public accountants of First Horizon as a result of or in connection with any disagreements with First Horizon on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon, neither First Horizon nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of First Horizon included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of First Horizon and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of First Horizon or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on First Horizon. First Horizon (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to First Horizon, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Horizon by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to First Horizon’s outside auditors and the audit committee of First Horizon’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect First Horizon’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of First Horizon, any fraud, whether or not material, that involves management or other employees who have a significant role in First Horizon’s internal controls over financial reporting. To the knowledge of First Horizon, any such disclosures were made in writing by management to First Horizon’s auditors and audit committee. To the knowledge of First Horizon, there is no reason to believe that First Horizon’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2017, (i) neither First Horizon nor any of its Subsidiaries, nor, to the knowledge of First Horizon, any director, officer, auditor, accountant or representative of First Horizon or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of First Horizon or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Horizon or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing First Horizon or any of its Subsidiaries, whether or not employed by First Horizon or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by First Horizon or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of First Horizon or any committee thereof or the Board of Directors or similar governing body of any First Horizon Subsidiary or any committee thereof, or to the knowledge of First Horizon, to any director or officer of First Horizon or any First Horizon Subsidiary.

4.7 Broker’s Fees. With the exception of the engagement of Morgan Stanley & Co. LLC, neither First Horizon nor any First Horizon Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. First Horizon has disclosed to IBKC as of the date hereof the aggregate fees provided for in connection with the engagement by First Horizon of Morgan Stanley & Co. LLC related to the Merger and the other transactions contemplated hereunder.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon.

(b) Since December 31, 2018 through the date of this Agreement, First Horizon and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on First Horizon, neither First Horizon nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of First Horizon, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Horizon or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on First Horizon, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon First Horizon, any of its Subsidiaries or the assets of First Horizon or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

4.10 Taxes and Tax Returns. Each of First Horizon and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither First Horizon nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of First Horizon and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of First Horizon and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither First Horizon nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect (other than extension or waiver granted in the ordinary course of business). Neither First Horizon nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of First Horizon and its Subsidiaries or the assets of First Horizon and its Subsidiaries. Neither First Horizon nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among First Horizon and its Subsidiaries). Since January 1, 2013, neither First Horizon nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was First Horizon), or (B) has any liability for the Taxes of any person (other than First Horizon or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice). Neither First Horizon nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

Neither First Horizon nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

4.11 Employees.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon, each First Horizon Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “First Horizon Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which First Horizon or any Subsidiary or any trade or business of First Horizon or any of its Subsidiaries, whether or not incorporated, all of which together with First Horizon would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “First Horizon ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by First Horizon or any of its Subsidiaries or any First Horizon ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of First Horizon or any of its Subsidiaries or any First Horizon ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b) First Horizon has made available to IBKC true, correct and complete copies of each material First Horizon Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c) The IRS has issued a favorable determination letter or opinion with respect to each First Horizon Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “First Horizon Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of First Horizon, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any First Horizon Qualified Plan or the related trust.

(d) Except as would not result in any material liability to First Horizon and its Subsidiaries, taken as a whole, with respect to each First Horizon Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such First Horizon Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such First Horizon Benefit Plan’s actuary with respect to such First Horizon Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such First Horizon Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by First Horizon or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such First Horizon Benefit Plan.

(e) None of First Horizon and its Subsidiaries nor any First Horizon ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of First Horizon and its Subsidiaries nor any First Horizon ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f) Except as would not result in any material liability to First Horizon and its Subsidiaries, taken as a whole, no First Horizon Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon, all contributions required to be made to any First Horizon Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any First Horizon Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of First Horizon.

(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to First Horizon’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the First Horizon Benefit Plans, any fiduciaries thereof with respect to their duties to the First Horizon Benefit Plans or the assets of any of the trusts under any of the First Horizon Benefit Plans that would reasonably be expected to result in any liability of First Horizon or any of its Subsidiaries in an amount that would be material to First Horizon and its Subsidiaries, taken as a whole.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon, none of First Horizon and its Subsidiaries nor any First Horizon ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the First Horizon Benefit Plans or their related trusts, First Horizon, any of its Subsidiaries or any First Horizon ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of First Horizon or any of its Subsidiaries, or result in any limitation on the right of First Horizon or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any First Horizon Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by First Horizon or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) No First Horizon Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon, there are no pending or, to First Horizon’s knowledge, threatened labor grievances or unfair labor practice claims or charges against First Horizon or any of its Subsidiaries, or any strikes or other labor disputes against First Horizon or any of its Subsidiaries. Neither First Horizon nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of First Horizon or any of its Subsidiaries and, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon, there are no pending or, to the knowledge of

First Horizon, threatened organizing efforts by any union or other group seeking to represent any employees of First Horizon or any of its Subsidiaries. To the knowledge of First Horizon, in the last five years, no allegations of sexual harassment have been made to First Horizon against any individual in his or her capacity as (i) an officer of First Horizon or any of its Subsidiaries, (ii) a member of the Board of Directors of First Horizon, or (iii) an employee of First Horizon or any of its Subsidiaries at a level of executive vice president or above.

4.12 SEC Reports. First Horizon has previously made available to IBKC an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2016 by First Horizon pursuant to the Securities Act or the Exchange Act (the “First Horizon Reports”), and (b) communication mailed by First Horizon to its shareholders since December 31, 2016 and prior to the date hereof, and no such First Horizon Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2016, as of their respective dates, all First Horizon Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of First Horizon has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the First Horizon Reports.

4.13 Compliance with Applicable Law.

(a) First Horizon and each of its Subsidiaries hold, and have at all times since December 31, 2016, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Horizon, and to the knowledge of First Horizon, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Horizon, First Horizon and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to First Horizon or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. First Horizon and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by First Horizon and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where First Horizon and its Subsidiaries conduct business.

(c) First Horizon Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) First Horizon maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of First Horizon, First Horizon has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Horizon. To the knowledge of First Horizon, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on First Horizon.

(e) Without limitation, none of First Horizon, or any of its Subsidiaries, or to the knowledge of First Horizon, any director, officer, employee, agent or other person acting on behalf of First Horizon or any of its Subsidiaries has, directly or indirectly, (i) used any funds of First Horizon or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of First Horizon or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of First Horizon or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of First Horizon or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for First Horizon or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for First Horizon or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) As of the date hereof, each of First Horizon and First Horizon Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Horizon, (i) First Horizon and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of First Horizon, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.14 Certain Contracts.

(a) Except as set forth in Section 4.14(a) of the First Horizon Disclosure Schedule or as filed with any First Horizon Reports, as of the date hereof, neither First Horizon nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any First Horizon Benefit Plan:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by First Horizon or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii) which is a collective bargaining agreement or similar agreement with any labor organization;

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite First Horizon Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Horizon;

(v) (A) that relates to the incurrence of indebtedness by First Horizon or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by First Horizon or any of its Subsidiaries of, or any similar commitment by First Horizon or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more, but, in each case, excluding any indebtedness disclosed in any First Horizon Report(s) filed since January 1, 2019 or entered into in the ordinary course of business;

(vi) that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of First Horizon or its Subsidiaries, taken as a whole;

(vii) which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by First Horizon or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than with respect to indebtedness disclosed in any First Horizon Report(s) filed since January 1, 2019 or leases or other agreements entered into in the ordinary course of business;

(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of First Horizon or any of its Subsidiaries; or

(ix) that relates to the acquisition or disposition of any person, business or asset and under which First Horizon or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the First Horizon Disclosure Schedule, is referred to herein as a “First Horizon Contract.” First Horizon has made available to IBKC true, correct and complete copies of each First Horizon Contract in effect as of the date hereof.

(b) (i) Each First Horizon Contract is valid and binding on First Horizon or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Horizon, (ii) First Horizon and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each First Horizon Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Horizon, (iii) to the knowledge of First Horizon, each third-party counterparty to each First Horizon Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such First Horizon Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Horizon, (iv) neither First Horizon nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any First Horizon Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of First Horizon or any of its Subsidiaries or, to the knowledge of First Horizon, any other party thereto, of or under any such First Horizon Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Horizon.

4.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither First Horizon nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the First Horizon Disclosure Schedule, a “First Horizon Regulatory Agreement”), nor has First Horizon or any of its Subsidiaries been advised in writing, or to First Horizon’s knowledge, orally, since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such First Horizon Regulatory Agreement.

4.16 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon, First Horizon and its Subsidiaries are in compliance, and have complied since December 31, 2016, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of First Horizon, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on First Horizon or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against First Horizon, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon. To the knowledge of First Horizon, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon. First Horizon is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon.

4.17 Investment Securities and Commodities. Each of First Horizon and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to First Horizon’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of First Horizon or its Subsidiaries. Such securities and commodities are valued on the books of First Horizon in accordance with GAAP in all material respects.

4.18 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Horizon, First Horizon or a First Horizon Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the First Horizon Reports as being owned by First Horizon or a First Horizon Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “First Horizon Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such First Horizon Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the First Horizon Owned Properties, the “First Horizon Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of First Horizon, the lessor. There are no pending or, to the knowledge of First Horizon, threatened condemnation proceedings against the First Horizon Real Property.

4.19 Intellectual Property. First Horizon and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon: (a) (i) to the knowledge of First Horizon, the use of any Intellectual Property by First Horizon and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which First Horizon or any First Horizon Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to First Horizon that First Horizon or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of First Horizon, no person is challenging, infringing on or otherwise violating any right of First Horizon or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to First Horizon or its Subsidiaries, and (c) neither First Horizon nor any First Horizon Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by First Horizon or any First Horizon Subsidiary, and First Horizon and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by First Horizon and its Subsidiaries.

4.20 Related Party Transactions. As of the date hereof, except as set forth in any First Horizon Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between First Horizon or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of First Horizon or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding First Horizon Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of First Horizon) on the other hand, of the type required to be reported in any First Horizon Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.21 State Takeover Laws. The Board of Directors of First Horizon has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 48-23-102 of the TBCA, no appraisal or dissenters’ rights will be available to the holders of First Horizon Common Stock or First Horizon Preferred Stock in connection with the Merger.

4.22 Reorganization. First Horizon has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23 Opinion. Prior to the execution of this Agreement, First Horizon has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Morgan Stanley & Co. LLC, to the effect that as of the date thereof and subject to the various assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of review undertaken by Morgan Stanley & Co. LLC as set forth in its written opinion, the Exchange Ratio in the Merger is fair from a financial point of view to First Horizon. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24 First Horizon Information. The information relating to First Horizon and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to First Horizon and its Subsidiaries that is provided in writing by First Horizon or its representatives specifically for inclusion in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to IBKC or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to IBKC or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 4.25(a) of the First Horizon Disclosure Schedule, neither First Horizon nor any of its Subsidiaries is a party to any written or oral Loan in which First Horizon or any Subsidiary of First Horizon is a creditor that, as of September 30, 2019, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of September 30, 2019, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.25(a) of the First Horizon Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of First Horizon and its Subsidiaries that, as of September 30, 2019, had an outstanding balance of $5,000,000 and were classified by First Horizon as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, and (B) each asset of First Horizon or any of its Subsidiaries that, as of September 30, 2019, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon, each Loan of First Horizon or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of First Horizon and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Horizon, each outstanding Loan of First Horizon or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of First Horizon and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.26 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Horizon, (a) First Horizon and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of First Horizon reasonably has determined to be prudent and consistent with industry practice, and First Horizon and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of First Horizon and its Subsidiaries, First Horizon or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by First Horizon or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither First Horizon nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.27 Investment Advisor Subsidiaries.

(a) First Horizon and certain of its Subsidiaries are registered, licensed or qualified, or are required to be registered, licensed or qualified, in connection with the provision of investment management, investment advisory or sub-advisory services (First Horizon and each such Subsidiary, a “First Horizon Advisory Subsidiary”). Each First Horizon Advisory Subsidiary is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2017 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Horizon.

(b) The accounts of each advisory client of First Horizon or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable First Horizon Advisory Subsidiary in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Horizon.

(c) None of the First Horizon Advisory Subsidiaries nor any person “associated” (as defined in the Investment Advisers Act) with any First Horizon Advisory Subsidiaries is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Horizon.

4.28 Insurance Subsidiaries.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on First Horizon, (i) since January 1, 2017, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any First Horizon Subsidiary (“First Horizon Agent”) wrote, sold, produced, managed, administered or procured business for a First Horizon Subsidiary, such First Horizon Agent was, at the time the First Horizon Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no First Horizon Agent has been since January 1, 2017, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such First Horizon Agent’s writing, sale, management, administration or production of insurance business for any First Horizon Insurance Subsidiary (as defined below), and (iii) each First Horizon Agent was appointed by First Horizon or a First Horizon Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such First Horizon Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “First Horizon Insurance Subsidiary” means each Subsidiary of First Horizon through which insurance operations is conducted.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on First Horizon, (i) since January 1, 2017, First Horizon and the First Horizon Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any First Horizon Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each First Horizon Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

4.29 Broker-Dealer Subsidiaries.

(a) First Horizon has certain Subsidiaries that are registered, licensed or qualified, or are required to be registered, licensed or qualified, as a broker-dealer in accordance with any regulatory or legal requirement applicable to such First Horizon Subsidiary (each, a “First Horizon Broker-Dealer Subsidiary”). Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on First Horizon: (i) each First Horizon Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each First Horizon Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SRO and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each First Horizon Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of First Horizon, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on First Horizon, (i) none of the First Horizon Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any First Horizon Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of First Horizon, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

4.30 No Other Representations or Warranties.

(a) Except for the representations and warranties made by First Horizon in this Article IV, neither First Horizon nor any other person makes any express or implied representation or warranty with respect to First Horizon, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Horizon hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither First Horizon nor any other person makes or has made any representation or warranty to IBKC or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to First Horizon, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by First Horizon in this

Article IV, any oral or written information presented to IBKC or any of its affiliates or representatives in the course of their due diligence investigation of First Horizon, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) First Horizon acknowledges and agrees that neither IBKC nor any other person on behalf of IBKC has made or is making, and First Horizon has not relied upon, any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF B USINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the IBKC Disclosure Schedule or the First Horizon Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of First Horizon and IBKC shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either First Horizon or IBKC to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the First Horizon Disclosure Schedule or the IBKC Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither First Horizon nor IBKC shall, and neither First Horizon nor IBKC shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case, with a maturity not in excess of six (6) months, and (ii) deposits, in each case, in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of IBKC or any of its wholly-owned Subsidiaries to IBKC or any of its wholly-owned Subsidiaries, on the one hand, or of First Horizon or any of its wholly-owned Subsidiaries to First Horizon or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any IBKC Securities or any securities of any IBKC Subsidiary, in the case of IBKC, or any First Horizon Securities or any securities of any First Horizon Subsidiary, in the case of First Horizon, except, in each case, (A) regular quarterly cash dividends by IBKC at a rate not in excess of $0.45 per share of IBKC Common Stock, (B) regular quarterly cash dividends by First Horizon at a rate not in excess of $0.14 per share of First Horizon Common

Stock, (C) dividends paid by any of the Subsidiaries of each of First Horizon and IBKC to First Horizon or IBKC or any of their wholly-owned Subsidiaries, respectively, (D) in the case of IBKC, dividends provided for and paid on IBKC Preferred Stock in accordance with the terms of such IBKC Preferred Stock, (E) in the case of First Horizon, dividends provided for and paid on shares of First Horizon Preferred Stock in accordance with the terms of the First Horizon Preferred Stock, (F) in the case of First Horizon Bank, dividends provided for and paid on shares of preferred stock of First Horizon Bank in accordance with the terms thereof, or (G) the acceptance of shares of IBKC Common Stock or First Horizon Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any IBKC Securities or any securities of any IBKC Subsidiary, in the case of IBKC, or First Horizon Securities or any securities of any First Horizon Subsidiary, in the case of First Horizon; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any IBKC Securities or any securities of any IBKC Subsidiary, in the case of IBKC, or any First Horizon Securities or any securities of any First Horizon Subsidiary, in the case of First Horizon, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any IBKC Securities or any securities of any IBKC Subsidiary, in the case of IBKC, or any First Horizon Securities or any securities of any First Horizon Subsidiary, in the case of First Horizon, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of IBKC or First Horizon, as applicable;

(e) in each case, except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any IBKC Contract or First Horizon Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to IBKC or First Horizon, as the case may be, or enter into any contract that would constitute an IBKC Contract or First Horizon Contract, as the case may be, if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any IBKC Benefit Plan or First Horizon Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, amend or terminate any IBKC Benefit Plan or First Horizon Benefit Plan, or any arrangement that would be an IBKC Benefit Plan or a First Horizon Benefit Plan if in effect on the date hereof, other than (x) in the ordinary course of business consistent with past practice, and (y) as would not reasonably be expected to materially increase the cost of benefits under any IBKC Benefit Plan, First Horizon Benefit Plan, IBKC Contract or First Horizon Contract, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice, or (z) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, other than entry into retention agreements or arrangements not related to the transactions contemplated by this Agreement with employees at or below the level of senior vice president in the ordinary course of business consistent with past practice, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any IBKC Benefit Plan, First Horizon Benefit Plan, IBKC Contract or First Horizon Contract, as the case may be, (vi) terminate the employment or services of any “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act), other than for cause, or (vii) hire any “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act) (other than as a replacement hire receiving substantially similar terms of employment);

(g) settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to IBKC or First Horizon, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity after consummation of the Merger;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend its charter, its bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

(j) other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l) enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(n) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(o) take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied, except as may be required by applicable law; or

(p) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, First Horizon and IBKC shall prepare and file with the SEC the Joint Proxy Statement, and First Horizon shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. First Horizon and IBKC, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of First Horizon and IBKC shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and First Horizon and IBKC shall thereafter as promptly as practicable mail or deliver the Joint Proxy Statement to their respective shareholders. First Horizon shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and IBKC shall furnish all information concerning IBKC and the holders of IBKC Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. First Horizon and IBKC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the information relating to IBKC or First Horizon, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity in connection with or affecting the transactions contemplated by this Agreement which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.14. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board (in respect of the Merger and the Bank Merger), the Tennessee Department of Financial Institutions and the Louisiana Office of Financial Institutions, or (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), except for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c) In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require First Horizon or IBKC or any of their respective Subsidiaries, and neither First Horizon nor IBKC nor any of their respective Subsidiaries shall be permitted (without the prior written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d) First Horizon and IBKC shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of First Horizon, IBKC or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e) First Horizon and IBKC shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, each of First Horizon and IBKC, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of First Horizon and IBKC shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that First Horizon or IBKC, as the case may be, is not permitted to disclose in accordance with Section 9.14 or otherwise under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither First Horizon nor IBKC nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of First Horizon’s or IBKC’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of First Horizon and IBKC shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 27, 2019, between First Horizon and IBKC (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholders’ Approvals. Each of First Horizon and IBKC shall call, give notice of, convene and hold a meeting of its shareholders (the “First Horizon Meeting” and the “IBKC Meeting,” respectively) as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite First Horizon Vote and the Requisite IBKC Vote, respectively, required in connection with this Agreement and the Merger, and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of IBKC and First Horizon shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and at the same time, and to set the same record date for each such meeting. Each of First Horizon and IBKC and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of First Horizon and IBKC, respectively, the Requisite First Horizon Vote and the Requisite IBKC Vote, respectively, including by communicating to the respective shareholders of First Horizon and IBKC its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of First Horizon, the shareholders of First Horizon approve this Agreement and the First Horizon Charter Amendment (the “First Horizon Board Recommendation”), and in the case of IBKC, that the shareholders of IBKC approve this Agreement (the “IBKC Board Recommendation”), First Horizon and each of First Horizon and IBKC and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the First Horizon Board Recommendation, in the case of First Horizon, or the IBKC Board Recommendation, in the case of IBKC, (ii) fail to make the First Horizon Board Recommendation, in the case of First Horizon, or the IBKC Board Recommendation, in the case of IBKC, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal, or (B) reaffirm the First Horizon Board Recommendation, in the case of First Horizon, or the IBKC Board Recommendation, in the case of IBKC, in each case, within ten (10) business days (or such fewer number of days as remains prior to the First Horizon Meeting or the IBKC Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of First Horizon or IBKC, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the First Horizon Board Recommendation or the IBKC Board Recommendation, as applicable, such Board of Directors may, in the case of First Horizon, prior to the receipt of the Requisite First Horizon Vote, and in the case of IBKC, prior to the receipt of the Requisite IBKC Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances), and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the First Horizon Board Recommendation or IBKC Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. First Horizon or IBKC shall adjourn or postpone the First Horizon Meeting or the IBKC Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of First Horizon Common Stock or IBKC Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting IBKC or First Horizon, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite IBKC Vote or the Requisite First Horizon Vote, and subject to the terms and conditions of this Agreement, IBKC or First Horizon, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite IBKC Vote or Requisite First Horizon Vote, respectively. Notwithstanding anything to the contrary in this Agreement, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the First Horizon Meeting shall be convened and this Agreement and the First Horizon Charter Amendment shall be submitted to the shareholders of First Horizon at the First Horizon Meeting, and (y) the IBKC Meeting shall be convened and this Agreement shall be submitted to the shareholders of IBKC at the IBKC Meeting, and nothing contained in this Agreement shall be deemed to relieve either First Horizon or IBKC of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of First Horizon and IBKC shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by IBKC or First Horizon or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c), including by executing and delivering representations contained in certificates of officers of First Horizon and IBKC reasonably satisfactory in form and substance to First Horizon’s and IBKC’s counsel.

6.5 Stock Exchange Listing. First Horizon shall cause the shares of First Horizon Common Stock and New First Horizon Preferred Stock (or depositary shares in respect thereof) to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters.

(a) From and after the Effective Time, unless otherwise mutually determined by IBKC and First Horizon prior to the Effective Time, First Horizon shall provide generally to employees of IBKC and its Subsidiaries who at the Effective Time become employees of First Horizon or its Subsidiaries (the “Continuing Employees”), employee compensation and benefits under the First Horizon Benefit Plans on terms and conditions that are substantially comparable in the aggregate as those that apply to similarly situated First Horizon employees. Notwithstanding the foregoing, First Horizon and

IBKC agree that, during the period commencing at the Effective Time and ending on the eighteen (18)-month anniversary thereof, any continuing employee of First Horizon, IBKC or any of their respective Subsidiaries who is involuntarily terminated during such eighteen (18)-month period will be provided with severance as described in Section 6.6(a) of the First Horizon Disclosure Schedule.

(b) For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual under any defined benefit pension plan or to the extent that such credit would result in a duplication of benefits) under the First Horizon Benefit Plans and the IBKC Benefit Plans, service with or credited by First Horizon, IBKC or any of their respective Subsidiaries or predecessors for Continuing Employees or continuing employees of First Horizon or its Subsidiaries shall be treated as service with First Horizon to the same extent that such service was taken into account under the analogous IBKC Benefit Plan or First Horizon Benefit Plan prior to the Effective Time. With respect to any IBKC Benefit Plan or First Horizon Benefit Plan in which any employees of First Horizon or IBKC (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, First Horizon, IBKC and the Surviving Entity shall: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous First Horizon Benefit Plan or IBKC Benefit Plan, as the case may be, and (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a First Horizon Benefit Plan or IBKC Benefit Plan (to the same extent that such credit was given under the analogous IBKC or First Horizon Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any IBKC Benefit Plan or First Horizon Benefit Plan in which such employee first become eligible to participate after the Effective Time.

(c) The Surviving Entity agrees to honor in accordance with their terms all First Horizon Benefit Plans and IBKC Benefit Plans. IBKC and First Horizon agree that the transactions contemplated by this Agreement shall constitute a “change in control”, “change of control” or other similar concept under any IBKC Benefit Plan, and prior to the Effective Time the Board of Directors of IBKC shall be empowered to take such action as necessary to declare such status under such plans.

(d) If requested by First Horizon in writing delivered to IBKC not less than ten (10) business days before the Closing Date, the Board of Directors of IBKC (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the IBKC Banks, Inc. 401(k) Plan (the “IBKC 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If First Horizon requests that the IBKC 401(k) Plan be terminated, (i) IBKC shall provide First Horizon with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by First Horizon) not later than two (2) days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by First Horizon or one of its Subsidiaries (the “First Horizon 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. First Horizon and IBKC shall take any and all actions as may be required, including amendments to the IBKC 401(k) Plan and/or the First Horizon 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the First Horizon 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), First Horizon Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the IBKC 401(k) Plan.

(e) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of First Horizon or IBKC or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, IBKC, First Horizon or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, IBKC, First Horizon or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of First Horizon or IBKC or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any IBKC Benefit Plan or First Horizon Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular IBKC Benefit Plan or First Horizon Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of First Horizon or IBKC or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the IBKC Articles, the IBKC Bylaws and the governing or organizational documents of any IBKC Subsidiary, each present and former director, officer or employee of IBKC and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “IBKC Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of IBKC or any of its Subsidiaries or is or was serving at the request of IBKC or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any IBKC Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such IBKC Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with the IBKC Indemnified Parties, and the IBKC Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation. Without limiting the indemnification and other rights provided in this clause (a), all rights to indemnification and all limitations on liability existing in favor of the IBKC Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by law, and shall be honored by the Surviving Entity and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.

(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by IBKC (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of IBKC or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by IBKC for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, First Horizon or IBKC, in consultation with, but only upon the consent, of First Horizon, may (and at the request of First Horizon, IBKC shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under IBKC’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The obligations of the Surviving Entity, First Horizon or IBKC under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any IBKC Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected IBKC Indemnified Party or affected person.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each IBKC Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of First Horizon, on the one hand, and a Subsidiary of IBKC, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by First Horizon.

6.9 Advice of Changes. First Horizon and IBKC shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first party, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Dividends. After the date of this Agreement and to the extent permitted under the First Horizon Charter and the IBKC Articles, respectively, each of First Horizon and IBKC shall coordinate with the other the declaration of any dividends in respect of First Horizon Common Stock, First Horizon Preferred Stock, IBKC Common Stock and IBKC Preferred Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of IBKC Common Stock and holders of IBKC Preferred Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of IBKC Common Stock or IBKC Preferred Stock and any shares of First Horizon Common Stock or New First Horizon Preferred Stock any such holder receives in exchange therefor in the Merger.

6.11 Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other party’s expense) in the defense or settlement of any such litigation. Each party shall give the other a reasonable opportunity to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

6.12 Corporate Governance; Headquarters.

(a) Prior to the Effective Time, the Board of Directors of First Horizon shall take all actions necessary to adopt the First Horizon Bylaw Amendment effective as of and from and after the Effective Time and to effect the requirements referenced therein. The provisions of Section 3.17 of such bylaws shall also be considered an agreement of the parties in this Agreement mutatis mutandis. Effective as of the Effective Time, in accordance with the First Horizon Bylaw Amendment, the number of directors that will comprise the entire Board of Directors of the Surviving Entity and the entire Board of Directors of First Horizon Bank shall each be seventeen (17). Of the members of the initial Board of Directors of the Surviving Entity as of the Effective Time and of the initial Board of Directors of First Horizon Bank as of the Bank Merger Effective Time, one shall be the Chief Executive Officer of First Horizon as of immediately prior to the Effective Time, one shall be the Chief Executive Officer of IBKC as of immediately prior to the Effective Time, eight (8) shall be other members of the Board of Directors of First Horizon as of immediately prior to the Effective Time, designated by First Horizon, and seven (7) shall be other members of the Board of Directors of IBKC as of immediately prior to the Effective Time, designated by IBKC. It is the objective of First Horizon and IBKC that, over time and subject to Section 3.17 of the First Horizon Bylaw Amendment, the size of the Board of Directors of the Surviving Entity and of First Horizon Bank will be reduced.

(b) In accordance with, and to the extent provided in, the First Horizon Bylaw Amendment: (i) effective as of the Effective Time, Mr. D. Bryan Jordan shall continue to serve as President and Chief Executive Officer of the Surviving Entity and as Chief Executive Officer of First Horizon Bank, and Mr. Daryl Byrd shall become Executive Chairman of the Surviving Entity and First Horizon Bank, (ii) Mr. Jordan shall be the successor to Mr. Byrd as the Chairman of the Surviving Entity and of First Horizon Bank, with such succession to become effective on the date which is two (2) years after the Closing Date or any such earlier date as of which Mr. Byrd ceases for any reason to serve in the position of Executive Chairman of the Surviving Entity or of First Horizon Bank, as applicable (the date of such succession, the “Chairman Succession Date”); and (iii) subject to Mr. Byrd’s death, resignation or disqualification, from the Chairman Succession Date through the date which is five (5) years after the Closing Date, Mr. Byrd shall serve as a senior advisor to the Surviving Entity and to First Horizon Bank.

(c) As of the Effective Time, the headquarters of the Surviving Entity and First Horizon Bank will be located in Memphis, Tennessee.

(d) As of the Effective Time, the name of the Surviving Entity will be First Horizon.

(e) On or prior to the Effective Time, the Board of Directors of First Horizon shall take such actions as are necessary to cause the persons indicated in Exhibit B to be elected or appointed to the offices of the Surviving Entity and First Horizon Bank specified in such Exhibit, with effect as of the Effective Time.

(f) The bylaws of First Horizon Bank in effect as the Bank Merger Effective Time will be consistent in all respects with the foregoing provisions of this Section 6.12.

6.13 Commitments to the Community

(a) Prior to the Closing Date, IBKC shall use its reasonable best efforts to establish a new charitable foundation, incorporating the name “Louisiana First Horizon” (the “Foundation”), focused on community support in the State of Louisiana. The initial members of the board of trustees of the Foundation will be selected by the Board of Directors of IBKC and the Board of Directors of First Horizon prior to the Closing Date, with the Board of Directors of First Horizon entitled to select one (1) initial member and the Board of Directors of IBKC entitled to select the remaining initial members. On the Closing Date, the Surviving Entity shall contribute to the Foundation an amount in cash equal to $20,000,000.

(b) As of the Effective Time, the headquarters for the Surviving Entity’s and First Horizon Bank’s regional banking business will be located in New Orleans, Louisiana.

6.14 Acquisition Proposals.

(a) Each party agrees that it will not, and will cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.14), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.14) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite First Horizon Vote, in the case or First Horizon, or the Requisite IBKC Vote, in the case of IBKC, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party to this Agreement and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than IBKC or First Horizon, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to First Horizon or IBKC, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.15 Public Announcements. IBKC and First Horizon agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.15.

6.16 Change of Method. IBKC and First Horizon shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of IBKC and First Horizon (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of First Horizon Common Stock received by holders of IBKC Common Stock in exchange for each share of IBKC Common Stock, (ii) adversely affect the Tax treatment of IBKC’s shareholders or First Horizon’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of IBKC or First Horizon pursuant to this Agreement, or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.17 Restructuring Efforts. If either IBKC or First Horizon shall have failed to obtain the Requisite IBKC Vote or the Requisite First Horizon Vote at the duly convened IBKC Meeting or First Horizon Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of IBKC as provided for in this Agreement, or any term that would adversely affect the tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its respective shareholders for approval.

6.18 Takeover Statutes. None of IBKC, First Horizon or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19 Treatment of IBKC Indebtedness. At and after the Effective Time, First Horizon shall assume the due and punctual performance and observance of the covenants to be performed by IBKC under the indentures set forth on Section 6.19 of the IBKC Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, prior to the Effective Time, First Horizon and IBKC shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Effective Time.

6.20 Amendment of First Horizon Charter. Prior to the Effective Time, subject to the Requisite First Horizon Vote, First Horizon shall amend the First Horizon Charter to effect an increase in the number of authorized shares of First Horizon Common Stock from 400,000,000 to 700,000,000.

6.21 IBKC Series D Preferred Stock. Prior to the Effective Time, IBKC shall use its reasonable best efforts to solicit the consent of the holders of the IBKC Series D Preferred Stock and any other securityholders of IBKC required to either (a) effect an amendment of the terms of the IBKC Series D Preferred Stock, or (b) modify the terms of the First Horizon Series D Preferred Stock, in each case, to extend the Optional Redemption (as defined in Article 4, Section F of the IBKC Articles or the corresponding terms of the First Horizon Series D Preferred Stock, as applicable) to a date which is at least five (5) years from the Closing Date of the Merger. For the avoidance of doubt, the receipt by IBKC of the foregoing consent shall not be a condition to the respective obligations of the parties to effect the Merger.

6.22 Exemption from Liability Under Section 16(b). IBKC and First Horizon agree that, in order to most effectively compensate and retain IBKC Insiders, both prior to and after the Effective Time, it is desirable that IBKC Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of IBKC Common Stock and IBKC Preferred Stock and IBKC PSU Awards into shares of First Horizon Common Stock and New First Horizon Preferred Stock in the Merger and the conversion of IBKC Equity Awards into corresponding First Horizon Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.22. IBKC shall deliver to First Horizon in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of IBKC subject to the reporting requirements of Section 16(a) of the Exchange Act (the “IBKC Insiders”), and the Board of Directors of First Horizon and of IBKC, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of IBKC) any dispositions of IBKC Common Stock, IBKC Preferred Stock or IBKC Equity Awards by the IBKC Insiders, and (in the case of First Horizon) any acquisitions of First Horizon Common Stock, New First Horizon Preferred Stock, or First Horizon Equity Awards by any IBKC Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. The Requisite First Horizon Vote and the Requisite IBKC Vote shall have been obtained.

(b) NYSE Listing. The shares of First Horizon Common Stock and New First Horizon Preferred Stock (or depositary shares in respect thereof) that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of First Horizon. The obligation of First Horizon to effect the Merger is also subject to the satisfaction, or waiver by First Horizon, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of IBKC set forth in Section 3.2(a) and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of IBKC set forth in Section 3.1(a), Section 3.1(b) (but only with respect to IBERIABANK), Section 3.2(b) (but only with respect to IBERIABANK), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of IBKC set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on IBKC or the Surviving Entity. First Horizon shall have received a certificate dated as of the Closing Date and signed on behalf of IBKC by the Chief Executive Officer or the Chief Financial Officer of IBKC to the foregoing effect.

(b) Performance of Obligations of IBKC. IBKC shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and First Horizon shall have received a certificate dated as of the Closing Date and signed on behalf of IBKC by the Chief Executive Officer or the Chief Financial Officer of IBKC to such effect.

(c) Federal Tax Opinion. First Horizon shall have received the opinion of Sullivan & Cromwell LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to First Horizon, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of First Horizon and IBKC, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of IBKC. The obligation of IBKC to effect the Merger is also subject to the satisfaction, or waiver by IBKC, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of First Horizon set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of First Horizon set forth in Section 4.1(a), Section 4.1(b) (but only with respect to First Horizon Bank), Section 4.2(b) (but only with respect to First Horizon Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of First Horizon set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on First Horizon. IBKC shall have received a certificate dated as of the Closing Date and signed on behalf of First Horizon by the Chief Executive Officer or the Chief Financial Officer of First Horizon to the foregoing effect.

(b) Performance of Obligations of First Horizon. First Horizon shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date (including compliance with Section 6.20 and the covenant to take all actions necessary to adopt the First Horizon Bylaw Amendment and to effect the requirements referenced therein that are to be effected as of the Effective Time), and IBKC shall have received a certificate dated as of the Closing Date and signed on behalf of First Horizon by the Chief Executive Officer or the Chief Financial Officer of First Horizon to such effect.

(c) Federal Tax Opinion. IBKC shall have received the opinion of Simpson Thacher & Bartlett LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to IBKC,

dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of First Horizon and IBKC, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite IBKC Vote or the Requisite First Horizon Vote:

(a) by mutual written consent of First Horizon and IBKC;

(b) by either First Horizon or IBKC if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either First Horizon or IBKC if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either First Horizon or IBKC (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of IBKC, in the case of a termination by First Horizon, or First Horizon, in the case of a termination by IBKC, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by First Horizon, or Section 7.3, in the case of a termination by IBKC, and which is not cured within forty-five (45) days following written notice to IBKC, in the case of a termination by First Horizon, or First Horizon, in the case of a termination by IBKC, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by IBKC, if (i) First Horizon or the Board of Directors of First Horizon shall have made a Recommendation Change, or (ii) First Horizon or the Board of Directors of First Horizon shall have breached its obligations under Section 6.3 or 6.14 in any material respect; or

(f) by First Horizon, if (i) IBKC or the Board of Directors of IBKC shall have made a Recommendation Change, or (ii) IBKC or the Board of Directors of IBKC shall have breached its obligations under Section 6.3 or 6.14 in any material respect.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either First Horizon or IBKC as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of First Horizon, IBKC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information;

Confidentiality), Section 6.15 (Public Announcements), this Section 8.2 and Article IX (other than Section 9.12) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither First Horizon nor IBKC shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement. “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of IBKC or shall have been made directly to the shareholders of IBKC or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the IBKC Meeting) an Acquisition Proposal, in each case, with respect to IBKC, and (A) (x) thereafter this Agreement is terminated by either First Horizon or IBKC pursuant to Section 8.1(c) without the Requisite IBKC Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), or (y) thereafter this Agreement is terminated by First Horizon pursuant to Section 8.1(d) as a result of a willful and material breach, and (B) prior to the date that is twelve (12) months after the date of such termination, IBKC enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then IBKC shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay First Horizon, by wire transfer of same-day funds, a fee equal to $156,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by First Horizon pursuant to Section 8.1(f), then IBKC shall pay First Horizon, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of First Horizon or shall have been made directly to the shareholders of First Horizon or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the First Horizon Meeting) an Acquisition Proposal, in each case, with respect to First Horizon, and (A) (x) thereafter this Agreement is terminated by either First Horizon or IBKC pursuant to Section 8.1(c) without the Requisite First Horizon Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination), or (y) thereafter this Agreement is terminated by IBKC pursuant to Section 8.1(d) as a result of a willful and material breach, and (B) prior to the date that is twelve (12) months after the date of such termination, First Horizon enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then First Horizon shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay IBKC the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by IBKC pursuant to Section 8.1(e), then First Horizon shall pay IBKC, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of First Horizon and IBKC acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if First Horizon or IBKC, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if First Horizon or IBKC, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite First Horizon Vote or the Requisite IBKC Vote; provided, however, that after the receipt of the Requisite First Horizon Vote or the Requisite IBKC Vote, there may not be, without further approval of the shareholders of First Horizon or IBKC, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite First Horizon Vote or the Requisite IBKC Vote, there may not be, without further approval of the shareholders of First Horizon or IBKC, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger and the other transactions contemplated hereby shall be borne equally by First Horizon and IBKC.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to IBKC, to:

IBERIABANK Corporation
200 West Congress Street
Lafayette, Louisiana 70501
Attention:  Robert B. Worley, Jr.
E-mail:  Robert.Worley@iberiabank.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  Lee Meyerson
 Sebastian Tiller
Facsimile:  (212) 455-2502
Email:  lmeyerson@stblaw.com
 stiller@stblaw.com

and

(b)  if to First Horizon, to:

First Horizon National Corporation
165 Madison Avenue
Memphis, Tennessee 38103
Attention:  Charles T. Tuggle, Jr.
Email:  Ctuggle@firsthorizon.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:  H. Rodgin Cohen
 Mitchell S. Eitel
Facsimile:  (212) 558-3588
Email:  cohenhr@sullcrom.com
 eitelm@sullcrom.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of IBKC means the actual knowledge of any of the officers of IBKC listed on Section 9.6 of the IBKC Disclosure Schedule, and the “knowledge” of First Horizon means the actual knowledge of any of the officers of First Horizon listed on Section 9.6 of the First

Horizon Disclosure Schedule. As used in this Agreement, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., New York City time, on the date hereof, (b) included in the virtual data room of a party by 5:00 p.m., New York City time, on the date hereof, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, (iv) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The IBKC Disclosure Schedule and the First Horizon Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.7 Counterparts. This Agreement may be executed in counterparts (including by pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of IBKC shall be subject to the laws of the State of Louisiana and matters relating to the fiduciary duty of the Board of Directors of First Horizon shall be subject to the laws of the State of Tennessee).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each IBKC Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, First Horizon and IBKC have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST HORIZON NATIONAL CORPORATION
By:	/s/ D. Bryan Jordan
	Name:	D. Bryan Jordan
	Title:	Chairman of the Board, President and Chief Executive Officer
IBERIABANK CORPORATION
By:	/s/ Daryl G. Byrd
	Name:	Daryl G. Byrd
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of First Horizon Bylaw Amendment

FORM OF AMENDMENT TO BYLAWS OF FIRST HORIZON

The Amended and Restated Bylaws (the “Bylaws”) of First Horizon National Corporation (the “Corporation”) shall be amended as follows, effective as of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of November 3, 2019, by and between the Corporation and IBERIABANK Corporation (the “Merger Agreement”)):

A new Section 3.17 shall be added to Article Three, as follows:

Section 3.17. CEO and Chairman Position and Succession; Board Composition; Headquarters.

(a)	Definitions. In addition to any terms defined below, the following definitions shall apply to this Section 3.17:
i.	“Closing Date” shall have the meaning set forth in the Merger Agreement.
ii.

“Continuing First Horizon Directors” shall mean Mr. D. Bryan Jordan, the directors as of the Effective Time who were directors of the Corporation as of immediately prior to the Effective Time and who were selected to be directors of the Corporation and First Horizon Bank by the Corporation as of the Effective Time, pursuant to Section 6.12(a) of the Merger Agreement, and any additional directors of the Corporation or First Horizon Bank (as applicable) who were nominated and subsequently appointed or elected to fill a vacancy created by the cessation of service of a Continuing First Horizon Director pursuant to this Section 3.17.

iii.

“Continuing IBKC Directors” shall mean Mr. Daryl G. Byrd, the directors as of the Effective Time who were directors of IBKC as of immediately prior to the Effective Time and who were selected to be directors of the Corporation and First Horizon Bank by IBKC as of the Effective Time, pursuant to Section 6.12(a) of the Merger Agreement, and any additional directors of the Corporation or First Horizon Bank (as applicable) who were nominated and subsequently appointed or elected to fill a vacancy created by the cessation of service of a Continuing IBKC Director pursuant to this Section 3.17.

iv.	“Effective Time” shall have the meaning set forth in the Merger Agreement.
v.	“IBKC” shall mean IBERIABANK Corporation, a Louisiana corporation.
vi.	“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of November 3, 2019, by and between the Corporation and IBKC, as the same may be amended from time to time.
(b)	Chairman and CEO.
i.

Effective as of the Effective Time, Mr. Jordan shall continue to serve as President and Chief Executive Officer of the Corporation and as Chief Executive Officer of the Corporation’s subsidiary, First Horizon Bank (“First Horizon Bank”) and Mr. Byrd shall become the Executive Chairman of the Boards of Directors of the Corporation and of First Horizon Bank.

ii.

Upon the earlier of (i) the death, resignation, removal, disqualification or other cessation of service by Mr. Byrd as Chairman of the Boards of Directors of the Corporation and of First Horizon Bank, and (ii) the date that is two (2) years after the Closing Date, Mr. Jordan shall succeed Mr. Byrd as the Chairman of the Board of Directors of the Corporation and of First Horizon Bank (the date of such succession, the “Chairman Succession Date”). From the Chairman Succession Date through the earlier of (i) the death, resignation, removal, disqualification or other cessation of service by Mr. Byrd, and (ii) the date that is five (5) years after the Closing Date, Mr. Byrd shall serve as a senior advisor to the Corporation and to First Horizon Bank. The Corporation may enter into or amend appropriate agreements or arrangements with Mr. Jordan and Mr. Byrd in connection with the subject matter of this Section 3.17(b)

(any such agreement or arrangement, as may be amended, supplemented or modified from time to time, an “Employment Agreement”).
iii.

Prior to the date that is the third (3rd) anniversary of the Closing Date (such date, the “Expiration Date”), (i) the removal of Mr. Byrd from, or the failure to appoint or re-elect Mr. Byrd to, any of the positions specifically provided for in this Section 3.17 and in any Employment Agreement with Mr. Byrd at the times specifically provided for in this Section 3.17 or in any Employment Agreement with Mr. Byrd, or (ii) the removal of Mr. Jordan from, or the failure to appoint or re-elect Mr. Jordan to, any of the positions specifically provided for in this Section 3.17 and in any Employment Agreement with Mr. Jordan at the times specifically provided for in this Section 3.17 or in any Employment Agreement with Mr. Jordan, shall each require the affirmative vote of at least 75% of the entire Board of Directors.

(c)	Composition of the Board of Directors.
i.

Prior to the Expiration Date, the number of directors that will comprise the entire Board of Directors of the Corporation and the entire Board of Directors of First Horizon Bank shall each be seventeen (17), initially consisting of (i) the chief executive officer of First Horizon as of immediately prior to the Effective Time, (ii) the chief executive officer of IBKC as of immediately prior to the Effective Time, (iii) eight (8) other Continuing First Horizon Directors, and (iv) seven (7) other Continuing IBKC Directors. It is the objective of the Corporation that, over time and subject to Section 3.17(i), the size of the Boards of Directors of the Corporation and of First Horizon Bank will be reduced. Prior to the date that is the second (2nd) anniversary of the Effective Time, (i) any determination not to nominate Mr. Byrd as a director of the Corporation or First Horizon Bank as contemplated by any Employment Agreement with Mr. Byrd, or (ii) any determination not to nominate Mr. Jordan as a director of the Corporation or First Horizon Bank as contemplated by any Employment Agreement with Mr. Jordan, shall each require the affirmative vote of at least 75% of the entire Board of Directors.

ii.

Prior to the Expiration Date, (x) any vacancy on the Boards of Directors of the Corporation or of First Horizon Bank resulting from the cessation of service by any Continuing IBKC Director for any reason shall be filled by the Board of Directors with a nominee selected by majority vote of the Continuing IBKC Directors then in office, in which case the Continuing First Horizon Directors shall vote to approve the appointment or nomination (as applicable) of such individual; provided, that any such appointment or nomination shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the Corporation’s securities are listed), and (y) the Continuing IBKC Directors shall have the exclusive authority to nominate (by majority vote), on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Continuing IBKC Director.

iii.

Prior to the Expiration Date, (x) any vacancy on the Boards of Directors of the Corporation or of First Horizon Bank resulting from the cessation of service by any Continuing First Horizon Director for any reason shall be filled by the Board of Directors with a nominee selected by majority vote of the Continuing First Horizon Directors then in office, in which case the Continuing IBKC Directors shall vote to approve the appointment or nomination (as applicable) of such individual; provided, that any such appointment or nomination shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the Corporation’s securities are listed), and (y) the Continuing First Horizon Directors shall have the exclusive authority to nominate (by majority vote), on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Continuing First Horizon Director.
(d)

Lead Director. Until the Chairman Succession Date, the lead independent director (the “Lead Director”) of the Board of Directors of the Corporation and of First Horizon Bank shall be an independent director chosen from among the Continuing First Horizon Directors by majority vote of the Continuing First Horizon Directors. At the Chairman Succession Date and continuing until the Expiration Date, the Lead Director shall be an independent director chosen from among the Continuing IBKC Directors by majority vote of the Continuing IBKC Directors, who shall, after the Expiration Date, serve in that capacity until replaced by a majority vote of the entire Board of Directors.

(e)

Composition of Committees. Prior to the Expiration Date, (i) each committee of the Boards of Directors of the Corporation and of First Horizon Bank shall, to the fullest extent practicable, have at least five (5) members, (ii) each committee of the Boards of Directors of the Corporation and of First Horizon Bank shall have a number of Continuing IBKC Directors that is one (1) less than the number of Continuing First Horizon Directors serving on each such committee, (iii) the chair of the Compensation Committee shall be a director selected from among the Continuing IBKC Directors by majority vote of the Continuing IBKC Directors, and (iv) the chair of the Executive and Risk Committee shall be (A) until the Chairman Succession Date, a director selected from among the Continuing IBKC Directors by a majority vote of the Continuing IBKC Directors, and (B) thereafter, a director selected from among the Continuing First Horizon Directors by a majority vote of the Continuing First Horizon Directors.

(f)	Regional Banking Headquarters. Until the Expiration Date, the headquarters for the Corporation’s and First Horizon Bank’s regional banking business shall be located in New Orleans, Louisiana.
(g)

Supremacy. In the event of any inconsistency between any provision of this Section 3.17 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Section 3.17 shall control to the fullest extent permitted by law.

(h)

Action by First Horizon Bank. The Corporation (as the sole voting shareholder of First Horizon Bank) shall cause First Horizon Bank to comply with the provisions of this Section 3.17 that are applicable to it.

(i)

Amendments. Prior to the Expiration Date, the provisions of this Section 3.17 may be modified, amended or repealed, and any Bylaw provision inconsistent with such provisions may be adopted (and any modification, amendment, repeal or inconsistent Bylaw provision and other related resolutions may be proposed or recommended by the Board for adoption by the shareholders of the Corporation), only by the affirmative vote of at least 75% of the entire Board of Directors.

Section 7.1(a) shall be amended and restated as follows:

Any director who shall attain the age of seventy-two (72) on or before the last day of the term for which he or she was elected shall not be nominated for re-election and shall be retired from the Board of Directors at the expiration of such term; provided, however, that each year the Board in the exercise of its discretion may waive this age limit for any director for up to an additional three terms if it determines such waiver to be beneficial to the Board and in the best interests of the Corporation; and provided, further, that prior to the Expiration Date (as defined in Section 3.17(b)(iii)) the provisions of this Section 7.1(a) shall not apply to any director who is member of the Board of Directors already in office as of, or who joins the Board of Directors on, the Closing Date (as defined in Section 3.17(a)(iii)).

Exhibit B

Officers

Name	Office
Daryl G. Byrd	Chairman
D. Bryan Jordan	Chief Executive Officer
William C. Losch III	Chief Financial Officer
Michael Brown	President, Regional Banking (of First Horizon Bank)
David Popwell	President, Specialty Banking (of First Horizon Bank)
Anthony Restel	Chief Operating Officer
Susan Springfield	Chief Credit Officer
Beth Ardoin	Chief Communications Officer
Vernon H. Stafford	Chief Audit Executive
Terry Akins	Chief Risk Officer

ANNEX B

November 3, 2019

Board of Directors
First Horizon National Corporation
165 Madison Avenue
Memphis, TN 38103

Members of the Board:

We understand that IBERIABANK Corporation (“Iberia”) and First Horizon National Corporation (“First Horizon”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 3, 2019 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Iberia with and into First Horizon, with First Horizon remaining as the surviving entity. Pursuant to the Merger, each outstanding share of common stock, par value $1.00 per share, of Iberia (the “Iberia Common Stock”), other than shares held by Iberia or First Horizon (in each case other than shares of Iberia Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) held, directly or indirectly, by Iberia or First Horizon in respect of debts previously contracted), will be converted into the right to receive 4.584 shares (the “Exchange Ratio”) of common stock, par value $0.625 per share, of First Horizon (the “First Horizon Common Stock”), subject to adjustment in certain circumstances (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to First Horizon.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of Iberia and First Horizon, respectively;
2)	Reviewed certain internal financial statements and other financial and operating data concerning Iberia and First Horizon, respectively;
3)	Reviewed the Street Forecasts (as defined below);
4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Iberia and First Horizon, respectively;
5)

Discussed the past and current operations and financial condition and the prospects of Iberia, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Iberia;

6)

Discussed the past and current operations and financial condition and the prospects of First Horizon, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of First Horizon;

7)

Reviewed the pro forma impact of the Merger on First Horizon’ earnings per share, tangible book value per share, common equity Tier 1 ratio, cash flow, consolidated capitalization and certain financial ratios;

8)	Reviewed the reported prices and trading activity for Iberia Common Stock and First Horizon Common Stock;
9)

Compared the financial performance of Iberia and First Horizon and the prices and trading activity of Iberia Common Stock and First Horizon Common Stock with that of certain other publicly-traded companies comparable with Iberia and First Horizon, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;
11)	Participated in discussions and negotiations among representatives of Iberia and First Horizon and their financial and legal advisors;
12)	Reviewed the Merger Agreement and certain related documents; and
13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Iberia and First Horizon, and formed a substantial basis for this opinion.

At your direction, our analysis relating to the business and financial prospects for Iberia and First Horizon for purposes of this opinion have been made only on the basis of certain financial projections furnished to us by the managements of Iberia and First Horizon, respectively, which were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the managements of Iberia and First Horizon, which forecasts were extrapolated for certain fiscal years based on your guidance (such forecasts and extrapolations thereof, the “Street Forecasts”). We have been advised by Iberia and First Horizon, and have assumed, with your consent, that the Street Forecasts are a reasonable basis upon which to evaluate the business and financial prospects of Iberia and First Horizon, respectively, and reflect the best currently available estimates of the future financial performance of Iberia and First Horizon, respectively. We express no view as to the Street Forecasts or the assumptions on which they were based, including the selection of the equity research financial forecasts from which the Street Forecasts were derived.

In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are not experts in the evaluation of allowance for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses at Iberia or First Horizon, nor have we examined any individual loan credit files of Iberia or First Horizon or been requested to conduct such a review, and, as a result, we have assumed that the aggregate allowance for loan losses of Iberia and First Horizon, respectively, is adequate. We are financial advisors only and have relied upon, without independent verification, the assessment of First Horizon and Iberia and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the consideration pursuant to the Merger Agreement in respect of any series of preferred stock of Iberia. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Iberia’s officers, directors or employees, or any class of such persons, relative to the Consideration to be paid to the holders of shares of the Iberia Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of Iberia or First Horizon, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of First Horizon in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for First Horizon and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to First Horizon, Iberia and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of First Horizon, Iberia, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of First Horizon and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing First Horizon is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which First Horizon Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of First Horizon and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to First Horizon.

Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ W. Grant Gregory Jr.
W. Grant Gregory Jr.
Managing Director

ANNEX C

November 3, 2019

The Board of Directors
IBERIABANK Corporation
200 West Congress Street
Lafayette, Louisiana 70501

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common stockholders of IBERIABANK Corporation (“IBKC”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of IBKC with and into First Horizon National Corporation (“First Horizon”) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between IBKC and First Horizon. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of First Horizon, IBKC, or the holder of any securities of IBKC or First Horizon, each share of common stock, par value $1.00 per share, of IBKC (“IBKC Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of IBKC Common Stock owned by IBKC or First Horizon (in each case, other than shares of IBKC Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by IBKC or First Horizon in respect of debts previously contracted), shall be converted into the right to receive 4.584 shares of the common stock, par value $0.625 per share, of First Horizon (“First Horizon Common Stock”). The ratio of 4,584 shares of First Horizon Common Stock for one share of IBKC Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, promptly following the Effective Time or at such later time and date as specified in a separate bank merger agreement (the “Bank Merger Agreement”), IBERIABANK, a wholly-owned subsidiary of IBKC, will merge with and into First Horizon Bank, a wholly-owned subsidiary of First Horizon, with First Horizon Bank as the surviving entity, pursuant to the Bank Merger Agreement (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to IBKC and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between each of KBW and a KBW broker-dealer affiliate and IBKC), may from time to time purchase securities from, and sell securities to, IBKC and First Horizon. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of IBKC or First Horizon for our and their own respective accounts and for the accounts of our and their respective customers and clients. KBW employees may also from time to time maintain individual positions in IBKC and First Horizon. As IBKC has

Keefe, Bruyette & Woods, A Stifel Company
787 Seventh Avenue, New York, NY 10019
(212) 887-7777 • www.kbw.com

The Board of Directors–IBERIABANK Corporation
November 3, 2019

previously been informed by KBW, such positions currently include an individual position in shares of IBKC Common Stock held by a senior member of the KBW advisory team providing services to IBKC in connection with the proposed Merger. We have acted exclusively for the board of directors of IBKC (the “Board”) in rendering this opinion and will receive a fee from IBKC for our services. A portion of our fee is payable upon entering into the Agreement, and a significant portion is contingent upon the successful completion of the Merger. In addition, IBKC has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years, KBW has provided investment banking or financial advisory services to IBKC and received compensation for such services. KBW acted as financial advisor to IBKC in connection with its March 2018 acquisition of Gibraltar Private Bank & Trust Co. In addition, KBW acted as joint book-running manager for IBKC’s March 2019 offering of preferred stock. In the past two years, KBW has not provided investment banking and financial advisory services to First Horizon. We may in the future provide investment banking and financial advisory services to IBKC or First Horizon and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of IBKC and First Horizon and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated November 3, 2019 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of IBKC; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 of IBKC; (iv) certain unaudited quarterly financial results for the quarter ended September 30, 2019 of IBKC (contained in the Current Report on Form 8-K filed by IBKC with the Securities and Exchange Commission on October 18, 2019); (v) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of First Horizon; (vi) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 of First Horizon; (vii) certain unaudited quarterly financial results for the quarter ended September 30, 2019 of First Horizon (contained in the Current Report on Form 8-K filed by First Horizon with the Securities and Exchange Commission on October 16, 2019); (viii) certain regulatory filings of IBKC and First Horizon and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2018 as well as the quarters ended March 31, 2019 and June 30, 2019, and in the case of IBERIABANK and First Horizon Bank, September 30, 2019; (ix) certain other interim reports and other communications of IBKC and First Horizon to their respective shareholders; and (x) other financial information concerning the businesses and operations of IBKC and First Horizon that was furnished to us by IBKC and First Horizon or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of IBKC and First Horizon; (ii) the assets and liabilities of IBKC and First Horizon; (iii) a comparison of certain financial and stock market information for IBKC and First Horizon with similar information for certain other companies the securities of which are publicly traded; (iv) financial and operating forecasts and projections of IBKC that were prepared by IBKC management, provided to and discussed with us by IBKC management, and used and relied upon by us at the direction of such management and with the consent of the Board; (v) financial and operating forecasts and projections of First Horizon with respect to fiscal years 2019 and 2020 that were prepared by First Horizon management, provided to and discussed with us by First Horizon management, and used and relied upon by us based on such

Keefe, Bruyette & Woods, A Stifel Company
787 Seventh Avenue, New York, NY 10019
(212) 887-7777 • www.kbw.com

The Board of Directors–IBERIABANK Corporation
November 3, 2019

discussions, at the direction of IBKC management and with the consent of the Board; (vi) financial and operating forecasts and projections of First Horizon with respect to certain fiscal years beyond 2020 that were prepared by IBKC management, provided to and discussed with us by IBKC management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on First Horizon (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by First Horizon management, provided to and discussed with us by First Horizon management, and used and relied upon by us based on such discussions, at the direction of IBKC management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of IBKC and First Horizon regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of IBKC as to the reasonableness and achievability of the financial and operating forecasts and projections of IBKC and the financial and operating forecasts and projections of First Horizon with respect to certain fiscal years beyond 2020, all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated by such management. We have further relied upon First Horizon management, with the consent of IBKC, as to the reasonableness and achievability of the financial and operating forecasts and projections of First Horizon (with respect to fiscal years 2019 and 2020) and the estimates regarding certain pro forma financial effects of the Merger on First Horizon (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of First Horizon management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that the foregoing financial information of IBKC and First Horizon that was provided to us was not prepared with the expectation of public disclosure and that the foregoing financial information has been based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of IBKC and First Horizon and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent

Keefe, Bruyette & Woods, A Stifel Company
787 Seventh Avenue, New York, NY 10019
(212) 887-7777 • www.kbw.com

The Board of Directors–IBERIABANK Corporation
November 3, 2019

verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either IBKC or First Horizon since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for IBKC and First Horizon are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of IBKC or First Horizon, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of IBKC or First Horizon under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of IBKC Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of IBKC, First Horizon or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of IBKC that IBKC has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to IBKC, First Horizon, the Merger and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of IBKC Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger or any such related

Keefe, Bruyette & Woods, A Stifel Company
787 Seventh Avenue, New York, NY 10019
(212) 887-7777 • www.kbw.com

The Board of Directors–IBERIABANK Corporation
November 3, 2019

transaction, any consequences of the Merger or any such related transaction to IBKC, its shareholders, creditors or otherwise, the treatment of IBKC’s outstanding preferred stock in the Merger, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of IBKC to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by IBKC or the Board; (iii) the fairness of the amount or nature of any compensation to any of IBKC’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of IBKC Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of IBKC (other than the holders of IBKC Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of First Horizon or any other party to any transaction contemplated by the Agreement; (v) the actual value of First Horizon Common Stock to be issued in the Merger; (vi) the prices, trading range or volume at which IBKC Common Stock or First Horizon Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which First Horizon Common Stock will trade following the consummation of the Merger; (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (viii) any legal, regulatory, accounting, tax or similar matters relating to IBKC, First Horizon, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of IBKC Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of IBKC Common Stock.

Very truly yours,
/s/ Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company
787 Seventh Avenue, New York, NY 10019
(212) 887-7777 • www.kbw.com

ANNEX D

PERSONAL AND CONFIDENTIAL

November 3, 2019

Board of Directors
IBERIABANK Corporation
200 West Congress Street
Lafayette, LA 70501

Lady and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than First Horizon National Corporation (“First Horizon”) and its affiliates) of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of IBERIABANK Corporation (the “Company”) of the exchange ratio of 4.584 shares of common stock, par value $0.625 per share (the “First Horizon Common Stock”), of First Horizon to be paid for each Share (the “Exchange Ratio”), pursuant to the Agreement and Plan of Merger, dated as of November 3, 2019 (the “Agreement”), by and between First Horizon and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, First Horizon, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide financial advisory and/or underwriting services to the Company, First Horizon and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and First Horizon for the five years ended December 31, 2018; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and First Horizon; certain other communications from the Company and First Horizon to their respective stockholders; certain publicly available research analyst reports for the Company and First Horizon; certain internal financial analyses and forecasts for First Horizon on a stand-alone basis prepared by its management; certain internal financial analyses and forecasts for the Company on a stand-alone basis prepared by its management and certain financial analyses and forecasts for First Horizon on a stand-alone basis and pro-forma for the Transaction prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company and the management of First Horizon to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior management of the Company and the senior management of First Horizon regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and First Horizon; reviewed the reported price and trading activity for the Shares and shares of First Horizon Common Stock; compared certain financial and stock market information for the Company and First Horizon with similar information for certain other companies the securities

Board of Directors
IBERIABANK Corporation
November 3, 2019

of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or First Horizon or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for the Company or First Horizon are in the aggregate adequate to cover such losses. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or First Horizon or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than First Horizon and its affiliates) of Shares as of the date hereof of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of First Horizon Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or First Horizon or the ability of the Company or First Horizon to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Board of Directors
IBERIABANK Corporation
November 3, 2019

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than First Horizon and its affiliates) of Shares.

Very truly yours,
/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

ANNEX E

Part 13 of the LBCA

Subpart A. Right to appraisal and payment for shares

§ 12:1-1301 Definitions

In this Part, the following meanings shall apply:

(1)

“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of R.S. 12:1-1302(B)(4), an entity is deemed to be an affiliate of its senior executives.

(2)

“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3)	“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in R.S. 12:1-1322 through 1-1331, includes the surviving entity in a merger.
(3.1)

“Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(4)

“Fair value” means the value of the corporation’s shares determined immediately before the effectuation of the corporate action to which the shareholder objects, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to R.S. 12:1-1302(A)(5).

(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of judicial interest.
(5.1)

“Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action, satisfies any of the following criteria:

(a)	Was the beneficial owner of twenty percent or more of the voting power of the corporation, other than as owner of excluded shares.
(b)

Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

(c)

Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

(i)	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.
(ii)

Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in R.S. 12:1-862.

(iii)

In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(5.2)	“Interested transaction” means a corporate action described in R.S. 12:1-1302(A) involving an interested person in which any of the shares or assets of the corporation are being acquired or converted.
(6)	“Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.
(7)	[Reserved.]
(8)	“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.
(9)	“Shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

§ 12:1-1302 Right to appraisal

A. A shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1)	Consummation of a merger to which the corporation is a party if either of the following apply:
(a)

Shareholder approval is required for the merger by R.S. 12:1-1104, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

(b)	The corporation is a subsidiary and the merger is governed by R.S. 12:1-1105.
(2)

Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)

Consummation of a disposition of assets pursuant to R.S. 12:1-1202, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series if, under the terms of the corporate action approved by the shareholders, there is to be distributed to shareholders in cash its net assets in excess of a reasonable amount reserved to meet claims of the type described in R.S. 12:1-1406 and 1-1407, within one year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution, and the disposition of assets is not an interested transaction.

(4)

An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

(5)

Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)

Consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the domestication,

(7)	Consummation of a conversion of the corporation to nonprofit status pursuant to Subpart 9C of this Part.
(8)	Consummation of a conversion of the corporation to an unincorporated entity pursuant to Subpart 9E of this Part.

B. Notwithstanding Subsection A of this Section, the availability of appraisal rights under Paragraphs (A)(1), (2), (3), (4), (6), and (8) of this Section shall be limited in accordance with the following provisions:

(1)	Appraisal rights shall not be available for the holders of shares of any class or series of shares which is one of the following:
(a)	A covered security under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.
(b)

Traded in an organized market and has at least two thousand shareholders and a market value of at least twenty million dollars, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, and directors and by beneficial shareholders and voting trust beneficial owners owning more than ten percent of such shares.

(c)

Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

(2)	The applicability of Paragraph (B)(1) of this Section shall be determined as of either of the following:
(a)	The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights.
(b)	The day before the effective date of such corporate action if there is no meeting of shareholders.
(3)

Paragraph (B)(1) of this Section shall not be applicable and appraisal rights shall be available pursuant to Subsection A of this Section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in Paragraph (B)(1) of this Section at the time the corporate action becomes effective or, in the case of the consummation of a disposition of assets pursuant to R.S. 12:1-1202, unless such cash, shares, or proprietary interests are, under the terms of the corporate action approved by the shareholders, to be distributed to the shareholders as part of a distribution to shareholders of the net assets of the corporation in excess of a reasonable amount to meet claims of the type described in R.S. 12:1-1406 and 1-1407, within one year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of the distribution.

(4)

Paragraph (B)(1) of this Section shall not be applicable and appraisal rights shall be available pursuant to Subsection A of this Section for the holders of any class or series of shares where the corporate action is an interested transaction.

C. Notwithstanding any other provision of this Section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, except for both of the following:

(1)

No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a nonprofit conversion under Subpart 9C of this Part or a conversion to an unincorporated entity under Subpart 9E of Part, or a merger having a similar effect.

(2)

Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment, or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

§ 12:1-1303 Assertion of rights by nominees and beneficial shareholders

A. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this Subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B. A beneficial shareholder and voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in R.S. 12:1-1322(B)(2)(b), and does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or voting trust beneficial owner.

Subpart B. Procedure for exercise of appraisal rights

§ 12:1-1320 Notice of appraisal rights

A. Where any corporate action specified in R.S. 12:1-1302(A) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this Part. If the corporation concludes that appraisal rights are or may be available, one of the following statements shall be included in the meeting notice sent to those record shareholders entitled to exercise appraisal rights:

(1)	If the corporation wishes for shareholders to be subject to the requirements of R.S. 12:1-1321(A)(1):

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to assert appraisal rights, a shareholder is required by law: (1) to deliver to the corporation, before the vote is taken on the action described in this notice, a written notice of the shareholder’s intent to demand appraisal if the corporate action proposed in this notice takes effect, and (2) not to vote, or cause or permit to be voted, in favor of the proposed corporate action any shares of the class or series for which the shareholder intends to assert appraisal rights. If a shareholder complies with those requirements, and the action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights.”

(2)

If the corporation is waiving the requirements of R.S. 12:1-1321(A)(1): “Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to assert appraisal rights, a shareholder is required by law not to vote, or cause or permit to be voted, in favor of the proposed corporation action any shares of the class or series for which the shareholder intends to assert appraisal rights. If a shareholder complies with the requirement, and the action proposed in this notice take effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, a copy of Part 13 of the Business Corporation Act, governing appraisal rights.”

B. In a merger pursuant to R.S. 12:1-1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in R.S. 12:1-1322.

C. Where any corporate action specified in R.S. 12:1-1302(A) is to be approved by written consent of the shareholders pursuant to R.S. 12:1-704.

(1)

Written notice that appraisal rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, the following statement must be included in the notice:

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to assert appraisal rights, a shareholder is required by law not to sign any consent in favor of the proposed corporate action with respect to any shares of the class or series for which the shareholder intends to assert appraisal rights. If a shareholder complies with this requirement, and the corporate action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights.”

(2)

Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by R.S. 12:1-704(E) and (F), may include the materials described in R.S. 12:1-1322 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Part and the following statement:

“Appraisal rights allow a shareholder to avoid the effects of the corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. A shareholder may obtain appraisal rights only by completing and returning an appraisal form that the law requires the corporation to send to the shareholder, and by complying with all other requirements of Part 13 of the Business Corporation Act, a copy of which is enclosed.”

D. Where corporate action described in R.S. 12:1-1302(A) is proposed, or a merger pursuant to R.S. 12:1-1105 is effected, the notice referred to in Subsection A or C of this Section, if the corporation concludes that appraisal rights are or may be available, and in Subsection B of this Section shall be accompanied by both of the following:

(1)

The annual financial statements specified in R.S. 12:1-1620(B) of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than sixteen months before the date of the notice and shall comply with R.S. 12: 1-1620(B); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(2)	The latest available quarterly financial statements of such corporation, if any.

E. The right to receive the information described in Subsection D of this Section may be waived in writing by a shareholder before or after the corporate action. If the information described in Subsection D of this Section is not publicly available, the shareholder who receives it owes a duty to the corporation to use and disclose the information only for purposes of deciding whether to exercise appraisal rights and for other proper purposes.

§ 12:1-1321 Notice of intent to demand appraisal and consequences of voting or consenting

A. If a corporate action specified in R.S. 12:1-1302(A) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do both of the following:

(1)	Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand appraisal if the proposed action is effectuated.
(2)	Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B. If a corporate action specified in R.S. 12:1-1302(A) is to be approved by written consent, a shareholder may assert appraisal rights with respect to a class or series of shares only if the shareholder does not sign a consent in favor of the proposed action with respect to that class or series of shares.

C. A shareholder who fails to satisfy the requirements of Subsection A or B of this Section is not entitled to appraisal under this Part.

§ 12:1-1322 Appraisal notice and form

A. If a corporate action requiring appraisal rights under R.S. 12:1-1302(A) becomes effective, the corporation must send a written appraisal notice and the form required by Paragraph (B)(1) of this Section to all shareholders who satisfy the requirements of R.S. 12:1-1321(A) or R.S. 12:1-1321(B). In the case of a merger under R.S. 12:1-1105, the parent must deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B. The appraisal notice must be delivered no earlier than the date the corporate action specified in R.S. 12:1-1302(A) became effective, and no later than ten days after such date, and must do all of the following:

(1)	Supply a form that requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction.
(2)	State all of the following:
(a)

Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under Subparagraph (B)(2)(b) of this Section.

(b)

A date by which the corporation must receive the form, which date may not be fewer than forty nor more than sixty days after the date the appraisal notice is sent pursuant to Subsection A of this Section, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

(c)	The corporation’s estimate of the fair value of the shares.
(d)

That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in Subparagraph (B)(2)(b) of this Section the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

(e)	The date by which the notice to withdraw under R.S. 12:1-1323 must be received, which date must be at least twenty days after the date specified in Subparagraph (B)(2)(b) of this Section.
(3)	Be accompanied by a copy of this Part.

C. A corporation may elect to withhold payment as permitted by R.S. 12:1-1325 only if the form required by Subsection B of this Section does both of the following:

(1)	Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action.
(2)

If such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

§ 12:1-1323 Perfection of rights and right to withdraw

A. A shareholder who receives notice pursuant to R.S. 12:1-1322 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to R.S. 12:1-1322(B)(2)(b). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to R.S. 12:1-1322(B)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under R.S. 12:1-1325. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to Subsection B of this Section.

B. A shareholder who has complied with Subsection A of this Section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to R.S. 12:1-1322(B)(2)(e). A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C. A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in R.S. 12:1-1322(B), shall not be entitled to payment under this Part.

§ 12:1-1324 Payment

A. Except as provided in R.S. 12:1-1325, within thirty days after the form required by R.S. 12:1-1322(B)(2)(b) is due, the corporation shall pay in cash to those shareholders who complied with R.S. 12:1-1323(A) the amount the corporation estimates to be the fair value of their shares, plus interest.

B. Except as provided in Subsection C of this Section, the payment to each shareholder pursuant to Subsection A of this Section must be accompanied by all of the following:

(1)

(a) The annual financial statements specified in R.S. 12:1-1620(B) of the corporation that issued the shares to be appraised, which shall be of a date ending not more than sixteen months before the date of payment and shall comply with R.S. 12:1-1620(B); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(b) The latest available quarterly financial statements of such corporation, if any.
(2)	A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to R.S. 12:1-1322(B)(2)(c).
(3)	A statement that shareholders described in Subsection A of this Section have the right to demand further payment under R.S. 12:1-1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this Part.

C. The financial information described in Paragraph (B)(1) of this Section need not accompany the corporation’s payment under Subsection A of this Section if the corporation has earlier delivered to the shareholder financial information that meets the requirements of Paragraph (B)(1) of this Section as of the time of the payment.

§ 12:1-1325 After-acquired shares

A. A corporation may elect to withhold payment required by R.S. 12:1-1324 from any shareholder who was required to, but did not, certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date specified in the appraisal notice sent in accordance with R.S. 12:1-1322(B)(1) and R.S. 12:1-1322(C).

B. If the corporation elects to withhold payment under Subsection A of this Section, it must, within thirty days after the form required by R.S. 12:1-1322(B)(2)(b) is due, notify all shareholders who are described in Subsection A of this Section of all of the following:

(1)	The information required by R.S. 12:1-1324(B)(1).
(2)	The corporation’s estimate of fair value pursuant to R.S. 12:1-1324(B)(2).
(3)	That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under R.S. 12:1-1326.
(4)	That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer.
(5)	That those shareholders who do not satisfy the requirements for demanding appraisal under R.S. 12:1-1326 shall be deemed to have accepted the corporation’s offer.

C. Within ten days after receiving the shareholder’s acceptance pursuant to Subsection B of this Section, the corporation must pay in cash the amount it offered under Paragraph (B)(2) of this Section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D. Within forty days after sending the notice described in Subsection B of this Section, the corporation must pay in cash the amount it offered to pay under Paragraph (B)(2) of this Section to each shareholder described in Paragraph (B)(5) of this Section.

§ 12:1-1326 Procedure if shareholder dissatisfied with payment or offer

A. A shareholder paid pursuant to R.S. 12:1-1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under R.S. 12:1-1324. A shareholder offered payment under R.S. 12:1-1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

B. A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under Subsection A of this Section within thirty days after receiving the corporation’s payment or offer of payment under R.S. 12:1-1324 or 1-1325, respectively, waives the right to demand payment under this Section and shall be entitled only to the payment made or offered pursuant to those respective Sections.

Subpart C. Judicial appraisal of shares

§ 12:1-1330 Court action

A. If a shareholder makes demand for payment under R.S. 12:1-1326 which remains unsettled, the corporation shall commence a summary proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to R.S. 12:1-1326, plus interest, within ten days after the expiration of the sixty-day period.

B. The corporation shall commence the proceeding in the district court of the parish where the corporation’s principal office or, if none, its registered office in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the parish in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

C. The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, and all parties must be served with a copy of the petition. Nonresidents may be served as provided by law.

D. The jurisdiction of the court in which the proceeding is commenced under Subsection B of this Section is exclusive. The court may appoint an appraiser to file a written report with the court on the question of fair value. The appraiser shall have the powers described in the appointing order, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. If the court appoints an appraiser, the appraiser’s written report shall be treated as the report of an expert witness, and the corporation and shareholders demanding appraisal shall be entitled to depose and to examine and cross-examine the appraiser as an expert witness.

E. Each shareholder made a party to the proceeding is entitled to judgment for either of the following:

(1)	The amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares.
(2)	The fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under R.S. 12:1-1325.

§ 12:1-1331 Court costs and expenses

A. The court in an appraisal proceeding commenced under R.S. 12:1-1330 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts which the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Part.

B. The court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable against either of the following:

(1)

The corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of R.S. 12:1-1320, 1-1322, 1-1324, or 1-1325.

(2)

Either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Part.

C. If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefitted.

D. To the extent the corporation fails to make a required payment pursuant to R.S. 12:1-1324, 1-1325, 1-1326, or 1-1330(A), the shareholder may sue directly for the amount owed, and to the extent successful, shall be entitled to recover from the corporation all expenses of the suit. The shareholder’s right to enforce the corporation’s payment obligation under this Subsection is perempted five years after the date that the payment by the corporation becomes due under the relevant provision.

Subpart D. Other remedies

§ 12:1-1340 Other remedies limited

A. The legality of a proposed or completed corporate action described in R.S. 12:1-1302(A) may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in any proceeding commenced by a shareholder after the shareholders have approved the corporate action.

B. The appraisal rights provided by this Part are the exclusive remedy of a shareholder in connection with a corporate action for which R.S. 12:1-1302 makes appraisal rights available if either of the following conditions is satisfied:

(1)	The shareholder is not subject to the requirements of R.S. 12:1-1321(A)(1) concerning the delivery of a written notice of the shareholder’s intent to assert appraisal rights.
(2)	The corporation waives the requirements of R.S. 12:1-1321(A)(1).

C. If Subsection B of this Section makes appraisal rights the exclusive remedy of a shareholder, then the shareholder shall not have any other cause of action for damages or for any other form of relief against the corporation, or any director, officer, employee, agent, or controlling person of the corporation, in connection with the corporate action for which R.S. 12:1-1302 makes appraisal rights available.

D. If the corporation waives the requirements of R.S. 12:1-1321(A)(1), a shareholder may assert appraisal rights without complying with those requirements. A corporation waives the requirements of R.S. 12:1-1321(A)(1) by sending shareholders the notice specified in R.S. 12:1-1320(A)(2).

E. Subsections A, B, and C of this Section do not apply to a corporate action that is any of the following:

(1)	Not authorized and approved in accordance with the applicable provisions of any of the following:
(a)	Part 9, 10, 11, or 12 of this Chapter.
(b)	The articles of incorporation or bylaws.
(c)	The resolution of the board of directors authorizing the corporate action.
(2)	[Reserved.]
(3)	[Reserved.]
(4)	Approved by less than unanimous consent of the voting shareholders pursuant to R.S. 12:1-704 if both of the following requirements are met:
(a)

The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten days before the corporate action was effected.

(b)	The proceeding challenging the corporate action is commenced within ten days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

F. Subsections B and C of this Section do not affect any right of a shareholder that is provided by the terms of the corporate action itself if the shareholder does not assert, or loses the right to enforce, appraisal rights under this Part.

ANNEX F

FORM OF ARTICLES OF AMENDMENT
TO THE RESTATED CHARTER
OF FIRST HORIZON NATIONAL CORPORATION
(Authorized Common Stock Increase)

The undersigned, being a duly authorized officer of First Horizon National Corporation (the “Corporation”), acting pursuant to Sections 48-20-103 and 48-20-106 of the Tennessee Business Corporation Act, hereby certifies as follows:

1.	The name of the Corporation is FIRST HORIZON NATIONAL CORPORATION.
2.	The Restated Charter is hereby amended by revising Article 6, Section (a), which as revised shall read in its entirety as follows:
(a)	Seven Hundred Million (700,000,000) shares of common stock of a par value of $0.625 each; and
3.

The foregoing amendment to the Restated Charter was authorized by the Board of Directors (at a meeting duly convened and held on [  ] [  ], 2020) and duly adopted by the holders of the common stock of the Corporation (at a meeting duly convened and held on [  ] [  ], 2020).

4.	The foregoing amendments will be effective upon filing of the Articles of Amendment with the Secretary of State of the State of Tennessee.

Date: [  ] [  ], 2020

FIRST HORIZON NATIONAL CORPORATION

By	Name: Clyde A. Billings, Jr. Title: Corporate Secretary

F-1

ANNEX G

FORM OF ARTICLES OF AMENDMENT
TO THE RESTATED CHARTER
OF FIRST HORIZON NATIONAL CORPORATION
(Rollover Preferred Stock Designation)

The undersigned, being a duly authorized officer of First Horizon National Corporation (the “Corporation”), acting pursuant to Sections 48-20-102 and 48-20-106 of the Tennessee Business Corporation Act, hereby certifies as follows:

1.	The name of the Corporation is FIRST HORIZON NATIONAL CORPORATION.
2.

The Restated Charter is hereby amended by adding the following text to Article X to set forth the terms of the Corporation’s Series B Non-Cumulative Perpetual Preferred Stock, Series C Non-Cumulative Perpetual Preferred Stock and Series D Non-Cumulative Perpetual Preferred Stock, by adding new sections (b), (c) and (d) to such Article X:

(b) 6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B. Pursuant to the provisions of the Restated Charter of the Corporation and applicable law, a series of preferred stock, no par value, of the Corporation be and hereby is created and the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

(1) Designation.

The designation of the series of preferred stock shall be “6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B” (the “Series B Preferred Stock”). With respect to payment of dividends and distributions upon the Corporation’s liquidation, dissolution or winding up, the Series B Preferred Stock shall rank (i) senior to the Corporation’s common stock and any other class or series of preferred stock that by its terms ranks junior to the Series B Preferred Stock, (ii) equally with all future series of preferred stock that the Corporation may issue that does not by its terms rank junior to the Series B Preferred Stock and (iii) junior to all existing and future indebtedness and other liabilities of the Corporation any class or series of preferred stock that expressly provides in the articles of amendment creating such preferred stock that it ranks senior to the Series B Preferred Stock (subject to any requisite consents required for the creation of such preferred stock ranking senior to the Series B Preferred Stock).

(2) Number of Shares.

The number of authorized shares of Series B Preferred Stock shall be 8,625. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors (or a duly authorized committee thereof) and by the filing of a certificate pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act stating that such increase or decrease, as the case may be, has been so authorized. The Corporation may from time to time, without notice to or the consent of holders of the Series B Preferred Stock, issue additional shares of Series B Preferred Stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series B Preferred Stock.

(3) Definitions.

As used herein with respect to Series B Preferred Stock:

(A) “Business Day” shall mean (i) with respect to the Fixed Rate Period, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by law, regulation, or executive order to be closed and (ii) with respect to the Floating Rate Period, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London Banking Day.

(B) “Dividend Determination Date” shall have the meaning set forth in Section (4)(G) hereof.

(C) “Dividend Payment Dates” shall have the meaning set forth in Section (4)(B) hereof.

(D) “Dividend Period” shall mean the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which shall be the period from, and including, [•] to, but excluding, the next succeeding Dividend Payment Date.

(E) “Fixed Period Dividend Payment Date” shall have the meaning set forth in Section (4)(B) hereof.

(F) “Floating Period Dividend Payment Date” shall have the meaning set forth in Section (4)(B) hereof.

(G) “Fixed Rate Period” shall have the meaning set forth in Section (4)(A) hereof.

(H) “Floating Rate Period” shall have the meaning set forth in Section (4)(A) hereof.

(I) “Junior Stock” shall mean the Corporation’s common stock and any other class or series of the Corporation’s capital stock over which the Series B Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on the liquidation, dissolution or winding up of the Corporation.

(J) “Liquidation Preference” shall mean $10,000 per share of Series B Preferred Stock.

(K) “London Banking Day” shall mean any day on which commercial banks are open dealings in deposits in U.S. dollars in the London interbank market.

(L) “Nonpayment” shall have the meaning set forth in Section (7)(B) hereof.

(M) “Optional Redemption” shall have the meaning set forth in Section (6)(A) hereof.

(N) “Parity Stock” shall mean any class or series of the Corporation’s capital stock that ranks on a par with the Series B Preferred Stock in the payment of dividends and in the distribution of assets on the liquidation, dissolution or winding up of the Corporation, which shall include any class or series of the Corporation’s stock hereafter authorized that ranks on a par with the Series B Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(O) “Preferred Stock Directors” shall have the meaning set forth in Section (7)(B) hereof.

(P) “Regulatory Capital Treatment Event” shall mean a good faith determination by the Corporation that, as a result of any (i) amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series B Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series B Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series B Preferred

Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat the full liquidation value of the Series B Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series B Preferred Stock is outstanding.

(Q) “Regulatory Event Redemption” shall have the meaning set forth in Section (6)(B) hereof.

(R) “Series B Preferred Stock” shall have the meaning set forth in Section (1) hereof.

(S) “Spread” shall have the meaning set forth in Section (4)(A) hereof.

(T) “Three-month LIBOR” shall mean the London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date. If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with the Corporation, shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent in consultation with the Corporation shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks for a three month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, Three-month LIBOR shall be the arithmetic average of the quotations provided. Otherwise, Three-month LIBOR for the next Dividend Period shall be equal to Three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which Three-month LIBOR could have been determined in accordance with the first sentence of this Section had the dividend rate been a floating rate during the Fixed Rate Period.

(U) “Voting Parity Stock” shall have the meaning set forth in Section (7)(B) hereof.

(4) Dividends.

(A) Holders of the Series B Preferred Stock shall be entitled to receive, only when, as, and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof), out of assets legally available under applicable law for payment, non-cumulative cash dividends based on the Liquidation Preference, and no more, at a rate equal to (1) 6.625% per annum, for each semi-annual Dividend Period occurring from, and including, the original issue date of the Series B Preferred Stock to, but excluding, August 1, 2025 (the “Fixed Rate Period”), and (2) thereafter, Three-month LIBOR plus a spread of 426.2 basis points per annum (the “Spread”), for each quarterly Dividend Period beginning August 1, 2025 (the “Floating Rate Period”).

(B) When, as, and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof) (1) during the Fixed Rate Period, the Corporation shall pay cash dividends on the Series B Preferred Stock semi-annually, in arrears, on February 1 and August 1 of each year (each such date, a “Fixed Period Dividend Payment Date”), beginning on [•], and, when, as and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof) and (2) during the Floating Rate Period, the Corporation shall pay cash dividends on the Series B Preferred Stock quarterly, in arrears, on February 1, May 1, August 1, and November 1 of each year, beginning on November 1, 2025 (each such date, a “Floating Period Dividend Payment Date,” and together with the Fixed Period Dividend Payment Dates, the “Dividend Payment Dates”). The Corporation shall pay cash dividends to the holders of record of shares of the Series B Preferred Stock as such holders appear on the Corporation’s stock register on the applicable record date, which shall be the fifteenth calendar day before that Dividend Payment Date or such other record date fixed by our Board of Directors (or a duly authorized committee thereof) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.

(C) If any Dividend Payment Date on or prior to August 1, 2025 is a day that is not a Business Day, then the dividend with respect to that Dividend Payment Date shall instead be paid on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment. If any Dividend Payment Date after August 1, 2025 is a day that is not a Business Day, then the Dividend Payment Date shall be the immediately succeeding Business Day unless such day falls in the next calendar month, in which case the Dividend Payment Date shall instead be the immediately preceding day that is a Business Day, and dividends will accumulate to the Dividend Payment Date as so adjusted.

(D) The Corporation shall calculate dividends on the Series B Preferred Stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. The Corporation shall calculate dividends on the Series B Preferred Stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from such calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(E) Dividends on the Series B Preferred Stock shall not be cumulative or mandatory. If the Corporation’s Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the Series B Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend shall not accumulate, and the Corporation shall have no obligation to pay a dividend for that Dividend Period at any time, whether or not dividends on the Series B Preferred Stock or any other series of our preferred stock or common stock are declared for any future Dividend Period.

(F) Dividends on the Series B Preferred Stock shall accumulate from the original issue date of the Series B Preferred Stock at the then-applicable dividend rate on the liquidation preference amount of $10,000 per share. If the Corporation issues additional shares of the Series B Preferred Stock, dividends on those additional shares shall accumulate from the original issue date of those additional shares at the then-applicable dividend rate.

(G) The dividend rate for each Dividend Period in the Floating Rate Period shall be determined by the Calculation Agent using Three-month LIBOR as in effect on the second London Banking Day prior to the beginning of the Dividend Period, which date shall be the “Dividend Determination Date” for the relevant Dividend Period. The Calculation Agent then shall add Three-month LIBOR as determined on the Dividend Determination Date and the applicable Spread. Once the dividend rate for the Series B Preferred Stock is determined, the Calculation Agent shall deliver that information to the Corporation and the Transfer Agent. Absent manifest error, the Calculation Agent’s determination of the dividend rate for a Dividend Period for the Series B Preferred Stock shall be final.

(H) So long as any share of Series B Preferred Stock remains outstanding:

(i) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a stockholder rights plan or the redemption or repurchase of any rights under such a plan);

(ii) no shares of Junior Stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for Junior Stock), during a Dividend Period, unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of the Series B Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations shall not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of the Corporation’s subsidiaries heretofore or hereafter adopted.

(I) Except as provided below, for so long as any share of Series B Preferred Stock remains outstanding, the Corporation shall not declare, pay, or set aside for payment full dividends on any Parity Stock unless the Corporation has paid in full, or set aside payment in full, in respect of all accumulated dividends for all Dividend Periods for outstanding shares of Series B Preferred Stock. To the extent that the Corporation declares dividends on the Series B Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then current and accumulated dividend payments due on the shares of Series B Preferred Stock and (1) in the case of cumulative Parity Stock the aggregate of the accumulated and unpaid dividends due on any such Parity Stock and (2) in the case of non-cumulative Parity Stock the aggregate of the declared but unpaid dividends due on any such Parity Stock. No interest shall be payable in respect of any dividend payment on Series B Preferred Stock that may be in arrears.

(J) Subject to the foregoing conditions, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Corporation’s Board of Directors (or a duly authorized committee thereof), may be declared and paid on the Corporation’s common stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series B Preferred Stock shall not be entitled to participate in such dividends.

(5) Liquidation Rights.

(A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the Corporation’s assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to holders of common stock or any other Junior Stock, a liquidating distribution in the amount equal to the sum of (1) the Liquidation Preference, plus (2) the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend

Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the foregoing, the holders of Series B Preferred Stock shall have no right or claim to any remaining assets of the Corporation.

(B) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of Parity Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of the Series B Preferred Stock and such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they respectively would be entitled.

(C) For the purposes of this Section (5), the merger or consolidation of the Corporation with or into any other entity or by another entity with or into the Corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation (for cash, securities or other consideration) shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation. If the Corporation enters into any merger or consolidation transaction with or into any other entity and the Corporation is not the surviving entity in such transaction, the Series B Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series B Preferred Stock set forth herein.

(6) Redemption Rights.

(A) Subject to the further terms and conditions provided herein, the Corporation may redeem the Series B Preferred Stock, in whole or in part, at its option, for cash, on any Dividend Payment Date on or after [•], with not less than 30 days’ and not more than 60 days’ notice (“Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the redemption price provided in Section (6)(C) below. Dividends shall not accumulate on those shares of Series B Preferred Stock so redeemed on and after the applicable redemption date.

(B) In addition, the Corporation may, redeem the Series B Preferred Stock, in whole but not in part, at its option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided in Section (6)(C) below (a “Regulatory Event Redemption”).

(C) The redemption price for any redemption of Series B Preferred Stock, whether an Optional Redemption or Regulatory Event Redemption, shall be equal to (i) $10,000 per share of Series B Preferred Stock, plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.

(D) Any notice given as provided in this Section (6) shall be conclusively presumed to have been duly given, whether or not the holder receives the notice, and any defect in the notice or in the provision of the notice, to any holder of shares of Series B Preferred Stock designated for redemption will not affect the redemption of any other shares of Series B Preferred Stock. Any notice provided to a holder of Series B Preferred Stock shall be deemed given on the date provided, whether or not the holder actually receives the notice. A notice of redemption shall be given not less than 30 days and not more than 60 days prior to the date of redemption specified in the notice, and shall specify (i) the redemption date, (ii) the redemption price, (iii) if fewer than all shares of Series B Preferred Stock are to be redeemed, the number of shares of Series B Preferred Stock to be redeemed and (iv) the manner in which holders of Series B Preferred Stock called for redemption may obtain payment of the redemption price in respect of those shares. Notwithstanding anything to the contrary in this paragraph, if the Series B Preferred Stock is issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series B Preferred Stock at such time and in any manner permitted by such facility.

(E) If notice of redemption of any shares of Series B Preferred Stock has been given by the Corporation and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series B Preferred Stock, then from and after the Redemption Date such shares of Series B Preferred Stock shall no longer be outstanding for any purpose, all dividends with respect to such shares of Series B Preferred Stock shall cease to accumulate from the Redemption Date and all rights of the holders of such shares shall terminate, except the right to receive the Redemption Price, without interest. Series B Preferred Stock redeemed pursuant to this Section (6) or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of preferred stock and may be reissued by the Corporation at any time as shares of any series of preferred stock other than as Series B Preferred Stock.

(F) In the event that fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, the shares of Series B Preferred Stock to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors of the Corporation (or a duly authorized committee thereof), determines to be fair and equitable, subject to the provisions hereof. The Board of Directors of the Corporation (or a duly authorized committee thereof) shall have the full power and authority to prescribe the terms and conditions upon which such shares of Series B Preferred Stock may be redeemed from time to time.

(G) No holder of Series B Preferred Stock shall have the right to require the redemption of the Series B Preferred Stock.

(7) Voting Rights.

(A) Holders of Series B Preferred Stock shall not have any voting rights, except as set forth below or as otherwise required by the Tennessee Business Corporation Act.

(B) Whenever dividends payable on the Series B Preferred Stock or any other class or series of preferred stock ranking equally with the Series B Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three or more semi-annual or six or more quarterly Dividend Periods, as applicable, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series B Preferred Stock voting as a class with holders of shares of any other series of our preferred stock ranking equally with the Series B Preferred Stock as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), shall be entitled to vote for the election of two additional directors of the Board of Directors of the Corporation on the terms set forth in this Section (7) (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of our Voting Parity Stock shall vote as a single class. In the event that the holders of the shares of the Series B Preferred Stock are entitled to vote as described in this Section (7), the number of members of the Corporation’s Board of Directors at that time shall be increased by two directors, and the holders of the Series B Preferred Stock shall have the right, as members of that class, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series B Preferred Stock or any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for the Corporation’s next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of the stockholders), provided that the election of any Preferred Stock Directors shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which the securities of the Corporation may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the Board of Directors of the Corporation include more than two Preferred Stock Directors.

(C) The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section (7)(D). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the holders of the Series B Preferred Stock (together with holders of any Voting Parity Stock) to serve until the next annual meeting of the stockholders.

(D) When the Corporation has paid full dividends on the Series B Preferred Stock for the equivalent of at least two semi-annual or four quarterly Dividend Periods, as applicable, following a Nonpayment, then the right of the holders of Series B Preferred Stock to elect the Preferred Stock Directors set forth in this Section (7) shall cease (except as provided by law and subject always to the same provisions for the vesting of the special voting rights in the case of any future Nonpayment). Upon termination of the right of the holders of the Series B Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors as set forth in this Section (7), the term of office of all Preferred Stock Directors then in office elected by only those holders shall terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series B Preferred Stock (together with holders of any Voting Parity Stock) when they have the voting rights described in Section (7)(B).

(E) So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series B Preferred Stock and any Voting Parity Stock, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series B Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series B Preferred Stock, amend, alter or repeal any provision of these Articles of Amendment or the Restated Charter of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series B Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the shares of the Series B Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series B Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series B Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series B Preferred Stock.

(F) Notice for a special meeting to elect the Preferred Stock Directors shall be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series B Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section (7)(F), and for that purpose shall have access to the stock register of the Corporation.

(G) Except as otherwise set forth in Section (7)(F) hereof, the rules and procedures for calling and conducting any meeting of the holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors of the Corporation (or a duly authorized committee thereof), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Restated Charter of the Corporation, the By-laws of the Corporation, and applicable laws and the rules of any national securities exchange or other trading facility on which Series B Preferred Stock is listed or traded at the time.

(8) Conversion Rights.

The holders of Series B Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest or property in, the Corporation.

(9) No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of Series B Preferred Stock.

(10) No Preemptive or Subscription Rights.

No holder of Series B Preferred Stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation that it may issue or sell.

(11) No Other Rights.

The Series B Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth herein or in the Restated Charter of the Corporation or as otherwise required by applicable law.

(c) 6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C. Pursuant to the provisions of the Restated Charter of the Corporation and applicable law, a series of preferred stock, no par value, of the Corporation be and hereby is created and the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

(1) Designation.

The designation of the series of preferred stock shall be “6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C” (the “Series C Preferred Stock”). With respect to payment of dividends and distributions upon the Corporation’s liquidation, dissolution or winding up, the Series C Preferred Stock shall rank (i) senior to the Corporation’s common stock and any other class or series of preferred stock that by its terms ranks junior to the Series C Preferred Stock, (ii) equally with all existing and future series of preferred stock that does not by its terms so provide, including the Series B Preferred Stock and (iii) junior to all existing and future indebtedness and other liabilities of the Corporation any class or series of preferred stock that expressly provides in the articles of amendment creating such preferred stock that it ranks senior to the Series C Preferred Stock (subject to any requisite consents prior to issuance).

(2) Number of Shares.

The number of authorized shares of Series C Preferred Stock shall be 5,750. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors (or a duly authorized committee thereof) and by the filing of a certificate pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act stating that such increase or decrease, as the case may be, has been so authorized. The Corporation may from time to time, without notice to or the consent of holders of the Series C Preferred Stock, issue additional shares of Series C Preferred Stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series C Preferred Stock.

(3) Definitions.

As used herein with respect to Series C Preferred Stock:

(A) “Business Day” shall mean (i) with respect to the Fixed Rate Period, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by law, regulation, or executive order to be closed and (ii) with respect to the Floating Rate Period, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London Banking Day.

(B) “Dividend Determination Date” shall have the meaning set forth in Section (4)(G) hereof.

(C) “Dividend Payment Dates” shall have the meaning set forth in Section (4)(B) hereof.

(D) “Dividend Period” shall mean the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which shall be the period from, and including, [•] to, but excluding, the next succeeding Dividend Payment Date.

(E) “Fixed Rate Period” shall have the meaning set forth in Section (4)(A) hereof.

(F) “Floating Rate Period” shall have the meaning set forth in Section (4)(A) hereof.

(G) “Junior Stock” shall mean the Corporation’s common stock and any other class or series of the Corporation’s capital stock over which the Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on the liquidation, dissolution or winding up of the Corporation.

(H) “Liquidation Preference” shall mean $10,000 per share of Series C Preferred Stock.

(I) “London Banking Day” shall mean any day on which commercial banks are open dealings in deposits in U.S. dollars in the London interbank market.

(J) “Nonpayment” shall have the meaning set forth in Section (7)(B) hereof.

(K) “Optional Redemption” shall have the meaning set forth in Section (6)(A) hereof.

(L) “Parity Stock” shall mean any class or series of the Corporation’s capital stock that ranks on a par with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on the liquidation, dissolution or winding up of the Corporation, which shall include the Series B Preferred Stock and any other class or series of the Corporation’s stock hereafter authorized that ranks on a par with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(M) “Preferred Stock Directors” shall have the meaning set forth in Section (7)(B) hereof.

(N) “Regulatory Capital Treatment Event” shall mean a good faith determination by the Corporation that, as a result of any (i) amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series C Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series C Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series C Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat the full liquidation value of the Series C Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series C Preferred Stock is outstanding.

(O) “Regulatory Event Redemption” shall have the meaning set forth in Section (6)(B) hereof.

(P) “Series C Preferred Stock” shall have the meaning set forth in Section (1) hereof.

(Q) “Spread” shall have the meaning set forth in Section (4)(A) hereof.

(R) “Three-month LIBOR” shall mean the London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date. If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with the Corporation, shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent in consultation with the Corporation shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks for a three month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, Three-month LIBOR shall be the arithmetic average of the quotations provided. Otherwise, Three-month LIBOR for the next Dividend Period shall be equal to Three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which Three-month LIBOR could have been determined in accordance with the first sentence of this Section had the dividend rate been a floating rate during the Fixed Rate Period.

(S) “Voting Parity Stock” shall have the meaning set forth in Section (7)(B) hereof.

(4) Dividends.

(A) Holders of the Series C Preferred Stock shall be entitled to receive, only when, as, and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof), out of assets legally available under applicable law for payment, non-cumulative cash dividends based on the Liquidation Preference, and no more, at a rate equal to (1) 6.60% per annum, for each quarterly Dividend Period occurring from, and including, the original issue date of the Series C Preferred Stock to, but excluding, May 1, 2026 (the “Fixed Rate Period”), and (2) thereafter, Three-month LIBOR plus a spread of 492 basis points per annum (the “Spread”), for each quarterly Dividend Period beginning May 1, 2026 (the “Floating Rate Period”).

(B) When, as, and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof), the Corporation shall pay cash dividends on the Series C Preferred Stock quarterly, in arrears, on February 1, May 1, August 1, and November 1 of each year (each such date, a “Dividend Payment Date”), beginning on [•], and, when, as and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof). The Corporation shall pay cash dividends to the holders of record of shares of the Series C Preferred Stock as such holders appear on the Corporation’s stock register on the applicable record date, which shall be the fifteenth calendar day before that Dividend Payment Date or such other record date fixed by our Board of Directors (or a duly authorized committee thereof) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.

(C) If any Dividend Payment Date on or prior to May 1, 2026 is a day that is not a Business Day, then the dividend with respect to that Dividend Payment Date shall instead be paid on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment. If any Dividend Payment Date after May 1, 2026 is a day that is not a Business Day, then the Dividend Payment Date shall be the immediately succeeding Business Day unless such day falls in the next calendar month, in which case the Dividend Payment Date shall instead be the immediately preceding day that is a Business Day, and dividends will accumulate to the Dividend Payment Date as so adjusted.

(D) The Corporation shall calculate dividends on the Series C Preferred Stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. The Corporation shall calculate dividends on the Series C Preferred Stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from such calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(E) Dividends on the Series C Preferred Stock shall not be cumulative or mandatory. If the Corporation’s Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the Series C Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend shall not accumulate, and the Corporation shall have no obligation to pay a dividend for that Dividend Period at any time, whether or not dividends on the Series C Preferred Stock or any other series of our preferred stock or common stock are declared for any future Dividend Period.

(F) Dividends on the Series C Preferred Stock shall accumulate from the original issue date of the Series C Preferred Stock at the then-applicable dividend rate on the liquidation preference amount of $10,000 per share. If the Corporation issues additional shares of the Series C Preferred Stock, dividends on those additional shares shall accumulate from the original issue date of those additional shares at the then-applicable dividend rate.

(G) The dividend rate for each Dividend Period in the Floating Rate Period shall be determined by the Calculation Agent using Three-month LIBOR as in effect on the second London Banking Day prior to the beginning of the Dividend Period, which date shall be the “Dividend Determination Date” for the relevant Dividend Period. The Calculation

Agent then shall add Three-month LIBOR as determined on the Dividend Determination Date and the applicable Spread. Once the dividend rate for the Series C Preferred Stock is determined, the Calculation Agent shall deliver that information to the Corporation and the Transfer Agent. Absent manifest error, the Calculation Agent’s determination of the dividend rate for a Dividend Period for the Series C Preferred Stock shall be final.

(H) So long as any share of Series C Preferred Stock remains outstanding:

(i) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a stockholder rights plan or the redemption or repurchase of any rights under such a plan);

(ii) no shares of Junior Stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for Junior Stock), during a Dividend Period, unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of the Series C Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations shall not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of the Corporation’s subsidiaries heretofore or hereafter adopted.

(I) Except as provided below, for so long as any share of Series C Preferred Stock remains outstanding, the Corporation shall not declare, pay, or set aside for payment full dividends on any Parity Stock unless the Corporation has paid in full, or set aside payment in full, in respect of all accumulated dividends for all Dividend Periods for outstanding shares of Series C Preferred Stock. To the extent that the Corporation declares dividends on the Series C Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series C Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then current and accumulated dividend payments due on the shares of Series C Preferred Stock and (1) in the case of cumulative Parity Stock the aggregate of the accumulated and unpaid dividends due on any such Parity Stock and (2) in the case of non-cumulative Parity Stock the aggregate of the declared but unpaid dividends due on any such Parity Stock. No interest shall be payable in respect of any dividend payment on Series C Preferred Stock that may be in arrears.

(J) Subject to the foregoing conditions, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Corporation’s Board of Directors (or a duly authorized committee thereof), may be declared and paid on the Corporation’s common stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series C Preferred Stock shall not be entitled to participate in such dividends.

(5) Liquidation Rights.

(A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the Corporation’s assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to holders of common stock or any other Junior Stock, a liquidating distribution in the amount equal to the sum of (1) the Liquidation Preference, plus (2) the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the foregoing, the holders of Series C Preferred Stock shall have no right or claim to any remaining assets of the Corporation.

(B) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of Parity Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of the Series C Preferred Stock and such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they respectively would be entitled.

(C) For the purposes of this Section (5), the merger or consolidation of the Corporation with or into any other entity or by another entity with or into the Corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation (for cash, securities or other consideration) shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation. If the Corporation enters into any merger or consolidation transaction with or into any other entity and the Corporation is not the surviving entity in such transaction, the Series C Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series C Preferred Stock set forth herein.

(6) Redemption Rights.

(A) Subject to the further terms and conditions provided herein, the Corporation may redeem the Series C Preferred Stock, in whole or in part, at its option, for cash, on any Dividend Payment Date on or after May 1, 2026, with not less than 30 days’ and not more than 60 days’ notice (“Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the redemption price provided in Section (6)(C) below. Dividends shall not accumulate on those shares of Series C Preferred Stock so redeemed on and after the applicable redemption date.

(B) In addition, the Corporation may, redeem the Series C Preferred Stock, in whole but not in part, at its option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided in Section (6)(C) below (a “Regulatory Event Redemption”).

(C) The redemption price for any redemption of Series C Preferred Stock, whether an Optional Redemption or Regulatory Event Redemption, shall be equal to (i)

$10,000 per share of Series C Preferred Stock, plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.

(D) Any notice given as provided in this Section (6) shall be conclusively presumed to have been duly given, whether or not the holder receives the notice, and any defect in the notice or in the provision of the notice, to any holder of shares of Series C Preferred Stock designated for redemption will not affect the redemption of any other shares of Series C Preferred Stock. Any notice provided to a holder of Series C Preferred Stock shall be deemed given on the date provided, whether or not the holder actually receives the notice. A notice of redemption shall be given not less than 30 days and not more than 60 days prior to the date of redemption specified in the notice, and shall specify (i) the redemption date, (ii) the redemption price, (iii) if fewer than all shares of Series C Preferred Stock are to be redeemed, the number of shares of Series C Preferred Stock to be redeemed and (iv) the manner in which holders of Series C Preferred Stock called for redemption may obtain payment of the redemption price in respect of those shares. Notwithstanding anything to the contrary in this paragraph, if the Series C Preferred Stock is issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series C Preferred Stock at such time and in any manner permitted by such facility.

(E) If notice of redemption of any shares of Series C Preferred Stock has been given by the Corporation and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series C Preferred Stock, then from and after the Redemption Date such shares of Series C Preferred Stock shall no longer be outstanding for any purpose, all dividends with respect to such shares of Series C Preferred Stock shall cease to accumulate from the Redemption Date and all rights of the holders of such shares shall terminate, except the right to receive the Redemption Price, without interest. Series C Preferred Stock redeemed pursuant to this Section (6) or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of preferred stock and may be reissued by the Corporation at any time as shares of any series of preferred stock other than as Series C Preferred Stock.

(F) In the event that fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, the shares of Series C Preferred Stock to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors of the Corporation (or a duly authorized committee thereof), determines to be fair and equitable, subject to the provisions hereof. The Board of Directors of the Corporation (or a duly authorized committee thereof) shall have the full power and authority to prescribe the terms and conditions upon which such shares of Series C Preferred Stock may be redeemed from time to time.

(G) No holder of Series C Preferred Stock shall have the right to require the redemption of the Series C Preferred Stock.

(7) Voting Rights.

(A) Holders of Series C Preferred Stock shall not have any voting rights, except as set forth below or as otherwise required by the Tennessee Business Corporation Act.

(B) Whenever dividends payable on the Series C Preferred Stock or any other class or series of preferred stock ranking equally with the Series C Preferred Stock, including the Series B Preferred Stock, as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series C Preferred Stock voting as a class with holders of shares of any other series of our preferred stock ranking equally with the Series C Preferred Stock, including the Series B Preferred Stock, as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), shall be entitled to vote for the election of two additional directors of the Board of Directors of the Corporation on the terms set forth in this Section (7) (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of our Voting Parity Stock shall vote as a single class. In the event that the holders of the shares of the Series C Preferred Stock are entitled to vote as described in this Section (7), the number of members of the Corporation’s Board of Directors at that time shall be increased by two directors, and the holders of the Series C Preferred Stock shall have the right, as members of that class, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series C Preferred Stock or any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for the Corporation’s next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of the stockholders), provided that the election of any Preferred Stock Directors shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which the securities of the Corporation may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the Board of Directors of the Corporation include more than two Preferred Stock Directors.

(C) The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section (7)(D). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the holders of the Series C Preferred Stock (together with holders of any Voting Parity Stock) to serve until the next annual meeting of the stockholders.

(D) When the Corporation has paid full dividends on the Series C Preferred Stock for the equivalent of at least four quarterly Dividend Periods, following a Nonpayment, then the right of the holders of Series C Preferred Stock to elect the Preferred Stock Directors set forth in this Section (7) shall cease (except as provided by law and subject always to the same provisions for the vesting of the special voting rights in the case of any future Nonpayment). Upon termination of the right of the holders of the Series C Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors as set forth in this Section (7), the term of office of all Preferred Stock Directors then in office elected by only those holders shall terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series C Preferred Stock (together with holders of any Voting Parity Stock) when they have the voting rights described in Section (7)(B).

(E) So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series C Preferred Stock and any Voting Parity Stock, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series C Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series C Preferred

Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series C Preferred Stock, amend, alter or repeal any provision of these Articles of Amendment or the Restated Charter of the Corporation, including by merger, consolidation or otherwise, so as to affect the powers, preferences or special rights of the Series C Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the shares of the Series C Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series C Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series C Preferred Stock shall not be deemed to affect the powers, preferences or special rights of the Series C Preferred Stock.

(F) Notice for a special meeting to elect the Preferred Stock Directors shall be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series C Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section (7)(F), and for that purpose shall have access to the stock register of the Corporation.

(G) Except as otherwise set forth in Section (7)(F) hereof, the rules and procedures for calling and conducting any meeting of the holders of Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors of the Corporation (or a duly authorized committee thereof), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Restated Charter of the Corporation, the By-laws of the Corporation, and applicable laws and the rules of any national securities exchange or other trading facility on which Series C Preferred Stock is listed or traded at the time.

(8) Conversion Rights.

The holders of Series C Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest or property in, the Corporation.

(9) No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of Series C Preferred Stock.

(10) No Preemptive or Subscription Rights.

No holder of Series C Preferred Stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation that it may issue or sell.

(11) No Other Rights.

The Series C Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth herein or in the Company’s Restated Charter or as otherwise required by applicable law.

(d) 6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D. Pursuant to the provisions of the Restated Charter of the Corporation and applicable law, a series of preferred stock, no par value, of the Corporation be and hereby is created and the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

(1) Designation.

The designation of the series of preferred stock shall be “6.100% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D” (the “Series D Preferred Stock”). With respect to payment of dividends and distributions upon the Corporation’s liquidation, dissolution or winding up, the Series D Preferred Stock shall rank (i) senior to the Corporation’s common stock and any other class or series of capital stock that by its terms ranks junior to the Series D Preferred Stock, (ii) equally with all existing and future series of capital stock that does not by its terms so provide, including the Series B Preferred Stock and the Series C Preferred Stock and (iii) junior to all existing and future indebtedness and other liabilities of the Corporation any class or series of capital stock that expressly provides in the articles of amendment creating such preferred stock that it ranks senior to the Series D Preferred Stock (subject to any requisite consents prior to issuance).

(2) Number of Shares.

The number of authorized shares of Series D Preferred Stock shall be 10,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series D Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors (or a duly authorized committee thereof) and by the filing of a certificate pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act stating that such increase or decrease, as the case may be, has been so authorized. The Corporation may from time to time, without notice to or the consent of holders of the Series D Preferred Stock, issue additional shares of Series D Preferred Stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series D Preferred Stock.

(3) Definitions.

As used herein with respect to Series D Preferred Stock:

(A) “Adjustments” shall have the meaning set forth in Section (3)(Y)(iii) hereof.

(B) “Alternative Rate” shall have the meaning set forth in Section (3)(Y)(iii) hereof.

(C) “Business Day” shall mean (i) with respect to the Fixed Rate Period, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by law, regulation, or executive order to be closed and (ii) with respect to the Floating Rate Period, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London Banking Day.

(D) “Calculation Agent” shall mean, at any time, the Corporation, an entity affiliated with the Corporation, or the person or entity appointed by the Corporation pursuant to a calculation agent agreement between the Corporation and a calculation agent and serving as such agent with respect to Series D Preferred Stock at such time (including any successor to such person or entity). The Corporation will be the calculation agent for Series D Preferred Stock as of the original issue date.

(E) “Dividend Determination Date” shall have the meaning set forth in Section (4)(G) hereof.

(F) “Dividend Payment Dates” shall have the meaning set forth in Section (4)(B) hereof.

(G) “Dividend Period” shall mean the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which shall be the period from, and including, [•] to, but excluding, the next succeeding Dividend Payment Date.

(H) “Fixed Rate Period” shall have the meaning set forth in Section (4)(A) hereof.

(I) “Floating Rate Period” shall have the meaning set forth in Section (4)(A) hereof.

(J) “Junior Stock” shall mean the Corporation’s common stock and any other class or series of the Corporation’s capital stock over which the Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on the liquidation, dissolution or winding up of the Corporation.

(K) “IFA” shall have the meaning set forth in Section (3)(Y)(iii) hereof.

(L) “LIBOR Event” shall have the meaning set forth in Section (3)(Y)(iii) hereof.

(M) “Liquidation Preference” shall mean $10,000 per share of Series D Preferred Stock.

(N) “London Banking Day” shall mean any day on which commercial banks are open dealings in deposits in U.S. dollars in the London interbank market.

(O) “Nonpayment” shall have the meaning set forth in Section (7)(B) hereof.

(P) “Optional Redemption” shall have the meaning set forth in Section (6)(A) hereof.

(Q) “Parity Stock” shall mean any class or series of the Corporation’s capital stock that ranks on a par with the Series D Preferred Stock in the payment of dividends and in the distribution of assets on the liquidation, dissolution or winding up of the Corporation, which shall include the Series B Preferred Stock and the Series C Preferred Stock and any other class or series of the Corporation’s capital stock hereafter authorized that ranks on a par with the Series D Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(R) “Preferred Stock Directors” shall have the meaning set forth in Section (7)(B) hereof.

(S) “Regulatory Capital Treatment Event” shall mean a good faith determination by the Corporation that, as a result of any (i) amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series D Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series D Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series D Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat the full liquidation value of the Series D Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series D Preferred Stock is outstanding.

(T) “Regulatory Event Redemption” shall have the meaning set forth in Section (6)(B) hereof.

(U) “Series B Preferred Stock” shall mean the 6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, of the Corporation.

(V) “Series C Preferred Stock” shall mean the 6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C, of the Corporation.

(W) “Series D Preferred Stock” shall have the meaning set forth in Section (1) hereof.

(X) “Spread” shall have the meaning set forth in Section (4)(A) hereof.

(Y) “Three-month LIBOR” shall mean, for each Dividend Determination Date related to the Floating-Rate Period, the rate determined by the Calculation Agent as follows:

(i) The London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date.

(ii) If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, in consultation with the Corporation, shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent in consultation with the Corporation shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks for a three month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, Three-month LIBOR shall be the arithmetic average of the quotations provided. Otherwise, if a LIBOR Event (as defined below) has not occurred, Three-month LIBOR for the next Dividend Period shall be equal to Three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which Three-month LIBOR could have been determined in accordance with the first sentence of this Section had the dividend rate been a floating rate during the Fixed Rate Period.

(iii) Notwithstanding clauses (1) and (2) above, if the Corporation, in its sole discretion, determines on the relevant Dividend Determination Date that the Three-month LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark for securities like the Series D Preferred Stock, and the Corporation has notified the Calculation Agent (if it is not the Corporation) of such determination (a “LIBOR Event”), then the Calculation Agent will use, as directed by the Corporation, as a substitute or successor base rate (the “Alternative Rate”) for each future Dividend Determination Date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for the Three-month LIBOR. As part of such substitution, the Calculation Agent will, as directed by the Corporation, make such adjustment to the Alternative Rate or the spread thereon, as well as the business day convention, the Dividend Determination Date and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if the Calculation Agent determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution

(including any committee or working group thereof) that is consistent with market practice regarding a substitute for Three-month LIBOR, the Corporation may, in its sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be binding on the Corporation, the Calculation Agent and the holders of the Series D Preferred Stock. If on any Dividend Determination Date during the Floating-Rate Period (which may be the first Dividend Determination Date of the Floating-Rate Period) a LIBOR Event has occurred prior to such Dividend Determination Date and for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed) as of such Dividend Determination Date, then commencing on such Dividend Determination Date the dividend rate, Business Day convention and manner of calculating dividends applicable during the Fixed-Rate Period will be in effect for the applicable Dividend Period and will remain in effect during the remainder of the Floating-Rate Period. The establishment of Three-month LIBOR for each Dividend Period by the Calculation Agent (including, for the avoidance of doubt, at the direction of the Corporation in the case of clause (2)) or IFA, as applicable, shall (in the absence of manifest error) be final and binding. For the avoidance of doubt, any Adjustments made pursuant to clause (2) of the definition of “Three-month LIBOR” shall not be subject to the vote or consent of the holders of Series D Preferred Stock.

(Z) “Voting Parity Stock” shall have the meaning set forth in Section (7)(B) hereof.

(4) Dividends.

(A) Holders of the Series D Preferred Stock shall be entitled to receive, only when, as, and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof), out of assets legally available under applicable law for payment, non-cumulative cash dividends based on the Liquidation Preference, and no more, at a rate equal to (1) 6.100% per annum, for each semi-annual Dividend Period occurring from, and including, the original issue date of the Series D Preferred Stock to, but excluding, May 1, 2024 (the “Fixed Rate Period”), and (2) thereafter, Three-month LIBOR plus a spread of 385.9 basis points per annum (the “Spread”), for each quarterly Dividend Period beginning May 1, 2024 (the “Floating Rate Period”), subject to potential adjustment as provided in clause (3) of the definition of three-month LIBOR.

(B) When, as, and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof), the Corporation shall pay cash dividends on the Series D Preferred Stock (i) semi-annually, in arrears, on May 1 and November 1 of each year, beginning on [•] and ending on May 1, 2024, and (ii) quarterly, in arrears, on February 1, May 1, August 1, and November 1, beginning on August 1, 2024, subject to potential adjustment as provided in clause (3) of the definition of three-month LIBOR (each such date, a “Dividend Payment Date”). The Corporation shall pay cash dividends to the holders of record of shares of the Series D Preferred Stock as such holders appear on the Corporation’s stock register on the applicable record date, which shall be the fifteenth calendar day before that Dividend Payment Date or such other record date fixed by our Board of Directors (or a duly authorized committee thereof) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.

(C) If any Dividend Payment Date on or prior to May 1, 2024 is a day that is not a Business Day, then the dividend with respect to that Dividend Payment Date shall instead be paid on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment. If any Dividend Payment Date after May 1, 2024 is a day that is not a Business Day, then the Dividend Payment Date shall be the immediately succeeding Business Day unless such day falls in the next calendar month, in which case the

Dividend Payment Date shall instead be the immediately preceding day that is a Business Day, and dividends will accumulate to the Dividend Payment Date as so adjusted.

(D) The Corporation shall calculate dividends on the Series D Preferred Stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. The Corporation shall calculate dividends on the Series D Preferred Stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year, subject to potential adjustment as provided in clause (3) of the definition of three-month LIBOR. Dollar amounts resulting from such calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(E) Dividends on the Series D Preferred Stock shall not be cumulative or mandatory. If the Corporation’s Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the Series D Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend shall not accumulate, and the Corporation shall have no obligation to pay a dividend for that Dividend Period at any time, whether or not dividends on the Series D Preferred Stock or any other series of our preferred stock or common stock are declared for any future Dividend Period,

(F) Dividends on the Series D Preferred Stock shall accumulate from the original issue date of the Series D Preferred Stock at the then-applicable dividend rate on the liquidation preference amount of $10,000 per share (equivalent to $25 per depositary share). If the Corporation issues additional shares of the Series D Preferred Stock, dividends on those additional shares shall accumulate from the original issue date of those additional shares at the then-applicable dividend rate.

(G) The dividend rate for each Dividend Period in the Floating Rate Period shall be determined by the Calculation Agent using Three-month LIBOR as in effect on the second London Banking Day prior to the beginning of the Dividend Period, which date shall be the “Dividend Determination Date” for the relevant Dividend Period. The Calculation Agent then shall add Three-month LIBOR as determined on the Dividend Determination Date and the applicable Spread. Once the dividend rate for the Series D Preferred Stock is determined, the Calculation Agent shall deliver that information to the Corporation and the Transfer Agent. Absent manifest error, the determination by the Calculation Agent (or, for the avoidance of doubt, by the IFA in the case of Section (3)(Y)(iii) above) of the dividend rate for a Dividend Period for the Series D Preferred Stock shall be final.

(H) During any Dividend Period, so long as any share of Series D Preferred Stock remains outstanding unless (i) the full dividends for the immediately preceding Dividend Period on all outstanding shares of Series D preferred stock have been paid in full or declared, and funds sufficient for the payment of those dividends set aside; and (ii) we are not in default on our obligation to redeem any shares of Series D preferred stock that have been called for redemption,

(i) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan);

(ii) no shares of Junior Stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D Preferred Stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for Junior Stock), during a Dividend Period.

The foregoing limitations shall not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of the Corporation’s subsidiaries heretofore or hereafter adopted.

(I) Except as provided below, for so long as any share of Series D Preferred Stock remains outstanding, the Corporation shall not declare, pay, or set aside for payment full dividends on any Parity Stock unless the Corporation has paid in full, or set aside funds sufficient for payment in full, in respect of all accumulated dividends for all Dividend Periods for outstanding shares of Series D Preferred Stock. To the extent that the Corporation declares dividends on the Series D Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series D Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then current and accumulated dividend payments due on the shares of Series D Preferred Stock and (1) in the case of cumulative Parity Stock the aggregate of the accumulated and unpaid dividends due on any such Parity Stock and (2) in the case of non-cumulative Parity Stock the aggregate of the declared but unpaid dividends due on any such Parity Stock. No interest shall be payable in respect of any dividend payment on Series D Preferred Stock that may be in arrears.

(J) Subject to the foregoing conditions, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Corporation’s Board of Directors (or a duly authorized committee thereof), may be declared and paid on the Corporation’s common stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series D Preferred Stock shall not be entitled to participate in such dividends.

(5) Liquidation Rights.

(A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the Corporation’s assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to holders of common stock or any other Junior Stock, a liquidating distribution in the amount equal to the sum of (1) the Liquidation Preference, plus (2) the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the foregoing, the holders of Series D Preferred Stock shall have no right or claim to any remaining assets of the Corporation.

(B) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of Parity Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of the Series D Preferred Stock and such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they respectively would be entitled.

(C) For the purposes of this Section (5), the merger or consolidation of the Corporation with or into any other entity or by another entity with or into the Corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation (for cash, securities or other consideration) shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation. If the Corporation enters into any merger or consolidation transaction with or into any other entity and the Corporation is not the surviving entity in such transaction, the Series D Preferred Stock may be converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity, so long as such new preference securities have powers, preferences and special rights that are identical to the powers, preferences and special rights of the Series D Preferred Stock set forth herein.

(6) Redemption Rights.

(A) Subject to the further terms and conditions provided herein, the Corporation may redeem the Series D Preferred Stock, in whole or in part, at its option, for cash, on any Dividend Payment Date on or after May 1, 2024, with not less than 30 days’ and not more than 60 days’ notice (“Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the redemption price provided in Section (6)(C) below. Dividends shall not accumulate on those shares of Series D Preferred Stock so redeemed on and after the applicable redemption date.

(B) In addition, the Corporation may, redeem the Series D Preferred Stock, in whole but not in part, at its option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided in Section (6)(C) below (a “Regulatory Event Redemption”).

(C) The redemption price for any redemption of Series D Preferred Stock, whether an Optional Redemption or Regulatory Event Redemption, shall be equal to (1) $10,000 per share of Series D Preferred Stock, plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.

(D) Any notice given as provided in this Section (6) shall be conclusively presumed to have been duly given, whether or not the holder receives the notice, and any defect in the notice or in the provision of the notice, to any holder of shares of Series D Preferred Stock designated for redemption will not affect the redemption of any other shares of Series D Preferred Stock. Any notice provided to a holder of Series D Preferred Stock shall be deemed given on the date provided, whether or not the holder actually receives the notice. A notice of redemption shall be given not less than 30 days and not more than 60 days prior to the date of redemption specified in the notice, and shall specify (i) the redemption date, (ii) the redemption price, (iii) if fewer than all shares of Series D Preferred Stock are to be redeemed, the number of shares of Series D Preferred Stock to be redeemed and (iv) the manner in which holders of Series D Preferred Stock called for redemption may obtain payment of the redemption price in respect of those shares. Notwithstanding anything to the contrary in this paragraph, if the Series D Preferred Stock is issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series D Preferred Stock at such time and in any manner permitted by such facility.

(E) If notice of redemption of any shares of Series D Preferred Stock has been given by the Corporation and if the funds necessary for such redemption have been set aside by the

Corporation in trust for the benefit of the holders of any shares of Series D Preferred Stock, then from and after the Redemption Date such shares of Series D Preferred Stock shall no longer be outstanding for any purpose, all dividends with respect to such shares of Series D Preferred Stock shall cease to accumulate from the Redemption Date and all rights of the holders of such shares shall terminate, except the right to receive the Redemption Price, without interest. Series D Preferred Stock redeemed pursuant to this Section (6) or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of preferred stock and may be reissued by the Corporation at any time as shares of any series of preferred stock other than as Series D Preferred Stock.

(F) In the event that fewer than all the outstanding shares of Series D Preferred Stock are to be redeemed, the shares of Series D Preferred Stock to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors (or a duly authorized committee thereof), determines to be fair and equitable, subject to the provisions hereof. The Board of Directors (or a duly authorized committee thereof) shall have the full power and authority to prescribe the terms and conditions upon which such shares of Series D Preferred Stock may be redeemed from time to time.

(G) No holder of Series D Preferred Stock shall have the right to require the redemption of the Series D Preferred Stock.

(7) Voting Rights.

(A) Holders of Series D Preferred Stock shall not have any voting rights, except as set forth below or as otherwise required by the Tennessee Business Corporation Act.

(B) Whenever dividends payable on the Series D Preferred Stock or any other class or series of preferred stock ranking equally with the Series D Preferred Stock, including the Series B Preferred Stock and Series C Preferred Stock, as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three Fixed Rate Periods or at least six Floating Rate Periods, as applicable, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series D Preferred Stock voting as a class with holders of shares of any other series of our preferred stock ranking equally with the Series D Preferred Stock, including the Series B Preferred Stock and the Series C Preferred Stock, as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), shall be entitled to vote for the election of two additional directors of the Board of Directors on the terms set forth in this Section (7) (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of our Voting Parity Stock shall vote as a single class. In the event that the holders of the shares of the Series D Preferred Stock are entitled to vote as described in this Section (7), the number of members of the Corporation’s Board of Directors at that time shall be increased by two directors, and the holders of the Series D Preferred Stock shall have the right, as members of that class, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series D Preferred Stock or any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for the Corporation’s next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of the shareholders), provided that the election of any Preferred Stock Directors shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which the securities of the Corporation may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the Board of Directors include more than two Preferred Stock Directors.

(C) The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the Corporation’s shareholders unless they have been previously terminated or removed pursuant to Section (7)(D). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the holders of the Series D Preferred Stock (together with holders of any Voting Parity Stock) to serve until the next annual meeting of the shareholders.

(D) When the Corporation has paid full dividends on the Series D Preferred Stock for the equivalent of at least two Fixed Rate Periods or at least four Floating Rate Periods, as applicable, following a Nonpayment, then the right of the holders of Series D Preferred Stock to elect the Preferred Stock Directors set forth in this Section (7) shall cease (except as provided by law and subject always to the same provisions for the vesting of the special voting rights in the case of any future Nonpayment). Upon termination of the right of the holders of the Series D Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors as set forth in this Section (7), the term of office of all Preferred Stock Directors then in office elected by only those holders shall terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series D Preferred Stock (together with holders of any Voting Parity Stock) when they have the voting rights described in Section (7)(B).

(E) So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series D Preferred Stock and any Voting Parity Stock, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series D Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series D Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series D Preferred Stock, amend, alter or repeal any provision of these Articles of Amendment or the Restated Charter of the Corporation, including by merger, consolidation or otherwise, so as to affect the powers, preferences or special rights of the Series D Preferred Stock. Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the shares of the Series D Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series D Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity, so long as such new preference securities have powers, preferences and special rights that are identical to the powers, preferences and special rights of the Series D Preferred Stock set forth herein shall not be deemed to affect the powers, preferences or special rights of the Series D Preferred Stock.

(F) Notice for a special meeting to elect the Preferred Stock Directors shall be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the shareholders. If the secretary of the Corporation does not call a special meeting within

20 days after receipt of any such request, then any holder of Series D Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section (7)(F), and for that purpose shall have access to the stock register of the Corporation.

(G) Except as otherwise set forth in Section (7)(F) hereof, the rules and procedures for calling and conducting any meeting of the holders of Series D Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors of the Corporation (or a duly authorized committee thereof), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Restated Charter of the Corporation, the By-laws of the Corporation, and applicable laws and the rules of any national securities exchange or other trading facility on which Series D Preferred Stock is listed or traded at the time.

(8) Conversion Rights.

The holders of Series D Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest or property in, the Corporation.

(9) No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of Series D Preferred Stock.

(10) No Preemptive or Subscription Rights.

No holder of Series D Preferred Stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation that it may issue or sell.

(11) Information Rights.

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D preferred stock are outstanding, we will use commercially reasonable efforts to provide any requesting beneficial owner a copy of our most recently filed “Consolidated Financial Statements for Holding Companies-FR Y-9C” and “Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only-FFIEC 041,” in each case or any applicable successor form.

(12) No Other Rights.

The Series D Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth herein or in the Corporation’s Restated Charter or as otherwise required by applicable law.

3.	The foregoing amendment to the Restated Charter was authorized by the Board of Directors (at a meeting duly convened and held on [ ] [ ], 2020) without shareholder action, as such was not required.
4.	The foregoing amendments will be effective upon filing of the Articles of Amendment with the Secretary of State of the State of Tennessee.

Date: [  ] [  ], 2020

FIRST HORIZON NATIONAL CORPORATION

By	Name: Clyde A. Billings, Jr. Title: Corporate Secretary

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Sections 48-18-501 through 48-18-509 of the TBCA authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. First Horizon adopted the provisions of the Tennessee statute pursuant to Article Six of First Horizon’s bylaws. In addition, First Horizon have a directors’ and officers’ liability insurance policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Section 48-12-102 of the TBCA permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. First Horizon has adopted the provisions of the statute as Article 14 of its charter.

First Horizon’s shareholders have approved a provision in Article Six of First Horizon’s bylaws pursuant to which First Horizon is required to indemnify each director and any officers designated by the board of directors, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, First Horizon is authorized to enter into individual indemnity agreements with its directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 21. Exhibits and Financial Statement Schedules

(a) The following exhibits are filled herewith or incorporated herein by reference:

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of November 3, 2019, between First Horizon National Corporation and IBERIABANK Corporation (attached as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement)

3.1	Restated Charter of First Horizon National Corporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of First Horizon National Corporation, filed July 25, 2018).
3.2	Form of Charter Amendment of First Horizon National Corporation—Authorized Common Stock (attached as Annex F to the joint proxy statement/prospectus forming a part of this Registration Statement)
3.3

Bylaws of First Horizon National Corporation, dated as of January 28, 2020 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of First Horizon National Corporation, filed February 3, 2020).

Exhibit No.	Description
3.4	Form of Amendment to Bylaws of First Horizon National Corporation (attached as Exhibit A to Annex A to the joint proxy statement/prospectus contained in this Registration Statement).
4.1	Form of Charter Amendment of First Horizon National Corporation—Preferred Stock (attached as Annex G to the joint proxy statement/prospectus contained in this Registration Statement)
4.2

Deposit Agreement, dated as of August 5, 2015, by and among IBERIABANK Corporation, Computershare Inc. and Computershare Trust Company, N.A., and the holders from time to time of the Depositary Receipts described therein (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of IBERIABANK Corporation, filed August 5, 2015)

4.3

Deposit Agreement, dated as of May 9, 2016, by and among IBERIABANK Corporation, Computershare Inc. and Computershare Trust Company, N.A., and the holders from time to time of the Depositary Receipts described therein (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of IBERIABANK Corporation, filed May 9, 2016)

4.4

Deposit Agreement, dated as of April 4, 2019, by and among IBERIABANK Corporation, Computershare Inc. and Computershare Trust Company, N.A., and the holders from time to time of the Depositary Receipts described therein (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form 8-A of IBERIABANK Corporation, filed April 4, 2019)

4.5

First Horizon will furnish to the Securities and Exchange Commission, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries

5.1	Opinion of Charles T. Tuggle, Jr. as to validity of the securities being registered**
5.2	Opinion of Sullivan & Cromwell LLP as to validity of the securities being registered**
8.1	Opinion of Sullivan & Cromwell LLP regarding certain U.S. income tax aspects of the merger**
8.2	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. income tax aspects of the merger
10.1

Letter Agreement, dated as of November 3, 2019, by and between First Horizon National Corporation and D. Bryan Jordan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of First Horizon National Corporation, filed November 7, 2019)

10.2	Form of Retention Agreement (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K of First Horizon National Corporation, filed November 7, 2019)
10.3

Letter Agreement, dated as of November 3, 2019, by and between First Horizon National Corporation and Daryl G. Byrd (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K of First Horizon National Corporation, filed November 7, 2019)

21	Subsidiaries of First Horizon National Corporation (incorporated by reference to Exhibit 21 of the Annual Report on Form 10-K of First Horizon National Corporation, filed February 28, 2019).
23.1	Consent of KPMG LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Charles T. Tuggle, Jr. (included as part of his opinion filed as Exhibit 5.1)**
23.4	Consent of Sullivan & Cromwell LLP (included as part of its opinion filed as Exhibit 5.2)**

Exhibit No.	Description
23.5	Consent of Sullivan & Cromwell LLP (included as part of its opinion filed as Exhibit 8.1)**
23.6	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 8.2)
24.1	Powers of Attorneys of Directors and Officers of First Horizon National Corporation**
99.1	Form of Proxy of First Horizon National Corporation
99.2	Form of Proxy of IBERIABANK Corporation
99.3	Consent of Morgan Stanley & Co. LLC
99.4	Consent of Keefe, Bruyette & Woods, Inc.
99.5	Consent of Goldman Sachs & Co. LLC
99.6	Consent of Daryl G. Byrd to be named as a director**

**	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on March 17, 2020.

FIRST HORIZON NATIONAL CORPORATION

By:	/s/ Clyde A. Billings, Jr. Name: Clyde A. Billings, Jr. Title: Senior Vice President, Assistant General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on March 17, 2020.

Signature	Title

* (D. Bryan Jordan)	Chairman of the Board, President, and Chief Executive Officer and Director (Principal Executive Officer)

* (William C. Losch III)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* (Jeff L. Fleming)	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)

* (R. Eugene Taylor)	Director, Vice Chairman

* (Kenneth A. Burdick)	Director

* (John C. Compton)	Director

* (Wendy P. Davidson)	Director

* (Mark A. Emkes)	Director

* (Peter N. Foss)	Director

* (Corydon J. Gilchrist)	Director

* (Scott M. Niswonger)	Director

* (Vicki R. Palmer)	Director

Signature		Title

* (Colin V. Reed)		Director

* (Cecelia D. Stewart)		Director

* (Rajesh Subramaniam)		Director

* (Luke Yancy III)		Director

*By:	/s/ Clyde A. Billings, Jr. Clyde A. Billings, Jr. As Attorney-in-Fact